As filed with the Securities and Exchange Commission on July 21, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VIST FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	23-2354007 (I.R.S. Employer Identification No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania 19610, (610) 208-0966
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

ROBERT D. DAVIS
President and Chief Executive Officer
VIST Financial Corp.
1240 Broadcasting Road
Wyomissing, Pennsylvania 19610
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
David W. Swartz, Esq. Sunjeet S. Gill, Esq. Stevens & Lee, P.C. 111 North Sixth Street Reading, Pennsylvania 19603 Telephone: (610) 478-2000 Fax: (610) 988-0815	Stephen T. Burdumy, Esq. Robert C. Juelke, Esq. Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 Telephone: (215) 988-2880 Fax: (215) 988-2757

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common stock, par value $5.00 per share	$30,000,000	$3,483.00

(1)
Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes offering price of shares that the underwriters have the options to purchase to cover over-allotments, if any.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states which this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2011

PRELIMINARY PROSPECTUS

[    •    ] Shares

Common Stock

$            per share

        This prospectus describes the public offering of [    •    ] shares of common stock of VIST Financial Corp., a diversified financial services company headquartered in Wyomissing, Pennsylvania, at a price of $[    •    ] per share.

        Our common stock is quoted on the NASDAQ Global Select Market under the symbol "VIST." On July 20, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $6.90 per share.

        Investing in our common stock involves risks. For additional information, see "Risk Factors" beginning on page 19 of this prospectus for a discussion of the factors you should consider before you make your decision to invest in our common stock.

	Per Share	Total
Public offering price of common stock	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
The underwriters may also purchase up to an additional [    •    ] shares in the aggregate from us at the public offering price, less the underwriting discount.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits, or other obligations of any bank subsidiary or any non-banking subsidiary of VIST Financial Corp. and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

        The shares will be ready for delivery on or about                        , 2011.

Stifel Nicolaus Weisel

Sandler O'Neill + Partners

The date of this prospectus is                        , 2011

www.VISTfc.com

Schuylkill
18
13
Berks
14
6
8
3
15
24
22
1
19
11
23
5
Montgomery
25
21
9
16
7
10
4
20
12
Philadelphia
2
Chester
17
Delaware

VIST FINANCIAL

Providing Knowledge...
Delivering Solutions

VIST HEADQUARTERS

1 Wyomissing

VIST FINANCIAL CENTERS

2 Bala Cynwyd
3 Leesport
4 Berwyn
5 Birdsboro
6 Blandon
7 Blue Bell
8 Breezy Corner
9 Centre Square
10 Conshohocken
11 Exeter
12 Fox Chase
13 Hamburg
14 Leesport
15 Northeast Reading
16 Oaks
17 Old City
18 Schuylkill Haven
19 Sinking Spring
20 Strafford
21 Worcester
22 Wyomissing

RETIREMENT COMMUNITY FINANCIAL CENTERS

23 Heritage
24 Phoebe Berks

VIST INSURANCE

7 Blue Bell
1 Wyomissing
25 Pottstown
18 Schuylkill Haven

VIST CAPITAL MANAGEMENT

1 Wyomissing
7 Blue Bell

VIST MORTGAGE

A mortgage representative is available by appointment at any VIST Financial Center

i

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained in or incorporated by reference into this prospectus and any "free writing prospectus" we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus and any "free writing prospectus." If anyone provides you with different or inconsistent information, you should not rely on it. To the extent information in this prospectus and any "free writing prospectus" is inconsistent with any of the documents incorporated by reference into this prospectus and any "free writing prospectus," you should rely on this prospectus and any "free writing prospectus." We are offering to sell, and seeking offers to buy, our common stock only in states where those offers and sales are permitted. You should assume that the information contained in or incorporated by reference into this prospectus and any "free writing prospectus" is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        You should read this prospectus, all of the information incorporated by reference into this prospectus and the additional information about us described in the section entitled "Where You Can Find More Information" before making your investment decision.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

        Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares of our common stock to cover over-allotments, if any.

        As used in this prospectus, the terms "we," "our," "us," "VIST," and the "Company" refer to VIST Financial Corp. and its consolidated subsidiaries, unless the context indicates otherwise. References to "VIST Bank" or the "Bank" refer to VIST Bank, a wholly owned subsidiary of VIST Financial Corp. References to "VIST Insurance" refer to VIST Insurance, LLC, a wholly owned subsidiary of VIST Financial Corp. References to "VIST Capital" refer to VIST Capital Management, LLC, a wholly named subsidiary of VIST Financial Corp.

MARKET DATA

        Market data used in this prospectus has been obtained from independent industry sources and publications, such as the Independent Insurance Agents & Brokers of America, the U.S. Census Bureau and the Pennsylvania Department of Labor and Industry. We have not independently verified the data obtained from these sources, and we make no representations as to the accuracy or completeness of the data. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        Certain of the statements made herein, including information incorporated herein by reference to other documents, are "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

        These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

  •
  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;

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  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

  •
  inflation, interest rate, market and monetary fluctuations;

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  credit risks of borrowers and changes in the availability and cost of credit and capital in the financial markets;

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  changes in the prices, values and sales volumes of residential and commercial real estate;

  •
  changes in the strength of the underlying issuers of securities in our investment portfolio;

  •
  the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

  •
  the willingness of users to substitute competitors' products and services for the Company's products and services;

  •
  the success of the Company in gaining regulatory approval of its products and services, when required;

  •
  the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance);

  •
  the Company's failure to comply with the terms of the loss sharing agreement with the Federal Deposit Insurance Corporation (the "FDIC");

  •
  technological changes;

  •
  the risks of mergers and acquisitions, including, without limitation, the ability to find appropriate acquisition candidates, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

  •
  changes in consumer spending and saving habits;

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  changes in accounting policies, rules and practices;

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  the loss of members of the Company's executive management team;

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  the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the TARP Capital Purchase Plan (the "TARP CPP") promulgated by the U.S. Department of the Treasury (the "U.S. Treasury") under the Emergency Economic Stabilization Act of 2008, which may be changed unilaterally and retroactively by legislative or regulatory actions;

  •
  other factors and risks described under the "Risk Factors" section of this prospectus, any prospectus supplement hereto, and in any of our subsequent reports that we have made or make with the SEC under the Exchange Act; and

  •
  the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. You are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this prospectus, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this prospectus. All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice.

PROSPECTUS SUMMARY

        This summary highlights material information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the "Risk Factors" section.

 Our Business

        We are a diversified financial services company headquartered in Wyomissing, Pennsylvania and serve as the holding company for VIST Bank (a Pennsylvania-chartered depositary institution originally organized in 1909), VIST Insurance and VIST Capital. In March 2008, we integrated our separate business divisions, ranging from commercial banking, insurance agencies, mortgage banking and wealth management, under the unified brand, "VIST Financial."

        Our company is growth-oriented and community-based and strives to deliver trusted financial advice that addresses the unique banking, insurance and investment needs of the markets and clients that we serve. We offer a broad range of commercial and consumer banking, insurance, wealth management and investment services to our business and professional clients, as well as individuals living and/or working in our primary market area. Our services are provided through our system of 21 full service financial centers and three insurance offices in southeastern Pennsylvania in our primary market area, which we define as all or portions of Berks, Chester, Delaware, Montgomery, Philadelphia and Schuylkill counties.

        As of March 31, 2011, we had total assets of $1,411.8 million, deposits of $1,149.0 million, total shareholders' equity of $132.0 million and tangible common equity to tangible assets of 4.50%. Our nonperforming assets (consisting of loans where the accrual of interest has been discontinued, loans that are 90 days or more past due and still accruing interest, and other real estate owned) were $30.3 million, or 2.15% of total assets, as of March 31, 2011.

Our Recent History and Growth

        We began implementing a strategy to diversify our product offerings beyond traditional retail banking products with an emphasis on relationship banking and recurring fee income by acquiring Essick & Barr Inc., a large, established and profitable insurance agency headquartered in Berks county, Pennsylvania, which at the time of the acquisition had non-interest income of approximately 22% of our total revenues. The Essick & Barr acquisition commenced our business strategy of becoming a full-service financial institution focused on a diversified product menu and revenue mix by integrating the sales and service of insurance products and brokerage and asset management services with our traditional banking products. Since that time, we have completed three bank acquisitions (Merchants of Shenandoah Ban-Corp.—1999; Madison Bancshares Group, Ltd.—2004; and Allegiance Bank of North America—2010) and seven insurance and wealth-management business transactions.

        Following an extensive executive search process, in 2005, we hired Robert D. Davis as our President and Chief Executive Officer with a goal of further implementing our business strategy. Our board of directors determined that Mr. Davis' background, which includes serving as president of a large community bank headquartered in Philadelphia, and extensive experience in management positions with large regional banks, was well suited to execute our business strategy. The board also reorganized and strengthened the senior management team by naming a specifically designated chief risk officer, by expanding the role of our chief retail banking officer, and by separating and defining the responsibilities of a chief lending officer and a chief credit officer and hiring the appropriate personnel. In March 2008, we unified our financial services brand as "VIST Financial."

        From 2005 to March 31, 2011, we have grown our total assets by approximately $535 million (an approximately 61% increase from our total assets at December 31, 2004). Of this growth in assets, approximately $458 million has resulted from organic growth. In the future, we anticipate a greater percentage of our asset growth to be as a result of acquisitions.

        In addition, we are focused on expanding our primary market area. With the acquisition of the assets of the former Allegiance Bank of North America ("Allegiance") through an FDIC-assisted whole-bank acquisition in November 2010, we have increased our presence within the Philadelphia metropolitan area by adding four full-service locations in Montgomery, Chester and Philadelphia counties. According to statistics published by the U.S. Census Bureau in 2010, the Philadelphia metropolitan area is home to approximately 6.0 million people with a median household income of approximately $60,068 (U.S. Census Bureau, 2005-2009 American Community Survey), which is more than 19% higher than the national average. We believe that the Philadelphia metropolitan area, with its attractive demographics, diversified economy and concentration of small and medium-sized businesses, presents attractive opportunities for future growth.

Our Business Strategy

        Our current business strategy is to operate a well-capitalized and profitable diversified financial services company dedicated to serving the needs of our customers in our primary market area. Elements of our business strategy include:

  •
  Community Bank Philosophy.  We operate with a community banking philosophy where we seek to develop customer relationships based on service, convenience and products while maintaining what we believe to be a conservative approach to lending and asset quality. We offer a broad range of products and services while stressing personalized customer service and convenient access to these products and services. We also provide customers with access to senior management and decision-makers. As a result of the heightened level of consolidation among banks in southeastern Pennsylvania, and many large banks' focus on large corporate clients, we believe that our emphasis on personal service and our comprehensive offering of financial products and services will enhance our ability to compete successfully and capitalize on dissatisfaction among customers of larger institutions and those of similar size to us.

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  Market Opportunity.  We intend to continue to expand our franchise organically and, if available, through opportunistic acquisitions, while maintaining sound operations and risk management.

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  Expand Market Presence Organically in Primary Market.  Some financial institutions in our primary market area are experiencing financial difficulties, have curtailed their lending activities, or reduced their asset levels to improve capital levels, and, as a result, we have experienced increased loan demand. We have recruited experienced lending officers and commercial bankers to take advantage of these opportunities. We also believe that, because our target customers are small- and medium-sized businesses, we have opportunities to establish new banking relationships with these prospective customers. Given our reputation, distinct identity and the range of banking, insurance and wealth management products and services we offer, we believe that we are well-positioned to increase market share in our core markets of Berks, Montgomery and Schuylkill counties and to further expand into our newer markets of Chester, Delaware and Philadelphia counties.

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  Selective Growth through Acquisitions.  We embrace a growth strategy in which we strive to grow through selective whole-bank and branch acquisitions, as well as the addition of insurance agencies and wealth management personnel with significant books of business. In applying this strategy, since 1998, we have consummated: (i) two whole-bank acquisitions through merger transactions, (ii) one FDIC-assisted whole-bank acquisition, (iii) six insurance agency transactions and (iv) two wealth management company acquisitions. As the number of troubled banks has increased, we have experienced increased branch and whole-bank acquisition opportunities. With the normalization of bank acquisition activity, we intend to leverage the experience of our management and our pro forma capital position relative to in-market peers to participate in the unique opportunity that the current market presents. Like the banking industry, the economic recession, combined with a softening insurance market, created a decline in revenues at insurance agencies (Independent Insurance Agents & Brokers of America, the 2010 Agency Universe Study), which presents us with increased insurance agency opportunities.

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  Increasing Profitability.  Management and the board of directors are dedicated to producing profits and returns for our shareholders. We actively seek to improve our net interest margin, which is a key driver of our profitability. We are also continuing to grow non-interest income and to focus on expense control, paying particular attention to our efficiency ratio. By striving constantly to improve our performance, we seek to improve our return on average assets and return on average equity. These efforts can be seen in the stability and recent improvement in our core earnings (as measured by earnings before provision and taxes, plus foreclosure and repossession expense, less realized gains (losses) on securities, net of nonrecurring items). From 2006 through 2009, our core earnings remained stable at between $12.2 and $13.0 million. As a result of management's emphasis on net interest margin and the efficiency ratio and the growth from the Allegiance acquisition, our core earnings improved to $16.4 million in 2010 and, as of the three months ended March 31, 2011, core earnings are on pace to continue to show improvement in 2011. Management believes that as the economy continues to improve and credit costs return to normalized levels, its focus on preserving and improving net interest margin and the Company's efficiency ratio will translate our core earnings into GAAP earnings, improving our profitability and shareholder returns.

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  Emphasis on Asset Quality.  Sound credit risk policy is an important element of our commercial/retail bank business and is overseen by our Chief Credit Officer. We maintain disciplined commercial lending policies and separate the loan origination, loan administration and credit quality functions. In doing so, we have added commercial and credit personnel with a range of experience at larger financial institutions, including credit administration, credit review and workout functions. We also maintain a managed assets division comprised of five full-time employees, led by our Chief Credit Officer, whose sole function is the resolution of our impaired assets. Our managed assets team designs specific workout plans using a detailed process which takes into account a borrower's repayment capacity, available guarantees, collateral value, interest accrual and other factors. As part of the workout process, our managed assets team produces detailed problem credit reports for each impaired credit relationship, which include the current workout plan. These problem credit reports, along with status, are presented quarterly by our Chief Credit Officer to our Credit Quality Committee, comprised entirely of management, for discussion and review of the current workout plan. As of March 31, 2011, approximately 6.4% of our loan portfolio was covered by the loss-sharing agreement we entered into with the FDIC, resulting in limited credit risk exposure for these assets.

Our Competitive Strengths

        We believe we distinguish ourselves from our competitors through the following competitive strengths:

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  Diverse Revenue Stream.  We believe our revenue mix and level of our non-interest income distinguishes us from many of our community bank competitors by providing us with diverse sources of revenue. We have grown a strong multi-line insurance agency business with 64 employees, which generated commissions and fees from insurance sales of $11.9 million and $2.8 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively. Our insurance business focuses principally on employee benefits, property and casualty, and commercial and personal lines and has expanded through organic growth and six transactions. Our insurance business' organic growth has come from a focused regional sales strategy and through cross-selling and expanding products sold to existing bank customers. We are also growing our wealth management business by targeting our bank and insurance customers who are dissatisfied with their existing service provider. Our ratio of non-interest income to operating revenue was approximately 39.7%, 37.8%, 35.3%, 35.6% and 31.7% for the years ended 2006 through 2010, respectively. For the three months ended March 31, 2011, this ratio was approximately 26.5% with the decline primarily the result of a change in the timing of the recognition of contingency fee income.

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  Experienced Management Team.  We believe our success has been based in significant part on the strength of our management team. Our management team has extensive experience in senior management roles with larger regional banking institutions. This experience in managing larger institutions and the overall depth of our management team gives us a competitive advantage as we seek to execute our growth strategy. Capitalizing on their prior experience and tenure with VIST, our team has developed and implemented innovative client- and community-focused strategies that have delivered organic growth. Our team has worked extensively with state and federal bank regulators and has an understanding and ability to manage a depository institution in challenging economies and business cycles. Our management has experience in the acquisition of whole-banks (including from the FDIC as a receiver), the purchase and assumption of branch networks, the integration of bank and product line acquisitions, and the acquisition of insurance agencies and wealth management companies. As we execute on our growth strategies, in order to deepen our capabilities, we may look to add team members with proven track records of acquiring, growing, integrating and operating community banks and larger financial institutions.

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  Emphasis on Core Deposits.  We are well positioned in our primary market area as an alternative solution for customers seeking the experience and broad product offering not available at small community banks, but who may not receive personalized customer service at larger financial institutions. We place a strong emphasis on generating core deposits (defined as deposits less time deposits greater than $100,000), which amounted to $924.3 million, or 80.4% of total deposits, at March 31, 2011, and promoting a culture that is based on sales and service. This has allowed us not to rely on brokered or out of market deposits. As of March 31, 2011, our brokered deposits were approximately 1.7% of total deposits. Due to our high level of customer service, coupled with our pricing discipline, we have recently been able to attract and retain lower cost core deposits.

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  Proven Ability to Execute and Integrate Acquisitions.  We plan to continue a long-term strategy of expanding and diversifying our franchise in terms of revenue, profitability, asset size and location. Our recent growth has been enhanced by our FDIC-assisted acquisition in November 2010. Due in large part to the adverse impact of the recent economic downturn on the financial condition of numerous financial institutions, we anticipate continued consolidation in the financial services industry in our primary market area and will seek to continue to enhance our franchise through future acquisitions of whole-banks, including through FDIC-assisted transactions, branches and fee-based businesses, including insurance agencies and wealth management companies. Since 1998, we have successfully integrated eleven bank and non-bank acquisition transactions.

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  Customer Connections.  We focus on creating a compelling customer experience by providing numerous products to our customer base, creating business packages with bundled pricing. Our management team is seeking to prudently grow our commercial and industrial loan portfolio and to increase the number of clients who use our insurance, wealth management and investment products by taking a systematic approach to cross-selling our existing customers. By deploying an effective customer and product segmentation strategy, we seek to improve customer profitability. In an effort to continue to improve upon our sales management strategies, we have developed and are implementing a robust cross-selling customer scorecard which we believe will both enhance our customer service and support organic revenue growth. Our goal is to obtain the complete financial spend of our customers in the banking, insurance and wealth management areas.

Our Management Team

        The members of our management team all have significant experience in the financial services industry. They have been able to leverage that experience to provide a greater level of expertise to our community bank operations. Combined, our management team has over 172 years of banking and financial services experience.

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  Robert D. Davis has been President, Chief Executive Officer and director of VIST Financial Corp. and VIST Bank since 2005. He was president and chief executive officer of Republic First Bank from 1999 to 2005, a $725 million depository institution based in Philadelphia with 12 branches located in southeastern Philadelphia. From 1995 to 1998, Mr. Davis served as regional president of Mellon PSFS's retail office network of Mellon Bank, N.A., which included business banking, private banking and community investment in the Philadelphia and southern New Jersey region with a staff of over 1,500 associates. Mellon PSFS had deposits totaling $7.5 billion with loans of $2.0 billion and revenues of over $300 million per year. He also served, from 1993 to 1995, as chairman, president and chief executive officer of Mellon Bank, Northern Region, which managed $1.0 billion in deposits and $500 million in loans. Prior to that, Mr. Davis worked for Marine Midland Bank N.A. (now HSBC Bank USA N.A.) in various management positions for 24 years.

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  Edward C. Barrett is currently the Executive Vice President and Chief Financial Officer of VIST Financial Corp. and VIST Bank. He has been Executive Vice President since 2003 and Chief Financial Officer since 2004. Mr. Barrett was Chief Administrative Officer of VIST Financial Corp. and VIST Bank from 2002 to 2003. Mr. Barrett also served as a director of VIST Financial Corp. from 1998 to 2002. Prior to joining us as an executive officer in 2002, he held a number of senior management positions with telecommunications and technology companies, including a company he founded and sold to Eltrax Systems, Inc. in 1997. Mr. Barrett's responsibilities in these positions included merger and acquisition activities and the integration of acquired business units. From 1973 to 1979, Mr. Barrett worked with an accounting firm, providing audit, tax and management services.

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  Louis J. DeCesare, Jr.  has been Executive Vice President and Chief Lending Officer of VIST Bank since 2008. From 2001 to 2008, he worked with Republic First Bank, as president from 2007 to 2008, as chief lending officer from 2003 to 2007 and as chief credit officer from 2002 to 2005. From 1982 to 2001, Mr. DeCesare held a number of positions, including 13 years in management roles, with financial institutions in southeastern Pennsylvania, including Commerce Bank, N.A., Mellon Bank, N.A. and First Fidelity Bank, N.A. In these positions, he was responsible for managing other lenders, developing new business and portfolio management.

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  Neena M. Miller has been Executive Vice President and Chief Credit Officer of VIST Bank since 2008. From 1999 to 2007, she worked with Republic First Bank and was executive vice president and chief credit officer from 2005 to 2007, a senior credit officer from 2004 to 2005 and a senior division manager from 2002 to 2004. From 1997 to 1999, Ms. Miller was a vice president-business banking of PNC Bank, with responsibilities for marketing, development and maintenance of customer portfolio of a wide variety of business clients. Ms. Miller also worked at Mellon Bank from 1992 to 1997 as a relationship manager and business development officer. Prior to that, Ms. Miller worked at Meridian Bank from 1986 to 1992 as a lending officer and commercial credit analyst.

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  Christina S. McDonald has been Executive Vice President and Chief Retail Banking Officer of VIST Bank since 2004. Prior to that, she was Executive Vice President—Retail Banking, Marketing and Human Resources of Madison Bank from 2002 until it was acquired by us. From 1998 to 2002, Ms. McDonald was vice president-senior products manager of Dime Savings Bank, responsible for retail product development, deposit portfolio planning and management and program sales tactics, including product and service marketing positioning for all major marketing initiatives through all media. Prior to that, from 1995 to 1998, she was vice president-retail deposit product management of CoreStates Bank, where she developed and launched a number of deposit products and cross-selling initiatives and directed product merger integration teams. From 1987 to 1995, she held a variety of lending, retail banking and marketing positions for a number of financial institutions.

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  Gregory J. Barr has been Senior Vice President—Loan Review & Risk and Chief Risk Officer of VIST Bank since 2005. Mr. Barr is responsible for both the oversight and staff management of the internal and external audit functions and compliance and loan review areas, and he oversees the merger and acquisition and integration team. Mr. Barr also serves as chairman of VIST Bank's Risk Management and Compliance and Disclosure committees. Mr. Barr has been with VIST for 20 years. From 1992 to 2005, he held a variety of positions with VIST Bank where he was responsible for the final risk rating of all credits within the loan portfolio, the documentation and final review of all new credits, and annual financial reviews of existing credits over certain dollar thresholds.

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  Michael C. Herr, CPCU has been Chief Operating Officer of VIST Insurance since 2009. Mr. Herr has overall business line responsibility for VIST Insurance, including oversight and management of the sales and staff areas. From 2004 to 2009, he was Senior Vice President of VIST Insurance. Prior to that, from 1993 to 2004, he was Vice President of Operations for KDN Corp., a regional insurance brokerage, where he was responsible for oversight of sales and staff management, including the acquisition and integration of new business units. Mr. Herr started his career at CNA Insurance, holding a number of underwriting positions from 1987 to 1993. Mr. Herr is a Chartered Property Casualty Underwriter.

Our Market Area

        We provide our customers with a full array of banking, insurance, and investment solutions through our system of 21 financial centers and three insurance offices in southeastern Pennsylvania. Our primary market area includes all or portions of Berks, Chester, Delaware, Montgomery, Philadelphia and Schuylkill counties in Pennsylvania. However, we divide this primary market area into a Western Branch System (covering Berks and Schuylkill counties) and an Eastern Branch System (covering Chester, Delaware, Montgomery and Philadelphia counties). We also consider our wider market area for loans and deposits, as well as market opportunities for acquisitions, as extending beyond our primary market area east to Camden and Gloucester counties in southern New Jersey, south to Lancaster county in Pennsylvania and north to Lehigh county in Pennsylvania.

        Our primary market area's economy is diverse and contains both a highly-educated and skilled labor force and significant manufacturing base. The most prominent sectors include manufacturing, financial services, pharmaceutical, health care, aviation, information technology and education. Our primary market area's central location in the Northeast corridor, with its infrastructure and other factors, have made it attractive to many large corporate employers, including Comcast, Boeing, Merck & Co., QVC Inc., Vanguard Group Inc., Sunoco Inc., SAP America, Inc., Sapa Extrusions (operator of the largest common alloy extrusion facility in North America), East Penn Manufacturing Co., Inc. (one of the largest lead-acid battery manufacturers), and Carpenter Technology Corp. (an NYSE-listed producer and distributor of conventional and powdered metal specialty alloys). Additionally, our primary market area has a concentration of large and small to mid-sized businesses which support and drive the region's large and diverse economy. Our primary market area had a total population of 3.9 million and total households of 1.5 million according to the U.S. Census Bureau, 2005-2009 American Community Survey. Since 2000, our primary market area has experienced a population growth of 4.4%, compared to the Commonwealth of Pennsylvania's population growth rate of 3.4%, according to data derived from the U.S. Census Bureau, State and County Quick Facts. While there are a number of opportunities throughout our primary market area, our Eastern Branch System has a higher density of businesses, as compared to our Western Branch System.

        Despite the current economic downturn, our primary market area has seen some recent improvement. As of May 2011, the unemployment rates in the Philadelphia Metropolitan Statistical Area ("MSA") (which includes Bucks, Chester, Delaware, Montgomery and Philadelphia counties), the Reading MSA (which includes all of Berks county), and the Pottsville Micropolitan Statistical Area ("mSA") (which includes all of Schuylkill county) were 8.4%, 7.9% and 8.9%, respectively, compared to the national unemployment rate of 9.1%, according to data provided by the Pennsylvania Department of Labor and Industry and the U.S. Bureau of Labor Statistics. The unemployment rates in the Philadelphia MSA, the Reading MSA and Pottsville mSA improved 6.7%, 15.1% and 14.4%, respectively, from May 2010, compared to the national average, which improved 6.2% over the same period, according to data provided by the Pennsylvania Department of Labor and Industry and the U.S. Bureau of Labor Statistics. As of 2009, median household income levels ranged from $41,210 to $81,380 in our primary market area, with a weighted average of $55,644 according to data derived from the U.S. Census Bureau, State and County Quick Facts. This compares favorably to the median household income level averages in the United States and the Commonwealth of Pennsylvania of $50,221 and $49,501, respectively, according to data from the 2010 U.S. Census.

        Our primary market area represents a large banking market within southeastern Pennsylvania. As of June 30, 2010, according to data provided by the FDIC, our primary market area had approximately $100.0 billion of total bank and thrift deposits. We believe that we are well-positioned to grow our business within our core markets of Berks, Montgomery and Schuylkill counties and expand our presence in Chester, Delaware and Philadelphia counties and the rest of our market area, particularly following the completion of the offering. As many of our competitors have reduced their lending efforts in these areas or been acquired, we believe opportunities exist to increase our market share through organic growth and opportunistic acquisitions. In our primary market area, we compete with (i) large national and money center banks such as Wells Fargo, M&T Bank, TD Bank, PNC Bank, Sovereign Bank and First Niagara Bank; (ii) regional and community banks such as National Penn Bank, Fulton Bank, Susquehanna Bank, Beneficial Bank and Metro Bank; and (iii) insurance agencies such as Marsh, Loomis, Trion, Corporate Synergies, Engle-Hambright & Davies, and Johnson, Kendall & Johnson.

Growth Through Acquisitions

        We intend to continue to expand opportunistically and grow by building on our business strategy and increasing market share in our primary market area. We believe the demographics and growth characteristics within the communities we serve will provide significant opportunities to leverage our experience in identifying, negotiating and integrating acquisition targets.

        We have completed three bank acquisitions. Most recently, on November 19, 2010, we completed the FDIC-assisted acquisition of certain assets and assumption of certain liabilities of Allegiance, which operated five community banking branches within Chester and Philadelphia counties prior to being placed into receivership with the FDIC. The purchase of certain Allegiance assets by VIST Bank was at a discount of $5.9 million and time deposits at a premium of $534,000, in exchange for assuming certain Allegiance deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid VIST Bank $1.8 million ($2.0 million less a settlement of approximately $200,000). As a result of the Allegiance acquisition, we recorded $1.5 million of goodwill. No cash or other consideration was paid by VIST Bank. VIST Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans and other real estate acquired through foreclosure existing at the acquisition date. The acquisition of Allegiance represents a significant market extension of our core Berks, Schuylkill, and Montgomery county markets into Chester and Philadelphia counties in Pennsylvania.

        The following table summarizes each of our three bank acquisitions:

		Total
	Date of Acquisition				Market Expansion	Deal Value At Announcement
(Dollars in millions)		Assets	Loans	Deposits
Merchants of Shenandoah Ban-Corp	7/1/1999	$58.4	$32.8	$46.2	Schuylkill county	$11.1
Madison Bancshares Group, Ltd.	10/1/2004	217.1	199.2	179.4	Chester, Delaware and Montgomery counties	40.7
Allegiance Bank of North America	11/19/2010	106.6	81.6	93.8	Chester and Philadelphia counties

Total		$382.1	$313.6	$319.4

        Since 1998, we have also completed the following non-bank transactions:

Name	Year	Type of Business
Essick & Barr Inc.	1998	Insurance
Johnson Financial Group Inc.	1999	Wealth Management
EBFS, Inc.	1999	Insurance
The Boothby Group	2002	Insurance
First Affiliated Investment Group	2003	Wealth Management
CrosStates Insurance Consultants Inc.	2003	Insurance
Fisher Benefits Consulting	2008	Insurance

        Through these transactions, we have transformed our franchise from a traditional community bank focused in Berks and Schuylkill counties to a diversified financial services company serving much of Southeastern Pennsylvania with $1,411.8 million in assets at March 31, 2011, a growing investment advisory business, and an insurance agency business that is among the top 1% of all insurance agencies in the U.S. in terms of revenue (Independent Insurance Agents & Brokers of America, 2010 Agency Universe Study). Due to the established reputations of VIST, our directors and management team and our banking relationships in the local community, we are able to actively promote VIST Bank to expand its market presence and attract new business from existing clients and from the communities surrounding our primary market area.

        We believe our primary market area and wider targeted geographic area for lending present considerable opportunities for growth through acquisition. Within this geographic region there are a significant number of smaller institutions which may not have the financial or human resources to compete effectively with other banking institutions for loans and deposits. There are also several of these institutions that have high levels of nonperforming assets (as defined by high "Texas Ratios"), and we believe they are candidates for acquisition through FDIC-assisted transactions. Additionally, the current legislative and regulatory environment within the banking industry has materially increased the costs of compliance with banking regulations. We believe that these factors, as well as shareholder liquidity desires and other factors, will lead many smaller banks' boards of directors to explore their strategic alternatives, including potential acquisition transactions with larger banking institutions. We believe that many of these institutions will look to community bank-type acquirers because their size may make them less attractive acquisition targets for larger regional and money center banking institutions. The tables below highlight that, within our larger geographic area for loans, there are 100 institutions with less than $750 million in total assets. In aggregate, these institutions have more than $27.5 billion in total assets and $22.1 billion in total deposits, providing us a large base of potential targets with which to pursue selected accretive acquisitions.

(Dollars in thousands) Primary Market Area	Institutions with Assets <$750M	Aggregate Total Assets	Aggregate Total Deposits	Institutions with Texas Ratio >75%(1)
Chester county, PA	12	$4,391,896	$3,661,228	2
Montgomery county, PA	12	2,227,965	1,747,812	3
Philadelphia county, PA	14	2,109,945	1,763,833	0
Delaware county, PA	8	1,756,537	1,475,625	0
Berks county, PA	4	577,920	503,600	0
Schuylkill county, PA	4	358,415	313,521	0

Total	54	$11,422,678	$9,465,619	5

(Dollars in thousands) Wider Market Area	Institutions with Assets <$750M	Aggregate Total Assets	Aggregate Total Deposits	Institutions with Texas Ratio >75%(1)
Southeastern PA	26	$8,596,404	$6,952,019	0
Southern NJ	20	7,497,984	5,756,709	2

Total	46	$16,094,388	$12,708,728	2

Grand Total	100	$27,517,066	$22,174,347	7

(1)
Texas ratios are calculated by dividing the sum of nonaccrual loans, loans 90 days or more past due, OREO and troubled debt restructurings by the sum of tangible equity and loan loss reserves.

Source: FDIC deposit data as of June 30, 2010, as adjusted for acquisitions where discernable.

Our Loan Portfolio

        During the recession, our earnings were materially adversely affected by required provisions for loan losses stemming from the deterioration in specific loans in our construction and land development and commercial real estate loan portfolios. Overall, we believe the quality of our loan portfolio is stabilizing. Our ratio of nonperforming assets to total loans outstanding plus Other Real Estate Owned ("OREO") was 3.27% at March 31, 2011, compared to 3.38% at December 31, 2010.

        We maintain a managed assets division, the sole function of which is to address our classified and criticized assets, including impaired assets. The managed assets division is comprised of five full-time employees and is led by our Chief Credit Officer. Personnel in our managed assets division have a range of experience across all lending disciplines, from origination and credit review to specialized training and experience in workouts and collections. Generally, once a loan is identified as classified or criticized, the loan is assigned to our managed assets division. The managed assets division team then draws upon their extensive experience to design an individualized workout strategy for each lending relationship and is tasked with completing the workout process in a timely and cost effective manner. Managed asset division personnel also work closely with outside counsel in connection with loan workout matters.

        We also maintain disciplined commercial lending policies and separate the loan origination, loan administration and credit quality functions. In doing so, we have added commercial and credit personnel with a range of experience at larger financial institutions, including credit administration, credit review and workout functions. The composition of our loan portfolio as of March 31, 2011 was as follows:

	Outstanding Loans				Nonperforming Loans
Loan Type	Number of Loans	Balance Outstanding	Percentage of Loan Portfolio	Percentage of Total Assets	Number of Loans	Balance Outstanding	Percentage of Non- performing Loans
	(Dollars in thousands)
Commercial Real Estate
Owner Occupied	544	$149,843	16.18%	10.61%	29	$3,516	12.30%
Non-Owner Occupied	277	268,212	28.96%	19.00%	8	2,918	10.21%
Construction and Development Loans	73	77,038	8.32%	5.46%	14	9,959	34.85%
Commercial, Industrial & Agricultural	984	139,628	15.08%	9.89%	60	1,226	4.29%
Residential Real Estate—One-to-Four Family	2,248	148,806	16.07%	10.54%	88	5,976	20.91%
Home Equity Line of Credit	2,053	86,957	9.39%	6.16%	22	1,266	4.43%
Residential Real Estate—Multi-Family	1,002	53,349	5.76%	3.78%	9	3,712	12.99%
Consumer	123	2,361	0.25%	0.17%	1	3	0.01%

Total	7,304	$926,194	100.00%	65.60%	231	$28,576	100.00%

        As of March 31, 2011, our nonperforming loans were $28.6 million, or 3.09% of total loans outstanding. Our allowance for loan losses was 1.65% of total loans and provided for 53.48% coverage of our nonperforming loans.

Deposit Information

        We emphasize developing total client relationships with our customers in order to increase our core deposit base, which is our primary funding source. Our deposits consist of non-interest-bearing and interest-bearing demand, savings and time deposit accounts.

        The following table summarizes our average deposit balances and weighted average rates at March 31, 2011 and 2010 and December 31, 2010, 2009 and 2008:

	For The Three Months Ended March 31,				For The Twelve Months Ended December 31,
	2011		2010		2010		2009		2008
	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
	(Dollars in thousands)
Deposits
Non Interest Bearing:
Demand	$118,970	0.00%	$102,355	0.00%	$111,791	0.00%	$107,629	0.00%	$107,642	0.00%
Interest Bearing:
Now	194,688	1.03%	226,305	1.31%	207,904	1.20%	164,959	1.37%	128,955	1.85%
Money Market	217,866	1.08%	179,059	1.38%	188,479	1.25%	136,444	1.62%	109,189	2.06%
Savings	126,110	0.60%	91,421	0.88%	110,075	0.70%	77,823	0.97%	84,453	1.69%
Time < $100,000	261,299	2.75%	244,407	3.36%	237,337	3.21%	260,766	3.71%	245,246	4.38%
Time > $100,000	229,253	1.32%	204,412	1.86%	215,250	1.59%	199,608	2.54%	105,765	3.84%

Total Interest Bearing	$1,029,216	1.49%	$945,604	1.93%	$959,045	1.74%	$839,600	2.38%	$673,608	3.10%

Total Deposits	$1,148,186	1.33%	$1,047,959	1.74%	$1,070,836	1.56%	$947,229	2.11%	$781,250	2.67%

Corporate Information

        Our principal office is located at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610. Our telephone number is (610) 208-0966. Our website address is www.vistfc.com. The information on our website is not a part of this prospectus, and no information provided on our website is incorporated by reference.

Risk Factors

        An investment in our common stock involves certain risks. For more information on these risks, please carefully review all of the information under the heading "Risk Factors" beginning on page 16 of this prospectus. You should carefully review and consider all of this information before making an investment decision.

THE OFFERING

Common stock offered by us	[•] shares
Over-allotment option offered by us	[•] shares
Common stock to be outstanding immediately after this offering, assuming the underwriters' over-allotment is not exercised	[•] shares
Net proceeds

We estimate the net proceeds from the offering, after underwriting discounts and estimated expenses, will be approximately $[•], or approximately $[•] if the underwriter exercises its over-allotment option in full.

Use of proceeds

We intend to use a portion of the net proceeds of the offering to contribute to the capital of the Bank for general corporate purposes, including funding organic loan growth and investment in securities. A portion of the net proceeds may also be used for our general corporate purposes, which may include the pursuit of strategic opportunities which may be presented to us, the redemption of some or all of the outstanding shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "TARP CPP preferred stock") issued by us to the U.S. Treasury under the TARP CPP, and the payment of dividends to the extent permitted. We would need the approval of the Federal Reserve Board to redeem the TARP CPP preferred stock, which we have not yet sought. If we do redeem all of the TARP CPP preferred stock, we may also negotiate a repurchase of the warrant we issued to the U.S. Treasury in connection with the TARP CPP. See "Use of Proceeds."

Purchases by existing shareholders

Certain of our existing shareholders, including officers and directors, have indicated an intent to participate in the offering through the purchase of approximately [•] shares in the aggregate. In anticipation of this participation, we have directed [•] shares to be reserved specifically for purchase by such shareholders.

Dividend Policy

We currently pay a quarterly cash dividend of $0.05 per share on our shares of common stock, and we intend to continue to pay a quarterly dividend after the offering, subject to our capital requirements, financial condition, results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. In addition, we are subject to restrictions on payment of dividends as a result of our current participation in the TARP CPP. See "Market for Common Stock and Dividend Information."

NASDAQ Global Select Market Symbol	"VIST"

        The number of shares of common stock outstanding after the offering is based on 6,586,106 shares of our common stock outstanding as of June 30, 2011 and excludes:

  •
  [    •    ] shares issuable pursuant to the exercise of the underwriter's over-allotment option,

  •
  834,612 shares issuable upon exercise of outstanding stock options as of March 31, 2011 (with a weighted average exercise price of $13.74),

  •
  462,023 shares authorized for issuance for potential future equity awards under our equity compensation plans, plus annual increases thereunder, as described in the section captioned "Executive Compensation—Compensation, Discussion and Analysis—Qualitative Performance Criteria—Equity Incentive Compensation," and

  •
  367,982 shares issuable upon the exercise of the warrant issued to the U.S. Treasury in connection with the TARP CPP at an exercise price of $10.19 per share.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents our selected historical consolidated financial data. We derived our balance sheet and income statement data for the years ended December 31, 2010, 2009, 2008, 2007, and 2006 from our audited consolidated financial statements. We derived our data for the three-month periods ended March 31, 2011 and 2010 from our unaudited financial statements, which include all adjustments, consisting only of normal, recurring adjustments, that our management considers necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the period ended March 31, 2011, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2011. See "Risk Factors" and the notes to our consolidated financial statements. The selected historical consolidated financial data should be read in conjunction with, and is qualified in its entirety by, our financial statements and the accompanying notes and the other information included elsewhere in this prospectus.

Use of Non-GAAP Financial Measures

        The information set forth below contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "tangible assets," "tangible shareholders' equity," "tangible common equity," "tangible book value per common share," "return on average common equity," "return on average tangible equity," "return on average tangible common equity," "tangible equity to tangible assets," "tangible common equity to tangible assets," and "core earnings." Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

        "Tangible assets" is defined as total assets reduced by goodwill and other intangible assets. "Tangible shareholders' equity" is defined as total shareholders' equity reduced by goodwill and other intangible assets. "Tangible equity to tangible assets" is defined as tangible shareholders' equity divided by tangible assets. "Tangible common equity to tangible assets," is defined as total shareholders' equity reduced by preferred equity and intangible assets divided by tangible assets. These measures are important to many investors in the marketplace who are interested in the equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

        "Tangible book value per common share" is defined as tangible common shareholders' equity divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing our tangible book value.

        "Return on average tangible equity" is defined as earnings for the period divided by average tangible shareholders' equity. "Return on average tangible common equity" is defined as earnings for the period divided by average equity reduced by average goodwill and other intangible assets and average preferred equity. Our management includes these measures because it believes that they are important when measuring our performance against entities with varying levels of goodwill and other intangibles. These measures are used by many investors as part of their analysis of our performance.

        "Core Earnings (Pre-Tax)" is defined as earnings before provision and taxes, plus foreclosure and repossession expense, less realized gains (losses) on securities, net of nonrecurring items. Our management considers this non-GAAP financial measure to be a key indicator of the core earnings capability of our franchise as since it excludes the elevated credit costs associated the with present economic climate as well as other non-operating, non-recurring income and expense items.

        "Non-interest Income to Operating Revenue" is defined as our recurring fee based revenue stream dividend by net interest income plus recurring fee revenue. Management believes that our breadth of product offerings gives us a distinct competitive advantage over similarly sized community banking institutions in servicing our small and medium sized business customers. Management believes the recurring fee based revenue provided by our broad product offering distinguishes us from our community banking peers and is highlighted by this financial performance measure.

        These disclosures should not be considered in isolation or a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. Management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures. A reconciliation table is set forth below following the selected consolidated financial data.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands except per share data)
Financial Condition:
Total assets	$1,411,844	$1,338,780	$1,425,012	$1,308,719	$1,226,070	$1,124,951	$1,041,632
Securities available-for-sale	288,952	274,190	279,755	268,030	226,665	186,481	159,603
Securities held-to-maturity	2,028	2,089	2,022	3,035	3,060	3,078	3,117
Loans, net of unearned income	926,194	904,762	954,363	910,964	886,305	820,998	764,783
Allowance for loan losses	15,283	12,770	14,790	11,449	8,124	7,264	7,611
Covered Loans	62,818	—	66,770	—	—	—	—
Deposits	1,148,968	1,061,624	1,149,280	1,020,898	850,600	712,645	702,839
Securities sold under agreements to repurchase	105,194	113,985	106,843	115,196	120,086	110,881	90,987
Borrowings	—	—	10,000	20,000	50,000	45,000	19,500
Junior subordinated debt	18,593	19,715	18,437	19,658	18,260	20,232	20,150
Shareholders' equity	132,001	125,728	132,447	125,428	123,629	106,592	102,130
Tangible Common Equity(1)	61,485	56,694	61,794	56,260	54,064	63,511	58,427
Operating Results:
Interest income	$16,893	$15,804	$64,087	$62,740	$65,838	$68,076	$61,377
Interest expense	5,373	6,127	23,343	27,318	30,637	34,835	29,521

Net interest income before provision for loan losses	11,520	9,677	40,744	35,422	35,201	33,241	31,856
Provision for loan losses	2,230	2,600	10,210	8,572	4,835	998	1,084

Net interest income after provision for loan losses	9,290	7,077	30,534	26,850	30,366	32,243	30,772
Non-interest income	4,149	4,569	20,528	20,672	19,089	20,143	20,930
Net realized gains (losses) on sales of securities	89	92	691	344	(7,230)	(2,324)	515
Net credit impairment losses	(64)	(96)	(850)	(2,468)	—	—	—
Loss on Sale of OREO	(804)	(16)	(1,627)	(1,147)	(120)	28	13
Gain on Sale of Equity Interest	—	—	1,875	—	—	—	—
Non-interest expense	12,358	11,091	47,632	45,703	43,638	40,874	40,238

Income (loss) before income taxes	302	535	3,519	(1,422)	(1,293)	9,216	11,992
Income taxes (benefit)	(204)	(178)	(465)	(2,029)	(1,858)	1,746	2,839

Net income	506	713	3,984	607	565	7,470	9,153
Preferred stock dividends and discount accretion	(427)	(420)	(1,678)	(1,649)	—	—	—

Net income (loss) available to common shareholders	$79	$293	$2,306	$(1,042)	$565	$7,470	$9,153

Core Earnings (Pre-tax)(1)	$4,123	$3,636	$16,433	$12,391	$12,201	$12,912	$12,656

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands except per share data)
Per Share Data:
Earnings (loss) per common share - basic	$0.01	$0.05	$0.37	$(0.18)	$0.10	$1.32	$1.63
Earnings (loss) per common share - diluted	$0.01	$0.05	$0.37	$(0.18)	$0.10	$1.31	$1.62
Cash dividends per share	$0.05	$0.05	$0.20	$0.30	$0.50	$0.77	$0.70
Book value per common share	$16.29	$17.20	$16.44	$17.29	$17.30	$18.84	$18.06
Tangible book value per common share(1)	$9.36	$9.68	$9.45	$9.69	$9.48	$11.23	$10.33
Selected Operating Ratios:
Return on average assets	0.14%	0.21%	0.29%	0.05%	0.05%	0.70%	0.92%
Return on average shareholders' equity	1.53%	2.27%	3.02%	0.51%	0.54%	7.15%	9.38%
Dividend payout ratio	415.2%	99.7%	54.1%	NM	503.9%	58.5%	42.7%
Net Interest Margin	3.73%	3.40%	3.44%	3.22%	3.45%	3.60%	3.71%
Non-interest Income / Operating Revenue(1)	26.5%	32.0%	31.7%	35.6%	35.3%	37.8%	39.7%
Selected Capital Ratios:
Leverage ratio	8.0%	8.2%	8.0%	8.4%	9.1%	8.0%	8.2%
Tier 1 risk-based capital ratio	11.2%	10.8%	10.9%	10.7%	11.9%	10.2%	10.2%
Total risk-based capital ratio	12.5%	12.1%	12.1%	11.8%	12.8%	11.1%	11.1%
Tangible Common Equity / Tangible Assets(1)	4.5%	4.4%	4.5%	4.4%	4.6%	5.9%	5.9%
Selected Asset Quality Metrics:
Loans 30-89 days past due	$11,993	$8,061	$7,328	$6,237	$7,816	$5,115	$4,252
Loans 30-89 days past due to total loans	1.29%	0.89%	0.77%	0.68%	0.88%	0.62%	0.56%
Nonperfoming loans(2)	$28,576	$23,839	$27,107	$26,951	$10,844	$6,557	$4,082
Nonperfoming loans to total loans(2)	3.09%	2.63%	2.84%	2.96%	1.22%	0.80%	0.53%
Nonperforming assets to total loans(3)	3.28%	3.46%	3.40%	3.53%	1.25%	0.87%	0.65%
Allowance for loan losses to total loans	1.65%	1.41%	1.55%	1.26%	0.92%	0.88%	1.00%
Allowance for loan losses to nonperforming loans(2)	53.5%	53.6%	54.6%	42.5%	74.9%	110.8%	186.5%
Net charge-offs to average loans	0.70%	0.56%	0.74%	0.58%	0.46%	0.17%	0.15%

(1)
Non-GAAP financial information. See the GAAP reconciliation to the table set forth later in this section.

(2)
Nonperforming loans consist of loans where the accrual of interest has been discontinued and those loans that are 90 days or more past due and still accruing interest.

(3)
Nonperforming assets consist of nonperforming loans and other real estate owned.

GAAP Reconciliation

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(Dollar amounts in thousands, except per share amounts)	2011	2010	2010	2009	2008	2007	2006
Total assets	$1,411,844	$1,338,780	$1,425,012	$1,308,719	$1,226,070	$1,124,951	$1,041,632
Goodwill	41,858	39,982	41,858	39,982	39,732	39,189	38,189
Intangible assets, net	3,658	4,052	3,795	4,186	4,833	3,892	4,514

Tangible Assets	$1,366,328	$1,294,746	$1,379,359	$1,264,551	$1,181,505	$1,081,870	$998,929
Shareholder's equity	$132,001	$125,728	$132,447	$125,428	$123,629	$106,592	$102,130
Goodwill	41,858	39,982	41,858	39,982	39,732	39,189	38,189
Intangible assets, net	3,658	4,052	3,795	4,186	4,833	3,892	4,514

Tangible Shareholder's equity	$86,485	$81,694	$86,794	$81,260	$79,064	$63,511	$59,427
Preferred equity (liquidation preference)	25,000	25,000	25,000	25,000	25,000	—	—

Tangible common equity	$61,485	$56,694	$61,794	$56,260	$54,064	$63,511	$59,427
Book value per common share	$16.29	$17.20	$16.44	$17.29	$17.30	$18.84	$18.28
Effect of intangible assets	(6.93)	(7.52)	(6.99)	(7.60)	(7.82)	(7.62)	(7.82)

Tangible book value per common share	$9.36	$9.68	$9.45	$9.69	$9.49	$11.23	$10.46
Return on average shareholder's equity	1.53%	2.27%	3.02%	0.51%	0.54%	7.15%	9.38%
Preferred equity	0.33%	0.51%	0.65%	0.09%	0.00%	0.00%	0.00%
Return on average common equity	1.86%	2.78%	3.67%	0.60%	0.54%	7.15%	9.38%
Effect of average intangible assets	0.47%	0.71%	0.88%	0.16%	0.38%	5.09%	7.60%
Return on average tangible equity	2.34%	3.49%	4.55%	0.76%	0.92%	12.25%	16.99%
Preferred equity	0.87%	1.38%	1.65%	0.31%	0.01%	—	—
Return on average tangible common equity	3.21%	4.87%	6.20%	1.07%	0.93%	12.25%	16.99%
Equity to assets	9.35%	9.39%	9.29%	9.58%	10.08%	9.48%	9.80%
Effect of intangible assets	(3.02)%	(3.08)%	(3.00)%	(3.16)%	(3.39)%	(3.60)%	(3.95)%
Tangible equity to tangible assets	6.33%	6.31%	6.29%	6.43%	6.69%	5.87%	5.85%
Preferred equity (liquidation preference)	(1.83)%	(1.93)%	(1.81)%	(1.98)%	(2.12)%	—	—
Tangible common equity to tangible assets	4.50%	4.38%	4.48%	4.45%	4.58%	5.87%	5.85%

	For the Three Months Ended March 31,		For the Years Ended December 31,
Core Earnings (dollars in thousands)	2011	2010	2010	2009	2008	2007	2006
Earnings before tax—GAAP	$302	$535	$3,519	$(1,422)	$(1,293)	$9,216	$11,992
Loan and Lease Loss Provision	2,230	2,600	10,210	8,572	4,835	998	1,084
OREO Expense/Writedown	1,216	497	4,245	2,562	834	374	—
Realized (Gain)/Loss on Sale of Securities	(89)	(92)	(691)	(344)	7,230	2,324	515
Net Credit Impairment Loss Recognized in Earnings	64	96	850	2,468	—	—	—
Realized (Gain)/Loss on Sale of Equity Interest	—	—	(1,875)	—	—	—	—
Realized (Gain)/Loss on Sale of Premises	—	—	0	(25)	—	—	—
Nonrecurring Allegiance Transaction Expense	400	—	150	—	—	—	—
Re-Branding Expense	—	—	—	—	595	—	—
Branch Closing Expense	—	—	—	—	—	—	95
FDIC Special Assessment	—	—	—	574	—	—	—

Core Earnings (Pre-tax)—Non-GAAP	$4,123	$3,636	$16,408	$12,385	$12,201	$12,912	$12,656

	For the Three Months Ended March 31,		For the Years Ended December 31,
Non-interest Income / Operating Revenue (dollars in thousands)	2011	2010	2010	2009	2008	2007	2006
Fee Based Income
Customer service fees	$417	$583	$2,046	$2,443	$2,964	$2,657	$2,689
Mortgage banking activities	169	134	1,082	1,255	897	1,894	3,574
Commissions and fees from insurance sales	2,837	3,076	11,915	12,254	11,284	11,362	11,269
Brokerage and investment advisory commissions and fees	180	135	737	714	813	886	721
Earnings on bank owned life insurance	98	78	423	391	690	806	560
Other commissions and fees	438	504	1,901	1,933	1,688	—	—
Other income (Including Gain on Sale of Loans)	10	43	797	565	873	2,566	2,130

Total Fee Based Income	$4,149	$4,553	$18,901	$19,555	$19,209	$20,171	$20,943
Net Interest Income	11,520	9,677	40,744	35,422	35,201	33,241	31,856

Total Operating Revenue	$15,669	$14,230	$59,645	$54,977	$54,410	$53,412	$52,799
Non-interest Income / Operating Revenue	26.5%	32.0%	31.7%	35.6%	35.3%	37.8%	39.7%

RISK FACTORS

        An investment in our common stock involves significant risks. You should consider carefully the risk factors included below, together with all of the other information included in this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a substantial part of your investment.

Risks Related to our Business

Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses or if we are required to increase our allowance.

        We may experience loan delinquencies and losses. In order to absorb losses associated with nonperforming loans, we maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. As of March 31, 2011, our allowance for loan represented approximately 1.7% of our total amount of loans. We had $28.6 million in nonperforming loans as of March 31, 2011. The allowance may not prove sufficient to cover future loan losses.

        Determination of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. At any time, there are likely to be loans in our portfolio that will result in losses but that have not been identified as nonperforming or potential problem credits. We cannot be sure that we will be able to identify deteriorating credits before they become nonperforming assets or that we will be able to limit losses on those loans that are identified. We have in the past been, and in the future may be, required to increase our allowance for loan losses for any of several reasons. State and federal regulators, in reviewing our loan portfolio as part of a regulatory examination, may request that we increase our allowance for loan losses. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in our allowance for loan losses. In addition, if charge-offs in future periods exceed our allowance for loan losses, we will need additional increases in our allowance for loan losses. Any increases in our allowance for loan losses will result in a decrease in our net income and, possibly, our capital, and may materially adversely affect our results of operations and financial condition in the period in which the allowance is increased.

Because our loan portfolio includes a substantial amount of commercial real estate loans, and to a lesser extent commercial, industrial and agricultural loans, our earnings are sensitive to the credit risks associated with these types of loans.

        Our commercial real estate loan portfolio represented approximately 45.1% of our total loan portfolio as of March 31, 2011. Underwriting and portfolio management activities cannot eliminate all risks related to these loans. Commercial real estate loans will typically be larger than consumer-type loans and may pose greater risks than other types of loans. It may be more difficult for commercial real estate borrowers to repay their loans in a timely manner in the current economic climate, as commercial real estate borrowers' abilities to repay their loans frequently depends on the successful development of their properties. In addition, we may incur losses on commercial real estate loans due to declines in occupancy rates and rental rates, which may decrease property values and may decrease the likelihood that a borrower may find permanent financing alternatives. Currently, the availability of permanent financing alternatives in the market has been reduced and the terms have become more onerous, thereby increasing the re-financing risks inherent in our loan portfolio. Given the continued weaknesses in the commercial real estate market in general, there may be loans where the value of our collateral has been negatively impacted. The weakening of the commercial real estate market may increase the likelihood of default of these loans, which could negatively impact our loan portfolio's performance and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, we could incur material losses. In addition, banking regulators are giving greater scrutiny to commercial real estate lending and may require banks with higher levels of commercial real estate loans to implement improved or additional underwriting, internal controls, risk management policies and portfolio stress testing. In banks with certain levels of commercial real estate loan concentrations, regulators are also considering requiring increased levels of reserves for loan losses as well as the need for additional capital. Any of these events could increase our costs, require management time and attention, and materially and adversely affect us.

        In addition, the credit risks associated with commercial, industrial and agricultural loans is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, which is generally larger than consumer-type loans, and the effects of general economic conditions on a borrower's business. Our commercial, industrial and agricultural loan portfolio represented approximately 15.1% of our total loan portfolio as of March 31, 2011. Any significant failure to pay on time by our customers or a significant default by our customers would materially and adversely affect us.

        In addition to commercial real estate loans that are or will be secured by commercial real estate, our commercial, industrial and agricultural loans include owner-occupied real estate loans that are secured in part by the value of the real estate. Owner-occupied real estate loans represented approximately 29% of our total commercial and industrial loan portfolio as of March 31, 2011. The primary source of repayment for owner-occupied real estate loans is the cash flow produced by the related commercial enterprise, and the value of the real estate is a secondary source of repayment of the loan.

If our nonperforming loans increase, our earnings will suffer.

        At March 31, 2011, our nonperforming loans (consisting of loans where the accrual of interest has been discontinued and loans that are 90 days or more past due and still accruing interest) totaled $28.6 million, or 2.0% of total loans, which is an increase of $1.5 million or 5.5% over nonperforming loans at December 31, 2010. At December 31, 2010, our nonperforming loans were $27.1 million, or 1.9% of total assets. Our nonperforming loans adversely affect our net income in various ways. We do not record interest income on non-accrual loans or other real estate owned. We must reserve for probable losses, which is established through a current period charge to the provision for loan losses as well as from time to time, as appropriate, a write down the value of properties in our other real estate owned portfolio to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned. Further, the resolution of nonperforming loans requires the active involvement of management, which can distract them from more profitable activities. Finally, if our estimate for the recorded allowance for loan losses proves to be incorrect and our allowance is inadequate, we will have to increase the allowance accordingly, which may materially adversely affect our results of operations.

Difficult market conditions and economic trends in the real estate market have adversely affected our industry and our business.

        We are particularly affected by downturns in the U. S. real estate market. Dramatic declines in the real estate market over the past two years, with decreasing property values and increasing delinquencies and foreclosures, may have a negative impact on the credit performance of commercial and construction, mortgage, and consumer loan portfolios resulting in significant write-downs of assets by many financial institutions. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. General downward economic trends, reduced availability of commercial credit and increased unemployment levels may negatively impact the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. A worsening of these economic conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the industry. Our ability to properly assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions. Accordingly, if these market conditions and trends continue, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

The geographic concentration of our markets in southeastern Pennsylvania makes our business highly susceptible to downturns in the local economies and depressed banking markets, which could be detrimental to our financial condition.

        Unlike larger financial institutions that are more geographically diversified, our regional banking franchise is located entirely in southeastern Pennsylvania. We operate branches in the Pennsylvania counties of Berks, Chester, Delaware, Montgomery, Philadelphia and Schuylkill. A deterioration in local economic conditions in the loan market or in the residential, commercial or industrial real estate market could have a material adverse effect on the quality of our portfolio, the demand for our products and services, the ability of borrowers to timely repay loans and the value of the collateral securing loans. In addition, if the population or income levels in the region are adversely affected, income levels, deposits and real estate development could be adversely affected and could result in the curtailment of our expansion, growth and profitability. If any of these developments were to result in losses that materially and adversely affected the Bank's capital, we and the Bank might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital. See "Business—Supervision and Regulation."

The market value of our securities portfolio may continue to be negatively impacted by the level of interest rates and the credit quality and strength of the underlying issuers.

        If a decline in market value of a security is determined to be other than temporary, under generally accepted accounting principles, we are required to write these securities down to their estimated fair value. As of March 31, 2011, we owned single issuer and pooled trust preferred securities and private label collateralized mortgage obligations whose aggregate historical cost basis is greater than their estimated fair value (see Note 5. Securities Available-for-Sale and Securities Held-to-Maturity of the unaudited consolidated financial statements as of and for the three months ended March 31, 2011 included elsewhere in this prospectus). We perform an ongoing analysis of these securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, we will write these securities down through a charge to earnings to their then current fair value.

Failure to comply with the terms of the loss sharing agreements with the FDIC may result in significant losses or restrict our ability to engage in additional strategic transactions.

        On November 19, 2010, the Bank entered into a Whole-bank Purchase and Assumption Agreement with the FDIC, pursuant to which the Bank acquired certain assets and assumed certain liabilities of Allegiance, headquartered in Bala Cynwyd, Pennsylvania. The Bank also entered into loss sharing agreements with the FDIC. Under the loss sharing agreements, the Bank will share in the losses on assets covered under the Purchase and Assumption Agreement. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 70 percent of net losses on non-residential real estate loans incurred up to $12.0 million, and 80 percent of net losses exceeding $12.0 million. For residential real estate loans, the FDIC will reimburse the Bank for 70 percent of the net losses incurred up to $4.0 million, and 80 percent of net losses exceeding $4.0 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries.

        The Purchase and Assumption Agreement and the respective loss sharing agreement have specific, detailed and cumbersome compliance, servicing, notification and reporting requirements, including certain restrictions on our change of control. Our failure to comply with the terms of the agreements or to properly service the loans and OREO under the requirements of the loss sharing agreements may cause individual loans or large pools of loans to lose eligibility for loss share payments from the FDIC. This could result in material losses that are currently not anticipated.

        The loss sharing agreements prohibit the assignment by the Bank of its rights under the loss sharing agreements and the sale or transfer of any subsidiary of the Bank holding title to assets covered under the loss sharing agreements without the prior written consent of the FDIC. An assignment would include (i) the merger or consolidation of the Bank with or into another bank, if we will own less than 66.66% of the equity of the resulting bank; (ii) our merger or consolidation with or into another company, if our shareholders will own less than 66.66% of the equity of the resulting company; (iii) the sale of all or substantially all of the assets of the Bank to another company or person; or (iv) a sale of shares by any one or more shareholders of the Company that would effect a change in control of the Company. The Company's rights under the loss sharing agreements will terminate if any assignment of the loss sharing agreements occurs without the prior written consent of the FDIC. Accordingly, the Company may be limited in its ability to pursue certain strategic transactions to the extent the FDIC's consent is required.

Further deterioration in the financial condition of the Federal Home Loan Bank of Pittsburgh ("FHLB") may adversely impact the Company's investment in FHLB.

        The Company is a voluntary member of the FHLB, and is required to purchase and maintain stock in the FHLB in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 5% of its outstanding advances from the FHLB. In December 2008, the FHLB announced it would voluntarily suspend the payment of dividends and the repurchase of excess capital stock from member banks. The FHLB cited a significant reduction in the level of core earnings resulting from lower short-term interest rates, the increased cost of maintaining liquidity and constrained access to the debt markets at attractive rates and maturities as the main reasons for the decision to suspend dividends and the repurchase of excess capital stock. The FHLB last paid a dividend in the third quarter of 2008. The unavailability of dividends on our FHLB stock has resulted and may continue to result in a decrease to our net income. In the fourth quarter of 2010, as a result of improved core earnings and a decrease in other-than-temporary impairment ("OTTI") charges on non-agency investment securities, the FHLB repurchased stock totaling $283,000 from the Bank. At March 31, 2011, our investment in FHLB stock was approximately $6.7 million. Due to the relatively slow recovery from the recession ending in 2008 and the extent of on-going mortgage loan foreclosures, the value of the Company's stock investment in the FHLB could become impaired, causing the Company to write down the value of its investment, adversely affecting the Company's net income and shareholder's equity.

Changes in interest rates could reduce our income and cash flows.

        Our income and cash flows depend to a great extent on the difference between the interest rates we earn on interest-earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits and borrowings but will also affect our ability to originate loans and obtain deposits and the value of our investment portfolio. If the rate of interest we pay on our deposits and other borrowings increases more or decreases less than the rate of interest we earn on our loans and other investments, our net interest income, and therefore our earnings, could be adversely affected. Our earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

We rely on deposits made by our customers in our target markets, which can be materially and adversely affected by local and general economic conditions.

        As of March 31, 2011, $120.1 million, or 10%, of our total deposits consisted of non-interest bearing demand accounts. The $1.0 billion remaining balance of deposits includes time deposits, of which approximately $291.6 million, or 25% of our total deposits, are due to mature within one year, interest bearing demand accounts and savings accounts. Our ability to attract and maintain deposits, as well as our cost of funds, has been, and will continue to be, significantly affected by money market and general economic conditions. If we fail to attract new deposits or maintain existing deposits or are forced to increase interest rates paid to customers to attract and maintain deposits, our net interest income would be negatively impacted and we could be materially and adversely affected.

Competition may decrease our growth or profits.

        We face substantial competition in all phases of our operations from a variety of different competitors, including commercial banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, factoring companies, leasing companies, insurance companies and money market mutual funds. There is very strong competition among financial services providers in our principal service area. Our competitors may have greater resources, higher lending limits, greater name recognition, or larger branch systems than we do. Accordingly, they may be able to offer a broader range of products and services as well as better pricing for those products and services than we can.

        In addition, some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on federally-insured financial institutions. As a result, those non-bank competitors may be able to access funding and provide various services more easily or at less cost than we can, adversely affecting our ability to compete effectively.

Market conditions may adversely affect our fee-based insurance and investment business.

        The revenues of our fee-based insurance business are derived primarily from commissions from the sale of insurance policies, which commissions are generally calculated as a percentage of the policy premium. These insurance policy commissions can fluctuate as insurance carriers from time to time increase or decrease the premiums on the insurance products we sell. Similarly, we receive fee-based revenues from commissions from the sale of securities and investment advisory fees. Decreases in stock market activity, in the past have resulted in, and in the future will likely result in, lesser volume of trading causing decreased commission revenue on purchases and sales of securities. In addition, investment advisory fees, which are generally based on a percentage of the total value of an investment portfolio, will decrease in the event of decreases in the values of the investment portfolios, for example, as a result of overall market declines.

We are exposed to intangible asset risk which could cause impairment losses in our goodwill and adversely impact our financial results.

        In accordance with U.S. GAAP, we record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions typically result in recording goodwill. We utilize a third party valuation service to perform a goodwill valuation at least annually to test for goodwill impairment. Impairment testing is a two step process that begins with a comparison of the fair value of goodwill with its carrying amount, and, if the fair value is less than the book value, then we take the second step of comparing the implied fair value of goodwill with the carrying amount of that goodwill. Management's testing at December 31, 2010 indicated that no impairment of goodwill for any of our reporting units was necessary; however, a second step evaluation was necessary for the banking and financial services reporting unit. Adverse conditions in our business climate, including a significant decline in future operating cash flows, a significant change in our stock price or market capitalization, or a deviation from our expected growth rate and performance may significantly affect the fair value of our goodwill and may trigger impairment losses, which could be materially adverse to our operating results and financial position.

        Reporting unit valuation is inherently subjective, with a number of factors based on assumption and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting business unit performance could result in different assessments of the fair value and could result in impairment charges in the future.

We rely on our management and other key personnel, and the loss of any of them may adversely affect our operations.

        We are and will continue to be dependent upon the services of our executive management team. In addition, we will continue to depend on our ability to retain and recruit key commercial loan officers. Because of our participation in the TARP CPP, we are subject to substantial restrictions on executive compensation, including change in control payments, and that could adversely affect our ability to attract, motivate and retain key executives and other key personnel. The unexpected loss of services of any key management personnel or commercial loan officers could have an adverse effect on our business and financial condition because of their skills, knowledge of our market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

We may not be able to effectively manage our growth.

        Our future operating results depend to a large extent on our ability to successfully manage our growth. Our anticipated growth may place significant demands on our operations and management. Whether through additional acquisitions or organic growth, our current plan to expand our business is dependent upon the ability to:

  •
  continue to implement and improve our operational, credit, financial, management and other internal risk controls and processes and our reporting systems and procedures in order to manage a growing number of client relationships;

  •
  scale our technology platform;

  •
  integrate our acquisitions and develop consistent policies throughout the various businesses; and

  •
  manage a growing number of client relationships.

        We may not successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient or timely manner and may discover deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in expected loan volume and the infrastructure that comes with new branches and banks. Thus, our growth strategy may divert management from our existing businesses and may require us to incur additional expenditures to expand our administrative and operational infrastructure and, if we are unable to effectively manage and grow our banking franchise, our business and our consolidated results of operations and financial condition could be materially and adversely impacted. In addition, if we are unable to manage future expansion in our operations, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could adversely affect our business.

The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions and fee-based businesses that meet our acquisition criteria. Because of the significant competition for acquisition opportunities and certain provisions in our Articles of Incorporation, we may not be able to successfully complete acquisitions necessary to grow our business.

        The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions and fee-based businesses that meet our acquisition criteria. There are significant risks associated with our ability to identify and successfully consummate transactions with target companies. We expect to encounter intense competition from other banking organizations and fee-based businesses competing for acquisitions and also from other investment funds and entities looking to acquire financial institutions and fee-based businesses. Many of these entities are well established and may have extensive experience in identifying and effecting acquisitions, possess greater technical, human and other resources than we do, and/or have greater financial resources than us. These organizations may also be able to achieve greater cost savings through consolidating operations than we could. Our ability to compete in acquiring certain target institutions will be limited by our available financial resources. These inherent competitive limitations give others an advantage in pursuing the acquisition of certain target financial institutions and fee-based businesses. In addition, increased competition may drive up the prices for the types of acquisitions we intend to target, which would make the identification and successful consummation of acquisition opportunities more difficult. Competitors may be willing to pay more for a target than we believe is justified, which could result in us having to pay more for targets than we prefer or to forego the opportunity. As a result of the foregoing, we may be unable to successfully identify and consummate future transactions to grow our business successfully.

        Our Articles of Incorporation require the affirmative vote of at least 70% of the votes that all shareholders are entitled to cast to approve a merger, whether or not the Company is the surviving entity. Many acquisitions of financial institutions are accomplished through mergers, and therefore, to the extent we or the target financial institution structure a future acquisition as a merger, we would be required to obtain the affirmative vote of at least 70% of the shares outstanding in order to consummate the acquisition. Seeking shareholder approval requires preparing and circulating proxy statements and conducting a shareholder meeting, which may result in delaying the consummation of the merger as well as additional expenses associated with the process. Obtaining the approval of at least 70% of shares entitled to vote is a difficult threshold to meet, and if we do not receive the required amount of votes, our shareholders could block a transaction that we otherwise believe would be in the best interests of the Company. Further, companies competing with us to acquire potential target financial institutions may not have a supermajority requirement in their charters, and consequently, we may be at a competitive disadvantage in the eyes of a potential target that prefers to be acquired through a merger and views our shareholder approval requirement as a burden.

Because the institutions we intend to acquire may have distressed assets, we may not be able to realize the value we predict from these assets or accurately estimate the future writedowns to be taken in respect of these assets.

        Delinquencies and losses in the loan portfolios and other assets of financial institutions that we acquire may exceed our initial forecasts developed during the due diligence investigation prior to acquiring those institutions. Even if we conduct extensive due diligence on an entity we decide to acquire, this diligence may not reveal all material issues that may affect a particular entity. The diligence process in FDIC-assisted transactions, in particular, is expedited due to the short acquisition timeline that is typical for these depository institutions, resulting in even less time to conduct due diligence. If we fail to identify issues specific to an entity or the environment in which the entity operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. Any of these events could adversely affect the financial condition, liquidity, capital position and value of institutions we acquire and of the Company as a whole. Current economic conditions have created an uncertain environment with respect to particular asset valuations and there is no certainty that we will be able to sell assets of target institutions if we determine it would be in our best interests to do so. The institutions we will target may have substantial amounts of asset classes for which there is currently limited or no marketability.

The success of future transactions will depend on our ability to successfully combine the target financial institution's business with our existing banking business and, if we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

        The success of future transactions will depend, in part, on our ability to successfully combine the target financial institution's business with our existing banking business. As with any acquisition involving financial institutions, there may be business disruptions that result in the loss of customers or cause customers to remove their accounts and move their business to competing banking institutions. It is possible that the integration process could result in additional expenses and the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. Integration efforts, including integration of the target financial institution's systems into our systems, may divert our management's attention and resources, and we may be unable to develop, or experience prolonged delays in the development of, the systems necessary to operate our acquired banks. If we experience difficulties with the integration process, the anticipated benefits of any future transaction may not be realized fully or at all or may take longer to realize than expected. Additionally, we may be unable to recognize synergies, operating efficiencies and/or expected benefits within expected timeframes within expected cost projections, or at all. We may also not be able to preserve the goodwill of the acquired financial institution.

Our legal lending limit is relatively low and restricts our ability to compete for larger customers.

        At March 31, 2011, our legal lending limit per borrower was approximately $16.3 million, or approximately 12% of our capital. Accordingly, the size of loans that we can offer to potential borrowers (without participation by other lenders) is less than the size of loans that many of our competitors with larger capitalization are able to offer. Our legal lending limit also impacts the efficiency of our lending operation because it tends to lower our average loan size, which means we have to generate a higher number of transactions to achieve the same portfolio volume. We may engage in loan participations with other banks for loans in excess of our legal lending limits. However, there can be no assurance that such participations will be available at all or on terms which are favorable to us and to our customers.

Environmental liability associated with lending activities could result in losses.

        In the course of our business, we may foreclose on and take title to properties securing our loans. If hazardous substances were discovered on any of these properties, we could be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination. In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site even if we neither own nor operate the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit use of properties we acquire through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

Failure to implement new technologies in our operations may adversely affect our growth or profits.

        The market for financial services, including banking services and consumer finance services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, internet-based banking and tele-banking. Our ability to compete successfully in our markets may depend on the extent to which we are able to exploit such technological changes. However, we can provide no assurance that we will be able to properly or timely anticipate or implement such technologies or properly train our staff to use such technologies. In addition, many competitors have substantially greater resources to invest in technology improvements and third-party support. Any failure to adapt to new technologies could adversely affect our business, financial condition or operating results.

System failure or breaches of our network security could lead to increased operating costs as well as litigation and other liabilities.

        The computer systems and network infrastructure that we use could be vulnerable to unforeseen problems. Our operations are dependent in part upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in operations could have an adverse effect on customers. In addition, we must be able to protect the computer systems and network infrastructure utilized by us against physical damage, security breaches and service disruption caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, current and potential shareholders may lose confidence in our financial reporting and disclosures and could subject us to regulatory scrutiny.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, referred to as Section 404, we are required to include in our Annual Reports on Form 10-K our management's assessment of the effectiveness of our internal controls over financial reporting. On March 26, 2010, the Company amended its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Forms 10-Q for the quarters ended September 30, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, to restate the financial statements relating to these periods to properly account for interest rate swaps that were incorrectly designated as cash flow hedging relationships under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The accounting errors and the corresponding restatements resulted in management's determination that a material weakness existed with respect to the internal controls over financial reporting related to accounting for the fair value of junior subordinated debt and related interest rate swaps at December 31, 2008. The material weakness existed at September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 and was not identified until November 2009. To remediate the material weakness, the Company added a review specifically for disclosures and accounting treatment for all complex financial instruments acquired or disposed of during each reporting period. While our management's assessment included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 did not identify any material weaknesses, we cannot guarantee that we will not have any material weaknesses identified by our management or our independent registered public accounting firm in the future.

        Compliance with the requirements of Section 404 is expensive and time-consuming. If, in the future, we fail to comply with these requirements in a timely manner or if our management or independent registered public accounting firm expresses a qualified or otherwise negative opinion on the effectiveness of our internal control over financial reporting, we could be subject to regulatory scrutiny and a loss of confidence in our internal control over financial reporting. In addition, any failure to maintain an effective system of disclosure controls and procedures could cause our current and potential shareholders and customers to lose confidence in our financial reporting and disclosure required under the Exchange Act which could materially and adversely affect us.

Risks Relating to the Regulation of Our Industry

We operate in a highly regulated industry and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us.

        We are subject to extensive regulation and supervision that govern almost all aspects of our operations. Intended to protect customers, depositors and deposit insurance funds, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on our business activities, limit the dividend or distributions that we can pay, restrict the ability of institutions to guarantee our debt and impose certain specific accounting requirements that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles. Compliance with laws and regulations can be difficult and costly and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure was inadvertent or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business and financial condition.

We are periodically subject to examination and scrutiny by a number of banking agencies and, depending upon the findings and determinations of these agencies, we may be required to make adjustments to our business that could adversely affect us.

        Federal and state banking agencies periodically conduct examinations of our business, including compliance with applicable laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management is in violation of any law or regulation, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

        We intend to complement and expand our business by pursuing strategic acquisitions of banks and other financial institutions. Generally, any acquisition of target financial institutions or assets by us will require approval by, and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve Board, the OCC and the FDIC, as well as state banking regulators. In acting on such applications of approval, federal banking regulators consider, among other factors:

  •
  the effect of the acquisition on competition;

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  the financial condition and future prospects of the applicant and the banks involved;

  •
  the managerial resources of the applicant and the banks involved;

  •
  the convenience and needs of the community, including the record of performance under the Community Reinvestment Act (which we refer to as the "CRA"); and

  •
  the effectiveness of the applicant in combating money laundering activities.

        Such regulators could deny our application based on the above criteria or other considerations or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals, and such a condition may not be acceptable to us or may reduce the benefit of any acquisition.

Recently enacted legislation, legislation enacted in the future, and government programs could subject us to increased regulation and may adversely affect us.

        In accordance with the terms of the TARP CPP promulgated under the Emergency Economic Stabilization Act of 2008 ("EESA"), the Company issued to the U.S. Treasury 25,000 shares of TARP CPP preferred stock and a stock purchase warrant to purchase 367,982 shares of the Company's common stock at $10.19 per share, for an aggregate purchase price of $25 million. Participation in the TARP CPP subjects the Company to increased oversight by the U.S. Treasury, regulators and Congress. On February 17, 2009, EESA was amended by the American Recovery and Reinvestment Act of 2009 ("ARRA"). EESA, the ARRA and the rules issued under these acts contain executive compensation restrictions and corporate governance standards that apply to all TARP CPP participants, including the Company. For example, participation in the TARP CPP imposes restrictions on the Company's ability to pay cash dividends in excess of $0.10 per share per quarter on, or repurchase of, the Company's common stock. With regard to increased oversight, the U.S. Treasury has the power to unilaterally amend the terms of the TARP CPP purchase agreement to the extent required to comply with changes in applicable federal law and to inspect the Company's corporate books and records through the Federal Reserve Board. In addition, the U.S. Treasury has the right to appoint two persons to the Company's board of directors if the Company misses dividend payments for six dividend periods, whether or not consecutive, on the preferred stock. EESA, ARRA and the related rules also subject the Company to substantial restrictions on executive compensation that could also adversely affect the Company's ability to attract, motivate, and retain key executives and other key personnel.

        Other recent legislation and proposals could also affect us. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") provides for the creation of a consumer protection division at the Federal Reserve Board that will have broad authority to issue regulations governing the services and products we provide consumers. This additional regulation could increase our compliance costs and otherwise adversely impact our operations. That legislation also contains provisions that, over time, could result in higher regulatory capital requirements and loan loss provisions for the Bank, and may increase interest expense due to the ability in July 2011 to pay interest on all demand deposits. In addition, recent regulatory changes impose limits on our ability to charge overdraft fees, which may decrease our non-interest income as compared to more recent prior periods.

        The potential exists for additional federal or state laws and regulations, or changes in policy, affecting many aspects of our operations, including capital levels, lending and funding practices, and liquidity standards. New laws and regulations, including compliance with EESA, ARRA and the Dodd-Frank Act, may increase our costs of regulatory compliance and of doing business and otherwise affect our operations, and may significantly affect the markets in which we do business, the markets for and value of our loans and investments, the fees we can charge and our ongoing operations, costs and profitability.

The FDIC's restoration plan and the related increased assessment rate could adversely affect our earnings.

        The FDIC insures deposits at FDIC-insured depository institutions, such as our subsidiary bank, up to applicable limits. The amount of a particular institution's deposit insurance assessment is based on that institution's risk classification under an FDIC risk-based assessment system. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Market developments have significantly depleted the deposit insurance fund of the FDIC (which we refer to as the "DIF") and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, there may need to be further special assessments or increases in deposit insurance premiums. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect results of operations, including by reducing our profitability or limiting our ability to pursue certain business opportunities.

Our ability to maintain regulatory capital levels and adequate sources of funding and liquidity may be adversely affected by market conditions.

        We are required to maintain certain capital levels in accordance with banking regulations. We must also seek to maintain adequate funding sources in the normal course of business to support our lending and investment operations and repay our outstanding liabilities as they become due. Our ability to maintain regulatory capital levels, available sources of funding and sufficient liquidity could be impacted by deteriorating economic and market conditions.

        Our failure to meet any applicable regulatory guideline related to our lending activities or any capital requirement otherwise imposed upon us or to satisfy any other regulatory requirement could subject us to certain activity restrictions or to a variety of enforcement remedies available to the regulatory authorities, including limitations on our ability to pay dividends or pursue acquisitions, the issuance by regulatory authorities of a capital directive to increase capital and the termination of deposit insurance by the FDIC.

Risks Associated with the Offering and our Common Stock

The offering will immediately and substantially dilute the ownership percentage of our existing shareholders and the ownership of our common stock may change significantly.

        We intend to raise significant capital through the offering and issue a substantial number of shares of common stock relative to the total number of shares we presently have outstanding. Upon the successful completion of the offering, the ownership percentage of existing shareholders will be significantly diluted. In addition, following the offering, a significant portion of our common stock may be held by individuals and institutions who are not currently shareholders. One or more individuals or institutions may seek to acquire a significant percentage of ownership in our common stock in the offering, subject to any applicable regulatory approvals. Those shareholders may have interests that differ from those of our current shareholder base, and they may vote in a way with which our current shareholders disagree. See also "Dilution."

The market price of the Company's common stock can be volatile, which may make it more difficult to resell Company common stock at a desired time and price and may be negatively impacted by the offering.

        The market price for our common stock may be negatively impacted by the number of shares of common stock to be issued in the offering. In addition, the market price for our common stock has fluctuated, ranging between $6.55 and $10.00 per share during the 12 months ended June 30, 2011. Stock price volatility may make it more difficult for a shareholder to resell Company common stock when a shareholder wants to and at prices a shareholder finds attractive or at all. The overall market and the price of our common stock may continue to be volatile. There may be a significant impact on the market price for our common stock due to, among other things, dilution, developments in our business, variations in our anticipated or actual operating results, changes in investors' or analysts' perceptions of the risks and conditions of our business and the size of the public float of our common stock. General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause the Company's stock price to decrease regardless of operating results.

The Company's common stock trading volume may not provide adequate liquidity for investors.

        Our common stock is listed on the NASDAQ Global Select Market. The average daily trading volume for the Company's common stock is far less than the corresponding trading volume for larger financial institutions. Due to this relatively low trading volume, significant sales of the Company's common stock, or the expectation of these sales, may place significant downward pressure on the market price of the Company's common stock and shareholders may not be able to sell shares when they want to, or receive an attractive price on their shares, and consequently may suffer a loss on their investment. The average daily trading volume for our common stock as reported on NASDAQ was 5,897 shares during the twelve months ended June 30, 2011, with daily volume ranging from a low of no shares to a high of 61,500 shares. There can be no assurance that a more active or consistent trading market in our common stock will develop in the foreseeable future or can be maintained. As a result, relatively small trades could have a significant impact on the price of our common stock.

The Company's participation in the U.S. Treasury's TARP CPP restricts the Company's ability to pay dividends to common shareholders, restricts the Company's ability to repurchase shares of common stock, and could have other negative effects.

        In December 2008, the Company sold to the U.S. Treasury $25.0 million of the TARP CPP preferred stock which will pay cumulative dividends at a rate of 5% for the first five years and 9% thereafter. The Company also issued to the U.S. Treasury a 10-year Warrant to purchase 367,982 shares of Company common stock at an exercise price of $10.19 per share. The payment of dividends on the

TARP CPP preferred stock reduces the amount of earnings available to pay dividends to common shareholders.

        The Company has the right to redeem the TARP CPP preferred at any time subject to consultation with the Federal Reserve Board. The capital outlay for such a repurchase could negatively affect the ability of the Company to pay dividends on its common stock.

        Under the TARP CPP, until the earlier of December 19, 2011 and the date on which the U.S. Treasury no longer holds any shares of the TARP CPP preferred stock, the Company may not, without the U.S. Treasury's approval, increase common dividends above $0.10 per share per quarter or repurchase any of its outstanding shares of common stock (subject to limited exceptions). These restrictions may reduce or prevent payment of dividends to common shareholders that would otherwise be paid and generally prevent the repurchase of outstanding shares of common stock under its existing share repurchase plan or otherwise if the Company was not a participant in the TARP CPP and, as a result, could have an adverse effect on the market price of the Company's common stock. In addition, the Company may not pay any dividends at all on its common stock unless the Company is current on its dividend payments on the TARP CPP preferred stock. If the Company fails to pay in full dividends on the TARP CPP preferred stock for six dividend periods, whether consecutive or not, the holder of the TARP CPP preferred stock would have the right to elect two directors to the Company's board of directors. This right would terminate only upon the Company paying dividends in full for four consecutive periods. This right could reduce the level of influence existing common shareholders have in the management policies of the Company.

        Unless the Company is able to redeem the TARP CPP preferred stock before December 19, 2013, the cost of this capital will increase on that date, from 5% (approximately $1.25 million annually, not including accretion of the fair value discount on the issuance) to 9% (approximately $2.25 million annually). Depending on the Company's financial condition at the time, this increase in dividends on the TARP CPP preferred stock could have a negative effect on the Company's capacity to pay common stock dividends.

        If the U.S. Treasury (or a subsequent holder) exercised the Warrant and purchased shares of common stock, each common shareholder's percentage of ownership of the Company would be smaller. As a result, each shareholder might have less influence in the management policies of the Company than before exercise of the Warrant. This could also have an adverse effect on the market price of the Company's common stock.

        Additional restrictions and requirements may be imposed by the U.S. Treasury or Congress on the Company at a later date. These restrictions may apply to the Company retroactively and their imposition is outside of the Company's control.

The Company's ability to pay dividends is limited by regulatory restrictions and it may be unable to pay future dividends.

        Our ability to pay dividends to our shareholders may depend on our receipt of dividends from the Bank. The ability of the Bank to pay dividends to the Company is limited by its obligations to maintain sufficient capital and by other general restrictions on dividends that are applicable to banks and corporations. If the Company or the Bank does not satisfy these regulatory requirements, the Company would be unable to pay dividends on its common stock. We also may decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business or if our financial performance does not otherwise warrant dividend payments.

        Dividends payable by the Company are subject to guidance published by the Federal Reserve Board. Consistent with the guidance of the Federal Reserve Board, companies are urged to strongly consider eliminating, deferring or significantly reducing dividends if (i) net income available to common shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividend, (ii) the prospective rate of earnings retention is not consistent with the bank holding company's capital needs and overall current and prospective financial condition, or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. In light of this guidance, management consults with the Federal Reserve Bank of Philadelphia, and provides the Federal Reserve Bank with information on the Company's then current and prospective earnings and capital position, on a quarterly basis in advance of declaring any cash dividends and anticipates doing so for the foreseeable future. In these consultations, the Federal Reserve Bank may advise against the payment of dividends that the Company otherwise intended to pay.

        Additional information on restrictions on payment of dividends by the Company and the Bank may be found under the heading "Dividend Policy."

The Company may issue additional shares of its common stock in the future, which could further dilute a shareholder's ownership of common stock.

        The Company's articles of incorporation authorize its board of directors, generally without shareholder approval, to, among other things, issue additional shares of common or preferred stock. Upon completion of this offering, we will have 20,000,000 shares of common stock and 1,000,000 shares of preferred stock authorized and have [    •    ] shares of common stock and 25,000 shares of TARP CPP preferred issued and outstanding. The issuance of any additional shares of common or preferred stock could be dilutive to a shareholder's ownership of Company common stock. To the extent that the Company issues options or warrants to purchase common stock in the future and the options or warrants are exercised, the Company's shareholders may experience further dilution. Holders of shares of the Company's common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, shareholders may not be permitted to invest in future issuances of the Company's common or preferred stock. We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. Accordingly, regulatory requirements and/or deterioration in our asset quality may require us to sell common stock to raise capital under circumstances and at prices which could result in substantial dilution.

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

        As of March 31, 2011, we had outstanding $20 million aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities by subsidiaries of ours that are statutory business trusts. We have also guaranteed those trust preferred securities. The indenture under which the junior subordinated debt securities were issued, together with the guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the TARP CPP preferred stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture; (ii) we are in default with respect to payment of any obligations under the guarantee; or (iii) we have elected to defer payment of interest on the junior subordinated debt securities. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities from time to time for up to five years.

        Events of default under the indenture generally consist of our failure to pay interest on the junior subordinated debt securities under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us.

        As a result of these provisions, if we were to elect to defer payments of interest on the junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the TARP CPP preferred stock and our common stock, from redeeming, repurchasing or otherwise acquiring any of the TARP CPP preferred stock or our common stock, and from making any payments to holders of the TARP CPP preferred stock or our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock.

The Company will retain broad discretion in using the net proceeds from the offering, and might not use the proceeds effectively.

        We intend to use a portion of the net proceeds of the offering to contribute to the capital of the Bank for general corporate purposes, including funding organic loan growth and investment in securities. A portion of the net proceeds may also be used for our general corporate purposes, which may include the pursuit of strategic opportunities which may be presented to us, the redemption of some or all of the outstanding shares of the TARP CPP preferred stock, and the payment of dividends to the extent permitted. Subject to capital requirements and our ability to grow in a reasonable and prudent manner, we may open or acquire additional branches and acquire whole-banks as opportunities arise. Additionally, we may also seek to grow our non-interest income businesses through the acquisition of multi-line insurance agencies and adding wealth managers with existing books of business. We will also seek to refurbish certain of our existing financial centers. In addition to enhancing our branch system, we continue to expand electronic services for our customers. We do not currently have any agreements or commitments with respect to any acquisitions. We would need the approval of the Federal Reserve Board to redeem the TARP CPP preferred stock, which we have not yet sought. If we do decide to redeem all of the TARP CPP preferred stock, we may also negotiate the repurchase of the warrant we issued to the U.S. Treasury in connection with the TARP CPP.

        However, the Company has not designated the amount of net proceeds it will use for any particular purpose and the Company's management will retain broad discretion to allocate the net proceeds of the offering. The net proceeds may be applied in ways with which some investors in the offering may not agree. Moreover, the Company's management may use the proceeds for corporate purposes that may not increase our market value or make the Company more profitable. In addition, it may take the Company some time to effectively deploy the proceeds from the offering. Until the proceeds are effectively deployed, the Company's return on equity and earnings per share may be negatively impacted. Management's failure to use the net proceeds of the offering effectively could have an adverse effect on the Company's business, financial condition and results of operations.

Anti-takeover provisions could negatively impact the Company's shareholders.

        Federal law imposes restrictions, including regulatory approval requirements, on persons seeking to acquire control over the Company. Pennsylvania law also has provisions that may have an anti-takeover effect.

        Our loss sharing agreement with the FDIC requires that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our shareholders engaging in certain transactions. These transactions include mergers, asset sale transaction or sales of stock that would generally result in a change of control of the Company or VIST Bank. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the relevant loss sharing arrangement, which could have a material adverse effect on our financial condition, results of operations and cash flows.

        In addition, pursuant to our shareholder rights plan, each share of our common stock has an associated stock share purchase right. The rights will not trade separately from the common stock until, and are exercisable only upon, the acquisition or the potential acquisition through tender offer by a person or group of 15% or more of our outstanding common stock and certain persons or groups of 4.9% or more of our outstanding common stock. See "Description of Capital Stock—Shareholder Rights Plan." The shareholder rights plan could make it uneconomical for a third party to acquire the Company on a hostile basis, and thereby inhibit or discourage take-over attempts.

        Provisions of our articles of incorporation, bylaws, certain laws and regulations and various other factors may make it more difficult and expensive for companies or persons to acquire control of us without the consent of our board of directors. It is possible, however, that our shareholders would want a takeover attempt to succeed because, for example, a potential buyer could offer a premium over the then prevailing price of our common stock. The Company's articles of incorporation and bylaws permit our board of directors to issue, without shareholder approval, preferred stock and additional shares of common stock that could adversely affect the voting power and other rights of existing common shareholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of Company common stock to participate in tender offers, including tender offers at a price above the then-current price for Company common stock. These provisions may serve to entrench management or discourage a takeover attempt that shareholders consider to be in their best interest or in which they would receive a premium over then-current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests. We are also subject to certain provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "PABCL"), and our articles of incorporation that relate to business combinations with interested shareholders. Other provisions in our articles of incorporation or bylaws that may discourage takeover attempts or make them more difficult include:

  •
  supermajority voting requirements to remove a director from office;

  •
  classified board of directors;

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  requirement that only directors may fill a board vacancy;

  •
  requirement that a special meeting may be called only by a majority vote of our shareholders;

  •
  provisions regarding the timing and content of shareholder proposals and nominations;

  •
  provisions permitting our board of directors to consider the effects on our employees, customers, depositors and communities we serve when determining whether to oppose any tender offer for our common stock;

  •
  provisions requiring the affirmative vote of at least 70% of the votes that all shareholders are entitled to cast to approve a merger, consolidation, liquidation or dissolution, or any action that would result in the sale or other disposition of all or substantially all of the assets of the Company, whether or not the Company is the surviving entity;

  •
  absence of cumulative voting; and

  •
  inability for shareholders to take action by written consent.

Additional provisions that may discourage takeover attempts are described in "Description of Capital Stock—Anti-takeover Effects of the Company's Articles of Incorporation and Bylaws and Applicable Law."

The Company's common stock is not insured by any governmental entity.

        Our common stock is not a deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental entity. Investment in Company common stock is subject to risk, including possible loss.

USE OF PROCEEDS

        We estimate that our net proceeds that we will receive from this offering will be approximately $[    •    ] million, after deducting offering expenses estimated to be $[    •    ] and underwriting discounts and commissions. If the underwriters exercise the over-allotment option in full, we anticipate that the net proceeds from the sale of our common stock will be approximately [    •    ] million after deducting offering expenses and underwriting discounts and commissions.

        We intend to use a portion of the net proceeds of the offering to contribute to the capital of the Bank. Funds contributed to the Bank will be used by the Bank for general operating purposes which may include, among others, funding organic loan growth and investment in securities. A portion of the net proceeds may be used by the Company for general corporate purposes which may include, among others, the pursuit of strategic opportunities which may be presented to us, the redemption of some or all of the outstanding shares of the TARP CPP preferred stock, and the payment of dividends to the extent permitted. Subject to capital requirements and our ability to grow in a reasonable and prudent manner, we may open or acquire additional branches and acquire whole-banks as opportunities arise. Additionally, we may also seek to grow our non-interest income businesses through the acquisition of multi-line insurance agencies and adding wealth managers with existing books of business. We may also seek to refurbish and enhance certain of our existing financial centers. In addition, we continue to expand electronic services for our customers. We do not currently have any agreements or commitments with respect to any acquisitions. We would need the approval of the Federal Reserve Board to redeem the TARP CPP preferred stock, which we have not yet sought. If we do decide to redeem all of the TARP CPP preferred stock, we may also decide to negotiate the repurchase of the warrant we issued to the U.S. Treasury in connection with the TARP CPP. We have not specifically allocated the amount of net proceeds that will be used for these purposes.

        We are conducting the offering at this time because we believe that it will allow us to better execute on our growth strategies. From time to time in the ordinary course of our business, we evaluate potential acquisition opportunities, some of which may be material. We currently expect that upon successful completion of this offering, we may seek to acquire similar banks or bank holding companies, or their branches, located within or adjacent to our primary market area.

        The precise amounts and timing of the application of the net proceeds from this offering depend upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short- and long-term investments, including, but not limited to, treasury bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds, repurchase agreements and other similar investments.

 DIVIDEND POLICY

        Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. We currently have a quarterly cash dividend of $0.05 per share on our shares of common stock, and we intend to continue to pay a quarterly dividend after the offering, subject to our capital requirements, financial condition, results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. For information regarding cash dividends declared per share of Company common stock during 2011, 2010 and 2009, please see the section in this prospectus entitled "Market for Common Stock and Dividend Information." In the event that we decide to pay dividends, there are a number of restrictions on our ability to do so.

        For a foreseeable period of time, our principal source of cash revenues will be dividends paid by VIST Bank and our other non-fee income businesses. There are certain restrictions on the payment of these dividends imposed by federal and state banking laws, regulations and authorities. For a description of these restrictions and those imposed by state corporate law, see the section of this prospectus entitled "Business—Supervision and Regulation—Regulatory Restrictions on Dividends" and Note 20. Regulatory Matters and Capital Adequacy of the notes to the consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus. In addition, prior to December 19, 2011, unless we have redeemed the TARP CPP preferred stock or the U.S. Treasury has transferred the TARP CPP preferred stock to a third party, the consent of the U.S. Treasury will be required for us to pay a quarterly cash dividend on our common stock in excess of $0.10 per share. Please see the section in this prospectus entitled "Description of Our Capital Stock." See also "Risk Factors—Risks Associated with the Offering and Our Stock—The Company's participation in U.S. Treasury's TARP Capital Purchase Program restricts the Company's ability to pay dividends to common shareholders, restricts the Company's ability to repurchase shares of common stock, and could have other negative effects" and "Risk Factors—Risks Associated with the Offering and Our Stock—If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock."

        The declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by our board of directors. Regulatory authorities in their discretion could impose administratively stricter limitations on the ability of the Bank to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements.

 MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "VIST." The average daily trading volume for our common stock is far less than the corresponding trading volume for larger financial institutions. Information about our historical trading volume and share price may be found under the symbol "VIST" on certain financial websites. No assurance can be given that an active trading market in our common stock will develop in the foreseeable future or can be maintained. See also "Risk Factors—Risks Associated with the Offering and Our Stock—The Company's common stock trading volume may not provide adequate liquidity for investors."

        The following table shows the high and low closing prices of common stock of the Company for each quarter of 2010 and 2009, for the quarters ended March 31, 2011 and June 30, 2011, and for July 1, 2011 through July 20, 2011. The prices listed below are as reported on the NASDAQ Global Select Market. They reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. They also do not include private transactions not involving brokers or dealers. The Company had 860 shareholders of record as of June 30, 2011.

Date	High	Low
2011
3rd Quarter (through July 20, 2011)	$7.11	$6.40
2nd Quarter	8.61	6.72
1st Quarter	9.34	7.40
2010
4th Quarter	$7.65	$6.84
3rd Quarter	7.89	6.57
2nd Quarter	9.40	7.40
1st Quarter	9.89	5.24
2009
4th Quarter	$6.21	$5.00
3rd Quarter	7.71	5.71
2nd Quarter	8.43	6.61
1st Quarter	9.40	5.75

        The following table summarizes cash dividends declared per share of Company common stock during 2011, 2010 and 2009:

Quarter	2011	2010	2009
4th Quarter	$—	$0.05	$0.05
3rd Quarter (through July 20, 2011)	—	0.05	0.05
2nd Quarter	0.05	0.05	0.10
1st Quarter	0.05	0.05	0.10

        For additional information on restrictions on payment of dividends by the Company and the Bank, see "Dividend Policy."

 CAPITALIZATION

        The following table sets forth our unaudited consolidated capitalization as of March 31, 2011.

        Our capitalization is presented on a historical basis and on an as-adjusted basis as if the offering had been completed as of March 31, 2011 and assuming the sale of [    •    ] shares of common stock at a price of $[    •    ] per share and that the underwriter's over-allotment option is not exercised, resulting in net proceeds of approximately $[    •    ] million after deducting underwriting commissions and estimated expenses. The table below does not reflect the possibility that a portion of the net proceeds may be utilized to redeem all or a portion of the TARP CPP preferred stock. If we redeem all of the TARP CPP preferred stock, we may also decide to repurchase the warrant we issued to the U.S. Treasury in connection with the TARP CPP, subject to our ability to negotiate an acceptable repurchase price with the U.S. Treasury. See "Use of Proceeds."

        The following unaudited information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2010, and related notes, and our unaudited consolidated financial statements for the three months ended March 31, 2011, and related notes, both of which are included elsewhere in this prospectus.

	At March 31, 2011
	March 31, 2011 Actual	As Adjusted to Reflect the Offering
	(Unaudited)
	(Dollars in thousands)
Long-term Debt:
Junior subordinated debt	$18,593	$18,593
Shareholders' Equity:
Preferred stock; $0.01 par value; authorized 1,000,000 shares; 25,000 shares issued and outstanding; $1,000 liquidation preference per share	$23,635	$23,635
Common stock; $5.00 par value; authorized 20,000,000 shares; 6,579,626 and [•] shares issued, respectively	32,898
Stock Warrant	2,307
Surplus	65,493
Retained Earnings	12,711	12,711
Accumulated other comprehensive loss	(4,852)	(4,852)
Treasury stock: 10,484 shares at cost	(191)	(191)

Total shareholders' equity	132,001

Common Share Data:
Book value per common share	$16.29
Tangible book value per common share(1)	9.36
Capitalization Ratios—Consolidated:
Leverage ratio	7.96%
Tier 1 risk-based capital ratio	11.19%
Total risk-based capital ratio	12.45%
Tangible common equity to tangible assets(1)	4.50%

(1)
Non-GAAP financial information. See the GAAP reconciliation to the table set forth in "Prospectus Summary—Selected Historical Consolidated Financial Information."

 DILUTION

        As a result of the offering, existing holders of our common stock will experience dilution to the extent that the public offering price per share of our common stock is less than the tangible book value per share of our common stock immediately after the offering. The tangible book value of our common stock as of March 31, 2011 was approximately $61.5 million or $9.36 per share. Tangible book value per share represents common shareholders' equity less intangible assets and goodwill, divided by the number of shares of common stock outstanding.

        Dilution in tangible book value per common share represents the difference between the tangible book value per share of our common stock as of March 31, 2011 and the tangible book value per share of our common stock immediately after the offering. After giving effect to our issuance and sale of [    •    ] shares of common stock in this offering at a price of $[    •    ] per share, not including the possible issuance of an additional [    •    ] shares pursuant to the underwriters' over-allotment option, and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma tangible book value as of March 31, 2011 would have been $[    •    ] million, or $[    •    ] per share. This represents an immediate dilution in tangible book value per share of $[    •    ] to existing shareholders and immediate accretion of $[    •    ] per share to purchasers of our common stock in this offering. The following table illustrates the per share dilution to new investors as of March 31, 2011:

Assumed offering price per share		$
Tangible common book value per common share as of March 31, 2011	$9.36
Decrease in tangible book value per share attributable to new investors

Pro forma tangible book value per share after this offering		$

Accretion per share to new investors		$

        The following table summarizes, as of March 31, 2011, the total number of shares of common stock purchased from or issued by us, and the total consideration paid to us by existing shareholders and new investors for our common stock, before deducting underwriting discounts and commissions and estimated offering expenses, and the average price per share paid by existing shareholders and by new investors who purchase shares of common stock in this offering at a price of $[    •    ] per share. The shares of common stock outstanding exclude [    •    ] shares of common stock reserved for issuance upon exercise of outstanding options and a stock purchase warrant issued to U.S. Treasury as of March 31, 2011. In addition, we have reserved for issuance 303,876 shares under a non-compensatory Employee Stock Purchase Plan, 243,101 under a Dividend Reinvestment and Stock Purchase Plan, and 816,974 under the VIST Financial Corp. 2007 Equity Incentive Plan. To the extent that options are exercised, other share awards are made or subsequent purchases of our common stock at a discount to their tangible book value, there will be further dilution to new investors.

	Shares Purchased/Issued		Total Consideration		Average Price per Share
(Dollars in millions, except per share amounts)	Number	Percent	Amount	Percent
Shareholders existing as of March 31, 2011	6,579,626		$106.1		$16.29
New investors for this offering

Total		100%		100%

BUSINESS

Our Company

        We are a diversified financial services company headquartered in Wyomissing, Pennsylvania and serve as the holding company for VIST Bank (a Pennsylvania-chartered depositary institution originally organized in 1909), VIST Insurance and VIST Capital. In March 2008, we integrated our separate business divisions, ranging from commercial banking, insurance agencies, mortgage banking and wealth management, under the unified brand, "VIST Financial."

        Our company is growth-oriented and community-based and strives to deliver trusted financial advice that addresses the unique banking, insurance and investment needs of the markets and clients that we serve. We offer a broad range of commercial and consumer banking, insurance, wealth management and investment services to our business and professional clients, as well as individuals living and/or working in our primary market area. Our services are provided through our system of 21 full service financial centers and three insurance offices in southeastern Pennsylvania in our primary market area, which we define as all or portions of Berks, Chester, Delaware, Montgomery, Philadelphia and Schuylkill counties.

        The consolidated financial statements include the accounts of VIST Financial Corp. and its wholly-owned subsidiaries, the Bank, VIST Insurance and VIST Capital. As of December 31, 2010, the Bank's wholly-owned subsidiary, VIST Mortgage Holdings, LLC, was inactive. All significant inter-company accounts and transactions have been eliminated.

        The Company is a Pennsylvania business corporation headquartered at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610. The Company was organized as a bank holding company on January 1, 1986. The Company's election with the Federal Reserve Board to become a financial holding company became effective on February 7, 2002. The Company offers a wide array of financial services through its various subsidiaries. The Company's executive offices are located at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610.

        The Company's common stock is traded on the NASDAQ Global Market system under the symbol "VIST."

        As of March 31, 2011, we had total assets of $1,411.8 million, deposits of $1,149.0 million, total shareholders' equity of $132.0 million and tangible common equity to tangible assets of 4.50%. Our nonperforming assets (consisting of loans where the accrual of interest has been discontinued, loans that are 90 days or more past due and still accruing interest, and other real estate owned) were $30.3 million, or 2.15% of total assets, as of March 31, 2011.

Our Recent History and Growth

        We began implementing a strategy to diversify our product offerings beyond traditional retail banking products with an emphasis on relationship banking and recurring fee income by acquiring Essick & Barr Inc., a large, established and profitable insurance agency headquartered in Berks county, Pennsylvania, which at the time of the acquisition had non-interest income of approximately 22% of our total revenues. The Essick & Barr acquisition commenced our business strategy of becoming a full-service financial institution focused on a diversified product menu and revenue mix by integrating the sales and service of insurance products and brokerage and asset management services with our traditional banking products. Since that time, we have completed three bank acquisitions (Merchants of Shenandoah Ban-Corp.—1999; Madison Bancshares Group, Ltd.—2004; and Allegiance—2010) and seven insurance and wealth-management business transactions.

        Following an extensive executive search process, in 2005, we hired Robert D. Davis as our President and Chief Executive Officer with a goal of further implementing our business strategy. Our board of directors determined that Mr. Davis' background, which includes serving as president of a large community bank headquartered in Philadelphia, and extensive experience in management positions with large regional banks, was well suited to execute our business strategy. The board also reorganized and strengthened the senior management team by naming a specifically designated chief risk officer, by expanding the role of our chief retail banking officer, and by separating and defining the responsibilities of a chief lending officer and a chief credit officer and hiring appropriate personnel. In March 2008, we unified our financial services brand as "VIST Financial."

        From 2005 to March 31, 2011, we have grown our total assets by approximately $535 million (an approximately 61% increase from our total assets at December 31, 2004). Of this growth in assets, approximately $458 million has resulted from organic growth. In the future, we anticipate a greater percentage of our asset growth to be as a result of acquisitions.

        In addition, we are focused on expanding our primary market area. With the acquisition of the assets of the former Allegiance through an FDIC-assisted whole-bank acquisition in November 2010, we have increased our presence within the Philadelphia metropolitan area by adding four full-service locations in Montgomery, Chester and Philadelphia counties. According to statistics published by the U.S. Census Bureau in 2010, the Philadelphia metropolitan area is home to approximately 6.0 million people with a median household income of approximately $60,068 (U.S. Census Bureau, 2005-2009 American Community Survey), which is more than 19% higher than the national average. We believe that the Philadelphia metropolitan area, with its attractive demographics, diversified economy and concentration of small and medium-sized businesses, presents attractive opportunities for future growth.

Our Business Strategy

        Our current business strategy is to operate a well-capitalized and profitable diversified financial services company dedicated to serving the needs of our customers in our primary market area. Elements of our business strategy include:

  •
  Community Bank Philosophy.  We operate with a community banking philosophy where we seek to develop customer relationships based on service, convenience and products while maintaining what we believe to be a conservative approach to lending and asset quality. We offer a broad range of products and services while stressing personalized customer service and convenient access to these products and services. We also provide customers with access to senior management and decision-makers. As a result of the heightened level of consolidation among banks in southeastern Pennsylvania, and many large banks' focus on large corporate clients, we believe that our emphasis on personal service and our comprehensive offering of financial products and services will enhance our ability to compete successfully and capitalize on dissatisfaction among customers of larger institutions and those of similar size to us.

  •
  Market Opportunity.  We intend to continue to expand our franchise organically and, if available, through opportunistic acquisitions, while maintaining sound operations and risk management.

  •
  Expand Market Presence Organically in Primary Market.  Some financial institutions in our primary market area are experiencing financial difficulties, have curtailed their lending activities, or reduced their asset levels to improve capital levels, and, as a result, we have experienced increased loan demand. We have recruited experienced lending officers and commercial bankers to take advantage of these opportunities. We also believe that, because our target customers are small- and medium-sized businesses, we have opportunities to establish new banking relationships with these prospective customers. Given our reputation, distinct identity and the range of banking, insurance and wealth management products and services we offer, we believe that we are well-positioned to increase market share in our core markets of Berks, Montgomery and Schuylkill counties and to further expand into our newer markets of Chester, Delaware and Philadelphia counties.

    •
    Selective Growth through Acquisitions.  We embrace a growth strategy in which we strive to grow through selective whole-bank and branch acquisitions, as well as the addition of insurance agencies and wealth management personnel with significant books of business. In applying this strategy, since 1998, we have consummated: (i) two whole-bank acquisitions through merger transactions, (ii) one FDIC-assisted whole-bank acquisition, (iii) six insurance agency transactions and (iv) two wealth management company acquisitions. As the number of troubled banks has increased, we have experienced increased branch and whole-bank acquisition opportunities. With the normalization of bank acquisition activity, we intend to leverage the experience of our management and our pro forma capital position relative to in-market peers to participate in the unique opportunity that the current market presents. Like the banking industry, the economic recession, combined with a softening insurance market, created a decline in revenues at insurance agencies (Independent Insurance Agents & Brokers of America, the 2010 Agency Universe Study), which presents us with increased insurance agency opportunities.

  •
  Increasing Profitability.  Management and the board of directors are dedicated to producing profits and returns for our shareholders. We actively seek to improve our net interest margin, which is a key driver of our profitability. We are also continuing to grow non-interest income and to focus on expense control, paying particular attention to our efficiency ratio. By striving constantly to improve our performance, we seek to improve our return on average assets and return on average equity. These efforts can be seen in the stability and recent improvement in our core earnings (as measured by earnings before provision and taxes, plus foreclosure and repossession expense, less realized gains (losses) on securities, net of nonrecurring items). From 2006 through 2009, our core earnings remained stable at between $12.2 and $13.0 million. As a result of management's emphasis on net interest margin and the efficiency ratio and the growth from the Allegiance acquisition, our core earnings improved to $16.4 million in 2010 and, as of the three months ended March 31, 2011, core earnings are on pace to continue to show improvement in 2011. Management believes that as the economy continues to improve and credit costs return to normalized levels, its focus on preserving and improving net interest margin and the Company's efficiency ratio will translate our core earnings into GAAP earnings, improving our profitability and shareholder returns.

  •
  Emphasis on Asset Quality.  Sound credit risk policy is an important element of our commercial/retail bank business and is overseen by our Chief Credit Officer. We maintain disciplined commercial lending policies and separate the loan origination, loan administration and credit quality functions. In doing so, we have added commercial and credit personnel with a range of experience at larger financial institutions, including credit administration, credit review and workout functions. We also maintain a managed assets division comprised of five full-time employees, led by our Chief Credit Officer, whose sole function is the resolution of our impaired assets. Our managed assets team designs specific workout plans using a detailed process which takes into account a borrower's repayment capacity, available guarantees, collateral value, interest accrual and other factors. As part of the workout process, our managed assets team produces detailed problem credit reports for each impaired credit relationship, which include the current workout plan. These problem credit reports, along with status, are presented quarterly by our Chief Credit Officer to our Credit Quality Committee, comprised entirely of management, for discussion and review of the current workout plan. As of March 31, 2011, approximately 6.4% of our loan portfolio was covered by the loss-sharing agreement we entered into with the FDIC, resulting in limited credit risk exposure for these assets.

Our Competitive Strengths

        We believe we distinguish ourselves from our competitors through the following competitive strengths:

  •
  Diverse Revenue Stream.  We believe our revenue mix and level of our non-interest income distinguishes us from many of our community bank competitors by providing us with diverse sources of revenue. We have grown a strong multi-line insurance agency business with 64 employees, which generated commissions and fees from insurance sales of $11.9 million and $2.8 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively. Our insurance business focuses principally on employee benefits, property and casualty, and commercial and personal lines and has expanded through organic growth and six transactions. Our insurance business' organic growth has come from a focused regional sales strategy and through cross-selling and expanding products sold to existing bank customers. We are also growing our wealth management business by targeting our bank and insurance customers who are dissatisfied with their existing service provider. Our ratio of non-interest income to operating revenue was approximately 39.7%, 37.8%, 35.3%, 35.6% and 31.7% for the years ended 2006 through 2010, respectively. For the three months ended March 31, 2011, this ratio was approximately 26.5% with the decline primarily the result of a change in the timing of the recognition of contingency fee income.

  •
  Experienced Management Team.  We believe our success has been based in significant part on the strength of our management team. Our management team has extensive experience in senior management roles with larger regional banking institutions. This experience in managing larger institutions and the overall depth of our management team gives us a competitive advantage as we seek to execute our growth strategy. Capitalizing on their prior experience and tenure with VIST, our team has developed and implemented innovative client- and community-focused strategies that have delivered organic growth. Our team has worked extensively with state and federal bank regulators and has an understanding and ability to manage a depository institution in challenging economies and business cycles. Our management has experience in the acquisition of whole-banks (including from the FDIC as a receiver), the purchase and assumption of branch networks, the integration of bank and product line acquisitions, and the acquisition of insurance agencies and wealth management companies. As we execute on our growth strategies, in order to deepen our capabilities, we may look to add team members with proven track records of acquiring, growing, integrating and operating community banks and larger financial institutions.

  •
  Emphasis on Core Deposits.  We are well positioned in our primary market area as an alternative solution for customers seeking the experience and broad product offering not available at small community banks, but who may not receive personalized customer service at larger financial institutions. We place a strong emphasis on generating core deposits (defined as deposits less time deposits greater than $100,000), which amounted to $924.3 million, or 80.4% of total deposits, at March 31, 2011, and promoting a culture that is based on sales and service. This has allowed us not to rely on brokered or out of market deposits. As of March 31, 2011, our brokered deposits were approximately 1.7% of total deposits. Due to our high level of customer service, coupled with our pricing discipline, we have recently been able to attract and retain lower cost core deposits.

  •
  Proven Ability to Execute and Integrate Acquisitions.  We plan to continue a long-term strategy of expanding and diversifying our franchise in terms of revenue, profitability, asset size and location. Our recent growth has been enhanced by our FDIC-assisted acquisition in November 2010. Due in large part to the adverse impact of the recent economic downturn on the financial condition of numerous financial institutions, we anticipate continued consolidation in the financial services industry in our primary market area and will seek to continue to enhance our franchise through future acquisitions of whole-banks, including through FDIC-assisted transactions, branches and fee-based businesses, including insurance agencies and wealth management companies. Since 1998, we have successfully integrated eleven bank and non-bank acquisition transactions.

  •
  Customer Connections.  We focus on creating a compelling customer experience by providing numerous products to our customer base, creating business packages with bundled pricing. Our management team is seeking to prudently grow our commercial and industrial loan portfolio and to increase the number of clients who use our insurance, wealth management and investment products by taking a systematic approach to cross-selling our existing customers. By deploying an effective customer and product segmentation strategy, we seek to improve customer profitability. In an effort to continue to improve upon our sales management strategies, we have developed and are implementing a robust cross-selling customer scorecard which we believe will both enhance our customer service and support organic revenue growth. Our goal is to obtain the complete financial spend of our customers in the banking, insurance and wealth management areas.

Our Market Area

        We provide our customers with a full array of banking, insurance, and investment solutions through our system of 21 financial centers and three insurance offices in southeastern Pennsylvania. Our primary market area includes all or portions of Berks, Chester, Delaware, Montgomery, Philadelphia and Schuylkill counties in Pennsylvania. However, we divide this primary market area into a Western Branch System (covering Berks and Schuylkill counties) and an Eastern Branch System (covering Chester, Delaware, Montgomery and Philadelphia counties). We also consider our wider market area for loans and deposits, as well as market opportunities for acquisitions, as extending beyond our primary market area east to Camden and Gloucester counties in southern New Jersey, south to Lancaster county in Pennsylvania and north to Lehigh county in Pennsylvania.

        Our primary market area's economy is diverse and contains both a highly-educated and skilled labor force and significant manufacturing base. The most prominent sectors include manufacturing, financial services, pharmaceutical, health care, aviation, information technology and education. Our primary market area's central location in the Northeast corridor, with its infrastructure and other factors, have made it attractive to many large corporate employers, including Comcast, Boeing, Merck & Co., QVC Inc., Vanguard Group Inc., Sunoco Inc., SAP America, Inc., Sapa Extrusions (operator of the largest common alloy extrusion facility in North America), East Penn Manufacturing Co., Inc. (one of the largest lead-acid battery manufacturers in the world), and Carpenter Technology Corp. (an NYSE-listed producer and distributor of conventional and powdered metal specialty alloys). Additionally, our primary market area has a concentration of large and small to mid-sized businesses which support and drive the region's large and diverse economy. Our primary market area had a total population of 3.9 million and total households of 1.5 million according to the U.S. Census Bureau, 2005-2009 American Community Survey. Since 2000, our primary market area has experienced a population growth of 4.4%, compared to the Commonwealth of Pennsylvania's population growth rate of 3.4%, according to data derived from the U.S. Census Bureau, State and County Quick Facts. While there are a number of opportunities throughout our primary market area, our Eastern Branch System has a higher density of businesses, as compared to our Western Branch System.

        Despite the current economic downturn, our primary market area has seen some recent improvement. As of May 2011, the unemployment rates in the Philadelphia MSA (which includes Bucks, Chester, Delaware, Montgomery and Philadelphia counties), the Reading MSA (which includes all of Berks county), and the Pottsville mSA (which includes all of Schuylkill county) were 8.4%, 7.9% and 8.9%, respectively, compared to the national unemployment rate of 9.1%, according to data provided by the Pennsylvania Department of Labor and Industry and the U.S. Bureau of Labor Statistics. The unemployment rates in the Philadelphia MSA, the Reading MSA and Pottsville mSA improved 6.7%, 15.1% and 14.4%, respectively, from May 2010, compared to the national average, which improved 6.2% over the same period, according to data provided by the Pennsylvania Department of Labor and Industry and the U.S. Bureau of Labor Statistics. As of 2009, median household income levels ranged from $41,210 to $81,380 in our primary market area, with a weighted average of $55,644 according to data derived from the U.S. Census Bureau, State and County Quick Facts. This compares favorably to the median household income level averages in the United States and the Commonwealth of Pennsylvania of $50,221 and $49,501, respectively, according to data from the 2010 U.S. Census.

        Our primary market area represents a large banking market within southeastern Pennsylvania. As of June 30, 2010, according to data provided by the FDIC, our primary market area had approximately $100.0 billion of total bank and thrift deposits.

Growth Through Acquisitions

        We intend to continue to expand opportunistically and grow by building on our business strategy and increasing market share in our primary market area. We believe the demographics and growth characteristics within the communities we serve will provide significant opportunities to leverage our experience in identifying, negotiating and integrating acquisition targets.

        We have completed three bank acquisitions. Most recently, on November 19, 2010, we completed the FDIC-assisted acquisition of certain assets and assumption of certain liabilities of Allegiance, which operated five community banking branches within Chester and Philadelphia Counties prior to being placed into receivership with the FDIC. The purchase of certain Allegiance assets was at a discount of $5.9 million and time deposits at a premium of $534,000, in exchange for assuming certain Allegiance deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid VIST Bank $1.8 million ($2.0 million less a settlement of approximately $200,000). As a result of the Allegiance acquisition, we recorded $1.5 million of goodwill. No cash or other consideration was paid by VIST Bank. VIST Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans and other real estate acquired through foreclosure existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse VIST Bank for 70 percent of net losses on non-residential real estate loans incurred up to $12.0 million, and 80 percent of net losses exceeding $12.0 million. For residential real estate loans, the FDIC will reimburse the Bank for 70 percent of net losses incurred up to $4.0 million, and 80 percent of net losses exceeding $4.0 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. The acquisition of Allegiance represents a significant market extension of our core Berks, Schuylkill, and Montgomery county markets into Chester and Philadelphia counties in Pennsylvania.

        The following table shows the adjustments to the fair value of the assets, and liabilities acquired and other acquisition accounting adjustments and the resulting gain from the acquisition of Allegiance as of November 19, 2010.

(Dollars in thousands)	As Recorded by Allegiance	Aggregate Fair Value and Other		As Recorded by VIST Bank
Assets:
Cash and due from banks	$18,305	$—		$18,305
Investments	8,887	—		8,887
Loans, net of unearned income	81,621	(12,925	)(1)	68,696
Other real estate owned	358	—		358
FDIC receivable for loss sharing agreements	—	6,999	(2)	6,999
Other assets	1,839	—		1,839
Goodwill	(5,465)	7,013		1,548

Total assets acquired	$105,545	$1,087		$106,632

Liabilities:
Deposits and FHLB advances	$105,871	$1,087	(3)	$106,958
Other liabilities	(326)	—		(326)

Total liabilities assumed	$105,545	$1,087		$106,632

(1)
Reflects fair value adjustments based on the Bank's evaluation of the acquired loan portfolio. The fair value adjustment includes adjustments for estimated credit losses, liquidity, market yield and servicing cost.

(2)
Reflects the estimated fair value of payments the Bank will receive from the FDIC under the loss sharing agreement.

(3)
Reflects fair value adjustments based on the Bank's evaluation of the acquired time deposit portfolio, and the adjustment required because rates on FHLB advances were higher than rates on similar borrowings as of the acquisition date.

        The following table summarizes each of our three bank acquisitions:

		Total
	Date of Acquisition				Market Expansion	Deal Value At Announcement
(Dollars in millions)		Assets	Loans	Deposits
Merchants of Shenandoah Ban-Corp	7/1/1999	$58.4	$32.8	$46.2	Schuylkill county	$11.1
Madison Bancshares Group, Ltd.	10/1/2004	217.1	199.2	179.4	Chester, Delaware and Montgomery counties	40.7
Allegiance Bank of North America	11/19/2010	106.6	81.6	93.8	Chester and Philadelphia counties

Total		$382.1	$313.6	$319.4

        Since 1998, we have also completed the following non-bank transactions:

Name	Year	Type of Business
Essick & Barr Inc.	1998	Insurance
Johnson Financial Group Inc.	1999	Wealth Management
EBFS, Inc.	1999	Insurance
The Boothby Group	2002	Insurance
First Affiliated Investment Group	2003	Wealth Management
CrosStates Insurance Consultants Inc.	2003	Insurance
Fisher Benefits Consulting	2008	Insurance

        Through these transactions, we have transformed our franchise from a traditional community bank focused in Berks and Schuylkill counties to a diversified financial services company serving much of Southeastern Pennsylvania with $1,411.8 million in assets at March 31, 2011, a growing investment advisory business, and an insurance agency business that is among the top 1% of all insurance agencies in the U.S. in terms of revenue (Independent Insurance Agents & Brokers of America, 2010 Agency Universe Study). Due to the established reputations of VIST, our directors and management team and our banking relationships in the local community, we are able to actively promote VIST Bank to expand its market presence and attract new business from existing clients and from the communities surrounding our primary market area.

        We believe our primary market area and wider targeted geographic area for lending, present considerable opportunities for growth through acquisition. Within this geographic region there are a significant number of smaller institutions which may not have the financial or human resources to compete effectively with other banking institutions for loans and deposits. There are also several of these institutions that have high levels of nonperforming assets (as defined by high "Texas Ratios"), and we believe they are candidates for acquisition through FDIC-assisted transactions. Additionally, the current legislative and regulatory environment within the banking industry has materially increased the costs of compliance with banking regulations. We believe that these factors, as well as shareholder liquidity desires and other factors, will lead many smaller banks' boards of directors to explore their strategic alternatives, including potential acquisition transactions with larger banking institutions. We believe that many of these institutions will look to community bank-type acquirers because their size may make them less attractive acquisition targets for larger regional and money center banking institutions. The tables below highlight that, within our larger geographic area for loans, there are 100 institutions with less than $750 million in total assets. In aggregate, these institutions have more than $27.5 billion in total assets and $22.1 billion in total deposits, providing us a large base of potential targets with which to pursue selected accretive acquisitions.

(Dollars in thousands) Primary Market Area	Institutions with Assets <$750M	Aggregate Total Assets	Aggregate Total Deposits	Institutions with Texas Ratio >75%(1)
Chester county, PA	12	$4,391,896	$3,661,228	2
Montgomery county, PA	12	2,227,965	1,747,812	3
Philadelphia county, PA	14	2,109,945	1,763,833	0
Delaware county, PA	8	1,756,537	1,475,625	0
Berks county, PA	4	577,920	503,600	0
Schuylkill county, PA	4	358,415	313,521	0

Total	54	$11,422,678	$9,465,619	5

(Dollars in thousands) Wider Market Area	Institutions with Assets <$750M	Aggregate Total Assets	Aggregate Total Deposits	Institutions with Texas Ratio >75%(1)
Southeastern PA	26	$8,596,404	$6,952,019	0
Southern NJ	20	7,497,984	5,756,709	2

Total	46	$16,094,388	$12,708,728	2

Grand Total	100	$27,517,066	$22,174,347	7

(1)
Texas ratios are calculated by dividing the sum of nonaccrual loans, loans 90 days or more past due, OREO and troubled debt restructurings by the sum of tangible equity and loan loss reserves.

Source: FDIC deposit data as of June 30, 2010, as adjusted for acquisitions where discernable.

Our Loan Portfolio

        During the recession, our earnings were materially adversely affected by required provisions for loan losses stemming from the deterioration in specific loans in our construction and land development and commercial real estate loan portfolios. Overall, we believe the quality of our loan portfolio is stabilizing. Our ratio of nonperforming assets to total loans outstanding plus OREO was 3.27% at March 31, 2011, compared to 3.38% at December 31, 2010.

        We maintain a managed assets division, the sole function of which is to address our classified and criticized assets, including impaired assets. The managed assets division is comprised of five full-time employees and is led by our Chief Credit Officer. Personnel in our managed assets division have a range of experience across all lending disciplines, from origination and credit review to specialized training and experience in workouts and collections. Generally, once a loan is identified as classified or criticized, the loan is assigned to our managed assets division. The managed assets division team then draws upon their extensive experience to design an individualized workout strategy for each lending relationship and is tasked with completing the workout process in a timely and cost effective manner. Managed asset division personnel also work closely with outside counsel in connection with loan workout matters.

        As part of the workout process, our managed assets division team produces detailed problem credit reports for each credit relationship, which include a current workout plan for the particular credit. These problem credit reports are presented quarterly by our Chief Credit Officer to our Credit Quality Committee for a status discussion and review of the current workout plan. Our Credit Quality Committee is comprised of four members of our senior executive team (the Chief Executive Officer, the Chief Credit Officer, the Chief Lending Officer, and the Chief Risk Officer), as well as the senior credit officer for the managed assets division. This quarterly review by the Credit Quality Committee supplements the continuous monitoring of our classified and criticized assets by our managed assets division team. In addition, all classified and criticized assets being monitored by personnel in the managed assets division are reviewed on a monthly basis by our Chief Credit Officer.

        We also maintain disciplined commercial lending policies and separate the loan origination, loan administration and credit quality functions. In doing so, we have added commercial and credit personnel with a range of experience at larger financial institutions, including credit administration, credit review and workout functions. The composition of our loan portfolio as of March 31, 2011 was as follows:

					Nonperforming Loans
	Outstanding Loans
							Percentage of Non- performing Loans
Loan Type	Number of Loans	Balance Outstanding	Percentage of Loan Portfolio	Percentage of Total Assets	Number of Loans	Balance Outstanding
	(Dollars in thousands)
Commercial Real Estate
Owner Occupied	544	$149,843	16.18%	10.61%	29	$3,516	12.30%
Non-Owner Occupied	277	268,212	28.96%	19.00%	8	2,918	10.21%
Construction and Development Loans	73	77,038	8.32%	5.46%	14	9,959	34.85%
Commercial, Industrial & Agricultural	984	139,628	15.08%	9.89%	60	1,226	4.29%
Residential Real Estate One-to-Four Family	2,248	148,806	16.07%	10.54%	88	5,976	20.91%
Home Equity Line of Credit	2,053	86,957	9.39%	6.16%	22	1,266	4.43%
Residential Real Estate-Multi-Family	1,002	53,349	5.76%	3.78%	9	3,712	12.99%
Consumer	123	2,361	0.25%	0.17%	1	3	0.01%

Total	7,304	$926,194	100.00%	65.60%	231	$28,576	100.00%

        As of March 31, 2011, our nonperforming loans were $28.6 million, or 3.09% of total loans outstanding. Our allowance for loan losses was 1.65% of total loans and provided for 53.48% coverage of our nonperforming loans.

Deposit Information

        We emphasize developing total client relationships with our customers in order to increase our core deposit base, which is our primary funding source. Our deposits consist of non-interest-bearing and interest-bearing demand, savings and time deposit accounts.

        The following table summarizes our average deposit balances and weighted average rates at March 31, 2011 and 2010 and December 31, 2010, 2009 and 2008:

	For The Three Months Ended March 31,				For The Twelve Months Ended December 31,
	2011		2010		2010		2009		2008
	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
	(Dollars in thousands)
Deposits
Non Interest Bearing:
Demand	$118,970	0.00%	$102,355	0.00%	$111,791	0.00%	$107,629	0.00%	$107,642	0.00%
Interest Bearing:
Now	194,688	1.03%	226,305	1.31%	207,904	1.20%	164,959	1.37%	128,955	1.85%
Money Market	217,866	1.08%	179,059	1.38%	188,479	1.25%	136,444	1.62%	109,189	2.06%
Savings	126,110	0.60%	91,421	0.88%	110,075	0.70%	77,823	0.97%	84,453	1.69%
Time < $100,000	261,299	2.75%	244,407	3.36%	237,337	3.21%	260,766	3.71%	245,246	4.38%
Time > $100,000	229,253	1.32%	204,412	1.86%	215,250	1.59%	199,608	2.54%	105,765	3.84%

Total Interest Bearing	$1,029,216	1.49%	$945,604	1.93%	$959,045	1.74%	$839,600	2.38%	$673,608	3.10%

Total Deposits	$1,148,186	1.33%	$1,047,959	1.74%	$1,070,836	1.56%	$947,229	2.11%	$781,250	2.67%

Competition

        The Company faces substantial competition in originating loans, in attracting deposits, and in generating fee-based income. This competition comes principally from other banks, savings institutions, credit unions, mortgage banking companies and, with respect to deposits, institutions offering investment alternatives, including money market funds. Competition also comes from other insurance agencies and direct writing insurance companies. Due to the passage of landmark banking legislation in November 1999, competition may increasingly come from insurance companies, large securities firms and other financial services institutions. As a result of consolidation in the banking industry, some of the Company's competitors and their respective affiliates may enjoy advantages such as greater financial resources, a wider geographic presence, a wider array of services, or more favorable pricing alternatives and lower origination and operating costs. In our primary market area, we compete with (i) large national and money center banks such as Wells Fargo, M&T Bank, TD Bank, PNC Bank, Sovereign Bank and First Niagara Bank; (ii) regional and community banks such as National Penn Bank, Fulton Bank, Susquehanna Bank, Beneficial Bank and Metro Bank; and (iii) insurance agencies such as Marsh, Loomis, Trion, Corporate Synergies, Engle-Hambright & Davies, and Johnson, Kendall & Johnson.

        The table below highlights our competitive position within our Western and Eastern branch networks.

(Dollars in thousands) Eastern Branch Network	VIST Deposits	Aggregate Market Deposits	VIST Deposit Market Share	Number of Institutions In Market	VIST Rank In Market
Delaware, PA	$196,740	$11,134,893	1.77%	38	13
Montgomery, PA	176,559	22,017,325	0.80%	45	21
Philadelphia, PA	38,558	46,208,444	0.08%	47	34
Chester, PA	9,940	10,811,147	0.09%	37	36

Total	$421,797	$90,171,809	0.47%	77	23

(Dollars in thousands) Western Branch Network	VIST Deposits	Aggregate Market Deposits	VIST Deposit Market Share	Number of Institutions In Market	VIST Rank In Market
Berks, PA	$643,380	$7,882,566	8.16%	21	4
Schuylkill, PA	57,652	1,973,405	2.92%	20	10

Aggregate Totals	$701,032	$9,855,971	7.11%	30	5

Aggregate Market Area	$1,122,829	$100,027,780	1.12%	96	16

Source: FDIC deposit data as of June 30, 2010, as adjusted for acquisitions where discernable.

Subsidiary Activities

The Bank

        The Company's wholly-owned banking subsidiary is VIST Bank, a Pennsylvania chartered commercial bank. During the year ended December 31, 2000, the charters of The First National Bank of Leesport, incorporated under the laws of the United States of America as a national bank in 1909, and Merchants Bank of Pennsylvania, both wholly-owned banking subsidiaries of the Company at that time, were merged into a single Pennsylvania state charter. VIST Bank operates in Berks, Bucks, Chester, Delaware, Montgomery, Philadelphia and Schuylkill counties in Pennsylvania.

        On October 1, 2004, the Company acquired 100% of the outstanding voting shares of Madison Bancshares Group, Ltd., the holding company for Madison Bank ("Madison"), a Pennsylvania state-chartered commercial bank, and its mortgage banking division, Philadelphia Financial Mortgage Company, now known as VIST Mortgage. VIST Mortgage is a division of VIST Bank.

        On November 19, 2010, we completed the FDIC-assisted acquisition of certain assets and assumption of certain liabilities of Allegiance. The acquisition of Allegiance represents a significant market extension of our core Berks, Schuylkill, and Montgomery county markets into Philadelphia and the surrounding areas. For more information regarding the Allegiance acquisition, see "Business—Growth Through Acquisitions" above.

        The acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the November 19, 2010 acquisition date. Prior to purchase accounting adjustments, the Company assumed approximately $93.0 million in deposit liabilities and acquired certain assets of approximately $106.0 million. The application of the acquisition method of accounting resulted in recorded goodwill of $1.5 million. Fair value adjustments include a write-down of $12.0 million related to the covered loan portfolio, and increased liabilities of $534,000 related to time deposits and $553,000 related to long-term debt.

Commercial and Retail Banking

        VIST Bank provides services to its customers through twenty-one full service, two limited service financial centers, and twenty-two ATMs. It operates financial centers in: Leesport, Blandon, Bern Township, Wyomissing, Breezy Corner, Hamburg, Birdsboro, Northeast Reading, Exeter Township, and Sinking Spring in Berks county, Pennsylvania; Schuylkill Haven in Schuylkill county, Pennsylvania; Bala Cynwyd, Blue Bell, Conshohocken, Oaks, Centre Square, and Worcester in Montgomery county, Pennsylvania; Fox Chase and Old City in Philadelphia county, Pennsylvania; Berwyn in Chester county, Pennsylvania; and Strafford in Delaware county, Pennsylvania. The Bank also operates limited access and hours service facilities in retirement communities in Wernersville and Flying Hills, both in Berks county, Pennsylvania. The Bank offers all of its products at these two limited hours locations, but its customers are limited to those who live, work and are regular visitors at these communities. Most full service financial centers provide ATM services. With the exception of the Wernersville, Exeter, Old City, Worcester, Berwyn and Breezy Corner locations, each of our financial centers provide drive-in facilities.

        VIST Bank engages in full service commercial and consumer banking business, including such services as accepting deposits in the form of time, demand and savings accounts. Such time deposits include certificates of deposit, individual retirement accounts and Roth IRAs. The Bank's savings accounts include money market accounts, club accounts, NOW accounts and traditional regular savings accounts. In addition to accepting deposits, the Bank makes both secured and unsecured commercial and consumer loans, provides equipment lease and accounts receivable financing and makes construction and mortgage loans, including home equity loans. The Bank does not engage in sub-prime lending. The Bank also provides small business loans and other services including rents for safe deposit facilities.

        At March 31, 2011, the Company and VIST Bank had the equivalent of 298 and 198 full-time employees, respectively.

Loan Policy and Procedure

        The Bank's loan policies and procedures have been approved by the board of directors, based on the recommendation of the Bank's President, Chief Lending Officer, Chief Credit Officer, and the Risk Management Officer, who collectively establish and monitor credit policy issues. Application of the loan policy is the direct responsibility of those who participate either directly or administratively in the lending function.

        The Bank's Relationship Managers originate loan requests through a variety of sources which include the Bank's existing customer base, referrals from directors and various networking sources (accountants, attorneys, and realtors), and market presence. Over the past several years, the effectiveness of the Bank's Relationship Managers have been significantly increased through (1) the hiring of experienced commercial lenders in the Bank's geographic markets, (2) the Bank's continued participation in community and civic events, (3) strong networking efforts, (4) local decision making, and (5) consolidation and other changes which are occurring with respect to other local financial institutions.

        A credit loan committee comprised of senior management approves commercial and consumer loans with total loan exposures in excess of $2.0 million. The executive loan committee comprised of senior management and 5 independent members from the board of directors approves commercial and consumer loans with total exposures in excess of $4.5 million up to the Bank's legal lending limit. One of the affirmative votes on both the credit and/or executive loan committee must be either the Chief Credit Officer or the Chief Lending Officer in order to ensure that proper standards are maintained.

        Lending authorities are granted to individuals based on position and experience. All commercial loan approvals require dual signatures. Loans over $1.0 million and up to $2.0 million require the additional approval of the Chief Lending Officer ("CLO"), Chief Credit Officer ("CCO"), Senior Credit Officer and/or the Bank Chief Executive Officer ("CEO"). Loans in excess of $2.0 million are presented to the Bank's Credit Committee, comprised of the Chief Lending Officer, Chief Credit Officer, Senior Credit Officer, Chief Risk Officer (non-voting), and selected market Executives. The Credit Committee can approve loans up to $4.5 million and recommend loans to the Executive Loan Committee for approval up to the Bank's legal lending limit of approximately $16.3 million at March 31, 2011. The Executive Loan Committee is comprised of the Bank CEO, the Chief Lending Officer, the Chief Credit Officer, the Chief Financial Officer, Senior Credit Officer, the Chief Risk Officer (non-voting member) and selected Board members. At least one affirmative vote in both the Credit Committee and the Executive Loan Committee must come from the CCO or the CLO. Individual joint lending authority is granted based on the level of experience of the individual for commercial loan exposures under $2.0 million. Higher risk credits (as determined by internal loan ratings) and unsecured facilities (in excess of $100,000) require the signature of an officer with more credit experience.

        The Bank has established an "in-house" lending limit of 80% of its legal lending limit and, at March 31, 2011, the Bank had one loan relationship in excess of its in-house limit. At March 31, 2011, this one client had a loan exposure of $14.1 million that was approximately $2.0 million over the 80% in-house limit. Since March 31, 2011, the Bank has two new loan relationships which are in excess of its in-house limit. The Bank has a loan exposure of $14.4 million for one loan relationship that was approximately $2.3 million over the 80% in-house limit and has a loan exposure of $15.0 million for another loan relationship that was approximately $2.9 million over the 80% in-house limit. Although Bank policy does not prohibit going over the 80% limit, these credits need to be generally considered of "high quality."

        The Bank does occasionally purchase or sell portions of large dollar amount commercial loans through participations with other financial institutions, but no significant participations occurred during 2010. The Bank also performs loans sales of retail mortgage loans on a regular basis. The Bank does not buy or sell any retail consumer loans.

        Through the Chief Credit Officer and the Credit Committee, the Bank has successfully implemented individual, joint, and committee level approval procedures which have monitored and solidified credit quality as well as provided lenders with a process that is responsive to customer needs.

        The Bank manages credit risk in the loan portfolio through adherence to consistent standards, guidelines, and limitations established by the credit policy. The Bank's credit department, along with the Relationship Managers, analyzes the financial statements of the borrower, collateral values, loan structure, and economic conditions, to then make a recommendation to the appropriate approval authority. Commercial loans generally consist of real estate secured loans, lines of credit, term, and equipment loans. The Bank's underwriting policies impose strict collateral requirements and normally will require the guaranty of the principals. For requests that qualify, the Bank will use Small Business Administration guarantees to improve the credit quality and support local small business.

        The Bank's written loan policies are continually evaluated and updated as necessary to reflect changes in the marketplace. Annually, credit loan policies are approved by the Bank's board of directors thus providing Board oversight. These policies require specified underwriting, loan documentation and credit analysis standards to be met prior to funding.

        One of the key components of the Bank's commercial loan policy is loan to value. The following guidelines serve as the maximum loan to value ratios which the Bank would normally consider for new loan requests. Generally, the Bank will use the lower of cost or market when determining a loan to value ratio (except for investment securities). The values are not appropriate in all cases, and Bank lending personnel, pursuant to their responsibility to protect the Bank's interest, seek as much collateral as practical.

Commercial Real Estate
a)	Unapproved land (raw land)	50%
b)	Approved but Unimproved land	65%
c)	Approved and Improved land	75%
d)	Improved Real Estate	80%
Investments
a)	Stocks listed on a nationally recognized exchange Stock value should be greater than $10.	75%
b)	Bonds, Bills, Notes
c)	US Gov't obligations (fully guaranteed)	95%
d)	State, county, & municipal general obligations rated BBB or higher	varies: 65-80%
	Corporate obligations rated BBB or higher	varies: 65-80%
Other Assets
a)	Accounts Receivable (eligible)	80%
b)	Inventory (raw material and finished goods)	50%
c)	Equipment (new)	80%
d)	Equipment (purchase money used)	70%
e)	Cash or cash equivalents	100%

        Exception reporting is presented to the audit committee on a quarterly basis to ensure that the Bank remains in compliance with the FDIC limits on exceeding supervisory loan of the Bank's board of directors to value guidelines established for real estate secured transactions.

        Generally, when evaluating a commercial loan request, the Bank will require 3 years of financial information on the borrower and any guarantor. The Bank has established underwriting standards that are expected to be maintained by all lending personnel. These requirements include loans being evaluated and underwritten at fully indexed rates. Larger loan exposures are typically analyzed by credit personnel that are independent from the sales personnel.

        The Bank has not underwritten any hybrid loans or sub-prime loans. Loans that are generally considered to be sub-prime are loans where the borrower has a FICO score below 640 and shows data on their credit reports associated with higher default rates, limited debt experience, excessive debt, a history of missed payments, failures to pay debts, and recorded bankruptcies.

        All loan closings, loan funding and appraisal ordering and review involve personnel that are independent from the sales function to ensure that bank standards and requirements are met prior to disbursement.

Mortgage Banking

        VIST Bank provides mortgage banking services to its customers through VIST Mortgage, a division of the Bank. VIST Mortgage operates offices in Reading, Schuylkill Haven and Blue Bell, which are located in Berks county, Schuylkill county, and Montgomery county, Pennsylvania, respectively. VIST Mortgage had 12 full-time employees at March 31, 2011.

Insurance

        VIST Insurance, a full service insurance agency, offers a full line of personal and commercial property and casualty insurance as well as group insurance for businesses, employee and group benefit plans, and life insurance. VIST Insurance is headquartered in Wyomissing, Pennsylvania with offices in Wyomissing, Blue Bell and Pottstown, Pennsylvania and in VIST Bank's Schuylkill Haven financial center. VIST Insurance had 64 full-time employees at March 31, 2011. Our insurance business focuses principally on employee benefits, property and casualty, and commercial and personal lines and has expanded through organic growth and six transactions (Essick & Barr Inc. in 1998, EBFS, Inc. in 1999, The Boothby Group in 2002, CrosStates Insurance Consultants Inc. in 2003, and Fisher Benefits Consulting in 2008 and a customer list from KDN/Lanchester Corp. in 2010). Our insurance business' organic growth has come from a focused regional sales strategy and through cross-selling and expanding products sold to existing commercial bank customers.

Wealth Management

        VIST Capital offers investment advisory and brokerage services and provides a full line of products and services for individual financial planning, retirement and estate planning, investments, corporate and small business pension and retirement planning. VIST Capital is headquartered in Wyomissing, Pennsylvania, with an office in Blue Bell, Pennsylvania, and had 5 full-time employees at March 31, 2011.

        VIST Capital has entered into an arrangement with LPL Financial Corp. to provide an integrated platform of proprietary technology, brokerage and investment advisory services. This platform provides our customers access to thousands of commission and fee-based products provided by hundreds of third-party sponsors. This arrangement provides us with access to a wide array of product choices for our clients. Previously, we used a similar platform offered by UVEST Financial Services, an affiliate of LPL Financial Corp.

Legal Proceedings

        A certain amount of litigation arises in the ordinary course of the business of the Company, and the Company's subsidiaries. In the opinion of the management of the Company, there are no proceedings pending to which the Company, or the Company's subsidiaries are a party or to which their property is subject, that, if determined adversely to the Company or its subsidiaries, would be material in relation to the Company's shareholders' equity or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of the Company and its subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company or its subsidiaries by governmental authorities.

Properties

        For a description of our properties, see "Properties" below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Management's discussion and analysis represents an overview of the financial condition and results of operations, and highlights the significant changes in the financial condition and results of operations, as presented in the accompanying consolidated financial statements for VIST Financial Corp., a financial holding company, and its wholly-owned subsidiaries, VIST Bank, VIST Insurance, and VIST Capital. The Bank's wholly-owned subsidiary, VIST Mortgage Holdings, LLC, was inactive at December 31, 2010, although the Bank continues to operate its mortgage banking activities through VIST Mortgage, a division of the Bank.

        A discussion of our Critical Accounting Policies is included in "—Critical Accounting Policies" below.

Results of Operations for the Three Months ended March 31, 2011 and 2010

        Net income for the first quarter of 2011 was $506,000, as compared to $713,000 for the same period in 2010. Basic and diluted earnings per common share were $0.01 for the first quarter of 2011, as compared to basic and diluted earnings per common share of $0.05 for the same period in 2010. The operating results for the first quarter of 2011 were negatively impacted by (i) $804,000 of net losses recognized on the sale of other real estate owned and (ii) approximately $400,000 of integration expenses associated with the acquisition of Allegiance.

        The following table presents some of the Company's key ratios for three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
Return on average assets (annualized)	0.14%	0.22%
Return on average shareholders' equity (annualized)	1.53%	2.27%
Average shareholders' equity to average assets	9.34%	9.47%

Net Interest Income

        Net interest income, our primary source of revenue, is the amount by which interest income on loans, investments and interest-earning cash balances exceeds interest incurred on deposits and other non-deposit sources of funds, such as repurchase agreements and borrowings from the FHLB and other correspondent banks. The amount of net interest income is affected by changes in interest rates and by changes in the volume and mix of interest-sensitive assets and liabilities. Net interest income and corresponding yields are presented in the discussion and analysis below on a fully taxable-equivalent basis. Income from tax-exempt assets, primarily loans to or securities issued by state and local governments, is adjusted by an amount equivalent to the federal income taxes which would have been paid if the income received on these assets was taxable at the statutory rate of 34%. Net interest margin is the difference between the gross (tax-effected) yield on earning assets and the cost of interest bearing funds as a percentage of earning assets.

        Net interest income as adjusted for tax-exempt financial instruments was $11.9 million for the three months ended March 31, 2011, as compared to $10.1 million for the same period in 2010. Having a lower cost of funds resulted in less interest paid on average interest-bearing liabilities, which more than offset the decrease in the yield on interest-earning assets, thus resulting in a higher net interest margin for the first quarter of 2011, as compared to the same period in 2010. The taxable-equivalent net interest margin percentage for the first quarter of 2011 was 3.73%, as compared to 3.40% for the same period in 2010. The interest rate paid on average interest-bearing liabilities decreased by 39 basis points to 1.89% for the first quarter of 2011, as compared to 2.28% for 2010. The yield on interest-earning assets decreased by 5 basis points to 5.33% for 2011, as compared to 5.38% for the same period in 2010.

Average Balances, Rates and Net Yield

        The table below provides average asset and liability balances and the corresponding interest income and expense along with the average interest yields (assets) and interest rates (liabilities) for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,
	2011			2010
	Average Balance	Interest Income/ Expense	Average Rate Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rate Earned/ Paid
	(Dollar amounts in thousands)
Interest-Earning Assets:
Loans:(1)(2)(3)
Commercial	$824,932	$11,912	5.77%	$733,065	$10,356	5.65%
Mortgage	59,730	701	4.69	48,774	663	5.44
Consumer	123,287	1,596	5.25	130,650	1,683	5.22

Total loans	1,007,949	14,209	5.64	912,489	12,702	5.58
Investment securities(2)	279,908	3,090	4.42	268,549	3,560	5.30
Federal funds sold	9,417	4	0.15	29,001	8	0.12
Other short-term investments	368	1	1.37	493	—	0.00

Total interest-earning assets	$1,297,642	$17,304	5.33%	$1,210,532	$16,270	5.38%

Interest-Bearing Liabilities:
Transaction accounts	$538,664	$1,262	0.95%	$496,785	$1,538	1.26%
Time deposits	490,552	2,522	2.08	448,819	2,964	2.68
Securities sold under agreement to repurchase	106,804	1,176	4.39	115,827	1,182	4.08
Short-term borrowings	389	—	0.38	—	—	0.00
Borrowings	1,000	7	2.75	11,111	98	3.52
Junior subordinated debt	18,438	406	8.93	19,658	345	7.13

Total interest-bearing liabilities	1,155,847	5,373	1.89	1,092,200	6,127	2.28
Noninterest-bearing deposits	118,970	—		102,355	—

Total cost of funds	$1,274,817	5,373	1.71%	$1,194,555	6,127	2.08%

Net interest income (fully taxable equivalent)		$11,931			$10,143

Net interest margin (fully taxable equivalent)			3.73%			3.40%

(1)
Loan fees have been included in the interest income totals presented. Non-accrual loans have been included in average loan balances.

(2)
Interest income on loans and investments is presented on a taxable equivalent basis using an effective tax rate of 34%.

(3)
For the first quarter of 2011, covered loans acquired in the Allegiance acquisition on November 19, 2010 are included in loans.

        Interest and fees on loans on a taxable equivalent basis increased by $1.5 million, or 11.9% to $14.2 million for the three months ended March 31, 2011, as compared to $12.7 million for the same period in 2010. The increase in interest and fees on loans was primarily the result of an increase in the average balance of loans of $95.4 million for the first quarter of 2011, as compared to the same period in 2010, as a result of both commercial loan growth and the additional loans acquired in the Allegiance acquisition. Management attributes the commercial loan growth to a well established market in the Reading, Pennsylvania area as well as continued penetration into the Philadelphia, Pennsylvania market.

        Interest on securities on a taxable-equivalent basis was $3.1 million for the three months ended March 31, 2011, as compared to $3.6 million for the same period in 2010. The average balance of securities increased $11.4 million to $279.9 million for the first quarter of 2011, as compared to $268.5 million for the same period in 2010. The taxable-equivalent yield decreased by 88 basis points to 4.42% for the first quarter of 2011, as compared 5.30% for the same period in 2010. The decrease in interest income for the first quarter of 2011 as compared to the same period in 2010 primarily resulted from the decrease in yield; the decrease was partially offset by a higher average balance of securities for the first quarter of 2011.

        Interest expense on deposits decreased by $719,000, or 16.0%, to $3.8 million for the first quarter of 2011, as compared to $4.5 million for the same period in 2010. A benefit of a lower cost of deposits resulted in less interest paid on deposits, which more than offset the increase in the average balance of deposits. The average rate paid on deposits decreased by 45 basis points to 1.49% for the first quarter of 2011, as compared to 1.93% for the same period in 2010 due in large part to the over $16.0 million increase in non-interest bearing deposits and the ability to charge lower rates on our other deposit products. The decrease in the average rate on interest-bearing deposit rates was the result of management's disciplined approach to deposit pricing. For the first quarter of 2011, the average balance of interest-bearing deposits increased by $83.6 million to $1.03 billion, as compared to $945.6 million for the same period in 2010. The increase in interest bearing deposits was primarily due to an increase in interest bearing core deposits including time deposits maturing in one year or less, as well as the deposits that were assumed as part of the Allegiance acquisition. The growth in interest-bearing deposits provided the funding needed for growth in interest-earning assets.

        Interest expense on borrowings decreased by $91,000, or 92.3%, to $7,000 for the first quarter of 2011, as compared to $98,000 for the first quarter of 2010. The Company reduced borrowings by $10.0 million during 2010 and another $10.0 million during the first quarter of 2011, which contributed to a $10.1 million decrease in the average balance of borrowings for the first quarter of 2011, as compared to the first quarter of 2010. The reductions in borrowings were the result of scheduled maturities.

        The average interest rate paid on securities sold under agreements to repurchase increased from 4.08% for the three months ended March 31, 2010 to 4.39% for the three months ended March 31, 2011. The increase in the average interest rate paid on securities sold under agreements to repurchase was the result of increases in average interest rates paid on long-term, wholesale securities sold under repurchase agreements. Average securities sold under agreements to repurchase balances decreased $9.0 million, or 7.5%, for the first quarter of 2011 as compared to the same period in 2010, due primarily to the growth in total average interest-bearing deposits. The additional interest expense resulting from the overall increase in the average rate paid on securities sold under agreements to repurchase for the first quarter of 2011 was offset by the benefit received from the reduction in average balance for the first quarter of 2011, as compared to the first quarter of 2010.

Changes in Interest Income and Interest Expense

        The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (period-to-period changes in average balance multiplied by beginning rate), and (2) changes in rate (period-to-period changes in rate multiplied by beginning average balance).

Analysis of Changes in Interest Income/Expense(1)(2)(3)

	Year to Date:
	March 2011 (annualized) vs. December 2010 Due to Increase (Decrease) in			March 2010 (annualized) vs. December 2009 Due to Increase (Decrease) in
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands, except percentage data)
Interest-bearing deposits in other banks and federal funds sold	$(274)	$(10)	$(284)	$24	$(5)	$19
Securities (taxable)	704	(1,368)	(664)	840	(611)	229
Securities (tax-exempt)	(458)	(15)	(473)	466	31	497
Loans	4,378	1,014	5,392	512	27	539

Total Interest Income	4,350	(379)	3,971	1,842	(558)	1,284

Short-term borrowed funds	(14)	(4)	(18)	—	(18)	(18)
Repurchase agreements	(21)	2	(19)	(36)	409	373
Long term borrowings	(282)	(98)	(380)	(1,055)	(57)	(1,112)
Junior Subordinated Debt	(64)	247	183	(10)	28	18
Interest-bearing transaction accounts	182	(673)	(491)	1,380	(426)	954
Savings deposits	101	(110)	(9)	127	(74)	53
Time deposits	856	(1,673)	(817)	(462)	(2,270)	(2,732)

Total Interest Expense	758	(2,309)	(1,551)	(56)	(2,408)	(2,464)

Increase (Decrease) in Net Interest Income	$3,592	$1,930	$5,522	$1,898	$1,850	$3,748

(1)
Loan fees have been included in the change in interest income totals presented. Non-accrual loans have been included in average loan balances.

(2)
Changes due to both volume and rates have been allocated in proportion to the relationship of the dollar amount change in each.

(3)
Interest income on loans and securities is presented on a taxable-equivalent basis.

Provision for Loan Losses

        Management closely monitors the loan portfolio and the adequacy of the allowance for loan losses considering underlying borrower financial performance and collateral values, and increasing credit risks. Future material adjustments may be necessary to the provision for loan losses, and consequently the allowance for loan losses, if economic conditions or loan credit quality differ substantially from the assumptions management used in making our evaluation of the level of the allowance for loan losses as compared to the balance of outstanding loans. The provision for loan losses is an expense charged against net interest income to provide for estimated losses attributable to uncollectible loans. The provision is based on management's analysis of the adequacy of the allowance for loan losses. The provision for loan losses was $2.2 million for the first quarter of 2011, as compared to $2.6 million for the same period in 2010. The combination of lower loan volume and a decrease in required specific allowances on impaired loans resulted in less loan loss provision expense for the three months ended March 31, 2011, as compared to the same period in 2010. The provision for the first quarter of 2011 included $1.2 million related to construction and land loans as a result of declines in the values of two construction relationships and an increase in the discount rate on a third nonperforming construction relationship in spite of a current appraisal on the property. The provision for both periods reflects both the level of charge-offs for the respective period, the increased credit risk related to the loan portfolio at March 31, 2011, as compared to March 31, 2010. The loan portfolio decreased $28.2 million from December 31, 2010 to March 31, 2011, as compared to a decrease of $6.2 million from December 31, 2009 to March 31, 2010.

Non-Interest Income

        Non-interest income decreased by $1.1 million, or 25.2%, to $3.4 million for the first quarter of 2011, as compared to $4.5 million for the same period in 2010.

        Increases (decreases) in the components of non-interest income when comparing the first quarter of 2011 to the same period in 2010 were as follows:

	Three Months Ended March 31,		Increase/(Decrease)
	2011	2010	Amount	Percent
	(Dollars amounts in thousands)
Customer service fees	$417	$583	$(166)	(28.5)%
Mortgage banking activities	169	134	35	26.1
Commissions and fees from insurance sales	2,837	3,076	(239)	(7.8)
Broker and investment advisory commissions and fees	180	135	45	33.3
Earnings on bank owned life insurance	98	78	20	25.6
Other commissions and fees	438	504	(66)	(13.1)
Loss on sale of other real estate owned	(804)	(16)	(788)	4,925.0
Other income	10	43	(33)	(76.7)
Net realized gains on sales of securities	89	92	(3)	(3.3)
Net credit impairment loss recognized in earnings	(64)	(96)	32	(33.3)

Total	$3,370	$4,533	$(1,163)	(25.7)%

        Customer service fees decreased 28.5% to $417,000 for the first quarter of 2011 as compared to $583,000 for the same period in 2010. The decrease in customer service fees for the comparative three month periods was primarily due to a decrease in uncollected funds charges and non-sufficient funds charges.

        The Company generates income from the sale of newly originated mortgage loans, which is recorded in non-interest income as mortgage banking activities. Revenue from mortgage banking activities increased 26.1% to $169,000 for the first quarter of 2011 as compared to $134,000 for the same period in 2010. The increase in mortgage banking activities for the comparative three month periods was primarily due to an increase in the volume of loans sold into the secondary mortgage market.

        Commissions and fees from insurance sales decreased 7.8% to $2.8 million for the first quarter of 2011 as compared to $3.1 million for the same period in 2010. The decrease for the comparative three month periods is mainly attributed to a decrease in income on group insurance products and in contingency income on insurance products offered through VIST Insurance. In 2010, contingency income related to certain larger relationships was paid during the first quarter of 2010 and recognized as income during the first quarter. In 2011, the contingency income related to those same larger relationships is being paid throughout the year and as a result recognized as income as received throughout the year.

        Commissions and fees from brokerage and investment advisory services increased 33.3% to $180,000 in the first quarter of 2011 as compared to $135,000 for the same period in 2010. The increase in income for the comparative three month periods was primarily due to the higher volume of investment advisory services transacted with VIST Capital customers.

        Revenue from earnings on bank owned life insurance ("BOLI") increased 25.6% to $98,000 in the first quarter of 2011 as compared to $78,000 for the same period in 2010. The increase in earnings on BOLI for the comparative three month periods was primarily due to increased earnings credited on the Company's separate investment account, BOLI.

        Other commissions and fees decreased 13.1% to $438,000 for the first quarter of 2011 as compared to $504,000 for the same period in 2010. The decrease in the comparative three month periods was primarily due to decreases in customer debit card activity through the debit card network interchange.

        Net realized losses on the sale of other real estate owned were $804,000 for the three months ended March 31, 2011 compared to $16,000 for the same period in 2010. The losses incurred during the first quarter of 2011, were mostly attributable to the sale of one commercial property. The Company decided to sell this property and incur the loss because management did not anticipate market conditions for the property to improve significantly over the next 18 to 24 months. Management estimated that selling the property at a loss would be preferable to incurring the significant expenses to maintain the property during the time it would likely take to sell.

        Net realized gains on sales of available-for-sale securities were $89,000 for the three months ended March 31, 2011 as compared $92,000 for the same period in 2010. Sales of available-for-sale securities during 2011 and 2010 were the result of liquidity and asset/liability management strategies.

        For the three month period ended March 31, 2011, net credit impairment losses recognized in earnings resulting from OTTI losses on investment securities were $64,000, as compared to $96,000 for the same period in 2010. The net credit impairment losses relate to OTTI charges for estimated credit losses on available-for-sale and held-to-maturity pooled trust preferred securities resulting from changes in the underlying cash flow assumptions used in determining the credit losses. Management regularly reviews the investment securities portfolio to determine whether to record other-than-temporary impairment.

Non-Interest Expense

        Non-interest expense was $12.4 million for the three months ended March 31, 2011, as compared to $11.1 million for the same period in 2010. Increases (decreases) in the components of non-interest expense when comparing the three months ended March 31, 2011, to the same period in 2010, were as follows:

	Three Months Ended March 31,
			Increase/ (Decrease)
	2011	2010
	(Dollars in thousands)
Salaries and employee benefits	$5,911	$5,419	$492
Occupancy	1,300	1,148	152
Furniture and equipment	665	624	41
Marketing and advertising	319	246	73
Amortization of identifiable intangible assets	138	133	5
Professional services	1,056	609	447
Outside processing services	1,069	1,031	38
FDIC deposit and other insurance	683	532	151
Other real estate owned	412	481	(69)
Other expense	805	852	(47)

Total	$12,358	$11,075	$1,283

        Salaries and employee benefits, the largest component of non-interest expense, increased 9.1% to $5.9 million for the three months ended March 31, 2011, as compared to $5.4 million for the same period in 2010. Part of the increase in salaries and employee benefits for the comparative three month periods was related to an increase of nine full-time equivalent employees at March 31, 2011 compared to March 31, 2010. Included in salaries and employee benefits were stock-based compensation costs of $95,000 for the first quarter of 2011, as compared to $37,000 for the same period in 2010.

        Occupancy and furniture and equipment expense increased to $2.0 million for the first three months of 2011 as compared to $1.8 million for the same period in 2010. The increase in occupancy and furniture and equipment expense for the comparative three month periods was primarily due to an increase in building lease expense resulting from the retail branch locations added through the Allegiance acquisition.

        Professional services expense increased 73.4% to $1.1 million for the first quarter of 2011 as compared to $609,000 for the same period in 2010. The increase for the comparative three month periods was primarily due integration expenses associated with the Allegiance acquisition as well as consulting fees related to various corporate projects.

        Outside processing expense increased 3.7% to $1.1 million for the first quarter of 2011 as compared to $1.0 million for the same period in 2010. The increase in outside processing expense for the comparative three month period is due primarily to an increase in costs incurred for computer services and network fees.

        FDIC deposit and other insurance expense increased 28.4% to $683,000 for the first quarter of 2011 as compared to $532,000 for the same period in 2010. The increase in expense is related to an increase in FDIC insurance assessments resulting from an increase in base assessment rates, as determined by the FDIC, as well as an increase in the Company's overall deposit balances.

Income Taxes

        Generally, the Company's effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, and bank-owned life insurance, and the impact of tax credits. The Company recorded an income tax benefit of $204,000 for the first quarter of 2011, as compared to an income tax benefit of $178,000 for the same period in 2010. Included in the income tax benefit for the comparative three month periods ended March 31, 2011 and 2010 was a federal tax benefit of approximately $49,000 and $64,000, respectively, stemming from a $5.0 million investment in an affordable housing, corporate tax credit limited partnership.

Off Balance Sheet Commitments

        The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        A summary of the contractual amount of the Company's financial instrument commitments is as follows:

	March 31, 2011	December 31, 2010
	(in thousands)
Commitments to extend credit:
Loan origination commitments	$37,725	$41,803
Unused home equity lines of credit	49,687	38,089
Unused business lines of credit	121,590	132,486

Total commitments to extend credit	$209,002	$212,378

Standby letters of credit	$9,271	$9,235

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment. At March 31, 2011 the amount of commitments to extend credit was $209.0 million as compared to $212.4 million at December 31, 2010.

        Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twenty-four months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of

March 31, 2011 for guarantees under standby letters of credit issued was $9.3 million, as compared to $9.2 million at December 31, 2010.

Liquidity

        The Bank's objective is to maintain adequate liquidity to meet funding needs at a reasonable cost and to provide contingency plans to meet unanticipated funding needs or a loss of funding sources, while minimizing interest rate risk. Adequate liquidity provides resources for credit needs of borrowers, for depositor withdrawals and for funding corporate operations. Sources of liquidity are as follows:

  •
  deposit generation;

  •
  investment securities portfolio scheduled cash flows, prepayments, maturities and sales;

  •
  payments received on loans; and,

  •
  overnight correspondent bank borrowings credit lines, and borrowing capacity available from the Federal Reserve Bank and the FHLB.

        Management believes that the Bank's core deposits remain fairly stable. Liquidity and funds management is governed by policies and measured on a daily basis, with supplementary weekly and monthly analyses. These measurements indicate that liquidity generally remains stable and exceeds our minimum defined levels of adequacy. Other than the trends of continued competitive pressures and volatile interest rates, there are no known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way. Considering all factors involved, management believes that liquidity is being maintained at an adequate level.

        At March 31, 2011, the Company had a maximum borrowing capacity with the Federal Home Loan Bank of approximately $397.5 million. In the event that additional short-term liquidity is needed, the Bank has established relationships with several correspondent banks to provide short-term borrowings in the form of federal funds purchased.

        The Bank is required to pledge residential and commercial real estate secured loans to collateralize its potential borrowing capacity with the FHLB. As of March 31, 2011, the Bank has pledged approximately $647.8 million in loans to the FHLB to secure its maximum borrowing capacity of $397.5 million.

Financial Condition—Analysis of March 31, 2011 and December 31, 2010

        Total assets decreased by $13.2 million or 1.0%, to $1.41 billion at March 31, 2011 from $1.43 billion at December 31, 2010. The decrease in assets was primarily due to a decrease in the loan portfolio, primarily commercial loans, as a result of a conscious decision by the Company to exit a number of commercial loan relationships, which did not meet our credit standards. Loan information for these periods is presented net of deferred fees.

Securities Portfolio

        The securities portfolio increased by $9.2 million to $291.0 million at March 31, 2011, from $281.8 million at December 31, 2010 primarily due to the purchase of additional available-for-sale securities. Investment security purchases and sales generally occur to manage the Bank's liquidity requirements, pledging requirements, interest rate risk, and to enhance net interest margin and capital management. The available-for-sale securities portfolio is evaluated regularly for possible opportunities to increase earnings through potential sales or portfolio repositioning. During the first three months of 2011, proceeds of $16.9 million were received on sales, and $89,000 was recognized in net gains, while investment securities of $40.0 million were purchased. During the first three months of 2010, proceeds of $11.9 million were received on sales, and $92,000 was recognized in net gains, while investment securities of $41.3 million were purchased. Securities classified as available-for-sale are marketable equity securities, and those debt securities that we intend to hold for an undefined period of time, but not necessarily to maturity. Any decision to sell an available-for-sale investment security would be based on various factors, including significant movements in interest rates, changes in maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations, reasonable gain realization, changes in the creditworthiness of the issuing entity, changes in investment strategy and portfolio mix, and other similar factors. Changes in unrealized gains or losses on available-for-sale investment securities, net of taxes, are recorded as other comprehensive income, a component of shareholders' equity. Debt securities that management has the positive ability and intent to hold to maturity are classified as held-to-maturity and recorded at amortized cost.

        Securities of $222.5 million were pledged to secure certain public, trust, and government deposits and for other purposes at March 31, 2011, as compared to and $226.9 million at December 31, 2010. The amortized cost and estimated fair values of securities available-for-sale and held-to-maturity were as follows at March 31, 2011 and December 31, 2010:

	March 31, 2011				December 31, 2010
Securities Available-For-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
				(in thousands)
U.S. Government agency securities	$11,640	$484	$(199)	$11,925	$11,648	$366	$(224)	$11,790
Agency residential mortgage-backed debt securities	231,898	4,963	(2,412)	234,449	216,956	6,220	(811)	222,365
Non-agency collateralized mortgage obligations	11,347	25	(2,475)	8,897	13,663	—	(3,648)	10,015
Obligations of states and political subdivisions	30,508	74	(1,233)	29,349	33,141	18	(2,252)	30,907
Trust preferred securities—single issuer	500	—	(375)	125	500	1	—	501
Trust preferred securities—pooled	5,332	—	(4,847)	485	5,396	—	(4,912)	484
Corporate and other debt securities	1,105	—	(43)	1,062	1,117	—	(69)	1,048
Equity securities	3,345	33	(718)	2,660	3,345	30	(730)	2,645

Total securities available-for-sale	$295,675	$5,579	$(12,302)	$288,952	$285,766	$6,635	$(12,646)	$279,755

	March 31, 2011
Securities Held-To-Maturity	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Gains	Gross Unrealized Holding Value	Gross Unrealized Holding Losses	Fair Value
	(in thousands)
Trust preferred securities—single issuer	$2,007	$—	$2,007	$35	$(164)	$1,878
Trust preferred securities—pooled	650	(629)	21	—	—	21

Total securities held-to-maturity	$2,657	$(629)	$2,028	$35	$(164)	$1,899

	December 31, 2010
Securities Held-To-Maturity	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(in thousands)
Trust preferred securities—single issuer	$2,007	$—	$2,007	$26	$(160)	$1,873
Trust preferred securities—pooled	650	(635)	15	—	—	15

Total securities held-to-maturity	$2,657	$(635)	$2,022	$26	$(160)	$1,888

        The available-for-sale securities portfolio included a net unrealized loss of $6.7 million at March 31, 2011, as compared to a net unrealized loss of $6.0 million at December 31, 2010. In addition, the held-to-maturity securities portfolio included a net unrealized loss of $758,000 at March 31, 2011, as compared to $769,000 at December 31, 2010. Changes in long-term treasury interest rates, underlying collateral and credit concerns and dislocation and illiquidity in the current market continue to contribute to the decrease in the fair market value of certain securities. For information regarding management's evaluation of other than temporary impairment of the securities portfolio, see "—Critical Accounting Policies—Investment Securities Impairment Evaluation" below.

  Obligations of U. S. Government Agencies and Corporations

        The unrealized gains and losses on the Company's investments in obligations of U.S. Government agencies were caused by changes in interest rates as a result of current monetary policy and the ongoing economic downturn. At March 31, 2011, the fair value of the U.S. Government agencies and corporations bonds represented 4.1% of the total fair value of the available-for-sale securities held in the investment securities portfolio. The contractual cash flows are guaranteed by an agency of the U.S. Government. Because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

  Mortgage-Backed Debt Securities

        The unrealized gains and losses on the Company's investments in federal agency residential mortgage-backed securities and corporate (non-agency) collateralized mortgage obligations ("CMO") were primarily caused by changing credit and pricing spreads in the market as a result of the ongoing economic downturn. At March 31, 2011, federal agency residential mortgage-backed securities represented 81.1% of the total fair value of available-for-sale securities held in the investment securities portfolio and corporate (non-agency) collateralized mortgage obligations represented 3.1% of the total fair value of available-for-sale securities held in the investment securities portfolio. The Company purchased those securities at a price relative to the market at the time of purchase. The contractual cash flows of the federal agency residential mortgage-backed securities are guaranteed by the U.S. Government. Because the decline in the market value of agency residential mortgage-backed debt securities is primarily attributable to changes in market pricing since the time of purchase and not credit quality, and because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        As of March 31, 2011, the Company owned 8 corporate (non-agency) collateralized mortgage obligation issues in super senior or senior tranches of which 6 corporate (non-agency) collateralized mortgage obligation issues aggregate historical cost basis is greater than estimated fair value. At March 31, 2011, all 8 non-agency CMO's with an amortized cost basis of $11.3 million were collateralized by residential real estate. As of December 31, 2010, the Company owned 9 corporate (non-agency) collateralized mortgage obligations in super senior or senior tranches of which 8 corporate (non-agency) collateralized mortgage obligations aggregate historical cost basis is greater than estimated fair value. At December 31, 2010, 1 non-agency CMO with an amortized cost basis of $1.5 million was collateralized by commercial real estate and 8 non-agency CMO's with an amortized cost basis of $12.2 million were collateralized by residential real estate. The Company uses a two step modeling approach to analyze each non-agency CMO issue to determine whether or not the current unrealized losses are due to credit impairment and therefore other-than-temporarily impaired. Step one in the modeling process applies default and severity vectors to each security based on current credit data detailing delinquency, bankruptcy, foreclosure and real estate owned (REO) performance. The results of the vector analysis are compared to the security's current credit support coverage to determine if the security has adequate collateral support. If the security's current credit support coverage falls below certain predetermined levels, step two is utilized. In step two, the Company uses a third party to assist in calculating the present value of current estimated cash flows to ensure there are no adverse changes in cash flows during the quarter leading to an other-than-temporary-impairment. Management's assumptions used in step two include default and severity vectors and prepayment assumptions along with various other criteria including: percent decline in fair value; credit rating downgrades; probability of repayment of amounts due and changes in average life. At March 31, 2011 and 2010, respectively, no CMO qualified for the step two modeling approach. Because of the results of the modeling process and because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these CMO investments to be other-than-temporarily impaired at March 31, 2011 and 2010, respectively. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

  State and Municipal Obligations

        The unrealized gains and losses on the Company's investments in state and municipal obligations were primarily caused by changing credit spreads and interest rates in the market as a result of current monetary policy in response to the ongoing economic downturn. At March 31, 2011, state and municipal obligation bonds represented 10.2% of the total fair value of available-for-sale securities held in the investment securities portfolio. The Company purchased those obligations at a price relative to the market at the time of the purchase, and the tax advantaged benefit of the interest earned on these investments reduces the Company's federal tax liability. Because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

  Corporate and Other Debt Securities

        Included in other debt securities available-for-sale at March 31, 2011, were 1 asset-backed security and 1 corporate security representing 0.4% of the total fair value of available-for-sale securities. The unrealized losses on corporate and other debt securities relate primarily to changing pricing due to the economic downturn affecting these markets and not necessarily the expected cash flows of the individual securities. Due to market conditions, it is unlikely that the Company would be able to recover its investment in these securities if the Company sold the securities at this time. Because the Company has analyzed the credit risk and cash flow characteristics of these securities and the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2011.

  Trust Preferred Securities

        The following table provides additional information related to our pooled trust preferred securities as of March 31, 2011:

											Defaults/Deferrals as a Percentage of Remaining Collateral		Excess Subordination as a Percentage of Current Performing Collateral
							Deferral		Current Outstanding Collateral Balance
		Amortized Cost	Fair Value	Unrealized Gain/Loss	Lowest Credit Rating	Number of Performing Issuers				Current Tranche Subordination
Deal	Class						Actual	Expected			Actual	Expected
		(Dollars in thousands)
Pooled trust preferred available-for-sale securities for which an other-than-temporary impairment charge has been recognized:
Holding #2	Class B-2	$656	$32	$(624)	Caa3 (Moody's)	18	$106,250	$10,000	$242,750	$33,000	43.8%	7.3%	0%
Holding #3	Class B	541	179	(362)	Caa3 (Moody's)	18	152,100	10,000	345,500	62,650	44.0%	5.2%	0%
Holding #4	Class B-2	1,001	32	(969)	Ca (Moody's)	21	109,750	—	280,000	38,500	39.2%	0%	0%
Holding #5	Class B-3	335	15	(320)	Ca (Moody's)	44	184,780	10,000	588,745	53,600	31.4%	2.5%	0%

	Total	$2,533	$258	$(2,275)

Pooled trust preferred held-to-maturity securities for which an other-than-temporary impairment charge has been recognized:
Holding #9	Mezzanine	$650	$21	$(629)	Caa1 (Moody's)	17	$99,000	—	$231,500	$20,289	42.8%	0%	0%

		$650	$21	$(629)

Pooled trust preferred available-for-sale securities for which an other-than-temporary impairment charge has not been recognized
Holding #6	Class B-1	$1,300	$163	$(1,137)	CCC- (S&P)	15	$17,500	$15,000	$193,500	$108,700	9.0%	8.5%	18.6%
Holding #7	Class C	1,003	20	(983)	CCC- (S&P)	28	36,000	10,000	310,350	31,780	11.6%	3.6%	4.6%
Holding #8	Senior Subordinate	496	44	(452)	Baa2 (Moody's)	5	34,000	—	116,000	81,000	29.3%	0%	12.7%

	Total	$2,799	$227	$(2,572)

		$5,982	$506	$(5,476)

        Included in trust preferred securities were single issuer, trust preferred securities ("TRUPS") representing 0.1% and 98.9% of the total fair value of available-for-sale securities and the total held-to-maturity securities, respectively, and pooled TRUPS ("CDO") representing 0.2% and 1.1% of the total fair value of available-for-sale securities and the total held-to-maturity securities, respectively.

        As of March 31, 2011, the Company owned three single issuer TRUPS issues and eight CDOs issues of other financial institutions. At March 31, 2011, the historical cost basis of two single issuer TRUPS and eight CDOs was greater than each security's estimated fair value. Investments in TRUPS included (a) amortized cost of $2.5 million of single issuer TRUPS of other financial institutions with a fair value of $2.0 million and (b) amortized cost of $6.0 million of CDOs of other financial institutions with a fair value of $506,000. The issuers in these securities are primarily banks, but some of the CDOs do include a limited number of insurance companies. The Company has evaluated these securities and determined that the decreases in estimated fair value are temporary with the exception of five CDOs which were other than temporarily impaired at March 31, 2011. As of December 31, 2010, the Company owned three single issuer TRUPS and eight CDOs of other financial institutions. At December 31, 2010, the historical cost basis of one single issuer TRUPS and eight CDOs was greater than each security's estimated fair value. The Company has evaluated these securities and determined that the decreases in estimated fair value were temporary with the exception of five CDOs which were other than temporarily impaired at December 31, 2010.

        For the three months ended March 31, 2011, the Company recognized a subsequent net credit impairment charge to earnings of $64,000 on two available-for-sale CDOs as the Company's estimate of projected cash flows it expected to receive for these CDOs was less than the security's carrying value.

For the three months ended March 31, 2010, the Company recognized a subsequent net credit impairment charge to earnings of $15,000 on one available-for-sale CDO and an initial net credit impairment charge to earnings of $81,000 on one held-to-maturity CDO as the Company's estimate of projected cash flows it expected to receive was less than the security's carrying value. For the three months ended March 31, 2011 and 2010, respectively, the OTTI losses recognized on available-for-sale CDOs resulted primarily from both actual and anticipated collateral default and deferrals as a result of current economic conditions affecting the financial services industry. The Company performs an ongoing analysis of these securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value. As of March 31, 2011 and 2010, respectively, no OTTI charges were recorded on any of the single issue TRUPs.

        For CDOs, on a quarterly basis, the Company uses a third party model ("model") to assist in calculating the present value of current estimated cash flows to the previous estimate to ensure there are no adverse changes in cash flows. The model's valuation methodology is based on the premise that the fair value of a CDO's collateral should approximate the fair value of its liabilities. Conceptually, this premise is supported by the notion that cash generated by the collateral flows through the CDO structure to bond and equity holders, and that the CDO structure neither enhances nor diminishes its value. This approach was designed to value structured assets like TRUPS that currently do not have an active trading market, but are secured by collateral that can be benchmarked to comparable, publicly traded securities. The following describes the model's assumptions, cash flow projections, and the valuation approach developed using the market value equivalence approach:

          Defaults and Expected Deferrals.     The model takes into account individual defaults that have already occurred by any participating entity within the pool of entities that make up the securities underlying collateral. The analyses show the individual names of each entity which are currently in default or have deferred their dividend payment. In light of the severity of current economic and credit market conditions, the model makes the conservative assumption that all deferring issuers will default. The model assesses incremental, near-term default risk by performing a ratio analysis designed to generate a conservative estimate of the CAMELS rating that regulators use to assess the financial health of banks and thrifts which is updated quarterly. These shadow ratios reflect the key metrics that define the acronym CAMELS, specifically capital adequacy, asset quality, management, earnings, liquidity, and sensitivity to interest rates. The model calculates these ratios for each individual issuer in the TRUPS pool using publicly available data for the most recent quarter, and weighs the results. Capital adequacy and liquidity measures are emphasized relative to benchmark weights to account for the current stress on the banking system. The model assigned a numerical score to each issuer based on their CAMELS ratios, with scores ranging from 1 for the strongest institutions, to 4 and 5 for banks believed to be experiencing above average stress in the current credit cycle. Similar to the default assumption regarding deferring issuers, the model assumes that all shadow CAMEL ratings of 4 and 5 will also default. The model's assumptions incorporate the belief that the severity of the stress on the banking system has introduced the potential for a sudden and dramatic decline in the operating performance of banks. Although difficult to identify, the model uses an estimated pool-wide default probability of .36% annually for the duration of each deal. This default rate is consistent with Moody's idealized default probability for applicable corporate credits, and represents the base case default scenario used to model each deal.

          Prepayments.    Generally, TRUPS are callable within five to ten years of issuance. Due to current market conditions and the limited, eight year history of TRUPS, prepayments are difficult to predict. The model assumes that prepayments will be limited to those issuers that are acquired by large banks with low financing costs. In deference to the conventional view that the banking industry will undergo significant consolidation over the next several years, the model conservatively estimates that 10% of TRUPS' pools will be acquired and recapitalized over the next 3 to 4 years. As a result of the 2010 passage of the Dodd-Frank Act, prepayment assumptions for certain individual issuers within each TRUPS pool were modified. The Dodd-Frank bill contains a provision that eliminates the Tier 1 capital treatment of TRUPS for banks with total assets greater than $15 billion beginning in the first half of 2013. The model assumes that these larger banks would begin to call and prepay their TRUPS during this timeframe. In addition, the model assumes that certain individual issuers that are both profitable and well capitalized and currently paying fixed rates greater than 9% or floating rate with spreads greater than 325bps will begin to call and prepay their TRUPS in the middle of 2011. Beyond the middle of 2011, the model assumes a 5% prepayment every 5 years going forward. Thereafter, the model assumes no further prepayments.

          Auction Calls.     Auction calls are a structural feature designed to create a 10-year expected life for secured by 30-year TRUPS collateral. Auction call provisions mandate that at the end of the tenth year of a deal, the Trustee submit the collateral to auction at a minimum price sufficient to retire the deal's liabilities at par. If the initial auction is unsuccessful, turbo payments take effect that divert cash flows from equity holders to pay down senior bond principal, and auctions are repeated quarterly until successful. During the period that the TRUPS market was active, it was generally assumed that auction calls would succeed because they offered a source of collateral that dealers could recycle into new TRUPS. However, given the uncertain future of the TRUPS market, negative collateral credit migration, and the decline in market value of TRUPS, the model assumes that a successful auction call is highly unlikely. Therefore, the model expects that the TRUPS will extend through their full 30-year maturity.

          Cash Flow Projections.    The model projects deal cash flows using a third party proprietary model that incorporates the priority of payments defined in each TRUPS offering memorandum, and specific structural features such as over collateralization and interest coverage tests. The model estimates gross collateral cash flows based on the default, recovery, prepayment, and auction call assumptions described above, a forward LIBOR curve, and the specific terms of each issue, including collateral coupon spreads, payment dates, first call dates, and maturity dates. To derive a measure of each security's net revenue, the model adjusts projected gross cash flows by an estimate of net hedge payments based on the terms of the deal's swap agreements, and subtracted the administrative expenses disclosed in each TRUPS offering memorandum. To project cash flows to bond and equity holders, the model analyzes net revenue projections through a vector of each TRUPS priority of payments. The model captures coupon payments to each tranche, the priority of principal distributions, and diversions of cash flows from each security's lower tranches to the senior tranche in the event of over-collateralization or interest coverage test failures.

          Valuation.     The fair value of an asset is determined by the market's required rate of return for its cash flows. Identifying the market's required rate of return for the notes is challenging, given that, over the last year, trading in TRUPS has virtually ceased, and the few secondary market transactions that have occurred have been limited to distressed sales that do not accurately represent a measure of fair value. This task of obtaining a reasonable fair value is further complicated by the fact that TRUPS do not have a benchmark index, such as the ABX, and are not readily comparable to other CDO asset classes. The model's solution to this problem was to rely on market value equivalence to derive the fair value of the notes based on the model's assessment of the fair value of the underlying collateral. At this stage of the analysis, it is important to note that the model accounts for the negative credit migration of TRUPS pools by incorporating projected defaults and recoveries into the model's cash flow projections. Therefore, so as not to double-count incremental default risk when discounting these cash flows to fair value, the model produces a purchased yield discount rate for the each pool that reflects the pools' credit rating at origination.

          Under market value equivalence, the decline in market value of the TRUPS liabilities should correspond to the decline in the market value of the collateral. Since there is no observable spread curve for TRUPS on which to base the allocation of this loss, the model allocates the loss pro rata across tranches. This assumption approximates a parallel shift in the credit curve, which is broadly consistent with the general movement of spreads during a credit crisis. The model then calculates internal rates of return for each tranche based on their loss-adjusted values and scheduled interest and principal income. These rates serve as the basis for the model's estimate of the market's required rate of return for each tranche, as originally rated.

          At this stage of the valuation, the model addressed the decline in the credit quality of the collateral. TRUPS are designed so that credit losses are absorbed sequentially within the capital structure, beginning with the equity tranche and ending with the senior notes. The par amount of the capital structure that is junior to a particular bond is called subordination, which is a measure of the collateral losses that can be sustained prior to that bond suffering a loss. As defaults occur, the bond's subordination is reduced or eliminated, increasing its default risk and reducing its market value. To account for this increased risk, the model reduces the subordination of each tranche by incremental defaults that projected to occur over the next two years, and then re-calibrates the market discount rate for each tranche based on the remaining subordination.

          The final step in our valuation was to discount the cash flows that the model projects for each tranche by their respective market required rates of return. To confirm that the model's valuation results were reliable, the model noted that under market equivalence constraints, the fair values of the TRUPS assets and liabilities should vary proportionately.

          The following table provides additional information related to our single issuer trust preferred securities:

	March 31, 2011
	Amortized Cost	Fair Value	Gross Unrealized Gains/Losses	Number of Securities
	(in thousands)
Investment grades:
BBB rated	$978	$1,013	$35	1
Not rated	1,529	990	(539)	2

Total	$2,507	$2,003	$(504)	3

        There were no interest deferrals or defaults in any of the single issuer trust preferred securities in our investment portfolio as of March 31, 2011.

        In addition to the above factors, our evaluation of impairment also includes a stress test analysis which provides an estimate of excess subordination for each tranche. We stress the cash flows of each pool by increasing current default assumptions to the level of defaults which results in an adverse change in estimated cash flows. This stressed breakpoint is then used to calculate excess subordination levels for each pooled trust preferred security.

        Future evaluations of the above mentioned factors could result in the Company recognizing additional impairment charges on its TRUPS portfolio.

  Equity Securities

        Included in equity securities available-for-sale at March 31, 2011, were equity investments in 27 financial services companies. The Company owns one qualifying CRA equity investment with an amortized cost and fair value of approximately $1.0 million and $980,000, respectively, at March 31,

2011. The remaining 26 equity securities had an average amortized cost of approximately $90,000 and an average fair value of approximately $65,000. While approximately $698,000 in fair value of the equity securities at March 31, 2011 has been below amortized cost for a period of more than twelve months, the Company believes the decline in market value of the equity investment in financial services companies is primarily attributable to changes in market pricing and not fundamental changes in the earnings potential of the individual companies. Included in equity securities available-for-sale at December 31, 2010, were equity investments in 25 financial services companies. The Company owned one qualifying CRA equity investment with an amortized cost and fair value of approximately $1.0 million and $989,000, respectively, at December 31, 2010. The remaining 25 equity securities have an average amortized cost of approximately $94,000 and an average fair value of approximately $66,000. While approximately $1.0 million in fair value of the equity securities at December 31, 2010 has been below amortized cost for a period of more than twelve months, the Company believes the decline in market value of the equity investment in financial services companies is primarily attributable to changes in market pricing and not fundamental changes in the earning potential of the individual companies. For the three months ended March 31, 2011 and 2010, respectively, the Company did not recognize any net credit impairment charges to earnings relating to its equity securities portfolio. The Company has the intent and ability to retain its investment in its equity securities for a period of time sufficient to allow for any anticipated recovery in market value. The Company does not consider its equity securities to be other-than-temporarily-impaired at March 31, 2011 and December 31, 2010, respectively.

        As of March 31, 2011, the fair value of all securities available-for-sale that were pledged to secure public deposits, repurchase agreements, and for other purposes required by law were $222.5 million as compared to $226.9 million at December 31, 2010, respectively.

Loans, Credit Quality and Credit Risk

        Gross loans decreased by $28.2 million to $926.2 million at March 31, 2011 from $954.4 million at December 31, 2010. The overall decrease in loans was mainly due to a decrease in the commercial loan portfolio, as a result of a conscious decision by the Company to exit a number of commercial loan relationships that did not meet the Company's credit standards. Despite exiting these relationships, the Company continues to maintain its commercial lending focus and targets the commercial loan portfolio as a key to future growth.

        The various components of loans at March 31, 2011 and December 31, 2010, were as follows:

	March 31, 2011		December 31, 2010
	Amount	As a Percentage of gross loans	Amount	As a Percentage of gross loans
	(Dollars in thousands)
Residential real estate—one-to-four family	$148,806	16.1%	$153,499	16.1%
Residential real estate—multi family	53,349	5.8	53,497	5.6
Commercial, industrial and agricultural	139,628	15.1	150,097	15.7
Commercial real estate	418,055	45.1	427,546	44.8
Construction	77,038	8.3	78,202	8.2
Consumer	2,361	0.3	2,713	0.3
Home equity lines of credit	86,957	9.4	88,809	9.3

Gross loans	926,194	100%	954,363	100%

Allowance for loan losses	(15,283)		(14,790)

Loans, net of allowance for loan losses	$910,911		$939,573

        Residential real estate loans—one-to-four family.    These loans consist of loans secured by one-to-four family residential properties; closed-end loans secured by real estate as evidenced by mortgages (Federal Housing Administration guaranteed ("FHA"), U.S. Department of Veteran Affairs guaranteed ("VA"), or conventional) or other liens on:

  •
  nonfarm property containing one-to-four dwelling units (including vacation homes) or more than four dwelling units if each is separated from other units by dividing walls that extend from ground to roof (e.g., row houses, townhouses, or the like);

  •
  mobile homes where (a) state laws define the purchase or holding of a mobile home as the purchase or holding of real property and where (b) the loan to purchase the mobile home is secured by that mobile home as evidenced by a mortgage or other instrument on real property;

  •
  individual condominium dwelling units and loans secured by an interest in individual cooperative housing units, even if in a building with five or more dwelling units; and

  •
  housekeeping dwellings with commercial units combined where use is primarily residential and where only one-to-four family dwelling units are involved.

        Revolving, open-end loans secured by one-to-four family residential properties and extended under lines of credit are typically secured by a junior lien and are usually accessible by check or credit card.

        Residential real estate loans—multi-family.    This segment of our portfolio is secured by multifamily (five or more) residential properties, including loans on: (i) nonfarm properties with five or more dwelling units in structures (including apartment buildings and apartment hotels) used primarily to accommodate households on a more or less permanent basis, (ii) 5 or more unit housekeeping dwellings with commercial units combined where use is primarily residential and (iii) cooperative-type apartment buildings containing five or more dwelling units.

        Commercial, industrial and agriculture.    VIST provides a mix of variable and fixed rate commercial loans. These loans are typically made to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs, business expansions and farm operations. Commercial loans generally include lines of credit. These loans are generally made with business operations as the primary source of repayment, but may also include collateralization by inventory, accounts receivable, equipment and/or personal guarantees.

        Commercial real estate.    These loans are secured by real estate as evidenced by mortgages or other liens on nonfarm nonresidential properties, including business and industrial properties, hotels, motels, churches, hospitals, educational and charitable institutions, dormitories, clubs, lodges, and similar properties. Commercial real estate loans include owner-occupied and non-owner occupied loans. Commercial real estate loans consist of loans secured by owner-occupied nonfarm nonresidential properties and non owner occupied, which amount to $149.9 million and $268.2 million, respectively, at March 31, 2011 as compared to $158.4 million and $269.1 million, respectively, at December 31, 2010.

        Construction.    Construction loans include land development, construction and other land loans secured by real estate made to finance (a) land development (i.e., the process of improving land—laying sewers, water pipes, etc.) preparatory to erecting new structures or (b) the on-site construction of industrial, commercial, residential, or farm buildings. For purposes of this item, "construction" includes not only construction of new structures, but also additions or alterations to existing structures and the demolition of existing structures to make way for new structures.

        Consumer.    Consumer loans includes loans to individuals for household, family, and other personal expenditures. These loans are secured and unsecured.

        Home equity of lines of credit.    These loans consist of loans secured by one-to-four family residential properties; open-end loans secured by real estate as evidenced by mortgages (FHA, VA, or conventional).

        The Bank is required to pledge residential and commercial real estate secured loans to collateralize its potential borrowing capacity with the FHLB. As of March 31, 2011, the Bank had pledged approximately $647.8 million in loans to the FHLB to secure its maximum borrowing capacity, as compared to $713.5 million at December 31, 2010.

        The Bank occasionally buys or sells portions of commercial loans through participations with other financial institutions, but no significant transactions occurred during the first quarter of 2011. The Bank transacts sales of residential mortgages on a regular basis through VIST Mortgage. For the first quarter of 2011, the Bank sold $8.9 million of residential mortgage loans generating $169,000 of gains recognized on the sale, which were recorded as non-interest income. For the first quarter of 2010, the Bank sold $2.8 million of residential mortgage loans generating $134,000 of gains recognized on the sale.

Allowance for Loan Losses

        The allowance for loan losses at March 31, 2011 was $15.3 million, or 1.65% of outstanding loans, as compared to $14.8 million or 1.55% at December 31, 2010. In accordance with U.S. GAAP, the allowance for loan losses represents management's estimate of losses inherent in the loan and lease portfolio as of the balance sheet date and is recorded as a reduction to loans and leases. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 90 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

        The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance, which is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan and lease portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans and leases that are classified as impaired. For such loans and leases, an allowance is established when the (i) discounted cash flows, or (ii) collateral value, or (iii) observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity loans, home equity lines of credit and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for relevant qualitative factors. Separate qualitative adjustments are made for higher-risk criticized loans that are not impaired. These qualitative risk factors include:

  1.
  Lending policies and procedures, including underwriting standards and historical-based loss/collection, charge-off, and recovery practices.

  2.
  National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

  3.
  Nature and volume of the portfolio and terms of loans.

  4.
  Experience, ability, and depth of lending management and staff.

  5.
  Volume and severity of past due, classified and non-accrual loans as well as trends and other loan modifications.

  6.
  Quality of the Company's loan review system, and the degree of oversight by the Company's board of directors.

  7.
  Existence and effect of any concentrations of credit and changes in the level of such concentrations.

  8.
  Effect of external factors, such as competition and legal and regulatory requirements.

        Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation.

        An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all criticized and classified loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company's impaired loans are measured based on the estimated fair value of the loan's collateral.

        For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals or evaluations. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

        For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

        For loans that are not rated as criticized or classified, the Company collectively evaluates the loans for impairment based upon homogeneous loan groups.

        Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate, an extension of a loan's stated maturity date or a change in the loan payment to interest-only. For troubled debt restructurings on loans that are accruing interest, the Company will continue to accrue interest based upon the modified terms. Troubled debt restructurings on loans not accruing interest are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are tested for impairment.

        The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized as special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

        In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

        The following table presents the allocation of the Company's allowance for loan losses by portfolio segment at March 31, 2011, as compared to December 31, 2010. Amounts were allocated to specific loan categories based upon management's classification of loans under the Company's internal loan grading system and assessment of near-term charge-offs and losses existing in specific larger balance loans that are reviewed in detail by the Company's internal loan review department and pools of other loans that are not individually analyzed. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future credit losses may occur.

	March 31, 2011		December 31, 2010
	Amount	Percentage of Allowance for Loan Losses	Amount	Percentage of Allowance for Loan Losses
	(Dollar amounts in thousands)
Residential real estate one-to-four family	$2,977	19.5%	$2,918	19.9%
Residential real estate multi-family	846	5.5	735	5.0
Commercial, industrial and agricultural	2,233	14.6	2,576	17.6
Commercial real estate	3,143	20.6	3,321	22.7
Construction	4,074	26.7	3,063	20.9
Consumer	284	1.9	310	2.1
Home equity lines of credit	1,709	11.2	1,713	11.7

Allocated	15,266	100.0	14,636	100.0
Unallocated	17	0.0	154	0.0

Total	$15,283	100.0%	$14,790	100.0%

        The increase in the allowance for loan losses for the construction segment of the loan portfolio was attributable to three lending relationships. All three lending relationships reflect declines in market values of the underlying projects. Two were driven by updated appraisals and the other was because we proactively increased the discount rate attributable to the project despite having a current appraisal because of management's concern about the viability of the two projects.

        The unallocated portion of the allowance is intended to provide for probable losses that are not otherwise accounted for and to compensate for the imprecise nature of estimating future loan losses. While allocations have been established for particular loan categories, management considers the entire allowance to be available to absorb probable losses in any category. The charge-off and allowance categories are a result of the increased disclosures required at December 31, 2010 by FASB ASU 2010-20. Additionally, it was not a requirement to restate prior years' numbers. VIST elected not restate prior years' numbers as the information is not available.

        The following table presents the activity related to the Company's allowance for loan losses for the three months ended March 31, 2011 and December 31, 2010:

	Three Months Ended
	March 31, 2011	December 31, 2010
	(Dollar amounts in thousands)
Balance of allowance for loan losses, beginning of period	$14,790	$14,418

Loans charged-off:
Residential real estate-one-to-four family	(196)	(1,375)
Residential real estate-multi-family	(190)	—
Commercial, industrial and agricultural	(207)	(100)
Commercial real estate	(535)	(27)
Construction	(135)	(1)
Consumer	(39)	(12)
Home equity lines of credit	(475)	(386)

Total loans charged-off	(1,777)	(1,901)

Recoveries of loans previously charged-off:
Residential real estate-one-to-four family	14	71
Residential real estate-multi-family	1	—
Commercial, industrial and agricultural	11	129
Commercial real estate	1	12
Construction	—	4
Consumer	1	2
Hone equity lines of credit	12	5

Total recoveries	40	223

Net loan charge-offs	(1,737)	(1,678)
Provision for loan losses	2,230	2,050

Balance, end of period	$15,283	$14,790

Net charge-offs to average loans (annualized)	0.74%	0.71%
Allowance for loan losses to loans outstanding	1.65%	1.55%
Loans outstanding at end of period (net of unearned income)	$926,194	$954,363
Average balance of loans outstanding during the period(1)	$942,617	$941,516

(1)
Excludes loans held for sale

        Impaired Loans.    The Company generally values impaired loans that are accounted for under FASB ASC 310, Accounting by Creditors for Impairment of a Loan ("FASB ASC 310"), based on the fair value of a loan's collateral. Loans are determined to be impaired when management has utilized current information and economic events and judged that it is probable that not all of the principal and interest due under the contractual terms of the loan agreement will be collected. For a further discussion of the Company's valuation process for impaired loans, see "—Financial Condition—Analysis as of December 31, 2010 and 2009—Credit Quality and Risk" below. Other than as described therein, management does not believe there are any significant trends, events or uncertainties that are reasonably expected to have a material impact on the loan portfolio to affect future results of operations, liquidity or capital resources. However, based on known information, management believes that the effects of current and past economic conditions and other unfavorable business conditions may impact certain borrowers' abilities to comply with their repayment terms and therefore may have an adverse effect on future results of operations, liquidity, or capital resources. Management closely monitors economic and business conditions and their impact on borrowers' financial strength. At

March 31, 2011, the balance of loans that were considered to be impaired under U.S. GAAP totaled $55.9 million, compared to $49.1 million at December 31, 2010. The Company individually evaluates all loans rated "special mention" and "substandard" for impairment. Those loans totaled $69.7 million at March 31, 2011 and $70.3 million at December 31, 2010, of which $13.8 million and $21.2 million, respectively, were deemed not to be impaired. Management continues to monitor and evaluate the existing portfolio diligently, and identify credit concerns and risks, including those resulting from the current economy.

        The average recorded investment in impaired loans was $52.5 million for the first quarter of 2011, as compared to $24.8 million for the same period in 2010. Accordingly, interest income of $524,000 was recognized on these impaired loans for the three months ended March 31, 2011, as compared to $23,000 for the same period in 2010.

        The following table presents the Company's impaired loans along with their related allowance for loan loss by loan portfolio class as of March 31, 2011. At March 31, 2011, the Company had $27.8 million in loans that are still accruing interest, but have been determined to be impaired after being individually evaluated for impairment, as compared to $22.6 million at December 31, 2010.

	At March 31, 2011			At December 31, 2010
Impaired Loans:	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(in thousands)
With no specific allowance recorded:
Residential real estate one-to-four family	$3,114	$3,114	$—	$1,866	$1,866	$—
Residential real estate multi family	—	—	—	365	365	—
Commercial, industrial & agricultural	362	362	—	363	363	—
Commercial real estate	785	785	—	900	900	—
Construction	3,966	3,966	—	4,123	4,123	—
Consumer	—	—	—	—	—	—
Home equity lines of credit	709	709	—	755	755	—

Total	8,936	8,936	—	8,372	8,372	—
With an allowance recorded:
Residential real estate one-to-four family	8,924	8,924	2,030	9,792	9,792	2,163
Residential real estate multi family	4,035	4,035	772	2,067	2,067	633
Commercial, industrial & agricultural	6,199	6,199	1,020	4,114	4,114	1,155
Commercial real estate	12,144	12,144	1,944	8,755	8,755	1,895
Construction	14,013	14,013	2,977	14,289	14,289	2,203
Consumer	256	256	256	277	277	276
Home equity lines of credit	1,430	1,430	1,031	1,420	1,420	1,193

Total	47,001	47,001	10,030	40,714	40,714	9,518
Residential real estate one-to-four family	12,038	12,038	2,030	11,658	11,658	2,163
Residential real estate multi family	4,035	4,035	772	2,432	2,432	633
Commercial, industrial & agricultural	6,561	6,561	1,020	4,477	4,477	1,155
Commercial real estate	12,929	12,929	1,944	9,655	9,655	1,895
Construction	17,979	17,979	2,977	18,412	18,412	2,203
Consumer	256	256	256	277	277	276
Home equity lines of credit	2,139	2,139	1,031	2,175	2,175	1,193

Total	$55,937	$55,937	$10,030	$49,086	$49,086	$9,518

        Impaired Loans Without a Related Allowance.    At March 31, 2011, the Company had $8.9 million of impaired loans without a related allowance, as compared to $8.4 million at December 31, 2010. This group of impaired loans is considered impaired due to the likelihood of the borrower not being able to continue to make principal and interest payments due under the contractual terms of the loan. However, these loans appear to have sufficient collateral and the Company's principal does not appear to be at risk of probable principal losses; as a result, management believes a related allowance is not necessary.

        Impaired Loans With a Related Allowance.    At March 31, 2011, the Company had $47.0 million of impaired loans with a related allowance, as compared to $40.7 million at December 31, 2010. This group of impaired loans and leases has a related allowance due to the probability that the borrower is not able to continue to make principal and interest payments due under the contractual terms of the loan or lease. Additionally, these loans appear to have insufficient collateral and the Company's principal may be at risk; as a result, a related allowance is established to estimate future potential principal losses.

        The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of March 31, 2011 and December 31, 2010:

	March 31, 2011
	31-60 days Past Due	61-90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate—one-to-four family	$1,665	$759	$3,947	$6,371	$142,435	$148,806	$—
Residential real estate—multi-family	700	—	1,467	2,167	51,182	53,349	—
Commercial, industrial & agricultural	273	800	1,945	3,018	136,610	139,628	—
Commercial real estate	1,631	3,883	3,101	8,615	409,440	418,055	456
Construction	581	191	9,372	10,144	66,894	77,038	—
Consumer	258	1	3	262	2,099	2,361	—
Home equity lines of credit	1,036	215	745	1,996	84,961	86,957	—

Total	$6,144	$5,849	$20,580	$32,573	$893,621	$926,194	$456

	December 31, 2010
	31-60 days Past Due	61-90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate—one-to-four family	$914	$1,659	$4,204	$6,777	$146,722	$153,499	$249
Residential real estate—multi-family	549	465	1,400	2,414	51,083	53,497	—
Commercial, industrial & agricultural	582	417	1,693	2,692	147,405	150,097	—
Commercial real estate	857	756	4,625	6,238	421,308	427,546	—
Construction	—	—	10,610	10,610	67,592	78,202	245
Consumer	5	17	15	37	2,676	2,713	—
Home equity lines of credit	557	550	534	1,641	87,168	88,809	100

Total	$3,464	$3,864	$23,081	$30,409	$923,954	$954,363	$594

        The following tables present the classes of the loan portfolio summarized by the aggregate pass, watch, special mention, substandard and doubtful rating within the Company's internal risk rating system as of March 31, 2011 and December 31, 2010:

	March 31, 2011
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Total Loans
				(in thousands)
Credit Rating:
Pass	$131,630	$47,263	$129,909	$354,664	$47,592	$1,863	$83,302	$796,223
Watch	2,748	1,745	2,796	44,610	6,599	242	1,483	60,223
Special Mention	1,611	—	4,176	2,919	6,415	—	75	15,196
Substandard	12,817	4,341	2,747	15,862	16,432	256	2,097	54,552
Doubtful	—	—	—	—	—	—	—	—

	$148,806	$53,349	$139,628	$418,055	$77,038	$2,361	$86,957	$926,194

	December 31, 2010
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi Family	Commerical Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Total Loans
	(in thousands)
Credit Rating:
Pass	$135,231	$49,136	$136,978	$358,853	$48,878	$2,224	$85,075	$816,375
Watch	2,519	1,621	6,460	49,945	5,863	212	1,425	68,045
Special Mention	1,653	—	476	2,554	6,351	—	75	11,109
Substandard	14,096	2,740	6,183	16,194	17,110	277	2,234	58,834
Doubtful	—	—	—	—	—	—	—	—

	$153,499	$53,497	$150,097	$427,546	$78,202	$2,713	$88,809	$954,363

        At March 31, 2011, $54.6 million in loans were rated substandard (there were no loans rated doubtful or loss), which included $28.1 million of non-accrual loans, $11.1 million of troubled debt restructured loans (accruing), and $15.4 million of loans that were accruing loans, of which, $14.6 million were not delinquent as of March 31, 2011.

        Nonperforming Assets.    Nonperforming assets consist of nonperforming loans and OREO. Nonperforming loans consist of loans where the accrual of interest has been discontinued (i.e., non-accrual loans), and those loans that are 90 days or more past due and still accruing interest. Nonaccruing loans are no longer accruing interest income because of apparent financial difficulties of the borrower. Interest received on nonaccruing loans is recorded as income only after the past due principal is brought current and deemed collectible in full. Total nonperforming loans were $28.6 million at March 31, 2011, as compared to $27.1 million at December 31, 2010.

        OREO includes assets acquired through foreclosure, deed in-lieu of foreclosure, and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when effective control of the collateral has been taken prior to completion of formal foreclosure proceedings. OREO is held for sale and is recorded at fair value less estimated costs to sell. Costs to maintain OREO and subsequent gains and losses attributable to OREO liquidation are included in the Consolidated Statements of Operations in other income and other expense as realized. No depreciation or amortization expense is recognized. OREO was $1.8 million and $5.3 million at March 31, 2011 and December 31, 2010, respectively.

        Non-accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under the Bank's loan policy. Loans on which the accrual of interest has been discontinued amounted to $28.1 million and $26.5 million at March 31, 2011 and December 31, 2010, respectively. The increase in non-accruals was mostly attributable to the addition of three commercial loans, which totaled $4.7 million. A total of twenty-three loans were added to non-accrual during the first quarter of 2011, and a total of twenty-one loans were removed from non-accrual.

        Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $456,000 and $594,000 at March 31, 2011 and December 31, 2010, respectively.

        We exclude non-accrual loans and other real estate owned acquired in the Allegiance transaction from nonperforming status because we expect to fully collect their new carrying value, which reflects fair value discounts, and because they are covered by loss-sharing agreements with the FDIC. If our expectation of reasonably estimable future cash flows deteriorates, the loans may be classified as non-accrual loans and interest income will not be recognized until the timing and amount of future cash flows can be reasonably estimated.

        The table below presents the various components of the Company's nonperforming assets at March 31, 2011 as compared to December 31, 2010:

	March 31, 2011	December 31, 2010
	(Dollar amounts in thousands)
Non-accrual loans:
Residential real estate-one-to-four family	$5,947	$5,595
Residential real estate-multi-family	3,712	1,950
Commercial real estate	4,978	2,016
Commercial, industrial and agricultural	2,255	5,477
Construction	9,959	10,393
Consumer	3	15
Home equity lines of credit	1,266	1,067

Total	28,120	26,513
Loans past due 90 days or more and still accruing:
Residential real estate-one-to-four family	—	249
Residential real estate-multi-family	—	—
Commercial, industrial and agricultural	—	—
Commercial real estate	456	—
Construction	—	245
Consumer	—	—
Home equity lines of credit	—	100

Total	456	594

Total nonperforming loans	28,576	27,107

Other real estate owned	1,769	5,303

Total nonperforming assets	$30,345	$32,410

Troubled debt restructurings (accruing)	$11,115	$10,772

Nonperforming loans to loans outstanding at end of period	3.09%	2.84%
Nonperforming assets to loans outstanding plus OREO at end of period	3.27%	3.38%

        At March 31, 2011, our non-accrual loans balances consisted of:

  •
  Residential real estate one-to-four family:  Our non-accrual residential one-to-four family loans consist of approximately $4.8 million for first lien mortgages and $1.1 million of junior lien mortgages. Our first lien mortgage non-accruals are comprised of 38 relationships with an average balance of approximately $127,000. There is currently one relationship with a non-accrual balance of $1.3 million related to a single family vacation home in Stone Harbor, New Jersey. The current indicated loan to value on the property is 100%. We are currently in the process of foreclosing on the property. Our non-accrual junior lien mortgages consist of 11 relationships with an average balance of approximately $102,000, none of which have balances greater than $355,000. Additionally, $1.5 million of our non-accrual residential real estate one-to-four family loans are current with respect to principal and interest payments, but which have not been current for the requisite six month period for the relationships to be returned to accruing status per our loan policy.

  •
  Residential real estate multi-family:  Non-accrual multi-family loans consist of five relationships with a total balance of approximately $3.7 million. The largest non-accrual relationship has an outstanding balance of approximately $2.2 million related to two multi-family buildings in Montgomery county, Pennsylvania with approximately 225 units on a combined basis. This relationship was placed on non-accrual status in 2010 as a result of deterioration in borrower liquidity. As a result of the relationship being placed on non-accrual status, updated appraisals were requested which indicated a significant declines in the valuations for these properties and we placed a $700,000 specific reserve against the relationship. There are two other relationships totaling approximately $1.3 million on multi-unit apartment complexes, one of which is located in Ventnor, New Jersey and the other of which is located in Berks county, Pennsylvania, with a total of approximately $242,000 of specific reserves allocated. We have entered into foreclosure procedures on the property located in Berks county.

  •
  Commercial real estate:  Of our approximately $5.0 million of non-accrual commercial real estate loans, 53.3% is related to three borrower relationships, the largest of which totaled approximately $1.5 million as of March 31, 2011. This credit is related to a non-owner occupied commercial building located in Malvern, Pennsylvania which has undergone remediation for environmental contamination. Due to delays in approval by the appropriate environmental regulatory bodies, the borrower has been unable to lease out the project. We are currently exploring several potential alternatives to working out this relationship, including a possible note sale and, as of March 31, 2011, have the property written down to appraised value based upon a recently received appraisal. The next largest relationship is related to a hotel property located outside Atlantic City, New Jersey and had approximately $595,000 in outstanding balances on non-accrual, as well as a related balance of approximately $2.6 million which is included in our troubled debt restructurings as of March 31, 2011. The balances relate to an A/B note structure which was entered into as the result of a recent appraisal with the accruing A portion equal to the appraisal received and the non-accrual B portion equal to the shortfall between the previous outstanding balance and the appraised value. We currently have a $200,000 specific reserve against the non-accrual B note, although the relationship continues to pay as agreed. The final large relationship is related to an owner-occupied warehouse facility in Berks county, Pennsylvania with a balance as of March 31, 2011 of approximately $586,000. We are currently in the process of foreclosing on this relationship and expect this balance to be included in our other real estate owned balances at fair value as of June 30, 2011. The remaining balance of our non-accrual commercial real estate loans of approximately $2.3 million is comprised of 15 relationships with an average balance of approximately $155,000 as of March 31, 2011.

  •
  Commercial, industrial and agricultural:  Our commercial, industrial and agricultural non-accrual loans are comprised of approximately $769,000 of commercial, industrial and agricultural loans secured by business assets and approximately $1.5 million in SBA loans. Our non-SBA non-accruals consist of six relationships with an average balance of approximately $128,000. The largest of these relationships is less than $250,000. Our SBA non-accruals consist of 36 relationships with an average balance of approximately $41,000, with the largest relationship being approximately $301,000. The $1.5 million of non-accrual SBA loans represent approximately 36.4% of our outstanding SBA balances as of March 31, 2011 as the downturn in the economy has significantly impacted these borrowers. We believe we have a good relationship with the SBA and strong documentation procedures and to date have not experienced difficulties collecting on SBA guarantees.

  •
  Construction:  Our $10.0 million non-accrual construction loans consist primarily of relationships related to the residential construction and development industry and are concentrated among three relationships. Our largest non-accrual construction relationship is approximately $5.8 million and is related to four separate tracts of land intended for residential development in Berks county, Pennsylvania. Of the $5.8 million, $1.9 million consists of land approved for residential development and $3.9 million consists of undeveloped land. Currently, we have approximately $880,000 in specific reserves against these credits and have charged off approximately $2.0 million as a result of recent appraisals received. Approximately $2.6 million of our non-accrual construction balance is to a relationship developing a single family luxury home in Montgomery county, Pennsylvania ($1.8 million) as well as an adjacent lot ($800,000). We are currently advancing on the construction of the single family home in order to complete the construction of the property to allow the borrower to market the property and obtain the maximum possible value upon a sale. All advances to complete construction are immediately charged off in the period in which the advance occurs. We expect that construction will be completed within 90 days, with marketing to commence immediately upon completion. Lastly, we have a $1.2 million loan to an intended residential development in Montgomery county, Pennsylvania. With the slowdown in the economy, and particularly residential construction, the development on the land has not commenced. However, current appraisals place our loan to value at approximately 50% and we currently have no specific loan loss reserve allocation against this relationship.

  •
  Home equity lines of credit:  Non-accrual home equity lines of credit consist of 13 relationships with an average balance of approximately $97,000. None of these relationships are over $210,000.

        Troubled Debt Restructurings.    The Company performs some troubled debt restructurings. Once the Company is contacted by a customer indicating the potential for default, a modification of terms in the form of interest only payments, term modification or rate reduction from normal bank requirements may occur. These loans will still be subjected to approval evaluations in a similar manner as a new loan origination. Included in the approval process is the reason for the restructuring, the length of time for the restructure and an exit plan for return to original loan terms. No loans are approved for indefinite restructurings. If a restructured loan defaults, it follows the same process as any other loan in default per Company policy. At March 31, 2011, the Company had $11.1 million, or 23 loans that were restructured, as compared to $10.8 million, or 20 restructured loans at December 31, 2010. Most of the Company's loan modifications have been in the form of interest only payments or reduced interest rates.

        Some loans require restructuring in order to reduce risk and increase collectability. The following table shows the troubled and restructured debt by type of collateral held by the Company as of March 31, 2011 and December 31, 2010. The information included in the unaudited financial statements for the period ended March 31, 2011 and the audited financial statements for the year ended December 31, 2010 included elsewhere in this prospectus combine residential real estate loans and commercial, industrial and agricultural loans.

        This change in financial presentation was made to better reflect the underlying collateral and risk profile of these troubled debt restructurings. While the overall credit relationship related to these troubled debt restructurings is a warehouse line of credit to a low-income financial services provider, the collaterals underlying the individual restructured credits in an event of default are single family residences as opposed to business assets as would be the case typical in commercial, industrial and agricultural loans. Additionally, the Company has determined the disclosure included in Note 9. Loans and Related Allowance for Credit Losses to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in Note 6. Loans and Related Allowance for Credit Losses to the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 inadvertently lists the current appraisal value of the collateral for the troubled and restructured debt at December 31, 2010 rather than listing their current balances. This had no impact on the Company's balance sheet as of December 31, 2010 and 2009 or statement of operations for the years then ended. The appropriate loan balances are included below and in Note 9. Loans and Related Allowance for Credit Losses to the consolidated financial statements for the year ended December 31, 2010 and in Note 6. Loans and Related Allowance for Credit Losses to the unaudited consolidated financial statements for the period ended March 31, 2011, both of which are included elsewhere in this prospectus.

	At March 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings (By type of collateral):
Commercial, industrial & agricultural	3	$357	$357
Commercial real estate	9	8,894	8,894
Residential real estate	11	1,864	1,864

	Number of Contracts	Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings that subsequently defaulted:
Commercial, industrial & agricultural	0	$—
Commercial real estate	2	849

	At December 31, 2010
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings (As filed):
Commercial, industrial & agricultural	12	$3,925	$3,925
Commercial real estate	8	8,913	8,913

	At December 31, 2010
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings (As revised):
Commercial, industrial & agricultural	12	$2,210	$2,210
Commercial real estate	8	8,562	8,562

	At December 31, 2010
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings (As revised and by type of collateral):
Commercial, industrial & agriculture	2	$369	$369
Commercial real estate	8	8,562	8,562
Residential real estate	10	1,841	1,841

	Number of Contracts	Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings that subsequently defaulted:
Commercial, industrial & agricultural	0	$—
Commercial real estate	2	849
Residential real estate	0	—

        At March 31, 2011, our troubled debt restructurings consisted of:

  •
  Commercial, industrial and agricultural:  Our three commercial, industrial and agricultural troubled debt restructurings remained stable when compared to the period ended December 31, 2010. Typically, our commercial restructurings take the form of interest only monthly payments or interest rate reductions. Since their restructuring, each of the loans has paid as agreed.

  •
  Commercial real estate:  Our largest commercial real estate trouble debt restructure as of March 31, 2011 was a $2.9 million dollar commercial real estate property in Montgomery county, Pennsylvania which was subsequently moved to a non accrual status during the second quarter of 2011. Our next largest commercial real estate troubled debt restructure was the $2.6 million related to the hotel outside Atlantic City (see "—Nonperforming Assets—Commercial real estate" above for further detail). In addition, we had three non-owner occupied commercial real estate properties located in Montgomery county, Pennsylvania totaling $4.0 million (common ownership among the borrowing limited liability company entities) which were restructured during the third quarter of 2010 as a result of a loss of commercial tenants and a reduction in average rent rates. Additionally, we had 3 owner-occupied commercial real estate properties within Berks county, Pennsylvania with a total of approximately $961,000 in outstanding balances as of March 31, 2011. Since their restructuring, each of the loans has paid as agreed.

  •
  Residential real estate:  Like our commercial, industrial and agricultural category, our residential real estate troubled debt restructurings remained stable when compared to the period ended December 31, 2010. Residential real estate had one addition of approximately $39,000. Our eleven residential real estate troubled debt restructurings were comprised primarily of individual credits associated with a low income financial service provider, with the underlying collateral being first lien single family residential income producing properties. These eleven relationships that make up our residential real estate troubled debt restructurings have an average balance of approximately $170,000. Typically, our restructurings in this category take the form of interest only monthly payments or interest rate reductions. Since their restructuring, each of the loans has paid as agreed.

Covered Loans

        At March 31, 2011, the Company had $62.8 million (net of fair value adjustments) of covered loans (covered under loss share agreements with the FDIC) as compared to $66.8 million at December 31, 2010. Covered loans were recorded at fair value on November 19, 2010 pursuant to the purchase accounting guidelines in FASB ASC 805—"Business Combinations." Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality."

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e., loans outside of the scope of ASC 310-30) was $34.2 million at March 31, 2011, as compared to $37.8 million at December 31, 2010. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $28.6 million at March 31, 2011, as compared to $29.0 million at December 31, 2010. Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, some of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. Other loans acquired in the acquisition evidencing credit deterioration are recorded initially at the amount paid. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). There were no material increases or decreases in the expected cash flows of covered loans in each of the pools between November 19, 2010 (the "acquisition date") and March 31, 2011. For the first quarter of 2011, the Company recognized $140,000 of income during the period on the loans acquired with evidence of credit deterioration.

        On the acquisition date, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired in the Allegiance acquisition was $41.5 million and the estimated fair value of the loans was $30.3 million. Total contractually required payments on these loans, including interest, at the acquisition date was $46.8 million. However, the Company's preliminary estimate of expected cash flows was $36.4 million. At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $10.3 million relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans and a portion is also reflected in a receivable from the FDIC. The Bank further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $6.1 million on the acquisition date relating to these impaired loans.

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was determined by projecting contractual cash flows discounted at risk-adjusted interest rates. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Allegiance acquisition as of November 19, 2010:

(In thousands)	Purchased Credit- Impaired Loans
Unpaid principal balance	$41,459
Interest	5,321

Contractual cash flows	46,780
Non-accretable discount	(10,346)

Expected cash flows	36,434
Accretable difference	(6,104)

Estimated fair value	$30,330

        The components of covered loans by portfolio class as of March 31, 2011 and December 31, 2010 were as follows:

(In thousands)	March 31, 2011	December 31, 2010
Residential real estate—one-to-four family	$23,314	$25,711
Residential real estate—multi family	6,596	7,081
Commercial, industrial & agricultural	2,499	2,655
Commercial real estate	16,687	17,719
Construction	8,157	8,255
Consumer	318	56
Home equity lines of credit	5,247	5,293

Covered Loans	$62,818	$66,770

Deposits

        The components of the Company's deposits at March 31, 2011 as compared to December 31, 2010 were as follows:

	March 31, 2011	December 31, 2010
	(in thousands)
Demand, non-interest bearing	$120,053	$122,450
Demand, interest bearing	423,215	399,286
Savings	122,658	129,728
Time, $100,000 and over	224,646	293,703
Time, other	258,396	204,113

Total deposits	$1,148,968	$1,149,280

        The following table sets forth the amount and remaining maturities of the Company's certificates of deposit at March 31, 2011.

Rates on Certificates of Deposit	Six Months and Less	Over Six Months Through One Year	Over One Year Through Two Years	Over Two Years Through Three Years	Over Three Years	Total
	(in thousands)
1.50% or less	$139,172	$73,332	$22,657	$5,549	$344	$241,054
1.51% to 3.00%	15,200	25,488	52,156	41,089	14,888	148,821
3.01% to 4.50%	6,382	10,569	28,595	13,653	1,134	60,333
4.51% or greater	9,297	12,199	11,190	198	—	32,884

Total	$170,051	$121,588	$114,598	$60,489	$16,366	$483,092

        Non-interest bearing deposits decreased to $120.1 million at March 31, 2011, from $122.5 million at December 31, 2010, a decrease of $2.4 million or 2% annualized. The decrease in non-interest bearing deposits was primarily due to a decrease in non-interest bearing commercial accounts. Management continues its efforts to promote growth in these types of deposits, such as offering a free checking product, as a method to help reduce the Company's overall cost of funds. Interest bearing deposits increased $2.1 million during the first three months of 2011. Management continues to promote these types of deposits through a disciplined pricing strategy as a means of managing the Company's overall cost of funds, as well as, management's continuing emphasis on increasing market share through commercial and retail marketing promotions and customer service.

Borrowings

        Borrowings, representing advances from the FHLB, were reduced to zero at March 31, 2011, as compared to $10.0 million at December 31, 2010. The reduction in borrowings during the first quarter of 2011 resulted from a $10.0 million advance that matured during the quarter.

Junior Subordinated Debt

        The Company owns First Leesport Capital Trust I (the "Trust"), a Delaware statutory business trust formed on March 9, 2000, in which the Company owns all of the common equity. The Trust has outstanding $5.0 million of 10.875% fixed rate mandatory redeemable capital securities. These securities must be redeemed in March 2030, but became callable on March 9, 2010. In October, 2002 the Company entered into an interest rate swap agreement that effectively converts the securities to a floating interest rate of six month LIBOR plus 5.25%. In June, 2003 the Company purchased a six month LIBOR cap to create protection against rising interest rates for the interest rate swap. This interest rate cap matured in March 2010 and the payer exercised their call option to terminate the interest rate swap in September 2010.

        On September 26, 2002, the Company established Leesport Capital Trust II, a Delaware statutory business trust, in which the Company owns all of the common equity. Leesport Capital Trust II issued $10.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.45%. These securities must be redeemed in September 2032, but became callable on November 7, 2007. In September 2008, the Company entered into an interest rate swap agreement that effectively converts the $10.0 million of adjustable-rate capital securities to a fixed interest rate of 7.25%.

        On June 26, 2003, Madison established Madison Statutory Trust I, a Connecticut statutory business trust. Pursuant to the purchase of Madison on October 1, 2004, the Company assumed Madison Statutory Trust I in which the Company owns all of the common equity. Madison Statutory Trust I issued $5.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.10%. These securities must be redeemed in June 2033, but became callable on June 26, 2008. In September 2008, the Company entered into an interest rate swap agreement that effectively converts the $5.0 million of adjustable-rate capital securities to a fixed interest rate of 6.90%.

Shareholders' Equity

        Shareholders' equity decreased $446,000 to $132.0 million at March 31, 2011, as compared to $132.4 million at December 31, 2010. The decrease in shareholders' equity was primarily the result of dividends paid on common and preferred stock as well as additional unrealized losses on available-for-sale securities offset by an increase related to year-to-date earnings.

        On April 21, 2010, the Company entered into separate stock purchase agreements with two institutional investors relating to the sale of an aggregate of 644,000 shares of the Company's authorized but unissued common stock, par value $5.00 per share, at a purchase price of $8.00 per share. The Company completed the issuance of $4.8 million of common stock, net of related offering costs of $321,000, on May 12, 2010.

Regulatory Capital

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions.

        Other than Tier 1 capital restrictions on the Company's junior subordinated debt discussed later, the Company is not aware of any pending recommendations by regulatory authorities that would have a material impact on the Company's capital, resources, or liquidity if they were implemented.

        The adequacy of the Company's regulatory capital is reviewed on an ongoing basis with regard to size, composition and quality of the Company's resources.

        As required by the federal banking regulatory authorities, guidelines have been adopted to measure capital adequacy. Under the guidelines, certain minimum ratios are required for core capital and total capital as a percentage of risk-weighted assets and other off-balance sheet instruments. For the Company, Tier 1 risk-based capital generally consists of common shareholders' equity less intangible assets plus the junior subordinated debt, and Tier 2 risk-based capital includes the allowable portion of the allowance for loan losses, currently limited to 1.25% of risk-weighted assets. Any portion of the allowance for loan losses that exceeds the 1.25% limit of risk-weighted assets is disallowed for Tier 2 risk-based capital but is used to adjust the overall risk weighted asset calculation. At March 31, 2011, $3.1 million of the allowance for loan losses was disallowed for Tier 2 risk-based capital, but was used to adjust the overall risk weighted assets used in the regulatory ratio calculations. At December 31, 2010, $2.2 million of the allowance for loan losses was disallowed for Tier 2 risk-based capital, but was used to adjust the overall risk weighted assets used in the regulatory ratio calculations. Under Tier 1 risk-based capital guidelines, any amount of net deferred tax assets that exceeds either forecasted net income for the period or 10% of Tier 1 risk-based capital is disallowed. At March 31, 2011, $210,000 of net deferred tax assets was disallowed in the Tier 1 risk-based capital calculation. At December 31, 2010, $198,000 of net deferred tax assets was disallowed in the Tier 1 risk-based capital calculation. By regulatory guidelines, the separate component of equity for unrealized appreciation or depreciation on available-for-sale securities is excluded from Tier 1 risk-based capital. In addition, federal banking regulatory authorities have issued a final Rule, which restricts the Company's junior subordinated debt to 25% of Tier 1 risk-based capital. Amounts of junior subordinated debt in excess of the 25% limit generally may be included in Tier 2 risk-based capital. At March 31, 2011, the entire amount of these securities was allowable to be included as Tier 1 risk-based capital for the Company.

At March 31, 2011 and December 31, 2010, the Company's regulatory capital ratios were above minimum regulatory guidelines.

        On December 19, 2008, in connection with its participation in the TARP CPP, the Company issued to the U.S. Treasury 25,000 shares of Series A Preferred Stock, with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and a warrant ("Warrant") to purchase 367,982 shares of the Company's common stock, par value $5.00 per share, for an aggregate purchase price of $25.0 million in cash.

        The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock generally may be redeemed at any time following consultation by the Company's primary bank regulator and the U.S. Treasury. Participants in the TARP CPP desiring to repay part of an investment by the U.S. Treasury must repay a minimum of 25% of the issue price of the preferred stock.

        The following table sets forth the Company's capital ratios at March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010
	(Dollar amounts in thousands)
Tier 1 Capital
Common shareholders' equity excluding unrealized gains (losses) on securities	$132,001	$132,447
Disallowed goodwill, intangible assets and deferred tax assets	(45,682)	(45,787)
Junior subordinated debt	18,443	18,287
Unrealized losses on available-for-sale debt securities	4,401	3,925

Total Tier 1 Capital	109,163	108,872

Tier 2 Capital
Allowable portion of allowance for loan losses	12,230	12,544

Total Tier 2 Capital	12,230	12,544

Total risk-based capital	$121,393	$121,416

Risk adjusted assets (including off-balance sheet exposures)	$975,346	$1,001,299

Leverage ratio	7.96%	8.01%
Tier I risk-based capital ratio	11.19%	10.87%
Total risk-based capital ratio	12.45%	12.13%

        Regulatory guidelines require the Company's Tier 1 capital ratios and the total risk-based capital ratios to be at least 4.0% and 8.0%, respectively.

        Another important indicator in the banking industry is the leverage ratio, defined as the ratio of common shareholders' equity less intangible assets, to average quarterly assets less intangible assets. The Company's leverage ratio was 7.96% and 8.01% at March 31, 2011 and December 31, 2010, respectively.

Results of Operations for the Year Ended December 31, 2010 and 2009

Net Interest Income

        Net income for the twelve months ended December 31, 2010 was $4.0 million, as compared to $607,000 for the same period in 2009. Return on average assets was 0.29% for 2010, as compared to 0.05% for 2009. Return on average shareholder's equity was 3.02% for 2010, as compared to 0.51% for

2009. Net interest income as adjusted for tax-exempt financial instruments was $42.7 million for the twelve months ended December 31, 2010, as compared to $37.2 million for the same period in 2009. A benefit of a lower cost of funds resulted in less interest paid on average interest-bearing liabilities, which more than offset the decrease in the yield on interest-earning assets, which resulted in a higher net interest margin for 2010, as compared to 2009. The taxable-equivalent net interest margin percentage for 2010 was 3.44%, as compared to 3.22% for 2009. The interest rate paid on average interest-bearing liabilities decreased by 56 basis points to 2.11% for 2010, as compared to 2.67% for 2009. The yield on interest-earning assets decreased by 19 basis points to 5.32% for 2010, as compared to 5.51% for 2009.

Average Balances, Rates and Net Yield

        The table below provides average asset and liability balances and the corresponding interest income and expense along with the average interest yields (assets) and interest rates (liabilities) for the years 2010 and 2009.

	Year Ended December 31,
	2010			2009
	Average Balances	Interest Income/ Expense	Average Rate Earned/ Paid	Average Balances	Interest Income/ Expense	Average Rate Earned/ Paid
	(Dollars in thousands, except percentage data)
Interest Earning Assets:
Interest bearing deposits in other banks and federal funds sold	$46,361	$304	0.66%	$12,137	$19	0.15%
Securities (taxable)	234,786	11,006	4.69	213,906	11,620	5.43
Securities (tax-exempt)(1)	36,748	2,489	6.77	28,492	1,895	6.65
Loans(1)(2)(3)	923,531	52,195	5.65	899,105	50,934	5.59

Total interest earning assets	$1,241,426	$65,994	5.32%	$1,153,640	$64,468	5.51%

Interest Bearing Liabilities:
Transaction accounts	$396,383	$4,851	1.22%	$301,403	$4,481	1.48%
Savings deposits	110,075	767	0.70	77,823	751	0.97
Time deposits	452,587	11,046	2.44	460,374	14,757	3.20

Total interest bearing deposits	$959,045	$16,664	1.74%	$839,600	$19,989	2.38%

Short-term borrowings	3,650	18	0.49	2,694	18	0.66
Securities sold under agreement to repurchase	111,265	4,789	4.30	121,046	4,421	3.60
Borrowings	11,041	408	3.70	40,672	1,509	3.66
Junior subordinated debt	19,166	1,464	7.64	19,756	1,381	6.99

Total interest bearing liabilities	1,104,167	23,343	2.11	1,023,768	27,318	2.67

Noninterest bearing deposits	$111,791			$107,629
Net interest income		$42,651			$37,150

Net interest margin			3.44%			3.22%

(1)
Interest income and rates on loans and investment securities are reported on a tax-equivalent basis using a tax rate of 34%.

(2)
Held for sale and non-accrual loans have been included in average loan balances.

(3)
For 2010, covered loans acquired in the Allegiance acquisition on November 19, 2010 are included in loans. The impact on average balance, interest income and yield was not significant for 2010.

        Interest and fees on loans on a taxable equivalent basis increased by $1.3 million, or 2.4% to $52.2 million for the year ended December 31, 2010, as compared to $50.9 million for the same period in 2009. The increase in interest and fees on loans was primarily the result of an increase in the average balance of loans resulting from strong commercial loan growth, which increased by $24.4 million in 2010, as compared to 2009. Management attributes this increase in organic commercial loan growth to a well established market in the Reading, Pennsylvania area as well as continued penetration into the Philadelphia, Pennsylvania market through successful marketing initiatives. The Allegiance acquisition which occurred on November 19, 2010 did not have a significant impact on the year-over-year increase related to interest and fees on loans.

        Interest on securities on a taxable-equivalent basis was $13.5 million for both the twelve months ended December 31, 2010 and 2009. The average balance of securities increased $29.1 million to $271.5 million for 2010, as compared to $242.4 million for 2009. The taxable-equivalent yield decreased by 60 basis points to 4.97% for 2010, as compared 5.57% for 2009. The additional interest income generated in 2010 resulting from a higher average balance of securities was mostly offset by the decrease in yield for 2010, as compared to 2009.

        Interest expense on deposits decreased by $3.3 million, or 16.5%, to $16.7 million for the twelve months ended December 31, 2010, as compared to $20.0 million for the same period in 2009. A benefit of a lower cost of deposits resulted in less interest paid on deposits, which more than offset the increase in the average balance of deposits. The average rate paid on deposits decreased by 64 basis points to 1.74% for 2010, as compared to 2.38% for 2009. The average balance of deposits increased by $119.4 million to $959.0 million for 2010, as compared to $839.6 million for 2009. The growth in interest-bearing deposits provided the funding needed for the growth in interest-earning assets.

        Interest expense on borrowings decreased by $1.1 million, or 73%, to $408,000 for the twelve months ended December 31, 2010, as compared to $1.5 million for the same period in 2009. The Company reduced long-term borrowings by $10.0 million and $30.0 million during 2010 and 2009, respectively, which contributed to a $29.7 million decrease in the average balance of borrowings for 2010, as compared to 2009.

Changes in Interest Income and Interest Expense

        The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in volume (period-to-period changes in average balance multiplied by beginning rate), and (2) changes in rate (period-to-period changes in rate multiplied by beginning average balance).

Analysis of Changes in Interest Income/Expense(1)(2)(3)

	2010/2009 Increase (Decrease) Due to Change in			2009/2008 Increase (Decrease) Due to Change in
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands, except percentage data)
Interest-bearing deposits in other banks and federal funds sold	$281	$4	$285	$18	$(11)	$7
Securities (taxable)	714	(1,328)	(614)	1,981	(880)	1,101
Securities (tax-exempt)	560	34	594	399	45	444
Loans	1,011	250	1,261	1,710	(6,148)	(4,438)

Total Interest Income	2,566	(1,040)	1,526	4,108	(6,994)	(2,886)

Short-term borrowed funds	4	(4)	—	(518)	(1,290)	(1,808)
Repurchase agreements	(47)	415	368	141	152	293
Borrowings	(1,093)	(8)	(1,101)	(681)	(182)	(863)
Junior Subordinated Debt	(45)	128	83	(26)	(30)	(56)
Interest-bearing transaction accounts	1,155	(785)	370	943	(1,099)	(156)
Savings deposits	226	(210)	16	(70)	(611)	(681)
Time deposits	(511)	(3,200)	(3,711)	2,970	(3,018)	(48)

Total Interest Expense	(311)	(3,664)	(3,975)	2,759	(6,078)	(3,319)

Increase (Decrease) in Net Interest Income	$2,877	$2,624	$5,501	$1,349	$(916)	$433

(1)
Loan fees have been included in the change in interest income totals presented. Non-accrual loans have been included in average loan balances.

(2)
Changes due to both volume and rates have been allocated in proportion to the relationship of the dollar amount change in each.

(3)
Interest income on loans and securities is presented on a taxable-equivalent basis.

Provision for Loan Losses

        The provision for loan losses was $10.2 million for the twelve months ended December 31, 2010, as compared to $8.6 million for the same period in 2009. The provision for both periods reflects both the level of charge-offs for the respective period and the increased credit risk related to the loan portfolio at December 31, 2010, as compared to December 31, 2009.

Non-Interest Income

        Non-interest income increased by $3.2 million, or 18.3%, to $20.6 million for the twelve months ended December 31, 2010, as compared to $17.4 million for the same period in 2009. Increases

(decreases) in the components of non-interest income when comparing the twelve months ended December 31, 2010 to the same period in 2009 were as follows:

	2010 versus 2009
		Increase/(Decrease)
	2010	Amount	Percent	2009
	(Dollars in thousands, except percentage data)
Customer service fees	$2,046	$(397)	(16.3)	$2,443
Mortgage banking activities, net	1,082	(173)	(13.8)	1,255
Commissions and fees from insurance sales	11,915	(339)	(2.8)	12,254
Broker and investment advisory commissions and fees	737	23	3.2	714
Earnings on investment in life insurance	423	32	8.2	391
Other commissions and fees	1,901	(32)	(1.7)	1,933
Gain on sale of equity interest	1,875	1,875	—	—
Other income	797	232	41.1	565
Net realized gains on sales of securities	691	347	100.9	344
Net credit impairment loss	(850)	1,618	100.0	(2,468

Total	$20,617	$3,186	18.3	$17,431

        A significant portion of the $3.2 million increase in non-interest income was related to a $1.9 million gain recognized on the sale of a 25% equity interest in First HSA, LLC related to the transfer of approximately $89.0 million of health savings account deposits in the second quarter of 2010.

        Investment securities activities accounted for $2.0 million of the increase in non-interest income. Net realized gains on the sale of available-for-sale securities were $691,000 for 2010, as compared to $344,000 for 2009. Sales of available-for-sale securities during 2010 were the result of liquidity and asset/liability management strategies. The 2010 gain on sales of available-for-sale securities included $122,000 of net losses on the sale of available-for-sale investment securities related to the Allegiance acquisition. Net credit impairment losses recognized in earnings were $850,000 during 2010, as compared to $2.5 million in 2009. During 2010, the net credit impairment losses recognized in earnings include OTTI charges for estimated credit losses on both available-for-sale and held-to-maturity CDO that resulted primarily from changes in the underlying cash flow assumptions used in determining credit losses due to provisions related to such securities included in the Dodd-Frank Act.

        In 2010, a premium of $272,000 was paid to the Company resulting from a counterparty exercising a call option to terminate an interest rate swap, which was recognized in other income. Other income also primarily includes service fee income on SBA commercial loans and market value adjustments on junior subordinated debt and interest rate swaps. The portion of other income associated with fair market value adjustments was $193,000 for the twelve months ended December 31, 2010 as compared to ($184,000) for the same period in 2009. Income related to a settlement of a previously accrued contingent payment of $575,000 was recognized in 2009 and included in other income. Fees generated on servicing health savings account deposits were $21,000 and $84,000 for 2010 and 2009, respectively. The decrease in HSA servicing fees was attributable to the sale and transfer of the HSA deposits to a third party in the second quarter of 2010.

        The Company's primary source of non-interest income is from commissions and other revenue generated through sales of insurance products through its insurance subsidiary, VIST Insurance. Revenues from insurance operations totaled $11.9 million in 2010 compared to $12.3 million for 2009. The decrease in revenue in 2010 from insurance operations was due mainly to a decrease in contingency income on insurance products.

        The income recognized from customer service fees was approximately $2.0 million for the twelve months ended December 31, 2010, as compared to $2.4 million for the same period in 2009. During the third quarter of 2010, new regulations took effect, which require the Company to receive the customer's permission before covering overdrafts for debit card transactions made with ATM or debit cards. The implementation of these regulations was a significant factor in reducing income related to non-sufficient funds charges by $400,000 from the previous year.

        The Company generates income from the sale of newly originated mortgage loans, which is recorded in non-interest income as mortgage banking activities. The income recognized from mortgage banking activities was $1.1 million for the twelve months ended December 31, 2010, as compared to $1.3 million in 2009. The decrease in mortgage banking revenue from 2009 to 2010 was mainly attributable to a decrease in the volume of mortgage loan originations sold into the secondary mortgage market through the Company's mortgage banking division, VIST Mortgage.

        Other commissions and fees were $1.9 million for both the twelve months ended December 31, 2010 and 2009. Most of these fees are generated through ATM surcharges and interchange income generated from debit card transactions.

        The Company also recognizes non-interest income from broker and investment advisory commissions generated through VIST Capital, the Company's investment subsidiary, which totaled $737,000 for the twelve months ended December 31, 2010, as compared to $714,000 for the same period in 2009.

        Earnings on investment in life insurance represent the change in cash value of BOLI policies. The BOLI policies of the Company are designed to offset the costs of employee benefit plans and to enhance tax-free earnings. The income recognized from earnings on investment in life insurance was $423,000 for the twelve months ended December 31, 2010, as compared to $391,000 for the same period in 2009.

Non-Interest Expense

        Non-interest expense was $47.6 million for the year ended December 31, 2010, as compared to $45.7 million for the same period in 2009. Increases (decreases) in the components of non-interest expense when comparing the year ended December 31, 2010, to the same period in 2009, were as follows:

	2010 versus 2009		Increase/(Decrease)
	2010	2009	Amount	Percent
	(Dollars in thousands, except percentage data)
Salaries and employee benefits	$21,979	$22,134	$(155)	(0.7)%
Occupancy expense	4,415	4,160	255	6.1
Equipment expense	2,559	2,495	64	2.6
Marketing and advertising expense	1,022	1,011	11	1.1
Amortization of identifiable intangible assets	543	647	(104)	(16.1)
Professional services	3,093	2,480	613	24.7
Outside processing services	3,908	3,983	(75)	(1.9)
FDIC deposit and other insurance expense	2,128	2,479	(351)	(14.2)
Other real estate owned expense	4,245	1,2,562	683	65.7
Other expense	3,740	3,752	(12)	(0.3)

Total	$47,632	$45,703	$1,929	4.2%

        A significant portion of the increase in non-interest expense for 2010 was related to OREO expense, which increased $1.7 million, or 65.7%, to $4.2 million for the twelve months ended December 31, 2010, as compared to $2.6 million for the same period in 2009. Included in OREO expense were loses on the sale of OREO of $1.6 million and $1.1 million for 2010 and 2009, respectively. The additional increase in OREO expense reflects costs associated with adjusting foreclosed properties to fair value after they have been classified as OREO as well as other costs to operate and maintain OREO property.

        Total professional services increased by $613,000, or 24.7%, to $3.1 million for the twelve months ended December 31, 2010, as compared to $2.5 million for the same period in 2009. The increase in professional services was primarily due to accounting related services and consulting fees associated with various corporate projects. Professional service fees for 2010 included $150,000 of investment banking fees related to the Allegiance acquisition.

        Total occupancy expense and equipment expense increased by $319,000, or 4.8%, in 2010 compared to 2009 primarily due to increases in building lease expense and equipment and software maintenance expenses.

        FDIC and other insurance expense decreased by $351,000 to $2.1 million for the twelve months ended December 31, 2010, as compared to $2.5 million for the same period in 2009. The twelve months ended December 31, 2009 included an expense of $574,000 related to an FDIC special assessment on deposit-insured institutions, which resulted in a decrease of expense for 2010 as there was no such special assessment during 2010. As noted in the table below (in thousands), the total expense associated with FDIC insurance assessments decreased when comparing the twelve months ended December 31, 2010, to the same period in 2009. However, the expense associated with FDIC base insurance assessments increased by $266,000, or 16.8%, to $1.8 million for the twelve months ended December 31, 2010, as compared to $1.6 million for the same period in 2009. The increase in expense associated with FDIC base insurance assessments was the result of increased base assessment rates, as determined by the FDIC, and an increase in the Company's overall deposit balances.

	Twelve Months Ended December 31,
			Increase (Decrease)
(Dollars in Thousands)	2010	2009
Base insurance assessments	$1,848	$1,582	$266
Special insurance assessments	—	574	(574)

Total FDIC insurance expense	$1,848	$2,156	$(308)

        Salaries and employee benefits, the largest component of non-interest expense, decreased by $155,000 to $22.0 million for the twelve months ended December 31, 2010, as compared to $22.1 million for the same period in 2009. The decrease was primarily the result of a decrease in commissions paid resulting from less fees generated from insurance sales, which decreased by $300,000 to $1.1 million for the twelve months ended December 31, 2010, as compared to $1.4 million for the same period in 2009. The Company's total number of full-time equivalent employees increased to 295 at December 31, 2010, as compared to 283 at December 31, 2009. The increase in full-time equivalent employees during 2010 was primarily attributable to additions in staff related to the Allegiance acquisition. Included in salaries and benefits were stock-based compensation costs of $148,000 and $198,000 for the twelve months ended December 31, 2010 and 2009, respectively.

        Marketing and advertising expense includes costs associated with market research, corporate donations, direct mail production and business development. Expenses associated with outside processing services includes charges related to the Company's core operating software system, computer network and system upgrades, and data line charges. Other expense includes utility expense, postage expense, stationary and supplies expense, as well as other miscellaneous expense items.

Income Taxes

        The effective income tax rate for the Company for the twelve months ended December 31, 2010 and 2009 was (13.2%) and 142.7%, respectively. The decrease in effective tax rate for 2010 was primarily due to the increase in the income tax benefit resulting from an increase in tax exempt investment securities and loans. Generally, the Company's effective tax rate is below the statutory rate due to tax-exempt earnings on loans, investments, and BOLI, and the impact of tax credits. Included in the income tax provision is a federal tax benefit related to our $5.0 million investment in an affordable housing, corporate tax credit limited partnership of $495,000 and $550,000 for the twelve months ended December 31, 2010 and 2009, respectively.

Financial Condition—Analysis as of December 31, 2010 and 2009

        Total assets increased by 8.9% to $1.4 billion at December 31, 2010 from $1.3 billion at December 31, 2009. The Company successfully grew its assets (i) through commercial loan originations with lending focused on creditworthy consumers and businesses, with necessary consideration given to increased credit risks posed by the current economy and weak housing and real estate market, and (ii) through acquiring certain assets in the Allegiance acquisition. On November 19, 2010, the Bank acquired certain assets and assumed certain liabilities of Allegiance from the FDIC, as Receiver of Allegiance. At December 31, 2010, total assets recorded related to Allegiance were $80.9 million. Loan information for these periods is presented net of deferred fees.

Securities Portfolio

        The securities portfolio increased to $281.8 million at December 31, 2010, from $271.1 million at December 31, 2009 primarily due to the purchase of available-for-sale investments in U.S. Government agency securities, agency mortgage-backed debt securities and obligations of state and political subdivisions. Securities are used to supplement loan growth as necessary, to generate interest and dividend income, to manage interest rate risk, and to provide pledging and liquidity. To accomplish these ends, most of the purchases in the portfolio during 2010 and 2009 were of agency mortgage-backed securities.

        The following table sets forth the amortized cost of the investment securities at its last two fiscal year ends:

	As of December 31,
	2010	2009
	(Dollar amounts in thousands)
Securities Available-For-Sale
U.S. Government agency securities	$11,648	$23,087
Agency residential mortgage-backed debt securities	216,956	183,104
Non-Agency collateralized mortgage obligations	13,663	22,970
Obligations of states and political subdivisions	33,141	33,436
Trust preferred securities—single issuer	500	500
Trust preferred securities—pooled	5,396	5,957
Corporate and other debt securities	1,117	2,444
Equity securities	3,345	3,368

Total	$285,766	$274,866

	As of December 31,
	2010	2009
	(Dollar amounts in thousands)
Securities Held-to-Maturity
Trust preferred securities—single issuer	$2,007	$2,012
Trust preferred securities—pooled	650	1,023

Total	$2,657	$3,035

        For financial reporting purposes, available-for-sale securities are carried at fair value.

Securities Portfolio Maturities and Yields

        The following table sets forth information about the maturities and weighted average yield on the Company's securities portfolio. Floating rate securities are included in the "Due in 1 Year or Less" bucket. Yields are not reported on a tax equivalent basis.

	Amortized Cost at December 31, 2010
	Due in 1 Year or Less	After 1 Year to 5 Years	After 5 Years to 10 Years	After 10 Years	No Stated Maturity	Total	Fair Value
	(Dollars in thousands except percentage data)
Securities Available-for-Sale
U.S. Government agency securities	$—	$—	$4,747	$6,901	$—	$11,648	$11,790
	—%	—%	4.35%	4.86%	—%	4.65%
Obligations of states and political subdivisions	$—	$—	$—	$33,141	$—	$33,141	$30,907
	—%	—%	—%	4.47%	—%	4.47%
Trust preferred securities—single issuer	$—	$—	$—	$500	$—	$500	$501
Trust preferred securities—pooled	—	—	—	5,396	—	5,396	484
Corporate and other debt securities	—	—	117	1,000	—	1,117	1,048
Equity securities	—	—	—	—	3,345	3,345	2,645

Total	$—	$—	$117	$6,896	$3,345	$10,358	$4,678

	—%	—%	5.19%	4.67%	2.62%	4.01%
Agency residential mortgage-backed debt securities	$—	$—	$—	$216,956	$—	$216,956	222,365
Non-Agency collateralized mortgage obligations	—	—	—	13,663	—	13,663	10,015

Total	$—	$—	$—	$230,619	$—	$230,619	$232,380

	—%	—%	—%	3.57%	—%	3.57%

	Amortized Cost at December 31, 2010
	Due in 1 Year or Less	After 1 Year to 5 Years	After 5 Years to 10 Years	After 10 Years	No Stated Maturity	Total	Fair Value
	(Dollars in thousands except percentage data)
Securities Held-to-Maturity
Trust preferred securities—single issuer	$—	$—	$—	$2,007	$—	$2,007	$1,873
Trust preferred securities—pooled	—	—	—	650	—	650	15

Total	$—	$—	$—	$2,657	$—	$2,657	$1,888

	—%	—%	—%	10.10%	—%	10.10%

        The securities portfolio included a net unrealized loss on available-for-sale securities of $6.0 million and $6.8 million at December 31, 2010 and 2009, respectively. In addition, net unrealized losses of $769,000 and $1.2 million were present in the held-to-maturity securities at December 31, 2010 and 2009, respectively. Changes in longer-term treasury interest rates, government monetary policy, the easing of underlying collateral and credit concerns, and dislocation in the current market were primarily responsible for the change in the fair market value of the securities.

        Debt securities that management has the positive ability and intent to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income or loss, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Purchased premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. For information regarding management's evaluation of other than temporary impairment of the securities portfolio, see "—Critical Accounting Policies—Investment Securities Impairment Evaluation" below.

Federal Home Loan Bank Stock

        The Company had $7.1 million and $5.7 million of FHLB stock at December 31, 2010 and 2009, respectively. As a result of the FDIC-assisted whole-bank acquisition of Allegiance on November 19, 2010, the bank acquired $1.7 million in FHLB stock. The Bank is a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. Investment in FHLB stock is "restricted." Investment in FHLB stock is necessary to participate in FHLB programs.

Loans

        Loans, net of deferred loan fees, increased to $954.4 million at December 31, 2010 from $911.0 million at December 31, 2009, an increase of $43.4 million or 4.8%. Management has targeted the commercial loan portfolio as a key to the Company's continuing growth. Specifically, the Company has a commercial lending focus within the Reading, Pennsylvania and Philadelphia, Pennsylvania market areas targeting higher yielding commercial loans made to small and medium sized businesses.

        We believe we have a strong commercial lending footprint in the Berks county, Pennsylvania market and that, combined with the expansion (through acquisition) of our commercial lending staff in the Philadelphia, Pennsylvania market, has resulted in growth in commercial and construction loans originated. Although the Company's focus primarily centered on the commercial customer, management remained disciplined in its pricing of consumer loans. Despite the numerous economic challenges faced in 2010, the Company was able to grow the home equity and consumer loan portfolio through the successful marketing of its Equilock consumer loan product which carries both a fixed and variable component allowing the consumer to lock and unlock the loan at the prevailing interest rate.

        For the most recent five years, the Company's loan portfolio consisted of the following categories:

	December 31,
	2010	2009	2008	2007	2006
	(Dollar amounts in thousands)
Commercial real estate, industrial and agricultural	$577,858	$512,238	$499,847	$450,353	$389,455
Real estate construction	78,294	100,713	89,556	79,414	96,163
Residential real estate	295,565	294,772	292,707	285,330	272,925
Consumer	2,646	3,241	4,195	5,901	6,240

Total	$954,363	$910,964	$886,305	$820,998	$764,783

        The table below presents maturities of (i) commercial real estate, industrial and agricultural loans and (ii) real estate construction loans, (iii) residential real estate loans and (iv) consumer loans, outstanding at December 31, 2010:

	Maturities of Outstanding Loans
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollar amounts in thousands)
Commercial real estate, industrial and agricultural	$135,262	$269,678	$172,918	$577,858
Real estate construction	53,130	12,125	13,039	78,294
Residential real estate	106,915	87,733	100,917	295,565
Consumer	1,538	842	266	2,646

Total	$296,845	$370,378	$287,140	$954,363

        The Bank is required to pledge residential and commercial real estate secured loans to collateralize its potential borrowing capacity with the FHLB. At December 31, 2010, the Bank had pledged approximately $713.5 million in loans to the FHLB to secure its maximum borrowing capacity.

Credit Quality and Risk

        Nonperforming loans, consisting of loans on non-accrual status and loans past due 90 days or more and still accruing interest, were $27.1 million at December 31, 2010, as compared to $27.0 million at December 31, 2009. Generally, loans that are more than 90 days past due are placed on non-accrual status. As a percentage of total loans, nonperforming loans represented 2.84% at December 31, 2010 and 3.0% at December 31, 2009. The allowance for loan losses represents 54.6% of nonperforming loans at December 31, 2010, compared to 42.5% at December 31, 2009.

        The Company generally values impaired loans that are accounted for under FASB ASC 310 based on the fair value of the loan's collateral.

        Impaired loans for all loan portfolio types, net of required specific reserves, totaled $39.6 million at December 31, 2010, compared to $33.9 million at December 31, 2009. The $5.7 million increase in nonperforming loans from December 31, 2009 to December 31, 2010 is due primarily to continued economic difficulties experienced in the region. As of December 31, 2010, 97.7% of all impaired loans had current third party appraisals or evaluations of their collateral to measure impairment. For these impaired loans, the Bank takes immediate action to determine the current value of collateral securing its troubled loans. The remaining 2.3% of impaired loans were in process of being evaluated at December 31, 2010. During the ongoing supervision of a troubled loan, the Bank performs a cash flow evaluation, obtains an appraisal update or obtains a new appraisal. The Bank reviews all impaired loans on a quarterly basis to ensure that the market values are reasonable and that no further deterioration has occurred. If the evaluation indicates that the market value has deteriorated below the carrying value of the loan, either the entire loan or the partial difference between the market value and principal balance is charged-off unless there are material mitigating factors to the contrary. If a loan is not charged down, reserves are allocated to reflect the estimated collateral shortfall. Loans that have been partially charged-off are classified as nonperforming loans for which none of the current loan terms have been modified. During 2010, there were $1.8 million in partial loan charge-offs. In order for an impaired loan not to have a specific valuation allowance it must be determined by the Bank through a current evaluation that there is sufficient underlying collateral, after appropriate discounts have been applied, in excess of the carrying value.

        The recorded investment in impaired loans requiring an allowance for loan losses was $40.7 million at December 31, 2010 compared to the recorded investment in impaired loans requiring an allowance for loan losses of $34.0 million at December 31, 2009. At December 31, 2010 and 2009, the related allowance for loan losses associated with those loans was $9.5 million and $6.8 million, respectively. The gross recorded investment in impaired loans not requiring an allowance for loan losses was $8.4 million at December 31, 2010 as compared to $6.3 million at December 31, 2009. For 2010 and 2009, the average recorded investment in these impaired loans was $41.2 million and $18.6 million, respectively; and the interest income recognized on impaired loans was $1.5 million for 2010 and $42,000 for 2009.

        Loans on which the accrual of interest has been discontinued amounted to $26.5 million and $25.1 million at December 31, 2010 and 2009, respectively. Loan balances past due 90 days or more and still accruing interest but which management expects will eventually be paid in full, amounted to $600,000 and $1.8 million at December 31, 2010 and 2009, respectively. The loan balances past due 90 days or more and still accruing interest decreased in 2010 due to loans 90 days or more past due moving out of this category due to being brought current at December 31, 2010. Subsequent to December 31, 2010, loan balances past due 90 days or more and still accruing interest that are brought current will reduce the balance of outstanding loans in this category.

Non-accrual Loans

        We exclude non-accrual loans and other real estate owned acquired in the Allegiance transaction from nonperforming status because we expect to fully collect their new carrying value, which reflects fair value discounts, and because they are covered by loss-sharing agreements with the FDIC. If our expectation of reasonably estimable future cash flows deteriorates, the loans may be classified as non-accrual loans and interest income will not be recognized until the timing and amount of future cash flows can be reasonably estimated.

Nonperforming Assets

        The following table is a summary of nonperforming loans and renegotiated loans for the years presented. Not included in this table are an additional $4.7 million in nonperforming loans associated with covered loans assumed in the Allegiance acquisition that are covered under a loss share agreement with the FDIC.

	As of December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Non-accrual Loans:
Commercial Real Estate				$1,706	$1,827
Owner Occupied	$4,250	$2,174	$1,207	N/A	N/A
Non Owner Occupied	1,227	1,043	4,568	N/A	N/A
Construction	0	14,574	1,121	0	170
Residential Real Estate	19,005	6,629	3,406	1,369	1,895
Commercial, Industrial & Agricultural	2,016	716	402	427	97
Consumer	15	4	0	50	0

Total	$26,513	$25,140	$10,704	$3,552	$3,989

Past Due 90 Days or More:
Commercial Real Estate				$2,266	$—
Owner Occupied	$—	$—	$112	N/A	N/A
Non Owner Occupied	—	623	—	N/A	N/A
Construction	245	497	—	—	—
Residential Real Estate	349	544	28	738	47
Commercial, Industrial & Agricultural	—	147	—	—	46
Consumer	—	—	—	1	—

Total	$594	$1,811	$140	$739	$93

Troubled Debt Restructurings:
Commercial Real Estate				$—	$—
Owner Occupied	$826	$—	$—	N/A	N/A
Non Owner Occupied	7,736	5,544	—	N/A	N/A
Construction	—	—	—	—	—
Residential Real Estate	1,841	132	—	—	—
Commercial, Industrial & Agricultural	369	569	285	267	319
Consumer	—	—	—	—	—

Total	$10,772	$6,245	$285	$267	$319

        The following summary shows the impact on interest income of non-accrual and restructured loans for the year ended December 31, 2010 (in thousands):

Amount of interest income on loans that would have been recorded under original terms	$1,387
Interest income reported during the period	$93

Allowance for Loan Loss

        The allowance for loan losses at December 31, 2010 was $14.8 million, or 1.55% of outstanding loans, compared to $11.4 million or 1.26% of outstanding loans at December 31, 2009. In accordance with U.S. GAAP, the allowance for loan losses represents management's estimate of losses inherent in the loan and lease portfolio as of the balance sheet date and is recorded as a reduction to loans and leases. For more information regarding the purpose, components and methodology of the allowance for loan losses, please see "—Financial Condition—Analysis of March 31, 2011 and December 31, 2010—Loans, Credit Quality and Credit Risk—Allowance for Loan Losses" above.

        The following table presents a comparative allocation of the allowance for loan losses for each of the past five years. Amounts were allocated to specific loan categories based upon management's classification of loans under the Company's internal loan grading system and assessment of near-term charge-offs and losses existing in specific larger balance loans that are reviewed in detail by the Company's internal loan review department and pools of other loans that are not individually analyzed. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future credit losses may occur.

Allocation of Allowance for Loan Losses

	As of December 31,
	2010		2009		2008		2007		2006
	Amount	Percentage of Total Loans	Amount	Percentage of Total Loans	Amount	Percentage of Total Loans	Amount	Percentage of Total Loans	Amount	Percentage of Total Loans
	(Dollar amounts in thousands, except percentage data)
Commercial	$8,960	61.2%	$4,745	56.2%	$6,851	56.4%	$6,125	54.9%	$6,451	50.9%
Residential Real Estate	5,366	36.7	6,170	43.4	263	43.1	233	44.4	216	48.3
Consumer	310	2.1	527	0.4	738	0.5	622	0.7	808	0.8

Total
Allocated	14,636	100.0	11,442	100.0	7,852	100.0	6,980	100.0	7,475	100.0
Unallocated	154	—	7	—	272	—	284	—	136	—

Total	$14,790	100.0%	$11,449	100.0%	$8,124	100.0%	$7,264	100.0%	$7,611	100.0%

        The unallocated portion of the allowance is intended to provide for probable losses that are not otherwise accounted for and to compensate for the imprecise nature of estimating future loan losses. While allocations have been established for particular loan categories, management considers the entire allowance to be available to absorb probable losses in any category. The charge-off and allowance categories in the notes are a result of the increased disclosures required at December 31, 2010 by FASB ASU 2010-20. Additionally, it was not a requirement to restate prior years' numbers. VIST elected not restate prior years' numbers as the information is not available.

Analysis of the Allowance for Loan Losses

        The following tables set forth an analysis of the Company's allowance for loan losses for the years presented.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Balance, beginning of year	$11,449	$8,124	$7,264	$7,611	$7,619
Charge-offs:
Commercial	500	1,226	3,613	1,087	708
Real estate	6,838	4,078	30	56	356
Consumer	45	173	430	405	241

Total	7,383	5,477	4,073	1,548	1,305
Recoveries:
Commercial	150	148	79	112	59
Real estate	347	52	—	53	94
Consumer	17	30	19	38	60

Total	514	230	98	203	213

Net charge-offs	6,869	5,247	3,975	1,345	1,092

Provision	10,210	8,572	4,835	998	1,084

Balance, end of Year	$14,790	$11,449	$8,124	$7,264	$7,611

Average loans(1)	$915,009	$895,598	$857,835	$791,440	$711,240
Ratio of net charge-offs to average loans	0.74%	0.58%	0.46%	0.17%	0.15%
Ratio of allowance for loan losses to total loans	1.55%	1.26%	0.92%	0.88%	1.00%

(1)
Excludes mortgage loans held for sale

Covered Loans

        At December 31, 2010, the Company had $66.8 million of covered loans (covered under loss share agreements with the FDIC). Covered loans were recorded at fair value pursuant to the purchase accounting guidelines in FASB ASC 805, "Fair Value Measurements and Disclosures". Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality".

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e. loans outside of the scope of ASC 310-30) was $37.8 million at December 31, 2010. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $29.0 million at December 31, 2010. Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, some of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. Other loans acquired in the acquisition evidencing credit deterioration are recorded initially at the amount paid. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded

(nonaccretable difference). There were no material increases or decreases in the expected cash flows of covered loans in each of the pools between November 19, 2010 (the "acquisition date") and December 31, 2010. The Company recognized $47,000 of income on the loans acquired with evidence of credit deterioration in period since acquisition.

Deposits

        Total deposits were $1.1 billion and $1.0 billion at December 31, 2010 and 2009, respectively. A significant portion of the overall increase in deposits can be attributed to the assumed deposits from the Allegiance acquisition, which was $81.4 million at December 31, 2010. Non-interest bearing deposits increased to $122.5 million at December 31, 2010, from $102.3 million at December 31, 2009, an increase of $20.2 million or 19.7%. The increase in non-interest bearing deposits was primarily due to an increase in non-interest bearing personal accounts. Management continues its efforts to promote growth in these types of deposits, such as offering a free checking product, as a method to help reduce the overall cost of funds. Interest bearing deposits increased by $108.2 million or 11.8%, from $918.6 million at December 31, 2009 to $1.0 billion at December 31, 2010. The increase in interest bearing deposits was primarily due to an increase in interest bearing core deposits including time deposits maturing in one year or less.

Maturity of Certificates of Deposit of $100,000 or More

        The following table sets forth the Bank's certificates of deposit of $100,000 or more by maturity date.

At December 31, 2010
(in thousands)
Three Months or Less	$33,670
Over Three Through Six Months	77,829
Over Six Through Twelve Months	68,701
Over Twelve Months	113,503

Total	$293,703

Average Deposits and Average Rates by Major Classification

        The following table sets forth the average balances of deposits and the average rates paid for the years presented.

	Year Ended December 31,
	2010		2009
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Non interest bearing demand	$111,791		$107,629
Interest bearing demand	396,383	1.22%	301,403	1.48%
Savings deposits	110,075	0.70%	77,823	0.97%
Time deposits < $100,000	237,337	3.21%	260,766	3.71%
Time deposits > $100,000	215,250	1.59%	199,608	2.54%

	$1,070,836	1.56%	$947,229	2.11%

Borrowings

        Borrowed funds from various sources are generally used to supplement deposit growth. There were no Federal funds purchased at either December 31, 2010 or December 31, 2009. Federal funds purchased typically mature in one day. An increase in core deposit levels has reduced the need for the Company to borrow overnight funds. Short-term securities sold under agreements to repurchase were $6.8 million and $15.2 million at December 31, 2010 and 2009, respectively. Borrowings, representing advances from the FHLB, was $10.0 million and $20.0 million at December 31, 2010 and 2009, respectively. Long-term securities sold under agreements to repurchase were at $100.0 million at both December 31, 2010 and 2009.

        Information concerning short-term borrowings is summarized as follows:

	As of December 31,
	2010	2009
	(Dollar amounts in thousands, except percentage data)
Federal funds purchased:
Average balance during the year	$3,650	$2,694
Average rate during the year	0.50%	0.66%
Securities sold under agreements to repurchase:
Average balance during the year	11,265	21,046
Average rate during the year	0.54%	0.99%
Maximum month end balance of short-term borrowings during the year	$26,313	$29,444

Shareholders' Equity

        Shareholders' equity increased by $7.0 million to $132.4 million at December 31, 2010, as compared to $125.4 million at December 31, 2009. The increase in shareholders' equity was primarily the result of $4.8 million (net of offering costs) received from the issuance of common stock and $4.0 million received from year-to-date earnings, offset by $2.5 million of dividends paid on common and preferred stock.

        On April 21, 2010, the Company entered into separate stock purchase agreements with two institutional investors relating to the sale of an aggregate of 644,000 shares of the Company's authorized but unissued common stock, par value $5.00 per share, at a purchase price of $8.00 per share. The Company completed the issuance of $4.8 million of common stock, net of related offering costs of $321,000, on May 12, 2010.

        The Company declared common stock cash dividends in 2010 of $0.20 per share and $0.30 per share in 2009. The following table presents a few ratios that are used to measure the Company's performance.

	Year Ended December 31,
	2010	2009
Return on average assets	0.29%	0.05%
Return on average equity	3.02%	0.51%
Dividend payout ratio	54.05%	NM
Average equity to average assets	9.73%	9.38%

Regulatory Capital

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions.

        The adequacy of the Company's regulatory capital is reviewed on an ongoing basis with regard to size, composition and quality of the Company's resources. An adequate capital base is important for continued growth and expansion in addition to providing an added protection against unexpected losses.

        An important indicator in the banking industry is the leverage ratio, defined as the ratio of common shareholders' equity less intangible assets, to average quarterly assets less intangible assets.

The leverage ratio was 8.01% and 8.36% at December 31, 2010 and 2009, respectively. The decrease was primarily the result of an increase in average risk weighted assets due to the acquisition of Allegiance.

        At December 31, 2010, $2.4 million of the allowance for loan losses was disallowed for Tier 2 risk-based capital, but was used to adjust the overall risk weighted assets used in the regulatory ratio calculations. Under Tier 1 risk-based capital guidelines, any amount of net deferred tax assets that exceeds either forecasted net income for the period or 10% of Tier 1 risk-based capital is disallowed. At December 31, 2010, $198,000 of net deferred tax assets was disallowed in the Tier 1 risk-based capital calculation. By regulatory guidelines, the separate component of equity for unrealized appreciation or depreciation on available-for-sale securities is excluded from Tier 1 risk-based capital. In addition, federal banking regulatory authorities have issued a final Rule, which restricts the Company's junior subordinated debt to 25% of Tier 1 risk-based capital. Amounts of junior subordinated debt in excess of the 25% limit generally may be included in Tier 2 risk-based capital. The final Rule provided a five-year transition period, ending March 21, 2009. In 2009, the Federal Reserve Board extended this transition period to March 21, 2011. This will allow bank holding companies more flexibility in managing their compliance with these new limits in light of the current conditions of the capital markets. At December 31, 2010, the entire amount of these securities was allowable to be included as Tier 1 risk-based capital for the Company. For the periods ended December 31, 2010 and December 31, 2009, the Company's regulatory capital ratios were above minimum regulatory guidelines.

        The following table sets forth the Company's capital ratios at December 31, 2010 and 2009:

	At December 31,
	2010	2009
	(Dollars amounts in thousands)
Tier 1 Capital
Common shareholders' equity excluding unrealized gains (losses) on securities	$132,447	$125,428
Disallowed intangible assets	(45,787)	(44,024)
Junior subordinated debt	18,287	19,508
Unrealized losses on available-for-sale debt securities	3,925	3,942

Total Tier 1 Capital	108,872	104,854

Tier 2 Capital
Allowable portion of allowance for loan losses	12,544	11,449

Total Tier 2 Capital	12,544	11,449

Total risk-based capital	$121,416	$116,303

Risk adjusted assets (including off-balance sheet exposures)	$1,001,299	$984,296

Leverage ratio	8.01%	8.36%
Tier I risk-based capital ratio	10.87%	10.65%
Total risk-based capital ratio	12.13%	11.82%

        Regulatory guidelines require the Company's Tier 1 capital ratios and the total risk-based capital ratios to be at least 4.0% and 8.0%, respectively.

Interest Rate Sensitivity

        Through the years, the banking industry has adapted to an environment in which interest rates have fluctuated dramatically and in which depositors have been provided with liquid, rate sensitive investment options. The industry utilizes a process known as asset/liability management as a means of managing this adaptation.

        Asset/liability management is intended to provide for adequate liquidity and interest rate sensitivity by analyzing and understanding the underlying cash flow structures of interest rate sensitive assets and liabilities and coordinating maturities and repricing characteristics on those assets and liabilities.

        Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. The Company's net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, the Company seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

        One major objective of the Company when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of the Company's Asset/Liability Committee ("ALCO"), which is comprised of senior management and board members. The ALCO meets quarterly to monitor the ratio of interest sensitive assets to interest sensitive liabilities. The process to review interest rate risk management is a regular part of management of the Company. In addition, there is an annual process to review the interest rate risk policy with the board of directors which includes limits on the impact to earnings and value from shifts in interest rates.

        To manage the interest rate sensitivity position, an asset/liability model called "gap analysis" is used to monitor the difference in the volume of the Company's interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect.

        During 2002, the Company entered into an interest rate swap agreement with a notional amount of $5 million. This derivative financial instrument effectively converted fixed interest rate obligations of outstanding junior subordinated debt to variable interest rate obligations, decreasing the asset sensitivity of its balance sheet by more closely matching the Company's variable rate assets with variable rate liabilities. In September 2010, the fixed rate payer exercised a call option to terminate this interest rate swap.

        During 2008, the Company entered into two interest rate swap agreements with an aggregate notional amount of $15 million. This interest rate swap transaction involved the exchange of the Company's floating rate interest rate payment on $15.0 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount.

        Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by interest rate swaps. In June of 2003, the Company purchased a six month LIBOR cap to create protection against rising interest rates for the above mentioned $5 million interest rate swap. This interest rate cap matured in March 2010.

        In October 2010, the Company purchased a three month LIBOR interest rate cap to create protection against rising interest rates. The notional amount of this interest rate cap was $5 million and the initial premium paid for the interest rate cap was $206,000. At December 31, 2010, the recorded value of the interest rate cap was $300,000.

        Also, the Bank sells fixed and adjustable rate residential mortgage loans to limit the interest rate risk of holding longer-term assets on the balance sheet. The Company did not sell any fixed and adjustable rate loans in 2010 or 2009. In 2008, the Company sold $0.7 million of fixed and adjustable rate loans.

Interest Sensitivity Gap at December 31, 2010

        At December 31, 2010, the Company was in a positive one-year cumulative gap position. Commercial adjustable rate loans increased $46.7 million or 9.5% from $491.7 million at December 31, 2009 to $538.4 million at December 31, 2010. Installment adjustable rate loans increased $2.0 million or 2.7% from $73.8 million at December 31, 2009 to $75.8 million at December 31, 2010. During 2010, targeted short-term interest rates remained low. Both the national prime rate and the overnight federal funds rates remained unchanged throughout 2010. Throughout 2010, the low interest rate environment contributed to lower yields on the Bank's adjustable and variable rate commercial and consumer loan portfolios as well as contributing to lower yields on federal funds sold and taxable investment securities. Also, decreases in interest-bearing core deposit and time deposit interest rates contributed to the reduction of the Bank's overall cost of funds. As a result of a continued downturn in the housing market, the mortgage refinance market remained relatively flat in 2010 but did produce an increase in prepayments on loans and investment securities throughout the year. The increase in loan and investment securities prepayments helped limit extension risk within the fixed rate loan and investment securities portfolios. In order to augment the funding needs for new commercial and consumer loan originations and investment security purchases during 2010, interest-bearing core deposits and time deposits increased $108.2 million or 11.8% from $918.6 million at December 31, 2009 to $1.0 billion at December 31, 2010. These factors contributed to the Company's positive one-year cumulative gap position.

	0 - 3 months		3 to 12 months		1 - 3 years		over 3 years
	(Dollars in thousands)
Interest bearing deposits and federal funds sold	$2,372		$—		$—		$—
Securities(1)(2)	35,456		58,092		73,045		122,283
Mortgage loans held for sale	3,695		—		—		—
Loans(2)	351,400		99,027		231,643		324,273

Total rate sensitive assets (RSA)	392,923		157,119		304,688		446,556

Interest bearing deposits(3)	26,460		79,381		211,684		211,488
Time deposits	66,009		217,995		194,056		19,756
Securities sold under agreements to repurchase	106,843		—		—		—
Borrowings	10,000		—		—		—
Junior subordinated debt	10,150		—		—		8,287

Total rate sensitive liabilities	219,462		297,376		405,740		239,531

Interest rate swap (notional)	(15,000)		—		—		—

As of December 31, 2010:
Interest sensitivity gap	$188,461		$(140,257)		$(101,052)		$207,025

Cumulative gap	$188,461		$48,204		$(52,848)		$154,177
RSA/RSL	1.8	x	0.5	x	0.8	x	1.9	x

(1)
Includes gross unrealized gains/losses on available-for-sale securities.

(2)
Securities and loans are included in the earlier of the period in which interest rates were next scheduled to adjust or the period in which they are due.

(3)
Demand and savings accounts are generally subject to immediate withdrawal. However, management considers a certain amount of such accounts to be core accounts having significantly longer effective maturities based on the retention experiences of such deposits in changing interest rate environments.

        Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

        The Company also measures its near-term sensitivity to interest rate movements through simulations of the effects of rate changes upon its net interest income. Net interest income simulations evaluate the effect that interest rate changes have on the prepayment, repricing and maturity attributes of the Company's interest earning assets and interest bearing liabilities over the next twelve months. Interest rate movements of up 100, 200 and 300 basis points and down 100, 200 and 300 basis points, adjusted for activity in the current and forecasted interest rate environment, were applied to the Company's interest earning assets and interest bearing liabilities as of December 31, 2010. The results of these simulations on net interest income for 2010 are as follows:

Simulated Percentage change in 2010 Net Interest Income
Assumed Changes in Interest Rates	Percentage Change
-300	(3.7)%
-200	(0.3)%
-100	(0.1)%
0	0.0%
+100	1.2%
+200	1.2%
+300	(0.7)%

        The Company also measures its longer-term sensitivity to interest rate movements through simulations of the effects of rate changes upon its economic value of shareholders' equity. Economic value of shareholders' equity simulations evaluate the effect that interest rate changes have on the prepayment, repricing and maturity attributes of the Company's interest earning assets and interest bearing liabilities over the life of each financial instrument. Interest rate movements of up 100, 200 and 300 basis points and down 100, 200 and 300 basis points, adjusted for activity in the current and forecasted interest rate environment, were applied to the Company's interest earning assets and interest bearing liabilities as of December 31, 2010. The results of these simulations on economic value of shareholders' equity for 2010 are as follows:

Simulated Percentage change in Economic Value of Shareholders' equity
Assumed Changes in Basis Points	Percentage Change
-300	6.8%
-200	7.5%
-100	5.4%
0	0.0%
+100	(6.4)%
+200	(22.4)%
+300	(33.0)%

Liquidity and Funds Management

        Liquidity management ensures that adequate funds will be available to meet anticipated and unanticipated deposit withdrawals, debt servicing payments, investment commitments, commercial and consumer loan demand and ongoing operating expenses. Funding sources include principal repayments on loans and investment securities, sales of loans, growth in core deposits, short and long-term borrowings and repurchase agreements. Regular loan payments are typically a dependable source of funds, while the sale of loans and investment securities, deposit flows, and loan prepayments are significantly influenced by general economic conditions and level of interest rates. In 2010, the increase in impaired loans continued to lessen the dependability of regular loan payments.

        At December 31, 2010, the Company maintained $17.8 million in cash and cash equivalents primarily consisting of cash and due from banks. In addition, the Company had $279.8 million in available-for-sale securities and $2.0 million in held-to-maturity securities. Cash and investment securities totaled $299.6 million which represented 21.0% of total assets at December 31, 2010 compared to 22.8% at December 31, 2009.

        The Company considers its primary source of liquidity to be its core deposit base, which includes non-interest-bearing and interest-bearing demand deposits, savings, and time deposits under $100,000. This funding source has grown steadily over the years through organic growth and acquisitions and consists of deposits from customers throughout the Company's financial center network. The Company will continue to promote the growth of deposits through its financial center offices. At December 31, 2010, a portion of the Company's assets were funded by core deposits acquired within its market area and by the Company's equity. These two components provide a substantial and stable source of funds.

Off-Balance Sheet Arrangements

        The Company's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments, at December 31, 2010 totaled $212.4 million. This consisted of $41.8 million in commercial real estate and construction loans, $38.1 million in home equity lines of credit, $132.5 million in unused business lines of credit and $9.2 million in standby letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Company. Any amounts actually drawn upon, management believes, can be funded in the normal course of operations. The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Contractual Obligations

        The following table represents the Company's aggregate contractual obligations to make future payments.

	December 31, 2010
	Less than 1 year	1 - 3 Years	4 - 5 Years	Over 5 Years	Total
	(Dollar amounts in thousands)
Time deposits	$284,004	$194,056	$19,411	$345	$497,816
Securities sold under agreements to repurchase(1)	100,000	—	—	—	100,000
Borrowings	10,000	—	—	—	10,000
Junior subordinated debt(1)	20,150	—	—	—	20,150
Operating leases	3,151	5,673	4,827	13,695	27,346
Unconditional purchase obligations	1,813	3,752	3,752	469	9,786

Total	$419,118	$203,481	$27,990	$14,509	$665,098

(1)
Classified based on the earliest date on which it may be redeemed and not contractual maturity.

Critical Accounting Policies

        The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). US GAAP is complex and require management to apply significant judgment to various accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. Actual results may differ from these estimates under different assumptions or conditions.

        In management's opinion, the most critical accounting policies and estimates impacting the Company's consolidated financial statements are listed below. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements. For a complete discussion of the Company's significant accounting policies, see the footnotes to the Consolidated Financial Statements and discussion throughout this prospectus.

Determination of the Allowance for Loan Losses

        The level of the allowance for credit losses and the provision for credit losses involve significant estimates by management. In evaluating the adequacy of the allowance for loan losses, management considers the specific collectability of impaired and nonperforming loans, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant qualitative factors. While management uses available information to make such evaluations, future adjustments to the allowance for credit losses and the provision for credit losses may be necessary if economic conditions, loan credit quality, or collateral issues differ substantially from the factors and assumptions used in making the evaluation.

        The allowance for loan losses is evaluated on a regular basis by management and consists of specific and general components. The specific component relates to loans that are classified as either loss, doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical industry loss experience adjusted for qualitative factors. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

        Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Revenue Recognition for Insurance Activities

        Insurance revenues are derived from commissions and fees. Commission revenues, as well as the related premiums receivable and payable to insurance companies, are recognized the later of the effective date of the insurance policy or the date the client is billed, net of an allowance for estimated policy cancellations. The reserve for policy cancellations is periodically evaluated and adjusted as necessary. Commission revenues related to installment premiums are recognized as billed. Commissions on premiums billed directly by insurance companies are generally recognized as income when received. Contingent commissions from insurance companies are generally recognized as revenue when the data necessary to reasonably estimate such amounts is obtained. A contingent commission is a commission paid by an insurance company that is based on the overall profit and/or volume of the business placed with the insurance company. Fee income is recognized as services are rendered.

Stock-Based Compensation

        FASB Accounting Standards Codification ("ASC") 718, "Share-Based Payment" addresses the accounting for share-based payment transactions subsequent to 2006 in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. FASB ASC 718 requires an entity to recognize the grant-date fair-value of stock options and its other equity-based compensation issued to the employees in the consolidated statements of operations. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25. "Accounting for Stock Issued to Employees," which was permitted under FASB ASC 718, as originally issued. Effective January 1, 2006, the Company adopted FASB ASC 718 using the modified prospective method. Any additional impact the adoption of this statement will have on our results of operations will be determined by share-based payments granted in future periods.

Derivative Financial Instruments:

        The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Company's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

        By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in the derivative instruments by entering into transactions with high quality counterparties.

        Market risk is the adverse effect that a change in interest rates, currency, or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. The Company periodically measures this risk by using value-at-risk methodology (refer to Note 21. Financial Instruments with Off-Balance Sheet Risk of the audited consolidated financial statements for the year ended December 31, 2010 for information on interest rate swap and interest rate cap agreements that the Company has used to manage its exposure to interest rate risk).

Goodwill and Other Intangible Assets

        The Company had goodwill and other intangible assets of $45.7 million at December 31, 2010, related to the acquisition of its banking, insurance and wealth management companies. The Company utilizes a third party valuation service to perform its goodwill impairment test both on an interim and annual basis. A fair value is determined for the banking and financial services, insurance services and investment services reporting units. If the fair value of the reporting business unit exceeds the book value, then no impairment write down of goodwill is necessary (a Step One evaluation). If the fair value is less than the book value, then an additional test (a Step Two evaluation) is necessary to assess goodwill for potential impairment. As a result of the goodwill impairment valuation analysis, the Company determined that no goodwill impairment write-off for any of its reporting units was necessary for the year ended December 31, 2010; however, a Step Two evaluation was necessary for the banking and financial services reporting unit (For additional information, refer to Note 5. Acquisitions Including Goodwill and Other Intangible Assets of the audited consolidated financial statements for the year ended December 31, 2010.

        Reporting unit valuation is inherently subjective, with a number of factors based on assumption and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting business unit performance could result in different assessments of the fair value and could result in impairment charges in the future.

Framework for Interim Impairment Analysis.

        The Company utilizes the following framework from FASB ASC 350 "Intangibles—Goodwill & Other" to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include:

  •
  a significant adverse change in legal factors or in the business climate;

  •
  an adverse action or assessment by a regulator;

  •
  unanticipated competition;

  •
  a loss of key personnel;

  •
  a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

  •
  financing transactions of a significant asset group within a reporting unit; and

  •
  recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

        When applying the framework above, management additionally considers that a decline in the Company's market capitalization could reflect an event or change in circumstances that would more likely than not reduce the fair value of reporting business unit below its carrying value. However, in considering potential impairment of goodwill, management does not consider the fact that our market capitalization is less than the carrying value of our Company to be determinative that impairment exists. This is because there are factors, such as our small size and small market capitalization, which do not take into account important factors in evaluating the value of our Company and each reporting business unit, such as the benefits of control or synergies. Consequently, management's annual process for evaluating potential impairment of our goodwill (and evaluating subsequent interim period indicators of impairment) involves a detailed level analysis and incorporates a more granular view of each reporting business unit than aggregate market capitalization, as well as significant valuation inputs.

        Annual and Interim Impairment Tests and Results.    Management estimates fair value annually utilizing multiple methodologies which include discounted cash flows, comparable companies and comparable transactions. Each valuation technique requires management to make judgments about inputs and assumptions which form the basis for financial projections of future operating performance and the corresponding estimated cash flows. The analyses performed require the use of objective and subjective inputs which include market-price of non-distressed financial institutions, similar transaction multiples, and required rates of return. Management works closely in this process with third party valuation professionals, who assist in obtaining comparable market data and performing certain of the calculations, based on information provided and assumptions made by management.

        FASB ASC 820 "Fair Value Measurements and Disclosures" defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell or transfer the asset or transfer the liability occurs in the principal market for the asset or liability, or in the absence of a principal market, the most advantageous market for the asset or liability. FASB ASC 820 further defines market participants as buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

        FASB ASC 820 establishes a fair value hierarchy to prioritize the inputs used in valuation techniques:

  1.
  Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

  2.
  Level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability through corroboration with observable market data.

  3.
  Level 3 inputs are unobservable inputs, such as a company's own data.

        The Company continues to monitor the interim indicators noted in FASB ASC 350 to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, absent those events, the Company will perform its annual goodwill impairment evaluation during the fourth quarter of each calendar year.

Consideration of Market Capitalization in Light of the Results of Our Annual and Interim Goodwill Assessments.

        The Company's stock price, like the stock prices of many other financial services companies, is trading below both book value as well as tangible book value. We believe that the Company's current market value does not represent the fair value of the Company when taken as a whole and in consideration of other relevant factors. Because the Company is viewed by investors predominantly as a community bank, we believe our market capitalization is based on net tangible book value, reduced by nonperforming assets in excess of the allowance for loan losses. We believe that the market place ascribes effectively no value to the Company's fee-based reporting units, the assets of which are composed principally of goodwill and intangibles. Management believes that as a stand-alone business each of these reporting units has value which is not being incorporated in the market's valuation of the Company reflected in the share price. Management also believes that if these reporting units were carved out of the Company and sold, they would command a sales price reflective of their current performance. Management further believes that if these reporting units were sold, the results of the sale would increase both the tangible book value (resulting from, among other things, the reduction in associated goodwill) and therefore market capitalization, given the market's current valuation approach described above.

        Insurance services and investment services reporting units.    In performing step one of the goodwill impairment tests, it was necessary to determine the fair value of the insurance services and investment services reporting units. The fair value of these reporting units was estimated using a weighted average of both an income approach and a market approach. The income approach utilizes Level 3 inputs and uses a dividend discount analysis, which calculates the present value of all excess cash flows plus the present value of a terminal value. This approach calculates cash flows based on financial results after a change of control transaction. The market approach utilizes Level 2 inputs and is used to calculate the fair value of a company by examining pricing multiples in recent acquisitions of companies similar in size and performance to the company being valued.

        Two key inputs to the income approach were our future cash flow projection and the discount rate. For the insurance services reporting unit, a 17.5% discount rate was applied, which was based on recently reported expected internal rates of return by market participants in the financial services industry as well as to account for the execution risk inherent in achieving the projections provided by the Company. For the investment services unit, a 15.0% to 25.0% discount rate range was applied which was representative of the required returns of investment of a market participant and the risk inherent in such an investment.

        The table below presents the fair value, carrying amount, and goodwill associated with the insurance and investment services reporting units with respect to the annual goodwill impairment test completed as of October 31, 2010:

	As of October 31, 2010
Reporting Segment	Fair Value	Carrying Amount*	Goodwill
	(Dollar amounts in thousands)
VIST Insurance	$14,928	$13,352	$11,460
VIST Capital	1,687	1,359	1,021

	$16,615	$14,711	$12,481

*
Includes Goodwill

        The results of the annual impairment analysis completed for both of the reporting segments above indicated no goodwill impairment existed as of October 31, 2010.

        Banking and financial services unit.    In performing step one of the goodwill impairment test, it was necessary to determine the fair value of the banking and financial services reporting unit. The fair value of this reporting unit was estimated using a weighted average of a discounted dividend approach, a market ("selected transactions") approach, a change in control premium to parent market price approach, and a change in control premium to peer market price approach.

        The table below presents the fair value, carrying amount, and goodwill associated with the banking and financial services reporting unit with respect to the annual goodwill impairment test completed as of December 31, 2010:

	As of December 31, 2010
Reporting Segment	Fair Value	Carrying Amount*	Goodwill
	(Dollar amounts in thousands)
VIST Bank	$104,409	$117,669	$29,316

	$104,409	$117,669	$29,316

*
Includes Goodwill

        The annual impairment assessment for the banking and financial services reporting unit was as of December 31, 2010. Based on the results of the Step One goodwill impairment evaluation, the estimated fair value was less than the carrying value of this reporting unit and, therefore, in accordance with FASB ASC 350-20, a Step Two analysis was required to determine if there was goodwill impairment of the reporting unit.

        A Step Two goodwill impairment evaluation was completed for the banking and financial services reporting unit. The Step Two evaluation consisted of the purchase price allocation method which, in determining the implied fair value of goodwill, the fair value of net assets (fair value of all assets other than goodwill, minus fair value of liabilities) is subtracted from the fair value of the reporting unit. Fair value estimates were made for all material balance sheet accounts to reflect the estimated fair value of the Company's unrecorded adjustments to assets and liabilities including: loans, investment securities, building, core deposit intangible, certificates of deposit and borrowings.

        Based on the results of the Step Two goodwill impairment evaluation, the fair value of the banking and financial services reporting units was more than its carrying amount, resulting in no goodwill impairment. In summary, management believes that its goodwill associated with its reporting units was not impaired as of December 31, 2010.

        The changes in the carrying amount of goodwill for the first quarter of 2011 and for the year ended December 31, 2010 were as follows:

	Banking and Financial Services	Insurance	Brokerage and Investment Services	Total
	(in thousands)
Balance as of January 1, 2010	$27,768	$11,193	$1,021	$39,982
Additions to goodwill	1,548	78	—	1,626
Contingent payments made	—	250	—	250

Balance as of December 31, 2010	$29,316	$11,521	$1,021	$41,858
Additions to goodwill	—	—	—	—
Contingent payments made	—	—	—	—

Balance as of March 31, 2011	$29,316	$11,521	$1,021	$41,858

        Management believes that its goodwill in its reporting units is not impaired as of March 31, 2011.

Investment Securities Impairment Evaluation

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  fair value below cost and the length of time;

  •
  adverse condition specific to a particular investment;

  •
  rating agency activities (e.g., downgrade);

  •
  financial condition of an issuer;

  •
  dividend activities;

  •
  suspension of trading;

  •
  management intent;

  •
  changes in tax laws or other policies;

  •
  subsequent market value changes; and

  •
  economic or industry forecasts.

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held-to-maturity or available-for-sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Company intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

        If a decline in market value of a security is determined to be other than temporary, under generally accepted accounting principles, we are required to write these securities down to their estimated fair value. As of December 31, 2010, we owned single issuer and pooled TRUPS of other financial institutions, private label collateralized mortgage obligations and equity securities whose aggregate historical cost basis is greater than their estimated fair value. We reviewed all investment securities and have identified those securities that are other-than-temporarily impaired. The losses associated with these other-than-temporarily impaired securities have been bifurcated into the portion of non-credit impairment losses recognized in other comprehensive loss and into the portion of credit impairment losses recorded in earnings (see Note 3. Comprehensive Income of the audited consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus). We perform an ongoing analysis of all investment securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, we will write them down through a charge to earnings to their then current fair value.

Federal Home Loan Bank Stock Impairment Evaluation

        The Bank is required to maintain certain amounts of FHLB stock as a member of the FHLB. These equity securities are "restricted" in that they can only be sold back to the respective institutions or another member institution at par. Therefore, they are less liquid than other tradable equity securities, their fair value is equal to amortized cost, and no impairment write-downs have been recorded on these securities during 2010 and 2009. As a result of the FDIC-assisted whole-bank acquisition of Allegiance on November 19, 2010, the bank acquired $1.7 million in FHLB stock.

        In December 2008, the FHLB of Pittsburgh suspended the payment of dividends and the repurchase of excess capital stock from member banks. The FHLB cited a significant reduction in the level of core earnings resulting from lower short-term interest rates, the increased cost of maintaining liquidity and constrained access to the debt markets at attractive rates and maturities as the main reasons for the decision to suspend dividends and the repurchase excess capital stock. The FHLB last paid a dividend in the third quarter of 2008. In the fourth quarter of 2010, as a result of improved core earnings and a decrease in OTTI charges on non-agency investment securities, the FHLB repurchased stock totaling $283,000 from the Bank. Accounting guidance indicates that an investor in FHLB of Pittsburgh capital stock should recognize impairment if it concludes that it is not probable that it will ultimately recover the par value of its shares. The decision of whether impairment exists is a matter of judgment that should reflect the investor's view of FHLB of Pittsburgh's long-term performance, which includes factors such as its operating performance, the severity and duration of declines in the market value of its net assets related to its capital stock amount, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislation and regulatory changes on FHLB of Pittsburgh, and accordingly, on the members of FHLB of Pittsburgh and its liquidity and funding position. After evaluating all of these considerations and in light of the fourth quarter FHLB stock repurchase, the Company believes the par value of its shares will be recovered. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

SUPERVISION AND REGULATION

General

        The Company is registered as a bank holding company, which has elected to be treated as a financial holding company, and is subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a bank holding company, the Company's activities and those of its bank subsidiary are limited to the business of banking and activities closely related or incidental to banking. Bank holding companies are required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Federal Reserve Board has issued regulations under the BHCA that require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. As a result, the Federal Reserve Board, pursuant to such regulations, may require the Company to stand ready to use its resources to provide adequate capital funds to its bank subsidiary during periods of financial stress or adversity.

        The BHCA prohibits the Company from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock, or substantially all of the assets of any bank, or from merging or consolidating with another bank holding company, without prior approval of the Federal Reserve Board. Additionally, the BHCA prohibits the Company from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business, unless such business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. The types of businesses that are permissible for bank holding companies to own were expanded by the Gramm-Leach-Bliley Act in 1999.

        As a Pennsylvania bank holding company for purposes of the Pennsylvania Banking Code, the Company is also subject to regulation and examination by the Pennsylvania Department of Banking.

        The Company is under the jurisdiction of the SEC and of state securities commissions for matters relating to the offering and sale of its securities. In addition, the Company is subject to the SEC's rules and regulations relating to periodic reporting, proxy solicitation, and insider trading.

Regulation of VIST Bank

        The Bank is a Pennsylvania chartered commercial bank, and its deposits are insured (up to applicable limits) by the FDIC. The Bank is subject to regulation and examination by the Pennsylvania Department of Banking and by the FDIC. The CRA requires the Bank to help meet the credit needs of the entire community where the Bank operates, including low and moderate income neighborhoods. The Bank's rating under the CRA, assigned by the FDIC pursuant to an examination of the Bank, is important in determining whether the Bank may receive approval for, or utilize certain streamlined procedures in, applications to engage in new activities.

        The Bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Capital Adequacy Guidelines

        Bank regulatory authorities in the United States issue risk-based capital standards. These capital standards relate a bank's capital to the risk profile of its assets and provide the basis by which all banks are evaluated in terms of its capital adequacy. The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Tier 1 capital to average assets and of total capital (as defined in the regulations) to risk-weighted assets.

        As of March 31, 2011 and December 31, 2010, the Company and the Bank exceeded the current regulatory requirements to be considered a quantitatively "well capitalized" financial institution, i.e. a leverage ratio exceeding 5%, Tier 1 risk-based capital exceeding 6%, and total risk-based capital exceeding 10%.

Prompt Corrective Action Rules

        Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the FDIA, which: (a) restrict payment of capital distributions and management fees; (b) require that the appropriate federal banking agency monitor the condition of the institute on and its efforts to restore its capital; (c) require submission of a capital restoration plan; (d) restrict the growth of the institution's assets; and (e) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (a) requiring the institution to raise additional capital; (b) restricting transactions with affiliates; (c) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (d) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Regulatory Restrictions on Dividends

        Dividend payments made by the Bank to the Company are subject to the Pennsylvania Banking Code, the Federal Deposit Insurance Act, and the regulations of the FDIC. Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, retained earnings). The Federal Reserve Bank ("FRB") and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends if they are not classified as well capitalized or adequately capitalized. Under these policies and subject to the restrictions applicable to the Bank, the Bank had approximately $4.0 million available for payment of dividends to the Company at December 31, 2010, subject to the consultation described below. The issuance of the Series A Preferred Stock also carries certain restrictions with regards to the Company's declaration and payment of cash dividends on common stock.

        Dividends payable by the Company are subject to guidance published by the Federal Reserve Board. Consistent with the Federal Reserve Board guidance, companies are urged to strongly consider eliminating, deferring or significantly reducing dividends if (i) net income available to common shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividend, (ii) the prospective rate of earnings retention is not consistent with the bank holding company's capital needs and overall current and prospective financial condition, or (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. As a result of this guidance, management intends to consult with the FRB of Philadelphia, and provide the FRB with information on the Company's then current and prospective earnings and capital position, on a quarterly basis in advance of declaring any cash dividends for the foreseeable future.

FDIC Insurance Assessments

        Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased FDIC loss provisions, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, that was enacted by Congress on July 15, 2010, and was signed into law by President Obama on July 21, 2010, enacted a number of changes to the federal deposit insurance regime that will affect the deposit insurance assessments the Bank will be obligated to pay in the future. For example:

  •
  The law permanently raises the federal deposit insurance limit to $250,000 per account ownership. This change may have the effect of increasing losses to the FDIC insurance fund on future failures of other insured depository institutions.

  •
  The new law makes deposit insurance coverage unlimited in amount for non-interest bearing transaction accounts until December 31, 2012. This change may also have the effect of increasing losses to the FDIC insurance fund on future failures of other insured depository institutions.

  •
  The FDIC is required under the Dodd-Frank Act to establish assessment rates that will allow the Deposit Insurance Fund to achieve a reserve ratio of 1.35% of Insurance Fund insured deposits by September 2020. In addition, the FDIC has established a "designated reserve ratio" of 2.0%, a target ratio that, until it is achieved, will not likely result in the FDIC reducing assessment rates. In attempting to achieve the mandated 1.35% ratio, the FDIC is required to implement assessment formulas that charge banks over $10 billion in asset size more than banks under that size. Those new formulas began in the second quarter of 2011, but do not affect the Bank. Under the Dodd-Frank Act, the FDIC is authorized to make reimbursements from the insurance fund to banks if the reserve ratio exceeds 1.50%, but the FDIC has adopted the "designated reserve ratio" of 2.0% and has announced that any reimbursements from the fund are indefinitely suspended.

        Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC's deposit insurance fund. This could, in turn, raise the Bank's future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to average consolidated assets less average tangible equity. As the asset base of the banking industry is larger than the deposit base, the range of assessment rates will change to a low of 2.5 basis points and to a high of 45 basis points, per $100 of assets. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as the Bank may otherwise have to pay in the future. While it is likely that the new law will increase the Bank's future deposit insurance assessment costs, the specific amount by which the new law's combined changes will affect the Bank's deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

        On November 12, 2009, the FDIC approved a rule to require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012. An insured institution's risk-based deposit insurance assessments will continue to be calculated on a quarterly basis, but will be paid from the amount the institution prepaid until the later of the date that amount is exhausted or June 30, 2013, at which point any remaining funds would be returned to the insured institution. Consequently, the Company's prepayment of DIF premiums made in December 2009 resulted in a prepaid asset of $5.7 million. As of March 31, 2011, the amount of the prepaid asset was $3.4 million.

Federal Home Loan Bank System

        The Bank is a member of the Federal Home Loan Bank ("FHLB") of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. At March 31, 2011, the Bank had no short-term FHLB advances outstanding and no long-term FHLB debt outstanding.

        As a member, the Bank is required to purchase and maintain stock in the FHLB in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its outstanding advances from the FHLB. On November 19, 2010, the Company acquired $1.7 million in FHLB stock as a result of the FDIC-assisted whole-bank acquisition of Allegiance. At December 31, 2010, the Bank had $7.1 million in stock of the FHLB, which was in compliance with this requirement.

Emergency Economic Stabilization Act of 2008 and Related Programs

        EESA was enacted to enable the federal government, under terms and conditions developed primarily by the U.S. Treasury, to restore liquidity and stabilize the U.S. economy, including through implementation of the Troubled Asset Relief Program ("TARP"). Under TARP, Treasury authorized the TARP CPP to purchase up to $250.0 billion of senior preferred shares of qualifying financial institutions that elected to participate by November 14, 2008. As discussed above, on December 19, 2008, the Company issued to U.S. Treasury, 25,000 shares of Series A Preferred Stock and a warrant to purchase 367,982 shares of the Company's common stock for an aggregate purchase price of $25.0 million under the TARP CPP. Companies participating in the TARP CPP were required to adopt certain standards relating to executive compensation. The terms of the TARP CPP also limit certain uses of capital by the issuer, including with respect to repurchases of securities and increases in dividends.

        The American Recovery and Reinvestment Act of 2009 ("ARRA") was intended to provide a stimulus to the U.S. economy in the wake of the economic downturn brought about by the subprime mortgage crisis and the resulting credit crunch. The bill includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, healthcare, and infrastructure, including the energy structure. The new law also includes certain noneconomic recovery related items, including a limitation on executive compensation in federally aided financial institutions, including institutions, such as the Company, that had previously received an investment by U.S. Treasury under the TARP CPP. Under ARRA, an institution that either will receive funds or which had previously received funds under TARP, will be subject to certain restrictions and standards throughout the period in which any obligation arising under TARP remains outstanding

(except for the time during which the federal government holds only warrants to purchase common stock of the issuer).

        The following summarizes the significant requirements of ARRA, which are included in standards established by U.S. Treasury:

  •
  limits on compensation incentives for risks by senior executive officers;

  •
  a requirement for recovery of any compensation paid based on inaccurate financial information;

  •
  a prohibition on "golden parachute payments" to specified officers or employees, which term is generally defined as any payment for departure from a company for any reason;

  •
  a prohibition on compensation plans that would encourage manipulation of reported earnings to enhance the compensation of employees;

  •
  a prohibition on bonus, retention award, or incentive compensation to designated employees, except in the form of long-term restricted stock;

  •
  a requirement that the board of directors adopt a luxury expenditures policy;

  •
  a requirement that shareholders be permitted a separate nonbinding vote on executive compensation;

  •
  a requirement that the chief executive officer and the chief financial officer provide a written certification of compliance with the standards, when established, to the SEC.

        Under ARRA, subject to consultation with the appropriate federal banking agency, U.S. Treasury is required to permit a recipient of TARP funds to repay any amounts previously provided to or invested in the recipient by U.S. Treasury without regard to whether the institution has replaced the funds from any other source or to any waiting period.

Recent Legislation

        The Dodd-Frank Act was enacted on July 21, 2010. This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies.

        The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. The federal agencies are given significant discretion in drafting such rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for some time.

        Certain provisions of the Dodd-Frank Act are expected to have a near term impact on the Company. For example, effective July 21, 2011, a provision of the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on the Company's interest expense.

        The Dodd-Frank Act also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Under the Act, the assessment base is no longer be an institution's deposit base, but rather its average consolidated total assets less its average tangible equity during the assessment period. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2012.

        Bank and thrift holding companies with assets of less than $15 billion as of December 31, 2009, such as the Company, will be permitted to include trust preferred securities that were issued before

May 19, 2010, as Tier 1 capital; however, trust preferred securities issued by a bank or thrift holding company (other than those with assets of less than $500 million) after May 19, 2010, will no longer count as Tier 1 capital. Trust preferred securities still will be entitled to be treated as Tier 2 capital.

        The Dodd-Frank Act will require publicly traded companies to give shareholders a non-binding vote on executive compensation and so-called "golden parachute" arrangements, and may allow greater access by shareholders to the company's proxy material by authorizing the SEC to promulgate rules that would allow shareholders to nominate their own candidates using a company's proxy materials. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

        The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit "unfair, deceptive or abusive" acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10.0 billion in assets. Banks and savings institutions with $10.0 billion or less in assets such as the Bank will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

        It is difficult to predict at this time the specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on financial institutions' operations is presently unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements.

Other Legislation

        The Gramm-Leach-Bliley Act, passed in 1999, dramatically changed certain banking laws. One of the most significant changes was that the separation between banking and the securities businesses mandated by the Glass-Steagall Act has now been removed, and the provisions of any state law that prohibits affiliation between banking and insurance entities have been preempted. Accordingly, the legislation now permits firms engaged in underwriting and dealing in securities, and insurance companies, to own banking entities, and permits bank holding companies (and in some cases, banks) to own securities firms and insurance companies. The provisions of federal law that preclude banking entities from engaging in non-financially related activities, such as manufacturing, have not been changed. For example, a manufacturing company cannot own a bank and become a bank holding company, and a bank holding company cannot own a subsidiary that is not engaged in financial activities, as defined by the regulators.

        The legislation creates a new category of bank holding company called a "financial holding company." In order to avail itself of the expanded financial activities permitted under the law, a bank holding company must notify the Federal Reserve Board that it elects to be a financial holding company. A bank holding company can make this election if it, and all its bank subsidiaries, are well capitalized, well managed, and have at least a satisfactory Community Reinvestment Act rating, each in accordance with the definitions prescribed by the Federal Reserve Board and the regulators of the subsidiary banks. Once a bank holding company makes such an election, and provided that the Federal Reserve Board does not object to such election by such bank holding company, the financial holding company may engage in financial activities (i.e., securities underwriting, insurance underwriting, and certain other activities that are financial in nature as to be determined by the Federal Reserve Board) by simply giving a notice to the Federal Reserve Board within thirty days after beginning such business or acquiring a company engaged in such business. This makes the regulatory approval process to engage in financial activities much more streamlined than under prior law. On February 7, 2002, the Company's election with the Federal Reserve Board to become a financial holding company became effective.

        The Sarbanes-Oxley Act of 2002 was enacted to enhance penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures under the federal securities laws. The Sarbanes-Oxley Act generally applies to all companies, including the Company, that file or are required to file periodic reports with the SEC under the Exchange Act. The legislation includes provisions, among other things, governing the services that can be provided by a public company's independent auditors and the procedures for approving such services, requiring the chief executive officer and chief financial officer to certify certain matters relating to the company's periodic filings under the Exchange Act, requiring expedited filings of reports by insiders of their securities transactions and containing other provisions relating to insider conflicts of interest, increasing disclosure requirements relating to critical financial accounting policies and their application, increasing penalties for securities law violations, and creating a new Public Company Accounting Oversight Board ("PCAOB"), a regulatory body subject to the SEC jurisdiction with broad powers to set auditing, quality control and ethics standards for accounting firms. In connection with this legislation, the national securities exchanges and NASDAQ have adopted rules relating to certain matters, including the independence of members of a company's audit committee, as a condition to listing or continued listing. The Company does not believe that the application of these rules to the Company will have a material effect on its business, financial condition or results of operations.

        The USA PATRIOT Act, enacted in direct response to the terrorist attacks on September 11, 2001, strengthens the anti-money laundering provisions of the Bank Secrecy Act. Many of the new provisions added by the Act apply to accounts at or held by foreign banks, or accounts of or transactions with foreign entities. While the Bank does not have a significant foreign business, the new requirements of the Bank Secrecy Act still require the Bank to use proper procedures to identify its customers. The Act also requires the banking regulators to consider a bank's record of compliance under the Bank Secrecy Act in acting on any application filed by a bank. As the Bank is subject to the provisions of the Bank Secrecy Act (i.e., reporting of cash transactions in excess of $10,000), the Bank's record of compliance in this area will be an additional factor in any applications filed by it in the future. To the Bank's knowledge, its record of compliance in this area is satisfactory.

        The Fair and Accurate Credit Transaction Act was adopted in 2003. It extends and expands upon provisions in the Fair Credit Reporting Act, affecting the reporting of delinquent payments by customers and denials of credit applications. The revised act imposes additional record keeping, reporting, and customer disclosure requirements on all financial institutions, including the Bank. Also in late 2003, the Check 21 Act was adopted. This Act affects the way checks can be processed in the banking system, allowing payments to be converted to electronic transfers rather than processed as traditional paper checks.

        VIST Insurance and VIST Capital are subject to additional regulatory requirements. VIST Insurance is subject to Pennsylvania insurance laws and the regulations of the Pennsylvania Department of Insurance. Our securities brokerage activities are conducted through VIST Capital, the Company's SEC registered investment advisor, and/or LPL Financial Corp., an SEC and FINRA registered broker/

dealer, and therefor subject to regulation by the SEC and the FINRA. Effective August 1, 2011, VIST Capital will withdraw its SEC registration, and the Company will offer securities exclusively through LPL Financial Corp., member FINRA/SIPC.

        Congress is often considering some financial industry legislation, and the federal banking agencies routinely propose new regulations. The Company cannot predict how any new legislation, or new rules adopted by federal or state banking agencies, may affect the business of the Company and its subsidiaries in the future. Given that the financial industry remains under stress and severe scrutiny, the Company expects that there will be significant legislation and regulatory actions that may materially affect the banking industry for the foreseeable future.

PROPERTIES

        The Company's executive office is located in the administration building at 1240 Broadcasting Road, Wyomissing, Pennsylvania. Listed below are the locations of properties owned or leased by the Company and its subsidiaries. Owned properties are not subject to any mortgage, lien or encumbrance.

Property Location	Leased or Owned
Corporate Office 1240 Broadcasting Road Wyomissing, Pennsylvania	Leased
Operations Center 1044 MacArthur Road Reading, Pennsylvania	Leased
North Pointe Financial Center 241 South Centre Avenue Leesport, Pennsylvania	Leased
Northeast Reading Financial Center 1210 Rockland Street Reading, Pennsylvania	Leased
Hamburg Financial Center 801 South Fourth Street Hamburg, Pennsylvania	Leased
Bern Township Financial Center 909 West Leesport Road Leesport, Pennsylvania	Leased
Wernersville Financial Center 1 Reading Drive Wernersville, Pennsylvania	Leased
Breezy Corner Financial Center 3401-3 Pricetown Road Fleetwood, Pennsylvania	Leased
Blandon Financial Center 100 Plaza Drive Blandon, Pennsylvania	Leased

Property Location	Leased or Owned
Wyomissing Financial Center 1199 Berkshire Boulevard Wyomissing, Pennsylvania	Leased
Schuylkill Haven Financial Center 237 Route 61 South Schuylkill Haven, Pennsylvania	Leased
Birdsboro Financial Center 350 West Main Street Birdsboro, Pennsylvania	Leased
Exeter Financial Center 4361 Perkiomen Avenue Reading, Pennsylvania	Leased
Sinking Spring Financial Center 4708 Penn Ave Sinking Spring, Pennsylvania	Leased
Heritage Financial Center 200 Tranquility Lane Reading, Pennsylvania	Leased
Blue Bell Financial Center The VIST Financial Building 1767 Sentry Parkway West Blue Bell, Pennsylvania	Leased
Centre Square Financial Center 1380 Skippack Pike Blue Bell, Pennsylvania	Leased
Conshohocken Financial Center Plymouth Corporate Center Suite 600 625 Ridge Pike Conshohocken, Pennsylvania	Leased
Fox Chase Financial Center 8000 Verree Road Philadelphia, Pennsylvania	Owned
Oaks Financial Center 1232 Egypt Road Oaks, Pennsylvania	Leased
Strafford Financial Center 600 West Lancaster Avenue Strafford, Pennsylvania	Leased
Bala Cynwyd Financial Center Suite 105 One Belmont Avenue Bala Cynwyd, Pennsylvania	Leased

Property Location	Leased or Owned
Old City Financial Center 36 North Third Street Philadelphia, Pennsylvania	Leased
Worcester Financial Center 2946 Skippack Pike Worcester, Pennsylvania	Leased
Berwyn Financial Center(1) 564 Lancaster Avenue Berwyn, Pennsylvania	Leased
VIST Insurance 1767 Sentry Parkway, Suite 210 Blue Bell, Pennsylvania	Leased
VIST Insurance 5 South Sunnybrook Road Pottstown, Pennsylvania	Leased
VIST Bank (Mortgage Banking Office) 2213 Quarry Drive West Lawn, Pennsylvania	Leased

(1)
Per the Purchase and Assumption Agreement with the FDIC, the lease associated with this branch, which was acquired in the Allegiance acquisition, is being renegotiated for a term not to exceed three years.

        VIST Insurance shares offices in the Company's administration building located at 1240 Broadcasting Road, Wyomissing, Pennsylvania. VIST Insurance is charged a pro rata amount of the total lease expense.

        VIST Capital also shares office space in the Company's administration building in Wyomissing, Pennsylvania, as well as in VIST Insurance's office located in Blue Bell, Pennsylvania and are charged accordingly a pro rata amount of the total lease expense.

MANAGEMENT

        Members of our board of directors and management, and certain information about regarding them, are listed below.

Name	Age	Position
Gregory J. Barr	50	Senior Vice President—Loan Review & Lending, Chief Risk Officer of VIST Bank
Edward C. Barrett	62	Executive Vice President, Chief Financial Officer
James H. Burton(1)(3)(4)	55	Director
Patrick J. Callahan(1)	53	Director
Robert D. Carl III(1)(3)	57	Director
Robert D. Davis(2)(3)	63	President, Chief Executive Officer, Director
Louis J. DeCesare, Jr.	52	Executive Vice President, Chief Lending Officer
Jenette J. Eck	48	Senior Vice President and Corporate Secretary
Charles J. Hopkins(3)	61	Director
Philip E. Hughes(1)	62	Director
Michael C. Herr	45	Chief Operating Officer of VIST Insurance
Andrew J. Kuzneski, III(3)(4)(5)	43	Director
M. Domer Leibensperger(5)	71	Director
Christina S. McDonald	45	Executive Vice President, Chief Retail Banking Officer
Frank C. Milewski(1)(2)(3)(4)	60	Vice-Chairman of the Board, Director
Neena M. Miller	46	Executive Vice President, Chief Credit Officer
Michael J. O'Donoghue(2)(5)	68	Director
Harry J. O'Neill(1)	61	Director
Karen A. Rightmire(3)(4)(5)	64	Director
Alfred J. Weber(3)(4)(5)	59	Chairman of the Board, Director

(1)
Member of the Audit Committee

(2)
Member of the Asset Liability Committee

(3)
Member of the Executive Committee

(4)
Member of the Governance Committee

(5)
Member of the Human Resources Committee

        Gregory J. Barr has been Senior Vice President—Loan Review & Risk and Chief Risk Officer of VIST Bank since 2005. Mr. Barr is responsible for both the oversight and staff management of the internal and external audit functions and compliance and loan review areas, and he oversees the merger and acquisition and integration team. Mr. Barr also serves as chairman of VIST Bank's Risk Management and Compliance and Disclosure committees. Mr. Barr has been with VIST for 20 years. From 1992 to 2005, he held a variety of positions with VIST Bank where he was responsible for the final risk rating of all credits within the loan portfolio, the documentation and final review of all new credits, and annual financial reviews of existing credits over certain dollar thresholds.

        Edward C. Barrett is currently the Executive Vice President and Chief Financial Officer of VIST Financial Corp. and VIST Bank. He has been Executive Vice President since 2003 and Chief Financial Officer since 2004. Mr. Barrett was Chief Administrative Officer of VIST Financial Corp. and VIST Bank from 2002 to 2003. Mr. Barrett also served as a director of VIST Financial Corp. from 1998 to 2002. Prior to joining us, he held a number of senior management positions with telecommunications and technology companies, including a company he founded and sold to Eltrax Systems, Inc. in 1997. Mr. Barrett's responsibilities in these positions included merger and acquisition activities and the integration of acquired business units. From 1973 to 1979, Mr. Barrett worked with an accounting firm, providing audit, tax and management services.

        James H. Burton has served as a director since 2000. He is president of Manchester Copper Products, LLC, and chief operating officer of Island Sky Corporation, an Australian stock exchange listed company pioneering the development of air-to-water drinking water systems. He has substantial experience with internal operations of large companies and his experience with a foreign exchange brings unique experience and insight to our Board, and as chair of our Governance Committee.

        Patrick J. Callahan joined the Board of Directors in 2004 and is finance director for The DePaul Group. The DePaul Group is a multi-faceted $350 million organization encompassing a wide array of successful businesses and industries, with the primary focus on real estate, quarries and construction. Mr. Callahan brings experience not only in accounting and financial statement reporting, as he is a certified public accountant with 30 years of experience, but also brings a thorough knowledge of residential and commercial real estate finance, an expertise vitally important to our Board.

        Robert D. Carl III is chairman, president and chief executive officer of CSCM Inc., an operator of diagnostic imaging clinics and has been a director of our company since 2008. CSCM Inc. is one of two companies Mr. Carl founded. The other, Health Images, Inc., also an operator of diagnostic imaging clinics, was listed on the New York Stock Exchange and later sold. Mr. Carl is also a member of the Georgia Bar. Mr. Carl has proven his ability to develop, operate and manage competitive and profitable businesses. That ability, along with his experience as an investor and officer in publicly held companies, qualify him to serve on our Board.

        Robert D. Davis has been President, Chief Executive Officer and director of VIST Financial Corp. and VIST Bank since 2005. He was president and chief executive officer of Republic First Bank from 1999 to 2005, a $725 million depository institution based in Philadelphia with 12 branches located in southeastern Philadelphia. From 1995 to 1998, Mr. Davis served as regional president of Mellon PSFS's retail office network of Mellon Bank, N.A., which included business banking, private banking and community investment in the Philadelphia and southern New Jersey region with a staff of over 1,500 associates. Mellon PSFS had deposits totaling $7.5 billion with loans of $2.0 billion and revenues of over $300 million per year. He also served, from 1993 to 1995, as chairman, president and chief executive officer of Mellon Bank, Northern Region, which managed $1.0 billion in deposits and $500 million in loans. Prior to that, Mr. Davis worked for Marine Midland Bank N.A., now HSBC Bank USA N.A., in various management positions for 24 years.

        Louis J. DeCesare, Jr. has been Executive Vice President and Chief Lending Officer of VIST Bank since 2008. From 2001 to 2008, he worked with Republic First Bank, as president from 2007 to 2008, as chief lending officer from 2003 to 2007 and as chief credit officer from 2002 to 2005. From 1982 to 2001, Mr. DeCesare held a number of positions, including 13 years in management roles, with financial institutions in southeastern Pennsylvania, including Commerce Bank, N.A., Mellon Bank, N.A. and First Fidelity Bank, N.A. In these positions, he was responsible for managing other lenders, developing new business and portfolio management.

        Jenette J. Eck has been Senior Vice President and Corporate Secretary of VIST Financial Corp. since 2004. Ms. Eck previously served as Vice President and Corporate Secretary of VIST Financial Corp from 2000 to 2004. She also serves as Corporate Secretary of VIST Bank, VIST Insurance, and VIST Capital. Ms. Eck's responsibilities include facilitating corporate governance activities, including annual review of corporate governance policies; oversight and preparation of the annual proxy statement; administration of the company's insider trading policy and Section 16 reporting obligations; administration of the company's equity incentive and director compensation plans; and oversight and strategic leadership of the shareholder relations department. Ms. Eck also serves as the company's ethics officer. Ms. Eck has been with VIST since 1996. Prior to joining VIST, Ms. Eck was a customer assistant at Metropolitan Edison Company from 1992 to 1996. Ms. Eck previously worked for VIST from 1991 to 1992 as an executive loan secretary.

        Charles J. Hopkins is vice chair of VIST Insurance LLC, formerly serving as its president from 1999 to 2009. He joined our Board of Directors in 1999 when we acquired Essick & Barr, Inc., a full service insurance agency. Prior to his service as president of Essick & Barr, Inc., he spent eight years as an underwriter for an insurance company. Mr. Hopkins brings valuable experience and knowledge of the insurance industry, which supports our company's diversification initiatives and insurance product offerings.

        Michael C. Herr, CPCU has been Chief Operating Officer of VIST Insurance since 2009. Mr. Herr has overall business line responsibility for VIST Insurance, including oversight and management of the sales and staff areas. From 2004 to 2009, he was Senior Vice President of VIST Insurance. Prior to that, from 1993 to 2004, he was Vice President of Operations for KDN Corp., a regional insurance brokerage, where he was responsible for oversight of sales and staff management, including the acquisition and integration of new business units. Mr. Herr started his career at CNA Insurance, holding a number of underwriting positions from 1987 to 1993. Mr. Herr is a Chartered Property Casualty Underwriter.

        Philip E. Hughes is a certified public accountant and attorney at Larson Allen, a certified public accounting firm. He specializes in the area of federal and state taxation, specifically in the area of partnership taxation and sophisticated income tax planning for business enterprises and their entrepreneur owners. He also has extensive experience in the tax structuring of merger and acquisition transactions between business entities. Mr. Hughes was a founding shareholder and director of Madison Bank, which we acquired in 2004. A member of our Board of Directors since 2005, his previous experience as a director of a financial institution as well as his accounting experience and tax expertise are a valuable contribution to our Board.

        Andrew J. Kuzneski, III has served on our Board of Directors since 2007. He is a principal at Kuzneski Financial Group, a privately owned insurance broker that provides employee benefits, property and casualty, and other lines of insurance products and services to both consumer and business clients. He is also president of Berkshire Securities Corporation, a private investment company that has invested in Pennsylvania-based community and regional banks for over 30 years. Mr. Kuzneski's knowledge of the banking industry from an investor perspective, and his insurance industry knowledge and experience, are very valuable to our Board of Directors.

        M. Domer Leibensperger is president of Leibensperger Funeral Homes, Inc. and is active as a real estate investor. He has served as a director since 2005 and as a director of VIST Bank since 1999. Mr. Leibensperger began his service to the Company as a director of VIST Bank in 1999. His strong ties to the community and leadership involvement in local civic organizations provide our Board with valuable insight regarding the local business and consumer environment.

        Christina S. McDonald has been Executive Vice President and Chief Retail Banking Officer of VIST Bank since 2004. Prior to that, she was Executive Vice President—Retail Banking, Marketing and Human Resources of Madison Bank from 2002 until it was acquired by us. From 1998 to 2002, Ms. McDonald was vice president-senior products manager of Dime Savings Bank, responsible for retail product development, deposit portfolio planning and management and program sales tactics, including product and service marketing positioning for all major marketing initiatives through all media. Prior to that, from 1995 to 1998, she was vice president-retail deposit product management of CoreStates Bank, where she developed and launched a number of deposit products and cross-selling initiatives and directed product merger integration teams. From 1987 to 1995, she held a variety of lending, retail banking and marketing positions for a number of financial institutions.

        Frank C. Milewski has been a director since 2002. He is regional president of Providence Service Corporation, a publicly traded company which provides and manages government sponsored social services. Formerly, he was the founder, president and chief executive officer of The ReDCo Group, which had revenue in excess of $35 million, when it was acquired by Providence Service Corporation in 2004. Mr. Milewski is responsible for oversight and direction of six separate operating companies in five states. Mr. Milewski's executive experience in a publicly traded company is valuable as a Board member, chair of our Audit Committee, and vice chair of our Board of Directors.

        Neena M. Miller has been Executive Vice President and Chief Credit Officer of VIST Bank since 2008. From 1999 to 2007, she worked with Republic First Bank and was executive vice president and chief credit officer from 2005 to 2007, a senior credit officer from 2004 to 2005 and a senior division manager from 2002 to 2004. From 1997 to 1999, Ms. Miller was a vice president-business banking of PNC Bank, with responsibilities for marketing, development and maintenance of customer portfolio of a wide variety of business clients. Ms. Miller also worked at Mellon Bank from 1992 to 1997 as a relationship manager and business development officer. Prior to that, Ms. Miller worked at Meridian Bank from 1986 to 1992 as a lending officer and commercial credit analyst.

        Michael J. O'Donoghue is a partner at the law firm Wisler Pearlstine, LLC, where he heads the firm's corporate and commercial business practice. He has served on our Board since 2004, and previously served on the Board of Directors of Madison Bank for ten years until it was acquired by VIST. He was recently appointed for a fourth five-year term on the Board of Southeastern Pennsylvania Transit Authority (SEPTA) where he chairs the Pension Committee and is a member of the Audit Committee. SEPTA has an annual operating budget of $1.2 billion. Mr. O'Donoghue has in the past represented publicly owned companies and has been a co-owner of several small businesses. As a public company in a highly regulated industry, we believe Mr. O'Donoghue's perspective as an attorney is valuable as a member of our Board.

        Harry J. O'Neill, III is president of Empire Wrecking Company and Empire Group, both of Reading, Pennsylvania. He is also president of Delaware Valley Contractors, Elk Environmental, and Empire Building Products (d/b/a Surplus Home Center). Mr. O'Neill has served as a director since 1984, and as our longest serving director, he has extensive knowledge of our operations and has been with us in varying economic climates. In addition to his experience with our company, his professional management experience and knowledge of the regional economy is important to his effective service as a director.

        Karen A. Rightmire is the retired president of United Way of Berks County, where she served for twenty years. She has served on our Board of Directors since 1994 and serves as chair of our Human Resources Committee. Ms. Rightmire currently serves as Executive Director of the Wyomissing Foundation, a private foundation established in Berks county and formed for the promotion of charitable, scientific, literary and educational activities. We believe Ms. Rightmire's business experience and long history of involvement in community and human service organizations provides our Board with insight as to the economic challenges our customers are facing.

        Alfred J. Weber is president of Tweed-Weber, Inc., a management consulting firm, and has been a member of our Board of Directors since 1995, serving as our independent chairman since 2005. He has been in the consulting industry since 1974 and has been president of his own business since 1984. The fundamental focus of his work is to help clients build and implement strategies to gain and sustain competitive advantage in their marketplace. Mr. Weber's experience in leading change initiatives and talent management, and his aptitude in the area of strategic planning are important to our Board's effectiveness and to his role as chairman.

Director Independence

        The Board of Directors has affirmatively determined that James H. Burton, Patrick J. Callahan, Robert D. Carl, III, Philip E. Hughes, Jr., Andrew J. Kuzneski, III., M. Domer Leibensperger, Frank C. Milewski, Michael J. O'Donoghue, Harry J. O'Neill, III, Karen A. Rightmire, and Alfred J. Weber are independent within the meaning of the NASDAQ listing standards. In addition, all members of the Board serving on the Audit, Governance and Human Resources/Compensation Committees are independent within the meaning of the NASDAQ listing standards applicable to each committee. The Board determined that the following directors are not independent within the meaning of the NASDAQ listing standards: Robert D. Davis, President and Chief Executive Officer of the Company and VIST Bank, and Charles J. Hopkins, Vice Chairman of VIST Insurance.

        The Board has determined that a lending relationship resulting from a loan made by VIST Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining with VIST Bank a deposit, savings or similar account by a director or any of the director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. Additional categories or types of transactions or relationships considered by the Board regarding director independence include, but are not limited to: reciprocal directorships ("director interlocks"), existing significant consulting relationships, an existing commercial relationship between the director's organization and VIST, or new business relationships that develop through Board membership.

        The independent directors meet regularly in executive session without management present. The Board has appointed an independent director to serve as Chairman of the Board. The Chairman also serves as chair of the Board's executive sessions (without management present).

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table shows the beneficial ownership of our common stock as of January 31, 2011 by each director and executive officer, and the directors and executive officers as a group. Unless otherwise indicated in a footnote, shares are not pledged as security.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Total Shares Outstanding
James H. Burton	21,816	(3)(4)	*
Patrick J. Callahan	22,828		*
Robert D. Carl, III	259,747	(5)	3.95%
Robert D. Davis	76,405	(6)	1.15%
Charles J. Hopkins	83,747		1.27%
Philip E. Hughes, Jr.	48,003	(7)	*
Andrew J. Kuzneski, III	143,078	(8)	2.18%
M. Domer Leibensperger	29,181		*
Frank C. Milewski	61,015	(9)	*
Michael J. O'Donoghue	25,041	(10)	*
Harry J. O'Neill, III	37,879		*
Karen A. Rightmire	39,576		*
Alfred J. Weber	41,749		*
Gregory J. Barr	14,038		*
Edward C. Barrett	49,492		*
Louis J. DeCesare, Jr.	7,556		*
Jenette L. Eck	22,645	(11)	*
Michael C. Herr	24,678		*
Christina S. McDonald	22,861		*
Neena M. Miller	12,572		*
All directors and executive officers as a group (20 persons)	1,043,907		15.09%

*
Less than 1% of the outstanding shares of common stock.

(1)
The amounts include the following shares of common stock that the individual has the right to acquire by April 1, 2011 by exercising outstanding stock options:

James H. Burton	13,311	Harry J. O'Neill, III	17,479
Patrick J. Callahan	12,702	Karen A. Rightmire	17,479
Robert D. Carl, III	7,000	Alfred J. Weber	17,479
Robert D. Davis	63,792	Gregory J. Barr	12,941
Charles J. Hopkins	14,948	Edward C. Barrett	25,435
Philip E. Hughes, Jr.	11,544	Louis J. DeCesare, Jr.	7,556
Andrew J. Kuzneski, III	8,000	Jenette L. Eck	20,235
M. Domer Leibensperger	17,479	Michael C. Herr	22,341
Frank C. Milewski	17,479	Christina S. McDonald	19,699
Michael J. O'Donoghue	12,702	Neena M. Miller	9,556
All directors and officers as a group	349,157

(2)
The amounts shown do not include the following shares of unvested restricted common stock:

James H. Burton	2,000	Frank C. Milewski	2,000
Patrick J. Callahan	2,000	Michael J. O'Donoghue	2,000
Robert D. Carl, III	2,000	Harry J. O'Neill, III	2,000
Robert D. Davis	7,500	Karen A. Rightmire	2,000
Charles J. Hopkins	2,000	Alfred J. Weber	2,000
Philip E. Hughes, Jr.	2,000	Edward C. Barrett	1,200
Andrew J. Kuzneski, III	2,000	Louis J. DeCesare, Jr.	1,200
M. Domer Leibensperger	2,000	Michael C. Herr	1,200
All directors and officers as a group	35,100
(3)
All shares held jointly with spouse.

(4)
Of such shares, 4,581 shares are pledged as security for a loan from a commercial bank.

(5)
Includes:

    5,770 shares held by James Robert Currie Carl, a minor under UGTMA of Georgia;
    5,770 shares held by Annelies Aemilia Currie Carl, a minor under UGTMA of Georgia;
    10,805 shares held by Patricia A. Donahue Trust FBO James Robert Currie Carl;
    10,805 shares held by Patricia A. Donahue Trust FBO Annelies Aemilia Currie Carl;
    1,764 shares held by Robert D. Carl, III, QDT QTIP Trust; and
    11,242 shares held by spouse.

(6)
Includes 9,852 shares held jointly with spouse.

(7)
Includes 20,439 shares held jointly with spouse.

(8)
Includes 121,550 shares held by Berkshire Securities Corp.

(9)
Includes 22,090 shares held jointly with spouse.

(10)
Includes 349 shares held joint with spouse, and 233 shares held by spouse.

(11)
Includes 41 shares held jointly with spouse.

 DIRECTOR COMPENSATION

        The following table sets forth certain information with respect to the compensation of our directors for the fiscal year ended 2010. We disclose the compensation that we paid to Mr. Davis in the Summary Compensation Table.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
James H. Burton	7,381	22,919	3,870	0	0	0		34,170
Patrick J. Callahan	7,155	21,395	3,870	0	0	0		32,420
Robert D. Carl, III	22,200	0	3,870	0	0	0		26,070
Charles J. Hopkins	0	7,050	0	0	0	451,845	(4)	458,895
Philip E. Hughes, Jr.	13	20,437	3,870	0	0	0		24,320
Andrew J. Kuzneski, III	27,800	0	3,870	0	0	0		31,670
M. Domer Leibensperger	14,096	7,554	3,870	0	0	0		25,520
Frank C. Milewski	18,967	18,933	3,870	0	0	0		41,770
Michael J. O'Donoghue	10,463	10,437	3,870	0	0	0		24,770
Harry J. O'Neill, III	29,850	0	3,870	0	12,419	0		46,139
Brian R. Rich(5)	17,233	0	3,870	0	0	0		21,103
Karen A. Rightmire	13	24,637	3,870	0	377	0		28,897
Alfred J. Weber	20,921	20,879	3,870	0	13,408	0		59,078

(1)
Amounts include any portion of fees payable in cash that have been deferred under the Non-Employee Director Compensation Plan.

(2)
Amounts calculated using the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts represent the aggregate grant date fair value of option and restricted stock awards made during the fiscal year ending December 31, 2010.

(3)
As of December 31, 2010, our directors had outstanding options and unvested stock awards in the following amounts:

Director	Outstanding Stock Options	Unvested Stock Awards
James H. Burton	15,311	0
Patrick J. Callahan	14,702	0
Robert D. Carl, III	9,000	0
Charles J. Hopkins	16,060	2,000
Philip E. Hughes, Jr.	13,544	0
Andrew J. Kuzneski, III	10,000	0
M. Domer Leibensperger	19,479	0
Frank C. Milewski	19,479	0
Michael J. O'Donoghue	14,702	0
Harry J. O'Neill, III	19,479	0
Brian R. Rich(5)	0	0
Karen A. Rightmire	19,479	0
Alfred J. Weber	19,479	0

(4)
Includes the following payments related to Mr. Hopkins' employment at VIST Insurance:

Salary	401(k) Match	Life & Disability Insurance	Use of Company Owned Vehicle	Country Club Dues	Total
$417,999	$2,450	$7,039	$17,993	$6,364	$451,845
(5)
Resigned November 19, 2010.

Directors' Annual Compensation

        For 2010, we paid our non-employee directors under the Non-Employee Director Compensation Plan (the "2010 Plan"), which was effective in 2010 and was approved by our shareholders at our 2009 Annual Meeting of Shareholders. Under the 2010 Plan, fees may be payable in shares of common stock and/or cash as designated by the non-employee director in writing prior to the start of the calendar year to which such fees relate. Such designation must remain in place through the end of the calendar year for which fees relate. However, a non-employee director may change such designation once during any of the first three quarters of such calendar year by filing an amended designation with the corporate secretary.

        For 2010, directors who were not officers of the Company or of its subsidiaries received annual compensation as follows:

  •
  annual retainer of $8,000;

  •
  annual retainer of $9,000 for membership on VIST Bank Board's Executive Credit Committee;

  •
  annual retainer for committee chairperson of $10,500;

  •
  annual retainer for Chairman of the Board of $20,000;

  •
  Board meeting attendance fee of $600; and

  •
  Committee meeting attendance fee of $350.

Directors and Officers Liability Insurance

        We maintain a directors and officers liability insurance policy. The policy covers all of our directors and officers, as well as those of our subsidiaries, for certain liability, loss, or damage that they may incur in their capacities as such directors and officers. To date, no claims have been filed under this insurance policy.

Deferred Compensation and Salary Continuation Agreements

        We have entered into agreements with Directors O'Neill, Rightmire and Weber which permit each director to defer part or all of their director fees until the director ceases to be a director of us or our subsidiaries. Ms. Rightmire no longer defers any part of her director fees. Interest accrues on the deferred fees at an annual rate of 8%. The director is an unsecured creditor with respect to such deferred fees. The agreements also provide that if the director dies or becomes disabled while a director, the director receives certain death or disability benefits. We have purchased whole life insurance policies on the lives of certain directors to fund its obligations under these agreements.

Continued Equity Ownership

        We require each of our non-employee directors to maintain holdings of our common stock in an amount equal to at least three times their average annual director fees for the previous three years. If a director does not meet the minimum requirement, such director must receive 100% of his or her compensation in common stock until the requirement is met. All non-employee directors currently meet or exceed these ownership requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee

        The Human Resources Committee serves as the Compensation Committee. Members of the Committee are:

  •
  Karen A. Rightmire, Chair;

  •
  Andrew J. Kuzneski, III;

  •
  M. Domer Leibensperger;

  •
  Michael J. O'Donoghue; and

  •
  Alfred J. Weber.

        Each member of the Committee qualifies as an independent director as defined under NASDAQ standards. The Committee meets a minimum of four times per year and, when necessary, will meet in a specially called meeting.

        The chief executive officer and corporate secretary work with the Committee Chair in establishing the agenda for Committee meetings. Management also prepares meeting information for each Committee meeting.

        The chief executive officer also participates in Committee meetings at the Committee's request to provide:

  •
  background information regarding our strategic objectives;

  •
  his evaluation of the performance of executive officers; and

  •
  recommendation of individual compensation levels as to executive officers (other than himself).

Compensation Philosophy and Objectives

        The financial services industry faced unprecedented changes in recent years. Many people are concerned about compensation practices in the financial services industry and there is considerable discussion regarding the appropriate approaches to compensation. There is also concern that compensation policies and practices are not consistent with effective risk management. We believe that the compensation of our named executive officers should encourage prudent decisions about both taking calculated risks to improve financial performance and avoiding unnecessary and excessive risk that can have a negative impact to us. We also believe that our compensation policies and practices reflect responsible, effective risk management and accountability to shareholders.

        Our compensation program is designed to attract and retain quality, talented individuals who support our corporate mission and strategies. It is our goal to set salaries and benefits levels that are competitive with levels at other companies within our industry which are comparable in size and type and in our geographic market area. The Human Resources Committee and the Board of Directors believe that maintaining a strong infrastructure to support future growth is essential and dependent on highly skilled executive management of high integrity. The following principles guide the Committee's compensation decisions:

  •
  Compensation is internally equitable as well as externally competitive;

  •
  Salary ranges have mid-points that reflect the current market wage/salary for each position, with at least the minimum base salary paid to all employees who meet the basic qualifications in education and/or experience;

  •
  Total compensation should generally increase with position, responsibility, and greater ability to influence our achievement of targeted results and strategic initiatives;

  •
  Performance-based compensation should incorporate both past performance as well as forward-looking performance. Compensation should also be subject to a clawback in the event that it is based on results that prove to be inaccurate;

  •
  Individual compensation decisions should be based on financial and nonfinancial performance factors. Compensation amounts should vary significantly up or down based on business and individual performance;

  •
  Equity incentive compensation for executive officers will be tied to corporate performance goals and/or individual goals; and

  •
  Incentive compensation is an important element of compensation for all employees across the organization. Our compensation philosophy emphasizes a strong partnership across business lines and regions to encourage behavior benefitting us as a whole.

Annual Compensation Setting Process

        The following table outlines the annual process that is used to assess the performance of the named executive officers and determine their compensation, and identifies the individual(s) or committee of the Board of Directors that is responsible for that action. These actions typically take place in December of each year. We generally establish corporate and individual performance objectives for a given year in the first quarter after the last fiscal year end.

Action	For the Chief Executive Officer (CEO)	For the Other Named Executive Officers
Performance appraisal conducted by	Human Resources Committee with full Board of Directors input	CEO
Recommendations for base salary increases are made by	Human Resources Committee	CEO
Base salary increases are approved by	Human Resources Committee, ratified by the full Board of Directors	Human Resources Committee
Cash bonus amounts are recommended by	Human Resources Committee	CEO
Cash bonus amounts are approved by	Human Resources Committee, ratified by the full Board of Directors	Human Resources Committee
Equity Incentive Awards recommended by	Human Resources Committee	CEO
Equity Incentive Awards approved by	Human Resources Committee	Human Resources Committee

Management's Role in Compensation Setting Process.

        Management plays a significant role in the compensation-setting process. The most significant aspects of management's role are:

  •
  evaluating employee performance;

  •
  establishing business performance targets and objectives; and

  •
  recommending salary levels and option awards.

        The Committee delegates the development of compensation policies and benefit programs affecting employees to executive management, providing these policies and benefit programs are in direct alignment with our objectives and philosophy as established by the Committee.

The Emergency Economic Stabilization Act of 2008

        On December 19, 2008, we sold a series of preferred stock and a warrant to the Department of the Treasury under the TARP CPP created under EESA. As a result of our participation in TARP, we are subject to certain restrictions on compensation under Section 111 of EESA.

        Among the key items established by EESA (together with all associated regulations, interpretations, and guidance, "EESA" for purposes of this section entitled "Executive Compensation"), each of which generally remains in effect for TARP CPP participants while any TARP CPP obligations remain outstanding:

  •
  Exclude Incentives to Take Unnecessary and Excessive Risk:  EESA requires a TARP CPP participant's compensation committee to limit features in compensation plans that encourage senior executive officers (as defined under EESA) ("SEOs") to take risks that are unnecessary or excessive or that threaten the value of the TARP CPP participant.

  •
  Limits on the Payment, or Accrual, of any Bonus, Retention Award or Incentive Compensation:  EESA prohibits the payment or accrual of any bonus, retention award or incentive compensation to the five most highly compensated employees of the Company except in the form of long-term restricted stock that does not become fully transferable until we repay all TARP CPP assistance (for each 25% of total assistance repaid, 25% of the award may become transferable), has a minimum vesting period of at least two years, and does not exceed one-third of the Covered Employee's (as defined below) total annual compensation in the year of grant. Mr. Davis is the only named executive officer to which this limitation applies.

  •
  Prohibition on Golden Parachute Payments:  EESA prohibits golden parachute payments to SEOs and the next five most highly compensated employees, which include substantially all payments made upon (i) such employee's departure from the TARP CPP participant for any reason other than death or disability; or (ii) the effective date of a change in control of the TARP CPP participant.

  •
  Clawback:  EESA requires that any bonus payment made to the SEOs or the next 20 most highly compensated employees (collectively, "Covered Employees") must be subject to a clawback provision that provides for the clawback or recovery of the bonus payment if it was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

  •
  Prohibition on Tax Gross-Ups:  EESA generally prohibits TARP CPP participants from providing tax gross-ups to Covered Employees.

        In addition, EESA includes the following notable provisions that are generally applicable to TARP CPP participants:

  •
  Certification of Compliance:  The principal executive officer and principal financial officer and the compensation committee must provide written certifications of compliance with the identified provisions of, and in the form provided in, EESA in the Company's annual filings with the SEC.

  •
  Risk Review by Compensation Committee:  The independent compensation committee must meet at least every six months to discuss and evaluate, among other things, employee compensation plans in light of an assessment of any risk posed to the TARP CPP participant from such plans, and to ensure that employee compensation plans do not encourage the manipulation of the TARP CPP participant's reported earnings to enhance the compensation of its employees, as well as to discuss and evaluate whether SEO compensation plans encourage SEOs to take unnecessary and excessive risks that threaten the value of the TARP CPP participant.

  •
  Luxury Expenditures Policy:  Each TARP participant must implement and publicly post on its website a company-wide policy regarding excessive luxury expenditures.

  •
  Annual Non-Binding Shareholder Approval of Executive Compensation:  The proxy statement of a TARP CPP participant must permit a separate, non-binding shareholder vote to approve the compensation of executives.

Elements of Executive Compensation

        To meet our compensation objectives, we structure executive officer compensation to include the following elements on an individual basis:

  •
  Annual base salary;

  •
  Annual cash incentive award to reward achievement of corporate, business group, and individual performance results for each fiscal year;

  •
  Long-term compensation in the form of stock option grants or restricted stock awards;

  •
  Participation in the same benefit plans that we provide to all our employees, including our qualified retirement plan, health, life, and disability insurance, Employee Stock Purchase Plan, and other benefit plans;

  •
  Supplemental Executive Retirement Plan accrual; and

  •
  Perquisite compensation including auto allowance, use of company owned vehicles, and country club memberships.

        In general, we have historically provided the compensation components listed above in amounts competitive with the compensation packages offered by our peers. However, as noted above, certain provisions of EESA prohibit TARP CPP participants from, among other things, paying or accruing compensation in the form of bonus, retention awards, or incentive compensation to certain highly compensated employees, but do permit long-term restricted stock awards for these individuals, subject to certain transferability, vesting, and other requirements as may be established by the U.S. Treasury.

        Base Salaries.    We want to provide our executive management with a level of assured cash compensation in the form of base salary that reflects his or her job responsibilities, experience, value to us, demonstrated performance, and future potential. The majority of compensation at this time for our named executive officers is in the form of base salary. Base salaries of the named executive officers are determined in the same manner as other employees following the principles of our Salary and Wage Program with the goal to be internally equitable as well as externally competitive within the industry and markets we serve.

        Internal equity refers to the relationship between jobs based on their relative worth and then grouped into classes from entry-level jobs to those that we consider most important. Internal equity also means ensuring that we reward comparably employees with similar responsibilities, experience, and historical performance. For each position within our organization, including the named executive officers' positions, we assign a job grade based on job duties and responsibilities. The basic procedure involves the quantitative designation of degrees for each position within factors which have been weighted and grouped under the broad categories of responsibility, skill, effort, and working conditions. Each job grade has a salary range. To determine salary ranges, we use salary surveys of similarly sized financial institutions in the Mid-Atlantic Region. We also perform an internal analysis including a comparison of each job grade against the job grades just above and just below taking into account differences in breadth, scope, and complexities of each role. We also consider affordability in determining base salaries as well as annual salary increases.

        The Committee reviews and approves the recommendation of the chief executive officer for the base salaries paid to executive officers other than him, including all of the named executive officers. The Committee gives substantial weight to the recommendation of the chief executive officer with respect to the base salaries of other management employees because of his level of involvement and interaction with those employees. The chief executive officer recommends base salaries for each named executive officer (other than himself), within the salary range for the job grade after considering:

  •
  breadth, scope, and complexities of the role;

  •
  internal equity and affordability;

  •
  the named executive officer's current compensation; and

  •
  individual performance.

        The Committee and the chief executive officer use a "tally sheet" to analyze each executive officer's total compensation package in determining a potential increase in base salary. This "tally sheet" includes the following (as applicable):

  •
  Annual base salary;

  •
  Annual cash incentive award;

  •
  Equity-based compensation;

  •
  401(k) matching contribution;

  •
  Supplemental Executive Retirement Plan accrual; and

  •
  Perquisites.

        Annual Base Salary Increases.    Given the improved market conditions in 2010, our named executive officers received base salary increases for 2010. In 2009, base salaries remained flat and Messrs. Barrett and Davis each voluntarily reduced their base salary by 5% and 10%, respectively.

        In years when annual merit increases are awarded, the Human Resources Committee approves base salary increases for the named executive officers other than the chief executive officer at its December meeting. The Committee makes the determination as to whether the chief executive officer has met his established goals, and is thus eligible for a base salary increase, during the first quarter following the fiscal year end. Merit increases to base salary, if any, are effective January 1. Annual merit increases are not guaranteed and adjustments take into account the individual's performance, responsibilities, and experience. We seek to provide the highest performing employees with the highest rewards. This is intended to encourage executive officers to meet their personal performance goals.

        The Committee believes that the chief executive officer's base compensation should be influenced by both qualitative and quantitative goals. The quantitative goals account for 60% of the chief executive officer's annual performance evaluation. For Mr. Davis' 2011 salary, the quantitative goals for 2010 consisted of various corporate performance metrics for which points were awarded are as follows:

Quantitative Performance Criteria

Criteria	Points	2010 Metric	2010 Achievement	2010 Actual Results
Non-GAAP Operating Income	30	$9.8 million	30	$10.2 million
Control NOE/AA (net operating expenses/average assets)	30	Between 1.70%-1.90%	30	1.85%
Operating income	40	Minimum of $4.8 million	38	$4.0 million

        The qualitative strategic goals account for 40% of the chief executive officer's annual performance evaluation. Qualitative goals for 2010 consisted of strategic measures, for which points were awarded as follows:

Qualitative Performance Criteria

Criteria	Points	2010 Achievement
Strategic	50	48
Regulatory compliance	25	25
Community involvement	15	14
Board interaction	10	7

        In evaluating Mr. Davis' performance regarding the 2010 qualitative and quantitative performance goals, the Committee reviewed the impact of market conditions during the year and the effect on his ability to attain such goals. The Committee determined that Mr. Davis attained a level of performance in 2010 to warrant a base salary increase. His base salary for 2011 is $379,999.

        The Human Resources Committee approves the salaries of the other named executive officers based on the recommendations of the chief executive officer. The Committee approved merit increases for the named executive officers other than Mr. Davis, after a case-by-case evaluation by the chief executive officer using both qualitative and quantitative goals. The chief executive officer used quantitative and qualitative goals based on the individual's position and role within our organization as part of this evaluation. Our named executive officers who have business line responsibilities also have business line performance goals. It is our belief that the performance of the business lines managed by the named executive officers significantly impacts our overall performance and attainment of financial performance goals. As described below, Mr. Davis notified the Committee, which determined, that each other named executive officer attained a certain level of performance in 2010 to warrant a base salary increase in 2011.

	2010 Quantitative (60% of performance evaluation)
	Criteria	Points	2010 Achievement
Edward C. Barrett	Reorganize Finance Department	15	15
	Continue to develop long-term plan for information technology	15	15
	Continued investor relations development	20	20
	Staff management	10	5

2010 Qualitative (40% of performance evaluation)
Criteria	Points	2010 Achievement
Budget	20	15
Acquisitions	15	15
Leadership	10	10

	2010 Quantitative (50% of performance evaluation)
	Criteria	Points	2010 Achievement
Louis J. DeCesare Jr.	Maintain professional relationship with management team	5	5
	Balance loan growth with asset quality	10	10
	Grow commercial loan portfolio to $793 million	15	10
	Monitor commercial loan portfolio yield	5	5
	Grow commercial banking deposits by $20 million	10	10
	Staff management	5	5

2010 Qualitative (50% of performance evaluation)
Criteria	Points	2010 Achievement
Succession planning	20	15
Staff development	20	20
Leadership	10	10

	2010 Quantitative (60% of performance evaluation)
	Criteria	Points	2010 Achievement
Michael C. Herr	Achieve EBITDA of $2.6 million	20	18
	Continued consolidation of back office support	10	10
	Maintain relationships with key insurance company personnel	10	10
	Satisfactory audit reports	10	10
	Encourage teamwork between insurance professionals	5	5
	New revenue of $24,000	5	3
	Staff management	5	3

2010 Qualitative (40% of performance evaluation)
Criteria	Points	2010 Achievement
Acquisitions	15	15
Board education	5	5
Product development	5	5
Staff development	5	5
Leadership	5	5

	2010 Qualitative (60% of performance evaluation)
	Criteria	Points	2010 Achievement
Neena M. Miller	Meet customer needs while controlling credit risk	20	20
	Monitor loan concentrations	10	10
	Compliance with lending policies	10	10
	Maintain adequate allowance for loan loss reserves	15	15
	Staff management	5	4

2010 Qualitative (40% of performance evaluation)
Criteria	Points	2010 Achievement
Process improvement	20	20
Succession planning	20	15

        Incentive Compensation/Bonus.    Equity and performance-based compensation relate most directly to achievement of strategic and financial goals and to building shareholder value. The Human Resources Committee believes the performance of executive management has a strong and direct impact on achieving these goals. Accordingly, we award annual cash bonuses to our executive officers based on the attainment of corporate performance factors as set by the Committee. These performance factors directly relate to the annual budget. For a given year, the Committee determines the performance factors during the fourth quarter of the preceding fiscal year as part of the budget process. For 2010, the Committee established a goal of consolidated net income of $4.8 million. Consolidated net income for the year-ended December 31, 2010 was $3,984,000. As a result, the Committee determined that we did not meet the corporate performance goal for 2010. Therefore, bonuses were not paid to any of the named executive officers under this arrangement. We note that, as a result of our participation in TARP, Mr. Davis was prohibited from receiving or accruing a cash bonus in 2010.

        Other Bonus Arrangement.    Under Mr. Herr's employment agreement, which we describe below under "Executive Officer Agreements," Mr. Herr is entitled to receive, for any consecutive six month period, a cash bonus if VIST Insurance's earnings before income tax, amortization and management fees ("EBITA") is at least 90% of the predetermined amount budgeted for the applicable six month period. For total EBITA between 90% and 99% of the pre-determined budget period, such bonus shall be equal to 1% of such EBITA. For total EBITA equal to 100% or more of the pre-determined amount budgeted for the applicable six month period, Mr. Herr will receive a cash bonus equal to the sum of:

  •
  1% of the actual amount of EBITA budgeted, plus

  •
  10% of the amount by which actual EBITA exceeds the amount budgeted for such six-month period.

        For the first six months of 2010, we set VIST Insurance's budget EBITA at $1,523,995. VIST Insurance's actual EBITA during that period was $1,320,126. For the second six months of 2010, we set VIST Insurance's budget EBITA at $1,500,476. VIST Insurance's actual EBITA during that period was $900,004. Therefore, Mr. Herr did not receive a bonus during the first or second half of 2010.

        Equity Incentive Compensation.    In 2007, our shareholders approved the VIST Financial Corp. 2007 Equity Incentive Plan (the "2007 Plan"). The total number of shares which may be granted under the 2007 Plan is subject to automatic annual increases by an amount equal to 12.5% of any increase in the number of our outstanding shares of common stock during the preceding year or such lesser number as determined by our board of directors. The 2007 Plan provides the Human Resources Committee with the authority to grant stock options and restricted stock awards to selected employees, including the named executive officers. We provide equity compensation through the form of stock options and restricted stock under the following guidelines:

  •
  Equity-based compensation facilitates executive stock ownership and we believe that equity based compensation aligns management's long-term performance goals with those of our shareholders;

  •
  Equity awards are performance-based and all the value received by the recipient from such awards is based upon the increase in value of our stock per share over the exercise price;

  •
  The vesting and performance criteria attached to awards encourage executive retention; and

  •
  We reflect all stock option awards in our financial statements in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

        The following features apply to stock options:

  •
  The term of the grant does not exceed ten years in the case of incentive stock options, and ten years and one month in the case of non-qualified stock options;

  •
  The exercise price is not less than the closing price of a share of our common stock on the grant date; and

  •
  Grants to executive officers must contain one or more performance goals.

        The Committee has adopted a formal policy outlining the guidelines and practices to be used to grant stock options and other equity awards to our executive officers and other senior officers. These guidelines include:

  •
  Each year, the Committee will authorize an aggregate number of shares to be awarded under the 2007 Plan during the year by the chief executive officer as he or she determines.

  •
  The chief executive officer is not permitted to approve awards to himself or to other executive officers.

  •
  At any of its regularly scheduled meetings each year, the Committee may award options and restricted stock (including the terms of the awards) to the chief executive officer and the other executive officers. The date of such meeting shall be the date of grant for accounting purposes and for determining the exercise price of stock options.

        As part of the executive compensation restrictions of EESA, we are prohibited from paying or accruing any bonus, retention award, or incentive compensation, which includes equity awards, to our five most highly compensated employees, whether or not a named executive officer. Mr. Davis is the only named executive officer who is one of our five most highly compensated employees for 2010.

        In December 2010, the Human Resources Committee granted stock options and restricted stock awards to the named executive officers with the exception of Mr. Davis, who received an award of restricted stock in April 2010. In establishing Mr. Davis' award, the Committee considered the amount of previous equity awards as well as his performance throughout the year and the restrictions established by EESA. The Committee considered historical stock option grants to Mr. Davis and used a 5:1 conversion ratio of options to restricted stock. The Committee awarded stock options and restricted stock awards to the other named executive officers based on the recommendations of the chief executive officer who also considered the amount of previous awards and each executive's performance throughout the year. The restricted stock awards generally vest in increments of one-third per year beginning on the first anniversary of the grant date and will be fully vested on April 29, 2013. The option awards to the named executive officers generally vest over three years but are subject to forfeiture if pre-established individual and corporate performance goals are not satisfied for 2011. The corporate performance goals are (i) minimum $11.2 million operating earnings and (ii) net operating expense/average assets (NOE/AA) between 1.7% and 1.9% and are further described below. The individual performance goals are also described below. We disclose the number of shares that we granted to each named executive officer in the "Grants of Plan-Based Awards" table.

	2011 Quantitative (60% of total score)
	Criteria	Points	Goal
Robert D. Davis	Non-GAAP Operating income	30	$11.2 million
	Control NOE/AA (net operating expenses/average assets)	30	Between 1.70%–1.90%
	Reported net income after tax	40	Minimum of $5.4 million

2011 Qualitative (40% of total score)
Criteria	Points
Strategic	50
Regulatory compliance	25
Community involvement	15
Board interaction	10

	2011 Quantitative (60% of total score)
	Criteria	Points
Edward C. Barrett	Continue long-term plan for information technology management	20
	Continue long-term plan for information technology management to develop interest from institutional and accredited individual investors	20
	Continued to develop Finance Department, including separation of Treasury and Accounting functions	10
	Reaffirm/revise Capital Plan with Board approval	10

2011 Qualitative (40% of total score)
Criteria	Points
Budget	20
Acquisitions	15
Staff management	5

	2011 Quantitative (50% of total score)
	Criteria	Points
Louis J. DeCesare Jr.	Maintain professional relationship and take on leadership role with senior management team	5
	Balance loan growth with asset quality	15
	Grow commercial loan portfolio to meet or exceed 2011 budget while maintaining asset quality	15
	Maintain commercial loan portfolio yield as outlined in monthly budget	5
	Grow commercial banking deposits by $20 million	10

2011 Qualitative (50% of total score)
Criteria	Points
Succession planning	20
Staff development	20
Leadership	10

	2011 Quantitative (65% of total score)
	Criteria	Points
Michael C. Herr	Achieve EBITDA of $2.53 million	20
	Continued consolidation of back office support	10
	Support Sales Manager function	10
	Facilitate compliance with internal and external audit initiatives	10
	Teamwork between insurance professionals	5
	New revenue of $20,000	5
	Staff management	5

2011 Qualitative (35% of total score)
Criteria	Points
Acquisitions	15
Board education	5
Product development	5
Staff development	5
Cultivate producer network	5

	2011 Quantitative (60% of total score)
	Criteria	Points
Neena M. Miller	Meet customer needs while controlling credit risk and lending policy compliance	20
	Monitor loan concentrations	10
	Assist in managing Bank exams of commercial and consumer lending division	10
	Maintain adequate allowance for loan loss reserves	15
	Staff management	5

2011 Qualitative (40% of total score)
Criteria	Points
Process improvement	20
Succession planning	20

        As required under EESA, the restricted stock award to Mr. Davis does not exceed one-third of his total annual compensation in 2010 and such award will not become fully transferable until we repay all TARP CPP assistance (for each 25% of total assistance repaid, 25% of the award may become transferable).

        Supplemental Executive Retirement Plans and Employment-Related Agreements.    We offer a Supplemental Executive Retirement Plan ("SERP") to certain executive officers to assist in our efforts to recruit, reward, and retain highly qualified employees. The SERP provides for additional income at retirement, disability, or termination of employment. The benefit amounts for existing SERP agreements were determined using a target based on achieving a retirement benefit as a percentage of projected final salary. Benefits accrue through the normal retirement age of 65. The SERP also provides that if a participant separates from us for reasons of termination, disability, change in control, or early retirement, payments will be made based on the accrued benefit at the time of separation. The only named executive officer who currently participates in the SERP is Mr. Barrett. As long as we are a TARP CPP participant, Mr. Barrett will not be permitted to receive any increased benefits under the SERP as a result of the termination of his employment in the connection of a change in control.

        We also provide employment and change in control agreements to our named executive officers. Our named executive officers have helped us achieve a level of success and we believe that it is important to, among other things, protect them in the event of a change in control. These agreements also establish key elements of compensation that differ from our standard plans and programs and facilitate the creation of covenants, such as those prohibiting post-employment competition or solicitation by the executives. In providing such employment and change in control agreements, we consider, among other things, the continued services of the executive officer to be in our best interests and want to induce the executive to remain in our employ on an impartial and objective basis in the event of a proposed change in control transaction. We have entered into employment agreements with Messrs. Davis and Herr and change in control agreements with Messrs. Barrett and DeCesare and Ms. Miller. We describe these employment and change in control agreements in more detail under the captions "Executive Officer Agreements" and "Change in Control Agreements." As long as we are a TARP CPP participant, the named executive officers will not be permitted to receive any severance benefits under their employment or change in control agreements, except in the event of a termination due to death or disability.

        In connection with our participation in TARP CPP, the named executive officers other than Mr. DeCesare, each signed a consent whereby they agreed to amend their SERP, employment, and change in control agreements, among other compensation and benefits arrangements, to comply with the requirements of EESA.

        Benefits and Perquisites.    The named executive officers are eligible for the same benefits that we generally provide for all our salaried employees, including health, disability, and life insurance benefits, and our qualified retirement plan. We provide these benefits to help alleviate the financial costs and loss of income arising from illness, disability, or death.

        In addition to the benefits provided to other employees, our named executive officers are eligible to receive certain other benefits and perquisites not generally available to all our salaried employees. We provide these benefits and perquisites in order to help executives be more productive and efficient. Perquisites that we provide to the named executive officers are generally not a significant component of compensation. These perquisites include:

  •
  Auto allowance or use of a company vehicle;

  •
  Country club memberships, which we provide to select executive officers based on their travel requirements and business development responsibilities; and

  •
  Paid premiums for life or disability insurance policies.

Consultants

        The Committee retains sole authority to retain and terminate any compensation consultant to be used to assist the Committee regarding compensation matters and retains sole authority to approve the consultant's fees and other retention terms, at our expense. The Committee encourages and supports management's use of compensation consultants to assist with the maintenance of compensation programs and ensure we are able to recruit and retain quality employees. The Committee engaged a compensation consultant, WHR Webber HR Solutions, LLC, during 2010. The fees paid to the consultant were less than $120,000 in 2010.

Continued Equity Ownership

        To further promote the alignment of the interests of our executive officers with those of our shareholders, we have established minimum stock ownership guidelines for our executive officers. They are as follows:

Employee Director	1.5 times average annual salary
Holding Company Chief Executive Officer	1.5 times average annual salary
Holding Company Executive Officers	.5 times average annual salary
Subsidiary Company Executive Officers	.5 times average annual salary

        Participants have five years from the date they begin service with us as an executive officer in which to meet the guidelines. Mr. Davis must meet the requirements for the Holding Company Chief Executive Officer, Mr. Barrett must meet the requirements for Holding Company Executive Officers, and Messrs. DeCesare and Herr and Ms. Miller must meet the requirements for Subsidiary Company Executive Officers. We calculate the ownership requirements using the previous three year average salary and previous three year-end closing stock prices at December 31. Calculation of ownership will include all forms of beneficial ownership, including vested in-the-money stock options. To show a good faith effort is being made to achieve ownership levels as outlined in the guidelines, an executive officer's participation in our Dividend Reinvestment Plan, Employee Stock Purchase Plan, and stock election in our 401(k) Plan will be considered. All of the named executive officers either meet the minimum ownership guidelines, are on track to meet the guidelines within their applicable five-year window, or the Committee has determined that they are making satisfactory progress towards meeting the guidelines.

Compensation Recovery

        We have adopted a policy to require reimbursement of any bonus, retention award, or incentive compensation awarded to an employee if any of the following apply:

  •
  The bonus, retention award, or incentive compensation is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains); or

  •
  The bonus, retention award, or incentive compensation is based on any other materially inaccurate performance metric criteria.

        For purposes of this provision, a financial statement or performance metric criteria is materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information, including knowingly failing to timely correct inaccurate information relating to those financial statements or performance metrics.

        The following table sets forth certain information with respect to our chief executive officer, chief financial officer, and the three highest compensated named executive officers whose total compensation exceeded $100,000 for the fiscal year-ended December 31, 2010, 2009, and 2008 ("Named Executive Officers").

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Robert D. Davis President and Chief Executive Officer	2010 2009 2008		349,999 342,346 345,000	0 0 0	9,080 12,875 0	0 8,034 23,003	0 0 0	0 0 0	50,714 54,215 75,343	409,793 417,470 443,346
Edward C. Barrett Executive Vice President and Chief Financial Officer	2010 2009 2008		209,999 203,077 200,000	0 0 0	8,460 0 0	11,612 4,876 11,347	0 0 0	53,090 49,510 46,173	10,584 16,144 18,501	293,745 273,607 276,021
Louis J. DeCesare, Jr. Executive Vice President, VIST Bank	2010 2009 2008	(3)	185,000 181,730 53,173	0 0 0	8,460 0 0	11,612 3,900 11,818	0 0 0	0 0 0	24,280 9,000 3,000	229,352 194,630 67,991
Michael C. Herr Chief Operating Officer VIST Insurance	2010 2009 2008	(4)	260,000 259,615 250,000	0 0 0	8,460 0 0	13,547 3,900 15,895	13,004 13,004 15,019	0 0 0	14,659 21,648 23,326	309,670 285,163 304,240
Neena M. Miller Executive Vice President, VIST Bank	2010 2009 2008	(5)	185,000 176,538 160,192	15,000 15,000 5,000	8,460 0 0	13,547 4,550 14,069	0 0 0	0 0 0	10,869 11,585 7,475	232,876 207,673 186,736

(1)
Amounts calculated using the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts represent the aggregate grant date fair value of option and restricted stock awards made during the fiscal year ending December 31, 2010.

(2)
The following table lists amounts included in the "All Other Compensation" column for each executive officer:

Other Compensation

Name	Year	401(k) Match ($)	Life Insurance Coverage ($)	Auto Allowance/ Use of Company Owned Vehicle ($)	Country Club Membership ($)	Total ($)
Robert D. Davis	2010 2009 2008	2,450 5,172 13,800	10,032 10,032 10,988	26,564 27,215 37,995	11,668 11,796 12,560	50,714 54,215 75,343
Edward C. Barrett	2010 2009 2008	2,184 7,744 10,101	0 0 0	8,400 8,400 8,400	0 0 0	10,584 16,144 18,501
Louis J. DeCesare, Jr.	2010 2009 2008	0 0 0	0 0 0	12,000 9,000 3,000	12,280 0 0	24,280 9,000 3,000
Michael C. Herr	2010 2009 2008	2,362 9,269 13,416	0 0 0	6,000 6,000 6,000	6,297 6,379 3,910	14,659 21,648 23,326
Neena M. Miller	2010 2009 2008	1,869 3,785 0	0 0 0	9,000 7,800 7,475	0 0 0	10,869 11,585 7,475
(3)
Mr. DeCesare joined the Company on September 2, 2008.

(4)
Mr. Herr assumed responsibilities as an executive officer of the Company during 2008.

(5)
Ms. Miller joined the Company on January 14, 2008.

Grants of Plan Based Awards

        The following table shows information on equity incentive plan grants to the named executive officers during fiscal year ended December 31, 2010. There were no non-equity incentive plan awards during 2010.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards
				Estimated Future Payments Under Equity Incentive Plan Awards(1)				All Other Stock Awards: No. of Shares of Stock or Units (#)(1)		All Other Option Awards: No. of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Threshold (#)	Target (#)		Maximum (#)
Davis, Robert D.	4/29/10 4/29/10 4/29/10	0 0 0	0 0 0	0 166 0	333 333 0	(4) (5)	0 0 0	0 0 334	(6)	0 0 0		0 0 0	3,027 3,027 3,027
Barrett, Edward C.	12/15/10 12/15/10 12/15/10 12/15/10 12/15/10 12/15/10	0 0 0 0 0 0	0 0 0 0 0 0	0 200 0 0 1,000 0	400 400 0 2,000 2,000 0	(7) (8) (9) (10)	0 0 0 0 0 0	0 0 400 0 0 0	(6)	0 0 0 0 0 2,000	(11)	0 0 0 7.05 7.05 7.05	2,820 2,820 2,820 3,871 3,871 3,871
DeCesare, Louis J. Jr.	12/15/10 12/15/10 12/15/10 12/15/10 12/15/10 12/15/10	0 0 0 0 0 0	0 0 0 0 0 0	0 200 0 0 1,000 0	400 400 0 2,000 2,000 0	(7) (8) (9) (10)	0 0 0 0 0 0	0 0 400 0 0 0	(6)	0 0 0 0 0 2,000	(11)	0 0 0 7.05 7.05 7.05	2,820 2,820 2,820 3,871 3,871 3,871
Herr, Michael C.	12/15/10 12/15/10 12/15/10 12/15/10 12/15/10 12/15/10	0 0 0 0 0 0	0 0 0 0 0 0	0 200 0 0 1,000 0	400 400 0 2,333 2,333 0	(7) (8) (9) (10)	0 0 0 0 0 0	0 0 400 0 0 0	(6)	0 0 0 0 0 2,334	(11)	0 0 0 7.05 7.05 7.05	2,820 2,820 2,820 4,515 4,515 4,516
Miller, Neena M.	12/15/10 12/15/10 12/15/10 12/15/10 12/15/10 12/15/10	0 0 0 0 0 0	0 0 0 0 0 0	0 200 0 0 1,000 0	400 400 0 2,333 2,333 0	(9) (10) (9) (10)	0 0 0 0 0 0	0 0 400 0 0 0	(6)	0 0 0 0 0 2,334	(11)	0 0 0 7.05 7.05 7.05	2,820 2,820 2,820 4,515 4,515 4,516

(1)
Restricted stock awards do not become fully transferrable until we pay back all TARP CPP assistance (for each 24% of total assistance repaid, 25% of the award may become transferable). A minimum vesting period of at least two years is imposed.

(2)
The exercise price of an option to purchase shares of common stock is equal to the fair market value of a share of our common stock on the date the option is granted. The fair market value per share is the closing sale price for such a share on the date of grant.

(3)
Amounts calculated using the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts represent the grant date fair value of each award made during the fiscal year ending December 31, 2010.

(4)
The amount shown represents shares of restricted stock, or options granted, under the 2007 Plan which vest subject to our achievement of our non-GAAP operating income and net operating expenses as a percentage of average assets goals for the year ending December 31, 2010. If the goals are met, the option award vests in three equal annual installments per year on the first through third anniversary dates of the award. The Committee concluded that we did meet these goals, so the award will vest as scheduled.

(5)
Amounts shown represent shares of restricted stock, under the 2007 Plan which vest subject to the achievement of individual performance goals as established by the Human Resources Committee for the year ending December 31, 2010. If the goals are met, the restricted stock award vests in three equal annual installments per year on the first through third anniversary dates of the award. The Committee concluded that Mr. Davis did meet these goals, so the award will vest as scheduled.

(6)
The restricted stock award vest in three equal annual installments per year on the first through third anniversary dates of the award.

(7)
The amount shown represents shares of restricted stock, under the 2007 Plan which vest subject to our achievement of our non-GAAP operating income and net operating expenses as a percentage of average assets goals for the year ending December 31, 2011. If the goals are met, the restricted stock award vests in three equal annual installments per year on the first through third anniversary dates of the award.

(8)
Amounts shown represent shares of restricted stock, under the 2007 Plan which vest subject to the achievement of individual performance goals as established by the Human Resources Committee for the year ending December 31, 2011. If the goals are met, the restricted stock award vests in three equal annual installments per year on the first through third anniversary dates of the award.

(9)
The options were granted under the under the 2007 Plan and vest in three equal annual installments per year on the first through third anniversary dates of the grant subject to our achievement of our net income goal for the year ending December 31, 2011.

(10)
The options were granted under the under the 2007 Plan and vest in three equal annual installments per year on the first through third anniversary dates of the grant subject to the optionee's achievement of his/her individual performance goals as established by the Human Resources Committee for the year ending December 31, 2011.

(11)
The options vest in three equal annual installments per year on the first through third anniversary dates of the grant.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning exercisable and unexercisable options and unvested stock awards held by each named executive officer as of December 31, 2010.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Davis, Robert D.	9/19/2005	55,125	0	21.48	9/19/2015		N/A		N/A
	2/13/2008	4,000	0	17.51	2/13/2018		N/A		N/A
	1/20/2009	2,667	1,333	8.54	1/20/2019	(1)	N/A		N/A
	1/20/2009	2,000	0	8.54	1/20/2019		N/A		N/A
	12/16/2009	N/A	N/A	N/A	N/A		834	(2)	4,378
	12/16/2009	N/A	N/A	N/A	N/A		833	(3)	4,373
	12/16/2009	N/A	N/A	N/A	N/A		833	(3)	4,373
	4/29/2010	N/A	N/A	N/A	N/A		334	(3)	2,391
	4/29/2010	N/A	N/A	N/A	N/A		333	(4)	2,384
	4/29/2010	N/A	N/A	N/A	N/A		333	(5)	2,384

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Barrett, Edward C.	4/24/2001	1,216	0	12.85	4/24/2011		N/A		N/A
	12/13/2001	1,216	0	12.24	12/13/2011		N/A		N/A
	12/19/2002	1,824	0	15.98	12/19/2012		N/A		N/A
	12/15/2004	3,473	0	20.28	12/15/2014		N/A		N/A
	12/21/2005	7,166	0	21.25	12/21/2015		N/A		N/A
	12/20/2006	3,150	0	22.93	12/20/2016		N/A		N/A
	1/17/2008	1,333	0	17.10	1/17/2018		N/A		N/A
	1/17/2008	1,334	0	17.10	1/17/2018		N/A		N/A
	12/16/2008	1,111	556	9.68	12/16/2018	(1)	N/A		N/A
	12/16/2008	1,111	556	9.68	12/16/2018	(3)	N/A		N/A
	12/16/2009	833	1,667	5.15	12/16/2019	(1)	N/A		N/A
	12/16/2009	834	1,666	5.15	12/16/2019	(3)	N/A		N/A
	12/16/2009	834	1,666	5.15	12/16/2019	(3)	N/A		N/A
	12/15/2010	0	2,000	7.05	12/15/2010	(3)	N/A		N/A
	12/15/2010	0	2,000	7.05	12/15/2010	(6)	N/A		N/A
	12/15/2010	0	2,000	7.05	12/15/2010	(7)	N/A		N/A
	12/15/2010	N/A	N/A	N/A	N/A		400	(3)	2,864
	12/15/2010	N/A	N/A	N/A	N/A		400	(8)	2,864
	12/15/2010	N/A	N/A	N/A	N/A		400	(9)	2,864
DeCesare, Louis J. Jr.	9/2/2008	3,333	1,667	13.88	9/02/2018	(1)	N/A		N/A
	12/16/2008	1,111	556	9.68	12/16/2018	(1)	N/A		N/A
	12/16/2008	1,111	556	9.68	12/16/2018	(3)	N/A		N/A
	12/16/2009	667	1,333	5.15	12/16/2019	(1)	N/A		N/A
	12/16/2009	667	1,333	5.15	12/16/2019	(3)	N/A		N/A
	12/16/2009	667	1,333	5.15	12/16/2019	(3)	N/A		N/A
	12/15/2010	0	2,000	7.05	12/15/2010	(3)	N/A		N/A
	12/15/2010	0	2,000	7.05	12/15/2010	(6)	N/A		N/A
	12/15/2010	0	2,000	7.05	12/15/2010	(7)	N/A		N/A
	12/15/2010	N/A	N/A	N/A	N/A		400	(3)	2,864
	12/15/2010	N/A	N/A	N/A	N/A		400	(8)	2,864
	12/15/2010	N/A	N/A	N/A	N/A		400	(9)	2,864

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Herr, Michael C.	12/17/2004	1,389	0	20.74	12/17/2014		N/A		N/A
	12/21/2005	4,410	0	21.25	12/21/2015		N/A		N/A
	12/20/2006	7,875	0	22.93	12/20/2016		N/A		N/A
	1/17/2008	2,000	0	17.10	1/17/2018		N/A		N/A
	1/17/2008	2,000	0	17.10	1/17/2018		N/A		N/A
	12/16/2008	1,333	667	9.68	12/16/2018	(1)	N/A		N/A
	12/16/2008	1,333	667	9.68	12/16/2018	(3)	N/A		N/A
	12/16/2009	667	1,333	5.15	12/16/2019	(1)	N/A		N/A
	12/16/2009	667	1,333	5.15	12/16/2019	(3)	N/A		N/A
	12/16/2009	667	1,333	5.15	12/16/2019	(3)	N/A		N/A
	12/15/2010	0	2,334	7.05	12/15/2020	(3)	N/A		N/A
	12/15/2010	0	2,333	7.05	12/15/2020	(6)	N/A		N/A
	12/15/2010	0	2,333	7.05	12/15/2020	(7)	N/A		N/A
	12/15/2010	N/A	N/A	N/A	N/A		400	(3)	2,864
	12/15/2010	N/A	N/A	N/A	N/A		400	(8)	2,864
	12/15/2010	N/A	N/A	N/A	N/A		400	(9)	2,864
Miller, Neena M.	1/14/2008	5,000	0	18.04	1/14/2018		N/A		N/A
	12/16/2008	1,111	556	9.68	12/16/2018	(1)	N/A		N/A
	12/16/2008	1,111	556	9.68	12/16/2018	(3)	N/A		N/A
	12/16/2009	778	1,557	5.15	12/16/2019	(1)	N/A		N/A
	12/16/2009	778	1,556	5.15	12/16/2019	(3)	N/A		N/A
	12/16/2009	778	1,556	5.15	12/16/2019	(3)	N/A		N/A
	12/15/2010	0	2,334	7.05	12/15/2020	(3)	N/A		N/A
	12/15/2010	0	2,333	7.05	12/15/2020	(6)	N/A		N/A
	12/15/2010	0	2,333	7.05	12/15/2020	(7)	N/A		N/A
	12/15/2010	N/A	N/A	N/A	N/A		400	(3)	2,864
	12/15/2010	N/A	N/A	N/A	N/A		400	(8)	2,684
	12/15/2010	N/A	N/A	N/A	N/A		400	(9)	2,864

(1)
The options vest and become exercisable in three equal annual installments commencing on the date of grant.

(2)
The restricted stock award vests, if Mr. Davis remains an employee, on the third anniversary of the grant date.

(3)
The options, or restricted stock awards, vest in three equal annual installments per year on the first through third anniversary dates of the grant date.

(4)
The amount shown represents shares of restricted stock, or options granted, under the 2007 Plan which vest subject to our achievement of our non-GAAP operating income and net operating expenses as a percentage of average assets goals for the year ending December 31, 2010. If the goals are met, the option award vests in three equal annual installments per year on the first through third anniversary dates of the award. The Committee concluded that we did meet these goals, so the award will vest as scheduled.

(5)
Amounts shown represent shares of restricted stock, under the 2007 Plan which vest subject to the achievement of individual performance goals as established by the Human Resources Committee for the year ending December 31, 2010. If the goals are met, the restricted stock award vests in three equal annual installments per year on the first through third anniversary dates of the award. We concluded that Mr. Davis did meet these goals, so the award will vest as scheduled.

(6)
The options were granted under the 2007 Plan and vest in three equal annual installments per year on the first through third anniversary dates of the grant subject to our achievement of our net income goal for the year ending December 31, 2011.

(7)
The options were granted under the under the 2007 Plan and vest in three equal annual installments per year on the first through third anniversary dates of the grant subject to the optionee's achievement of his/her individual performance goals as established by the Human Resources Committee for the year ending December 31, 2011.

(8)
The amount shown represents shares of restricted stock, under the 2007 Plan which vest subject to our achievement of our non-GAAP operating income and net operating expenses as a percentage of average assets goals for the year ending December 31, 2011. If the goals are met, the restricted stock award vests in three equal annual installments per year on the first through third anniversary dates of the award.

(9)
Amounts shown represent shares of restricted stock, under the 2007 Plan which vest subject to the achievement of individual performance goals as established by the Human Resources Committee for the year ending December 31, 2011. If the goals are met, the restricted stock award vests in three equal annual installments per year on the first through third anniversary dates of the award.

Options Exercised and Stock Vested Table

        There were no options exercised by the named executive officers, or stock awards vested for the named executive officers during the fiscal year ending December 31, 2010.

Executive Officer Agreements

        The following paragraphs describe employment or change in control agreements to which we are a party with our named executive officers. In connection with our participation in TARP CPP, we agreed that our compensation arrangements and agreements, including employment and severance agreements, would comply with the compensation restrictions thereunder. As of June 15, 2010, we are prohibited from making, during the period in which the U.S. Treasury continues to hold our Series A Preferred Stock, any payments to (or accelerating the vesting of any benefits on behalf of) our senior executive officers and any of our next five most highly compensated employees as a result of their departure from us for any reason (except as a result of death or disability or for payments for services performed or benefits accrued) or a change in control. As a result, we are prohibited from making many, if not all, of the payments described below relating to an executive officer's departure or a change in control during the period in which the U.S. Treasury continues to hold our Series A Preferred Stock.

Robert D. Davis

        We have entered into an employment agreement, dated September 19, 2005, with Mr. Davis. The employment agreement had an initial term of three years and is automatically extended annually to provide for a term of one year unless either party shall give written notice of non-renewal to the other at least ninety days prior to the annual renewal date.

        The employment agreement originally provided for an annual base salary of $325,000. Each increase in Mr. Davis' base salary results in the new base salary under the employment agreement (for 2011, Mr. Davis' base salary is $379,999). The employment agreement also provides for a car allowance, as well as reimbursement by us for all reasonable expenses associated with the operation, maintenance, and insurance of such automobile. In addition, the agreement provides, among other things, the right to participate in any bonus plan approved by the Board of Directors, insurance, vacation, and other fringe benefits.

        Mr. Davis' employment agreement contains a severance provision applicable to a change in control. Generally, if Mr. Davis' employment is terminated involuntarily other than for cause or disability or if Mr. Davis voluntarily terminates his employment following our change in control, Mr. Davis will be entitled to a cash payment equal to two times his highest annualized base salary paid or payable to him at any time during the three years preceding such termination. In addition, following our change in control, for a period of 24 months following termination, Mr. Davis is entitled to continue participating in our health and other welfare benefit plans; provided, however, that if Mr. Davis is not permitted to participate in any of such plans in accordance with the administrative provisions of those plans and applicable federal and state law, we must pay or cause to be paid to Mr. Davis in cash an amount equal to the after-tax cost to him to obtain substantially similar benefits.

        If Mr. Davis' employment is terminated without cause, and no change in control has occurred, then Mr. Davis is entitled to continue to receive his base salary in effect on the date of termination for a period equal to the lesser of the number of months remaining in the employment period or 18 months. If Mr. Davis terminates his employment for specified events of good reason in the absence of a change in control, he is entitled to receive continued base salary for a period of 12 months.

        In the event that the amounts and benefits payable under the agreement are such that Mr. Davis becomes subject to the excise tax provisions of Code Section 4999, we will pay Mr. Davis such additional amount or amounts as will result in his retention (after the payment of all federal, state, and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount Mr. Davis would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.

        The employment agreement contains provisions restricting Mr. Davis' right to compete with us or solicit our employees or customers for:

  •
  the time period in which he receives any severance payments, in the event of an involuntary termination without cause or a voluntary termination for good reason absent a change in control;

  •
  18 months, in the event of an involuntary termination for cause or voluntary termination without good reason; and

  •
  six months, with respect to the non-competition restriction, and 18 months, with respect to the non-solicitation restriction, in the event Mr. Davis gives us notice to not renew his employment agreement.

        For purposes of Mr. Davis' employment agreement, the term "cause" means:

  •
  conviction of or plea of guilty or no contest to a felony or incarceration for a period of 45 consecutive days or more;

  •
  failure to follow the good faith lawful instructions of the Board of Directors with respect to its operations, following prior written notice of such instructions;

  •
  willful failure to substantially perform duties;

  •
  willful failure to enforce, or willful violation of, the material written policies and procedures;

  •
  fraud or willful malfeasance, dishonesty, or gross negligence; or

  •
  removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency.

        For purposes of Mr. Davis' employment agreement, the term "good reason" means the occurrence of any of the following without Executive's consent:

  •
  a material adverse change in title, job description, or duties;

  •
  a reduction in base salary; or

  •
  a material breach of the agreement by us, which is not cured within 15 days of written notice from Mr. Davis to us.

Michael C. Herr

        We and VIST Insurance have entered into an employment agreement dated July 2, 2007 with Mr. Herr. The employment agreement has an initial term of three years and is automatically extended annually to provide for a term of three years from each annual renewal date unless either party shall give written notice of non-renewal to the other at least ninety days prior to the annual renewal date.

        The employment agreement provides for an annual base salary of $260,000. In the event we increase Mr. Herr's base salary, the increased salary becomes the new base salary under the employment agreement. For any consecutive six month period, Mr. Herr is entitled to receive a cash bonus if VIST Insurance meets pre-established earnings before income tax and amortization targets. We provide more information about this arrangement in the Compensation Discussion & Analysis. The employment agreement also provides for a car allowance, insurance, vacation, other fringe benefits, and the right to participate in any commercial referral plan and any bonus plan approved by the Board of Directors.

        Mr. Herr's employment agreement contains a severance provision applicable to a change in control. If Mr. Herr's employment is terminated involuntarily other than for cause or disability, or if Mr. Herr voluntarily terminates his employment for certain events of good reason following our change in control, Mr. Herr is entitled to receive a cash payment equal to two times his then annual base salary. However, if such termination is on account of a change in control which was approved in advance by at least two-thirds our directors then in office, in lieu of the foregoing, Mr. Herr is entitled to receive an amount equal to the sum of his current base salary and the average of the amounts paid to him (or otherwise accrued) annually during the employment term as bonuses.

        If Mr. Herr's employment is terminated without cause, and no change in control has occurred, then Mr. Herr is entitled to continue to receive his annual base salary in effect on the date of termination for the remainder of the then existing employment period.

        In the event any payment to Mr. Herr under the agreement would trigger a reduction in tax deductions under Code Section 280G, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

        The employment agreement contains provisions restricting Mr. Herr's right to compete with us or solicit our employees or customers for:

  •
  the time period in which he receives any severance payments, in the event of an involuntary termination without cause or disability absent a change in control;

  •
  24 months, in the event of an involuntary termination for cause or voluntary termination without good reason;

  •
  the remaining term of the agreement, in the event we give Mr. Herr notice that we do not wish to renew his employment agreement;

  •
  12 months, in the event Mr. Herr gives us notice to not renew his employment agreement; and

  •
  12 months, in the event of an involuntary termination without cause or a voluntary termination for good reason following a termination after July 1, 2011 in connection with a board-approved change in control.

        For purposes of Mr. Herr's agreement, the term "cause" generally has the same meaning as defined under Mr. Davis' agreement, except that it also includes any intentional violation of the agreement, a breach of fiduciary duty involving personal profit, and Mr. Herr's loss or non-renewal of an insurance license.

        For purposes of Mr. Herr's employment agreement, the term "good reason" means any of the following events occurring after a change in control:

  •
  any reduction in responsibilities or authority;

  •
  the assignment to duties inconsistent with those in effect as of the change in control;

  •
  any reassignment to a location greater than 50 miles from the location of Mr. Herr's office on the date of the change in control;

  •
  any reduction in salary;

  •
  any failure to continue participation in any commission compensation or bonus plans or any material reduction in the potential benefits under any of such plans;

  •
  any failure to provide benefits at least as favorable as those enjoyed by him under any retirement or pension, life insurance, medical, health and accident, disability or other employee plans, or any material reduction in any of such benefits;

  •
  any requirement that Mr. Herr travel in performance of his duties for a significantly greater period of time than was required prior to a change in control; or

  •
  any sustained pattern of interruption or disruption for matters substantially unrelated to Mr. Herr's duties.

Neena M. Miller

        In order to compensate Ms. Miller for the forfeiture of certain compensation that she earned at her previous employer, we agreed to a sign-on bonus for Ms. Miller when she joined us in 2008. The sign-on bonus vests over a three-year period as follows:

  •
  $5,000 after 90 days of employment; and

  •
  $45,000 paid over three years in increments of $15,000.

        Ms. Miller received the initial $5,000 payment in 2008 and received a $15,000 payment in each of 2009 and 2010 in accordance with this arrangement. If Ms. Miller voluntarily terminates employment with us, she will forfeit any unvested portion of the sign-on bonus.

Change in Control Agreements

        We and VIST Bank are parties to change in control agreements with Messrs. Barrett and DeCesare and Ms. Miller.

        Each of these agreements provides the applicable officer with severance benefits in the event that we involuntarily terminate their employment without cause or the officer's employment terminates for certain specified events of good reason following our change in control. The agreements generally provide for a benefit in each case of one times the sum of:

  •
  the officer's highest annualized base salary in the year of termination of employment or over the two prior years; and

  •
  the highest cash bonus paid to the officer in the year of termination of employment or over the prior two years.

        Payments are made over a 12 month period or 24 month period commencing on the month following termination of employment. The officer is also entitled to a continuation of health and medical benefits for a one-year period.

        In the event any payment to the officer under the agreement would trigger a reduction in tax deductions under Code Section 280G, the amount of such payment will be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

        The agreements contain provisions restricting the officer's right to compete with us or solicit our employees or customers for the period during which the officer receives severance under the agreements.

        For purposes of the change in control agreements, the term "good reason" means any of the following events occurring after a change in control:

  •
  any reduction in responsibilities or duties;

  •
  any reassignment to a location greater than 35 miles from the location of the officer's primary office on the date of the change in control;

  •
  any material reduction in salary;

  •
  any failure to provide benefits at least as favorable as those enjoyed by under any retirement or pension, life insurance, medical, health and accident, disability or other employee plans, or any material reduction in any of such benefits; or

  •
  any material breach of the agreements by us, coupled with a failure to cure.

Pension Benefits Table

        The following table provides certain information regarding the present value of accumulated benefits under the SERP for Mr. Barrett as of December 31, 2010. We describe the SERP in the Compensation Discussion and Analysis.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Edward C. Barrett	Supplemental Executive Retirement Plan	8	$312,723	$0

Compensation Upon Termination or Change in Control Table

        The following table sets forth certain information with respect to severance benefits under an employment agreement or change in control agreement with a named executive officer based on compensation received for the fiscal year ended December 31, 2010. As of December 31, 2010, the provisions of EESA prohibit us from making all of the payments set forth in the table, except for those paid upon disability, death, or, with respect to Mr. Barrett, under the SERP (excluding any benefit enhancements due to a change in control); provided that, with respect to the SERP, certain conditions are met. In the event that we repurchase the Series A Preferred Stock purchased by the U.S. Treasury, the restrictions imposed by EESA relating to severance payments will terminate.

								Involuntary Termination Not For Cause or Disability OR Voluntary Termination For Good Reason
			Absent a change in control
						Following a change in control
		Upon Change in Control, Death, or Retirement		Involuntary Termination Not For Cause or Disability
			Disability		Voluntary Termination For Good Reason	Disability	Voluntary Termination Not For Good Reason
Robert D. Davis(4)	Base salary(1)	$0	$87,472	$87,472	$349,280	$699,998	$699,998	$699,998
	Medical continuation(1)	$0	$0	$2,815	$11,241	$22,446	$22,446	$22,446
	Value of accelerated stock options(2)	$0	$0	$0	$0	$0	$0	$0
	Value of accelerated restricted stock(2)	$25,060	$25,060	$0	$0	$25,060	$25,060	$25,060
	Potential excise tax gross-up	$0	$0	$0	$0	$0	$0	$0
	Total	$25,060	$112,532	$90,287	$360,520	$747,504	$747,504	$747,504
Edward C. Barrett(4)	Base salary(1)	$0	$0	$0	$0	$0	$0	$209,236
	Bonus(1)	$0	$0	$0	$0	$0	$0	$0
	Medical continuation(1)	$0	$0	$0	$0	$0	$0	$10,771
	Value of SERP(3)	$581,540	$431,212	$375,037	$375,037	$581,540	$581,540	$581,540
	Value of accelerated stock options(2)	$14,059	$14,059	$0	$0	$14,059	$14,059	$14,059
	Value of accelerated restricted stock(2)	$8,592	$8,592	$0	$0	$8,592	$8,592	$8,592
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0	$0
	Total	$604,190	$453,862	$375,037	$375,037	$604,190	$604,190	$824,198
Louis J. DeCesare, Jr.(4)	Base salary(1)	$0	$0	$0	$0	$0	$0	$184,678
	Bonus(1)	$0	$0	$0	$0	$0	$0	$0
	Medical continuation(1)	$0	$0	$0	$0	$0	$0	$14,084
	Value of accelerated stock options(2)	$11,379	$11,379	$0	$0	$11,379	$11,379	$11,379
	Value of accelerated restricted stock(2)	$8,592	$8,592	$0	$0	$8,592	$8,592	$8,592
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0	$0
	Total	$19,971	$19,971	$0	$0	$19,971	$19,971	$218,734

								Involuntary Termination Not For Cause or Disability OR Voluntary Termination For Good Reason
			Absent a change in control
						Following a change in control
		Upon Change in Control, Death, or Retirement		Involuntary Termination Not For Cause or Disability
			Disability		Voluntary Termination For Good Reason	Disability	Voluntary Termination Not For Good Reason
Neena M. Miller(4)	Base salary(1)	$0	$0	$0	$0	$0	$0	$184,678
	Bonus(1)	$0	$0	$0	$0	$0	$0	$14,974
	Medical continuation(1)	$0	$0	$0	$0	$0	$0	$13,556
	Value of accelerated stock options(2)	$13,276	$13,276	$0	$0	$13,276	$13,276	$13,276
	Value of accelerated restricted stock(2)	$8,592	$8,592	$0	$0	$8,592	$8,592	$8,592
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0	$0
	Total	$21,868	$21,868	$0	$0	$21,868	$21,868	$235,077
Michael Herr(4)	Base salary(1)(5)	$0	$0	$775,449	$0	$0	$0	$520,000
	Bonus(1)	$0	$0	$0	$0	$0	$0	$0
	Medical continuation(1)	$0	$0	$0	$0	$0	$0	$0
	Value of accelerated stock options(2)	$11,489	$11,489	$0	$0	$11,489	$11,489	$11,489
	Value of accelerated restricted stock(2)	$8,592	$8,592	$0	$0	$8,592	$8,592	$8,592
	Potential reduction in payout due to operation of Code Section 280G	$0	$0	$0	$0	$0	$0	$0
	Total	$20,081	$20,081	$775,449	$0	$20,081	$20,081	$540,081

(1)
For base salary, bonus and medical continuation payment calculation, and time and form of such payments, see "Executive Officer Agreements" and "Change in Control Agreements."

(2)
Values represent the "spread" value of stock options and market value of restricted stock as of December 31, 2010.

(3)
Payments commence at termination of employment, age 65 (upon a disability or termination prior to age 65 after a change in control), or within 60 days of death and are made in equal monthly installments for 15 years. Upon Mr. Barrett's death or retirement, he will receive an amount under his SERP equal to the amounts due following a change in control. For more information on Mr. Barrett's SERP, see "Deferred Compensation and Salary Continuation Agreements."

(4)
On December 19, 2008, we sold 25,000 shares of Series A Preferred Stock and an accompanying warrant to purchase our common stock to the U.S. Treasury under its TARP CPP. Section 111 of the EESA, as amended, generally prohibits a participant in the TARP CPP from making, during the period in which Treasury continues to hold our preferred stock, any payments to our senior executive officers and any of our next five most highly compensated employees as a result of their departure from the Company or a change in control (except for payments for services performed or benefits accrued). Accordingly, as of December 31, 2010, the provisions of Section 111 by their terms would prohibit the Company from making many, if not all, of the payments set forth in the table. In the event that the Company repurchases the Series A Preferred Stock purchased by the U.S. Treasury on December 19, 2008, the restrictions imposed by Section 111 relating to severance payments terminate.

(5)
In the event of a termination on account of a change in control which was approved in advance by at least two-thirds of the board of directors, Mr. Herr would be entitled to receive $260,000, in lieu of the payment set forth in this item.

TRANSACTIONS WITH MANAGEMENT AND RELATED PERSONS

Policies and Procedures for Approving Related Persons Transactions

        NASDAQ Marketplace Rule 5630(i) requires that we conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the board of directors. As required under its charter, the Audit Committee of the board of directors is responsible for reviewing and approving all transactions with any related party. Related parties include any of our directors or executive officers, certain of our shareholders and their immediate family members. This obligation is set forth in writing in the charter of the Audit Committee, which is available for review at our website at www.VISTfc.com or by contacting the Corporate Secretary.

        Our Code of Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify our Ethics Officer. A potential conflict exits whenever an individual has an outside interest—direct or indirect—which conflicts with the individual's duty to VIST or adversely affects the individual's judgment in the discharge of his or her responsibilities at VIST. The appearance of a conflict of interest may be just as damaging to our reputation as a real conflict of interest. Prior to consideration, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board then determines whether the terms and conditions of the transaction are less favorable to us than those offered by unrelated third parties. If the board makes this determination, the transaction must be approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining. Purchases and sales of real or personal property involving an affiliated person also require that we determine the value of the property from an independent outside appraiser. All of the transactions reported below under the heading "Transactions with Related Persons" were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us as those we could have obtained from unrelated third parties. The Code of Conduct and Ethics is available for review at our website at www.VISTfc.com or by contacting the Corporate Secretary.

        To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. The board of directors reviews related party transactions due to the potential for a conflict of interest. Each year, our directors and executive officers also review our Code of Conduct and Ethics.

Human Resources Committee Interlocks and Insider Participation

        No member of the Human Resources Committee (i) was, during the 2010 fiscal year, or had previously been, an officer or employee of VIST or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of VIST or a business relationship with VIST, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the Human Resources Committee or an executive officer of VIST, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Transactions with Related Persons

        Some of our directors and officers, and the companies with which they are associated, are customers of, and during 2010 had banking transactions with, VIST Bank in the ordinary course of the bank's business, and intend to do so in the future. All loans and loan commitments included in such transactions were made in the ordinary course of business under substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and in the opinion of management, do not involve more than the normal risk of collection or present other unfavorable features. At December 31, 2010, total loans and commitments of approximately $8.3 million were outstanding to our executive officers and directors and their affiliated businesses, which represented approximately 6.6% of our shareholders' equity at such date.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons owning ten percent or more of our common stock, to file in their personal capacities, initial statements of beneficial ownership, statements of change in beneficial ownership, and annual statements of beneficial ownership with the SEC. Persons filing such beneficial ownership statements are required by SEC regulations to furnish us with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in the proxy statement. To the best of our knowledge, there were no late filings during 2010.

Principal Shareholders

        The following table sets forth, as of May 12, 2011, the name and address of each person who owns of record or who is known by the board of directors to be the beneficial owner of more than five percent of our common stock, the number of shares beneficially owned by such person, and the percentage of the common stock owned.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of Shares Outstanding
The Banc Funds Company, L.L.C. 20 North Wacker Drive Suite 3300 Chicago, Illinois 60606	454,698	(1)	6.90%
Emerald Advisers, Inc. 1703 Oregon Pike Suite 101 Lancaster, Pennsylvania 17601	355,372	(2)	5.40%

(1)
Based upon a Form 13F filed by The Banc Funds Company, L.L.C. with the SEC on May 12, 2011, it beneficially owns 454,698 shares of the Company's common stock over which it has sole voting power.

(2)
Based upon a Schedule 13G filed by Emerald Advisers, Inc. with the SEC on July 10, 2011, it beneficially owns 355,372 shares of the Company's common stock of which (a) 69,364 shares of the Company's common stock it has sole voting authority and (b) 286,008 shares of the Company's common stock it has no voting authority.

 DESCRIPTION OF OUR CAPITAL STOCK

        The following is a description of our capital stock, certain provisions of our amended articles of incorporation and amended bylaws and certain provisions of applicable law. The following is qualified by applicable law and by the provisions of our amended articles of incorporation and bylaws, copies of which have been filed with the SEC and are also available upon request from us.

General

        Our articles of incorporation provide that we may issue up to 20,000,000 shares of common stock, par value of $5.00 per share, and 1,000,000 shares of preferred stock, with a par value per share to be set and determined by our board of directors. In connection with our participation in the TARP CPP of the U.S. Treasury, we issued 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A having a par value of $0.01 per share and a liquidation preference of $1,000 per share. As of June 30, 2011, 6,586,106 shares of our common stock and 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, were issued and outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is traded on the NASDAQ Global Select Market under the symbol "VIST." Our common stock is subject to an associated rights plan.

Common Stock

Voting Rights

        Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of our preferred stock, including the voting rights held by holders of our Series A Preferred Stock.

        There is no cumulative voting in the election of directors, which means that the holders of a plurality of our outstanding shares of common stock entitled to vote can elect all of the directors then standing for election.

        When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable law or our articles of incorporation require a higher vote. Our articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders' rights to effect a change in control, as described below under "—Anti-Takeover Provisions of Articles of Incorporation and Bylaws and Applicable Law."

Classification of Board of Directors

        Our articles of incorporation provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms.

Dividends, Liquidation and Other Rights

        Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends, after payment of dividends on our outstanding series of preferred stock. Under Pennsylvania law, we may not pay a dividend, if, after giving effect thereto, we would be unable to pay its debts as they become due in the usual course of business and, after giving effect to the dividend, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose rights are superior to those receiving the dividend.

        Our shareholders are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of Series A Preferred Stock or any other series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any other series of our preferred stock that may then be outstanding.

        Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our shareholders.

Preferred Stock

        The rights of holders of our common stock may be limited by the rights of our preferred stock that may be outstanding. Our preferred stock is described below under "Description Of Our Capital Stock—Preferred Stock."

Transfer Agent and Registrar

        The transfer agent and registrar for shares of our common stock is American Stock Transfer & Trust Company.

Anti-Takeover Provisions of Articles of Incorporation and Bylaws and Applicable Law

        Our articles of incorporation and bylaws contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

        Our articles of incorporation provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Preventing the replacement of the entire board of directors in any single year helps encourage any third party interested in a change in control or other transaction involving the corporation to negotiate directly with the board of directors so that the board can represent the interests of the corporation and all stakeholders. The board of directors believes that, particularly in the current economic environment, financial services institutions with smaller or depressed market capitalizations may be more vulnerable to non-negotiated attempts to acquire control of or otherwise influence the institution, and that the classified board structure helps to discourage such attempts. In addition, electing approximately one-third of the directors each year helps ensure, even if an entire class is replaced, that approximately two-thirds of the remaining directors have the requisite experience and knowledge of the corporation's ongoing business and affairs, including its markets, business lines and personnel, to implement and focus on strategic long-term planning, goals, and performance.

        The classification of our board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of our board of directors may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of our common stock that might result from accumulations of large blocks of our common stock for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

        Additionally our articles of incorporation and bylaws contain certain other provisions that may have the effect of deterring or discouraging an attempt to take control of VIST. Among other things, these provisions:

  •
  prohibit cumulative voting in the election of directors;

  •
  authorize "blank check" preferred stock;

  •
  require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders;

  •
  permit our board of directors to consider the effects on our employees, customers, depositors and communities we serve when determining whether to oppose any tender offer for our common stock;

  •
  require the affirmative vote of at least 70% of the votes that all shareholders are entitled to cast to approve any merger, consolidation liquidation or dissolution, or any action that would result in the sale or other disposition of all or substantially all of the assets of the Company, whether or not the Company is the survivor in such transaction; and

  •
  require that, following the acquisition by any person or group of 30% of our voting capital stock, the remaining holders of our voting capital stock shall have the right to receive payment for their shares, in cash, from such person or group, in an amount equal to the highest price paid for shares of the respective class or series of capital stock purchased by such corporation, person, entity or group within the preceding 12 months, or the fair value of the voting capital stock in which such purchases were made in the preceding 12 months, or a higher amount permitted by law, unless such acquisition was approved in advance by 80% or more of the board of directors.

        The PABCL also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of VIST. These provisions, among other things:

  •
  prohibit shareholders from calling a special meeting, in most circumstances, or by acting by less than unanimous written consent;

  •
  prohibit shareholders from proposing amendments to a corporation's articles of incorporation;

  •
  require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PABCL);

  •
  prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power (Subchapter 25F of the PABCL);

  •
  prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights (Subchapter 25G of the PABCL);

  •
  require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the PABCL);

  •
  expand the factors and groups (including shareholders) that a corporation's board of directors can consider in determining whether an action or transaction is in the best interests of the corporation;

  •
  provide that a corporation's board of directors need not consider the interests of any particular stakeholder group as dominant or controlling;

  •
  provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  •
  provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        The PABCL also explicitly provides that the fiduciary duty of directors does not require them to:

  •
  redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  •
  render inapplicable, or make determinations under, provisions of the PABCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  •
  act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

        The BHCA requires any "bank holding company," as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over us, is subject to regulation as a bank holding company under the BHCA. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act.

TARP Warrant

General

        The Warrant gives the holder the right to purchase up to 367,982 shares of our common stock at an exercise price of $10.19 per share, subject to certain anti-dilution adjustments. Subject to the limitations on exercise to which the U.S. Treasury is subject described below under "—Transferability," the Warrant is immediately exercisable and expires on December 19, 2018. The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the warrant holder consent, in cash.

Transferability

        The Warrant is not subject to any restrictions on transfer.

Voting of Warrant Shares

        The U.S. Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the Warrant. This does not apply to any other person who acquires any portion of the Warrant, or the shares of common stock underlying the Warrant, from the U.S. Treasury.

Other Adjustments

        The exercise price of the Warrant and the number of shares underlying the Warrant automatically adjust upon the following events:

  •
  any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

  •
  until the earlier of (i) the date on which the U.S. Treasury no longer holds any portion of the Warrant and (ii) December 19, 2011, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

  •
  a pro rata repurchase by us of our common stock; or

  •
  a determination by our board of directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the board, to protect the purchase rights of the warrant holders.

        In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the Warrant will be adjusted to reflect such distribution.

        In the event of any merger, consolidation, or other business combination to which we are a party, the Warrant holder's right to receive shares of our common stock upon exercise of the Warrant will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the Warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the Warrant holder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Shareholders

        The Warrant does not entitle its holder to any of the rights of a shareholder of VIST.

Preferred Stock

General

        VIST articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, having a par value fixed and determined by its board of directors. This type of preferred stock is commonly referred to as "blank check" preferred because the board of directors has discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the board of directors from time to time. As of the date of this prospectus, other than 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a par value of $0.01 per share and a liquidation preference amount of $1,000 per share ("Series A Preferred Stock") described below, there were no shares of preferred stock outstanding.

        Under VIST's articles of incorporation, the board of directors of VIST is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

  •
  the designation of the series;

  •
  the number of shares to comprise the series;

  •
  the dividend rate or rates payable with respect to the shares of the series;

  •
  the voting rights;

  •
  the conversion privileges;

  •
  the redemption price or prices;

  •
  any other powers, preferences and rights of the shares of the series; and

  •
  the qualifications, limitations or restrictions pertaining to the series.

        Prior to the issuance of any series of preferred stock, the board of directors of VIST will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the articles of incorporation.

        The ability of our board of directors to establish the rights of, and to cause VIST to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the VIST or to dilute the ownership interest of securities holders seeking to obtain control of VIST. The rights of the holders of preferred stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of VIST.

        Under existing interpretations of the Federal Reserve Board, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a "class of voting securities." In such case, a holder of 25% or more of the preferred stock, or a holder of 5% or more of the preferred stock that is otherwise a bank holding company, may then be regulated as a "bank holding company" with respect to VIST in accordance with the BHCA. In addition, at such time:

  •
  any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of the preferred stock; and

  •
  any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the change in control provisions of the BHCA to acquire or retain 10% or more of the preferred stock.

        Before exercising its option to redeem any shares of preferred stock, VIST will obtain the approval of the Federal Reserve Board if then required by applicable law.

Series A Preferred Stock

  General

        In connection with our participation in the TARP CPP, VIST issued Series A Preferred Stock, which constitutes a series of our perpetual, cumulative, preferred stock, consisting of 25,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock and Warrant to the U.S. Treasury on December 19, 2008 in connection with the TARP CPP for an aggregate purchase price of $25 million. Pursuant to the Purchase Agreement between us and the U.S. Treasury, we have agreed, if requested by the U.S. Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by the U.S. Treasury, may be issued. The Series A Preferred Stock and Warrant qualify as Tier 1 capital for regulatory purposes.

  Dividends

        Rate.    Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 19, 2008 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Each dividend is payable to holders of record as they appear on our stock register on the applicable record date, which is the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a "dividend period." Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term "business day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

        Dividends on the Series A Preferred Stock are cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

        We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

        Priority of Dividends.    So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

        "Junior Stock" means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of VIST. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

        "Parity Stock" means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of VIST, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

  Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of VIST, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of VIST or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

        For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of VIST with any entity, nor a sale, lease or exchange of all or substantially all of VIST's assets, will constitute a liquidation, dissolution or winding up of the affairs of VIST.

  Redemptions and Repurchases

        The Series A Preferred Stock is redeemable at our option, subject to, when applicable in limited circumstances, prior approval by the Federal Reserve Board, in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The "Minimum Amount" means $6,250,000 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP CPP, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to the U.S. Treasury. A "Qualified Equity Offering" is defined as the sale for cash by VIST (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

        Notwithstanding the foregoing, ARRA, which was signed into law on February 17, 2009, provides that the Secretary of the U.S. Treasury shall permit, subject to consultation with the recipient's appropriate federal banking agency, a recipient of funds under the TARP CPP to repay such assistance, without regard to whether the recipient has replaced such funds from any other source or to any waiting period. ARRA further provides that when the recipient repays such assistance, the Secretary of the U.S. Treasury shall liquidate the warrants associated with the assistance at the current market price. It appears that ARRA will permit us, if we so elect and following consultation with the Federal Reserve Board and the FDIC, to redeem the Series A Preferred Stock at any time without restrictions.

        To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

        The Purchase Agreement between us and the U.S. Treasury provides that so long as the U.S. Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the U.S. Treasury on the same terms and conditions.

        Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock.

  No Conversion Rights

        Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

  Voting Rights

        The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Pennsylvania law.

        Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of members on the board of directors of VIST will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the "Preferred Directors") to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full, at which time this right will terminate with respect to the Series A Preferred Stock, subject to re-vesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

        No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

        The term "Voting Parity Stock" means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined above under "—Dividends-Priority of Dividends") upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

        If holders of the Series A Preferred Stock obtain the right to elect two directors and if the Federal Reserve Board deems the Series A Preferred Stock a class of "voting securities," (a) any bank holding company that is a holder may be required to obtain the approval of the Federal Reserve Board to acquire more than 5% of the Series A Preferred Stock and (b) any person may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of the then outstanding shares of Series A Preferred Stock.

        To the extent the holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

        The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Shareholder Rights Plan

        On September 19, 2001, our board of directors declared a dividend distribution of one right for each outstanding share of the Company's common stock to shareholders of record at the close of business on October 10, 2001. The board of directors amended the terms and conditions of the rights as of March 3, 2008 and December 17, 2008. Each right entitles the registered holder to purchase from the Company one share of common stock, at a purchase price of $70.00, subject to adjustment. The rights are governed by the terms of the Amended and Restated Rights Agreement, dated as of March 3, 2008, as amended December 17, 2008 (collectively, the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent.

        Initially, the rights will be evidenced by common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. The rights will separate from the common stock and be distributed (the "Distribution Date") upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired 15% or more of the outstanding shares of common stock or voting securities representing 15% or more of the total voting power of the Company; (ii) 10 business days (or such later date as our board of directors deems appropriate) following the commencement of a tender offer or exchange offer that would result in a person or group acquiring 15% or more of such outstanding shares of common stock or total voting power; or (iii) 10 business days following the determination by our board of directors that, with respect to any person who, alone or together with his affiliates or associates, has acquired 4.9% or more of such outstanding shares of common stock or total voting power of the Company, such beneficial ownership by such person is intended in the view of the board of directors to cause the Company to take actions to provide short-term financial gain to such person under circumstances not in the best long-term interests of the Company and its other shareholders (any such person referred to as an "Adverse Person").

        On December 17, 2008, the provisions of the Rights Agreement were amended to provide that both the terms "Acquiring Person" and "Adverse Person" shall not include the U.S. Treasury and be inapplicable to a certain Purchase Agreement, dated December 19, 2008, between us and U.S. Treasury and a warrant to purchase shares of common stock issued to U.S. Treasury pursuant to our participation in the TARP CPP and the consummation of the transactions contemplated thereby, including the exercise of the Warrant by U.S. Treasury in accordance with its terms.

        Until the Distribution Date, the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, and the surrender for transfer of any certificate for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate. The rights are not exercisable until the Distribution Date and will expire at the close of business on September 19, 2011, unless earlier redeemed as described below.

        After the rights become exercisable, upon the occurrence of certain events specified in the Rights Agreement, including the acquisition of the Company in a merger transaction or a sale of 50% or more of the Company's assets or earning power, each holder of a right will thereafter have the right to receive upon exercise of the right, common stock (or common stock of the acquiring company depending on the type of transaction) having a market value equal to twice the exercise price of the right. If the rights become exercisable, all rights beneficially owned by an Acquiring Person or an Adverse Person will be null and void. Rights are not exercisable under any circumstances until such time as the rights are no longer redeemable as described below.

        For example, at an exercise price of $70 per right, each right not owned by an Acquiring Person or an Adverse Person following an acquisition of the Company in a merger transaction in which the Company is the legally surviving entity would entitle its holder to purchase $140 worth of common stock (based on the lowest closing price over the prior twelve months) for $70. Assuming that the lowest closing price of the common stock during the prior twelve months was $17.50, the holder of each valid right would be entitled to purchase eight shares of Common Stock for $70.

        At any time until ten business days following the Stock Acquisition Date, the Company may, by action of a majority of the board of directors, redeem the rights at a price of $0.001 per right. At any time prior to the date the Rights would otherwise become nonredeemable, a majority of the board of directors may extend the period for redemption. Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price. The board of directors may not redeem the Rights following a determination that any person is an Adverse Person.

        Until exercised, a right will not entitle the holder to any voting or dividend rights. While the distribution of the rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.

        Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any Acquiring Person or Adverse Person or an affiliate or associate of any such person), or to shorten or lengthen any time period under the Rights Agreement; however, no amendment to adjust the time period governing redemption can be made at such time as the rights are not redeemable.

        The Company presently expects that, prior to expiration of the existing Rights Agreement on September 19, 2011, the board of directors will amend the existing Rights Agreement to extend the term of the existing shareholder rights plan or that it will adopt a new shareholder rights plan on terms substantially similar to the terms of the existing Rights Agreement.

Indemnification of Directors, Officers, and Employees

        The PABCL authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company's request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company's request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

        A Pennsylvania company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the PABCL are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of the PABCL); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Pennsylvania company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

        Under our bylaws, we may indemnify our directors and officers to the fullest extent permitted by applicable law. Federal banking law, which is applicable to us as a financial holding company and to VIST Bank as an insured depository institution, limits our and VIST Bank's ability to indemnify our and its directors and officers. Neither VIST Bank nor we may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of our or VIST Bank's affairs, or is subject to a cease and desist order.

Prior to the resolution of any action instituted by the applicable banking agency, VIST Bank, or we, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect our safety and soundness or the safety and soundness of VIST Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse us or VIST Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 UNDERWRITING

        We have entered into an underwriting agreement with Stifel, Nicolaus & Company, Incorporated as the representative for the underwriters named below, dated as of the date of this prospectus. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the respective number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Stifel, Nicolaus & Company, Incorporated
Sandler O'Neill & Partners, L.P.

Total

        The underwriting agreement provides that underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares of common stock, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters' several obligations to purchase the shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material adverse change in the financial markets; and

  •
  we deliver customary closing documents and legal opinions to the underwriters.

        The underwriters are committed to purchase and pay for all of the shares of common stock being offered by this prospectus, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters' over-allotment option described below, unless and until they exercise this option.

        The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

        Our common stock trades on the NASDAQ Global Select Market under the symbol "VIST." We have applied for a listing of the additional shares of common stock being offered hereby on the NASDAQ Global Select Market.

Purchases by Existing Shareholders

        Certain of our existing shareholders, including officers and directors, have indicated an intent to participate in this offering through the purchase of approximately [    •    ] shares of our common stock in the aggregate. Such participation is permitted where a specific portion of the offering is directed for sale to these shareholders by the issuer. Officers and directors who purchase shares will be prohibited from the sale, transfer, assignment, pledge or hypothecation of our common stock for a 90-day period following the closing date of this offering. We are directing [    •    ] shares of our common stock for purchase in this offering by certain of our existing shareholders, including officers and directors.

Over-Allotment Option

        We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus, to purchase up to an aggregate of [    •    ] additional shares of our common stock at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus. To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional shares of our common stock in proportion to their respective initial purchase amounts. We will be obligated to sell the shares of our common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of our common stock offered by this prospectus.

Commissions and Expenses

        The underwriters propose to offer shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus and to dealers at such price less a concession not in excess of $[    •    ] per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $[    •    ] per share to other brokers and dealers. After the public offering of the shares of our common stock, the representative of the underwriters may change the public offering price and other selling terms.

        The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per Share	Total Without Option Exercised	Total With Option Exercised
Public offering price	$	$	$
Underwriting discount
Proceeds to us (before expenses)

        We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $[    •    ]. Net proceeds to us after deducting the total underwriting discount and other estimated offering expenses are expected to be approximately $[    •    ].

Lock-Up Agreements

        We, our executive officers and directors, and certain shareholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representative, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, the representative may, in its sole discretion, release all or some of the securities from these lock-up agreements.

Indemnity

        We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ Global Select Market Listing

        Our common stock is quoted on the NASDAQ Global Select Market under the symbol "VIST."

Stabilization

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

  •
  Covering transactions involve the purchase of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

        These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

        In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Global Market, may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other Considerations

        It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Affiliation

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

LEGAL MATTERS

        Stevens & Lee, P.C., Reading, Pennsylvania, will pass upon the validity of our shares of common stock offered by this prospectus. A pension plan established for the benefit of shareholders of Stevens & Lee, P.C. owns 322,000 shares of the Company's common stock and is party to a lock-up agreement with the underwriters, whose terms are substantially similar to those entered into by our directors and executive officers. Drinker Biddle & Reath, LLP, Philadelphia, Pennsylvania, will pass upon certain legal matters in connection with this offering for the underwriters.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        ParenteBeard LLC ("ParenteBeard") served as our independent registered public accounting firm for more than twenty years, auditing our financial statements for each fiscal year ending during that time, through and including the fiscal year ended December 31, 2010. Prior to the completion of the audit of our financial statements for the fiscal year ended December 31, 2010, our Audit Committee sought competitive proposals for audit services from a group of independent registered public accounting firms. As a result of this process, our Audit Committee dismissed ParenteBeard as our independent registered public accounting firm effective immediately after the filing of the Company's annual report on Form 10-K for the year ended December 31, 2010, and approved the engagement of Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm. On January 26, 2011, Grant Thornton was engaged to audit our financial statements for the fiscal year ended December 31, 2011, effective immediately after the effective date of ParenteBeard's dismissal.

        For the fiscal year ended December 31, 2010, ParenteBeard's report on our consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. For the years ended December 31,

2010, 2009 and 2008, and through January 26, 2011, there were no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of ParenteBeard, would have caused ParenteBeard to make reference thereto in its report on our financial statements for such year.

        For the years ended December 31, 2010, 2009 and 2008, and through January 26, 2011, there was one "reportable event" within the meaning of Item 304(a)(1)(v) of Regulation S-K, relating to disclosure of a material weakness in internal control over financial reporting. On March 26, 2010, the Company amended its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Forms 10-Q for the quarters ended September 30, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, to restate the financial statements relating to these periods to properly account for interest rate swaps that were incorrectly designated as cash flow hedging relationships under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The accounting errors and the corresponding restatements resulted in management's determination that a material weakness existed with respect to the internal controls over financial reporting related to accounting for the fair value of junior subordinated debt and related interest rate swaps at December 31, 2008. The material weakness existed at September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 and was not identified until November 2009. To remediate the material weakness, the Company added a review specifically for disclosures and accounting treatment for all complex financial instruments acquired or disposed of during each reporting period. The identified material weakness related only to the applicable accounting treatment for these complex financial instruments. There were no other "reportable events" as such term is defined in Regulation S-K during this time period.

        Prior to engaging Grant Thornton, the Company did not consult with Grant Thornton regarding the application of accounting principles to a specified transaction, either contemplated or proposed, or regarding the type of audit opinion that might be rendered by Grant Thornton on the Company's financial statements, and Grant Thornton did not provide any written report or oral advice that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, have been incorporated by reference into this prospectus in reliance upon the report of ParenteBeard LLC, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov and on the SEC Filings page of our website at investor.vistfc.com. Neither this website nor the information on this website is included or incorporated in, or is part of, this prospectus. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF VIST FINANCIAL CORP. AND SUBSIDIARIES

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash and due from banks	$15,633	$15,443
Federal funds sold	18,000	1,500
Interest-bearing deposits in banks	54	872

Total cash and cash equivalents	33,687	17,815
Mortgage loans held for sale	196	3,695
Securities available-for-sale	288,952	279,755
Securities held-to-maturity, fair value 2011—$1,899; 2010—$1,888	2,028	2,022
Federal Home Loan Bank stock	6,749	7,099
Loans, net of allowance for loan losses 2011—$15,283; 2010—$14,790	910,911	939,573
Covered loans	62,818	66,770
Premises and equipment, net	5,844	5,639
Other real estate owned	1,769	5,303
Covered other real estate owned	711	247
Identifiable intangible assets, net	3,658	3,795
Goodwill	41,858	41,858
Bank owned life insurance	19,471	19,373
FDIC prepaid deposit insurance	3,428	3,985
FDIC indemnification asset	7,014	7,003
Other assets	22,750	21,080

Total assets	$1,411,844	$1,425,012

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Non-interest bearing	$120,053	$122,450
Interest bearing	1,028,915	1,026,830

Total deposits	1,148,968	1,149,280
Securities sold under agreements to repurchase	105,194	106,843
Borrowings	—	10,000
Junior subordinated debt, at fair value	18,593	18,437
Other liabilities	7,088	8,005

Total liabilities	1,279,843	1,292,565
Shareholders' equity
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares of Series A 5% (increasing to 9% in 2014) cumulative preferred stock issued and outstanding; Less: discount of $1,365 at March 31, 2011 and $1,480 at December 31, 2010	23,635	23,520
Common stock, $5.00 par value; authorized 20,000,000 shares; issued: 6,579,626 shares at March 31, 2011 and 6,546,273 shares at December 31, 2010	32,898	32,732
Stock warrant	2,307	2,307
Surplus	65,493	65,506
Retained earnings	12,711	12,960
Accumulated other comprehensive loss	(4,852)	(4,387)
Treasury stock: 10,484 shares at cost	(191)	(191)

Total shareholders' equity	132,001	132,447

Total liabilities and shareholders' equity	$1,411,844	$1,425,012

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollar amounts in thousands)

	Three Months Ended March 31,
	2011	2010
Interest and dividend income:
Interest and fees on loans	$13,979	$12,443
Interest on securities:
Taxable	2,553	2,947
Tax-exempt	334	396
Dividend income	22	10
Other interest income	5	8

Total interest and dividend income	16,893	15,804

Interest expense:
Interest on deposits	3,784	4,502
Interest on securities sold under agreements to repurchase	1,176	1,182
Interest on borrowings	7	98
Interest on junior subordinated debt	406	345

Total interest expense	5,373	6,127

Net Interest Income	11,520	9,677
Provision for loan losses	2,230	2,600

Net interest income after provision for loan losses	9,290	7,077

Non-interest income:
Customer service fees	417	583
Mortgage banking activities	169	134
Commissions and fees from insurance sales	2,837	3,076
Brokerage and investment advisory commissions and fees	180	135
Earnings on investment in life insurance	98	78
Other commissions and fees	438	504
Loss on sale of other real estate owned	(804)	(16)
Other income	10	43
Net realized gains on sales of securities	89	92
Total other-than-temporary impairment losses:
Total other-than-temporary impairment losses on investments	8	(940)
Portion of non-credit impairment loss recognized in other comprehensive loss	(72)	844

Net credit impairment loss recognized in earnings	(64)	(96)

Total non-interest income	3,370	4,533

Non-interest expense:
Salaries and employee benefits	5,911	5,419
Occupancy expense	1,300	1,148
Furniture and equipment expense	665	624
Marketing and advertising expense	319	246
Amortization of identifiable intangible assets	138	133
Professional services	1,056	609
Outside processing services	1,069	1,031
FDIC deposit and other insurance expense	683	532
Other real estate owned expense	412	481
Other expense	805	852

Total non-interest expense	12,358	11,075

Income (loss) before income taxes	302	535
Income tax benefit	(204)	(178)

Net income	506	713
Preferred stock dividends and discount accretion	(427)	(420)

Net income available to common shareholders	$79	$293

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollar amounts in thousands, except share data)

	Three Months Ended March 31,
	2011	2010
EARNINGS PER SHARE DATA
Average shares outstanding for basic earnings per common share	6,561,492	5,844,949
Basic earnings per common share	$0.01	$0.05
Average shares outstanding for diluted earnings per common share	6,615,779	5,882,071
Diluted earnings per common share	$0.01	$0.05
Cash dividends declared per actual common shares outstanding	$0.05	$0.05

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Three Months Ended March 31, 2011
	2011	2010
Cash Flows From Operating Activities
Net income	$506	$713
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses, not covered under FDIC loss sharing agreement	2,230	2,600
Provision for depreciation and amortization of premises and equipment	302	322
Amortization of identifiable intangible assets	138	134
Deferred income tax benefit	(377)	(126)
Director stock compensation	39	234
Net amortization of securities premiums and discounts	518	158
Amortization of mortgage servicing rights	16	21
Accretion of fair value discounts related to FDIC receivable	(11)	—
Accretion of fair value discounts related to covered loans	(128)	—
Net realized losses on sales of other real estate owned	804	16
Impairment charge on investment securities recognized in earnings	64	96
Net realized gains on sales of securities	(89)	(92)
Proceeds from sales of loans held for sale	8,875	2,787
Net gains on sales of loans held for sale (included in mortgage banking activities)	(169)	(115)
Loans originated for sale	(5,209)	(2,939)
Earnings on bank owned life insurance	(98)	(78)
Decrease in FDIC prepaid deposit insurance	557	—
Compensation expense related to stock options	95	37
Net change in fair value of junior subordinated debt	156	57
Net change in fair value of interest rate swaps	(124)	(47)
Decrease in accrued interest receivable and other assets	(1,068)	(742)
(Decrease) increase in accrued interest payable and other liabilities	(796)	236

Net Cash Provided by Operating Activities	6,231	3,272

Cash Flow From Investing Activities
Investment securities:
Purchases—available-for-sale	(39,953)	(41,337)
Principal repayments, maturities and calls—available-for-sale	12,607	23,895
Proceeds from sales—available-for-sale	16,946	11,912
Net decrease in loans receivable	25,582	2,034
Net decrease in covered loans	4,080	—
Net decrease in Federal Home Loan Bank stock	350	—
Sales of other real estate owned	3,116	653
Purchases of premises and equipment	(525)	(450)
Disposals of premises and equipment	18	17

Net Cash Provided by (Used In) Investing Activities	22,221	(3,276)

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited; Dollars in thousands)

	Three Months Ended March 31, 2011
	2011	2010
Cash Flow From Financing Activities
Net (decrease) increase in deposits	(312)	40,726
Net (decrease) increase in short-term securities sold under agreements to repurchase	(1,649)	(1,211)
Repayments of long-term debt	(10,000)	(10,000)
Proceeds from stock purchase plans	18	22
Tax benefits from employee stock transactions	1	—
Cash dividends paid on preferred and common stock	(638)	(605)

Net Cash (Used in) Provided By Financing Activities	(12,580)	28,932

Increase in cash and cash equivalents	15,872	28,928
Cash and Cash Equivalents:
January 1	17,815	27,372

March 31	$33,687	$56,300

Cash Payments For:
Interest	$5,728	$6,550

Taxes	$600	$—

Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of loans receivable to real estate owned	$850	$2,889

See Notes to Unaudited Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Three Months Ended March 31, 2011 and 2010

(Unaudited; Dollar amounts in thousands, except share data)

	Preferred Stock		Common Stock
	Number of Shares Issued	Liquidation Value	Number of Shares Issued	Par Value	Stock Warrant	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balance, January 1, 2011	25,000	$23,520	6,546,273	$32,732	$2,307	$65,506	$12,960	$(4,387)	$(191)	$132,447
Comprehensive income:
Net income	—	—	—	—	—	—	506	—	—	506
Change in net unrealized gains on securities available-for-sale, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	(469)	—	(469)
Change in net unrealized losses on securities held-to-maturity, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	5	—	5

Total comprehensive income										42

Issuance of common stock from stock option exercises	—	—	500	2	—	—	—	—	—	2
Preferred stock discount accretion	—	115	—	—	—	—	(115)	—	—	—
Restricted stock issued in connection with employee compensation	—	—	26,000	129	—	(129)	—	—	—	—
Cancellation of restricted stock issued in connection with employee compensation	—	—	(417)	(2)	—	2	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	5,546	28	—	11	—	—	—	39
Common stock issued in connection with director and employee stock purchase plans	—	—	1,724	9	—	7	—	—	—	16
Tax benefits from employee stock transactions	—	—	—	—	—	1	—	—	—	1
Compensation expense related to stock options	—	—	—	—	—	95	—	—	—	95
Common stock cash dividends paid ($0.05 per share)	—	—	—	—	—	—	(328)	—	—	(328)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(313)	—	—	(313)

Balance, March 31, 2011	25,000	$23,635	6,579,626	$32,898	$2,307	$65,493	$12,710	$(4,851)	$(191)	$132,001

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Continued)

Three Months Ended March 31, 2011 and 2010

(Unaudited; Dollar amounts in thousands, except share data)

	Preferred Stock		Common Stock
	Number of Shares Issued	Liquidation Value	Number of Shares Issued	Par Value	Stock Warrant	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balance, January 1, 2010	25,000	$23,092	5,819,174	$29,096	$2,307	$63,744	$11,892	$(4,512)	$(191)	$125,428
Comprehensive income:
Net income	—	—	—	—	—	—	713	—	—	713
Change in net unrealized gains on securities available-for-sale, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	466	—	466
Change in net unrealized losses on securities held-to-maturity, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	(567)	—	(567)

Total comprehensive income										612

Preferred stock discount accretion	—	107	—	—	—	—	(107)	—	—	—
Common stock issued in connection with directors' compensation	—	—	44,718	223	—	11	—	—	—	234
Common stock issued in connection with director and employee stock purchase plans	—	—	2,568	14	—	8	—	—	—	22
Compensation expense related to stock options	—	—	—	—	—	37	—	—	—	37
Common stock cash dividends paid ($0.05 per share)	—	—	—	—	—	—	(292)	—	—	(292)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(313)	—	—	(313)

Balance, March 31, 2010	25,000	$23,199	5,866,460	$29,333	$2,307	$63,800	$11,893	$(4,613)	$(191)	$125,728

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

        The consolidated financial statements include the accounts of VIST Financial Corp. (the "Company"), a bank holding company, which has elected to be treated as a financial holding company, and its wholly-owned subsidiaries, VIST Bank (the "Bank"), VIST Insurance, LLC ("VIST Insurance") and VIST Capital Management, LLC ("VIST Capital"). As of March 31, 2011, the Bank's wholly-owned subsidiary was VIST Mortgage Holdings, LLC, which was inactive as of December 31, 2010. All significant inter-company accounts and transactions have been eliminated.

        Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The consolidated financial statements contain all adjustments (consisting only of normal recurring accruals and adjustments) necessary to present fairly our financial position as of March 31, 2011 and December 31, 2010, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the periods ended March 31, 2011 and 2010. The results of operations for interim periods are not necessarily indicative of operating results expected for the full year. These interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this prospectus.

Note 2. Use of Estimates

        The process of preparing consolidated financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of certain types of assets, liabilities, revenues and expenses. Accordingly, actual results may differ from estimated amounts. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the valuation of deferred tax assets, the assessment of other-than-temporary impairment of investment securities, the potential impairment of restricted stock and fair value disclosures.

Note 3. Recently Issued Accounting Standards

        In April 2011, the FASB issued (ASU) 2011-02 Receivables (Topic 310) A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This Update gives creditors additional guidance and clarification for evaluating whether or not a creditor has granted a concession and whether or not a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. No significant impact to amounts reported in the consolidated financial position or results of operations are expected from the adoption of ASU 2011-02.

        In April 2011, the FASB issued (ASU) 2011-03 Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements. The purpose of this Update is to improve the accounting for repurchase agreements and other agreements that entitle and obligate transferors to repurchase or redeem financial assets prior to their maturity. This Update removes from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem financial assets at substantially the agreed terms even in the event of default by

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Recently Issued Accounting Standards (Continued)

the transferee and the collateral maintenance implementation guidance related to that criterion. The amendments in this Update are effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to new or modification transactions that occur after the effective date. No significant impact to amounts reported in the consolidated financial position or results of operations are expected from the adoption of ASU 2011-03.

Note 4. Earnings Per Common Share

        Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if options to issue common stock were exercised. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method. Stock options with exercise prices that exceed the average market price of the Company's common stock during the periods presented are excluded from the dilutive earrings per common share calculation. For the three months ended March 31, 2011 and 2010, weighted anti-dilutive common stock options totaled 712,975 and 599,395, respectively.

Earnings per common share for the respective periods indicated have been computed based upon the following:

	Three Months Ended March 31,
	2011	2010
	(Dollar amounts in thousands)
Net income	$506	$713
Less: preferred stock dividends	(313)	(313)
Less: preferred stock discount accretion	(114)	(107)

Net income available to common shareholders	$79	$293

Average common shares outstanding	6,561,492	5,844,949
Effect of dilutive stock options	54,287	37,122

Average number of common shares used to calculate diluted earnings per common share	6,615,779	5,882,071

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity

The amortized cost and estimated fair values of securities available-for-sale and held-to-maturity were as follows at March 31, 2011 and December 31, 2010:

	March 31, 2011				December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Securities Available-For-Sale
U.S. Government agency securities	$11,640	$484	$(199)	$11,925	$11,648	$366	$(224)	$11,790
Agency residential mortgage-backed debt securities	231,898	4,963	(2,412)	234,449	216,956	6,220	(811)	222,365
Non-agency collateralized mortgage obligations	11,347	25	(2,475)	8,897	13,663	—	(3,648)	10,015
Obligations of states and political subdivisions	30,508	74	(1,233)	29,349	33,141	18	(2,252)	30,907
Trust preferred securities—single issuer	500	—	(375)	125	500	1	—	501
Trust preferred securities—pooled	5,332	—	(4,847)	485	5,396	—	(4,912)	484
Corporate and other debt securities	1,105	—	(43)	1,062	1,117	—	(69)	1,048
Equity securities	3,345	33	(718)	2,660	3,345	30	(730)	2,645

Total securities available-for-sale	$295,675	$5,579	$(12,302)	$288,952	$285,766	$6,635	$(12,646)	$279,755

	March 31, 2011
	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(in thousands)
Securities Held-To-Maturity
Trust preferred securities—single issuer	$2,007	$—	$2,007	$35	$(164)	$1,878
Trust preferred securities—pooled	650	(629)	21	—	—	21

Total securities held-to-maturity	$2,657	$(629)	$2,028	$35	$(164)	$1,899

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

	December 31, 2010
	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(in thousands)
Securities Held-To-Maturity
Trust preferred securities—single issuer	$2,007	$—	$2,007	$26	$(160)	$1,873
Trust preferred securities—pooled	650	(635)	15	—	—	15

Total securities held-to-maturity	$2,657	$(635)	$2,022	$26	$(160)	$1,888

The age of unrealized losses and fair value of related investment securities available-for-sale and investment securities held-to-maturity at March 31, 2011 and December 31, 2010 were as follows:

	March 31, 2011
	Less than Twelve Months			More than Twelve Months			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollars in thousands)
Securities Available-for-Sale
U.S. Government agency securities	$2,799	$(199)	2	$—	$—	—	$2,799	$(199)	2
Agency residential mortgage-backed debt securities	87,040	(2,412)	34	—	—	—	87,040	(2,412)	34
Non-agency collateralized mortgage obligations	—	—	—	7,767	(2,475)	7	7,767	(2,475)	7
Obligations of states and political subdivisions	19,494	(1,037)	25	2,211	(196)	3	21,705	(1,233)	28
Trust preferred securities—single issuer	125	(375)	1	—	—	—	125	(375)	1
Trust preferred securities—pooled	—	—	—	485	(4,847)	8	485	(4,847)	8
Corporate and other debt securities	959	(42)	1	103	(1)	1	1,062	(43)	2
Equity securities	980	(20)	1	1,108	(698)	23	2,088	(718)	24

Total investment securities available-for-sale	$111,397	$(4,085)	64	$11,674	$(8,217)	42	$123,071	$(12,302)	106

Securities Held-To-Maturity
Trust preferred securities—single issue	$—	$—	—	$865	$(164)	1	$865	$(164)	1
Trust preferred securities—pooled	—	—	—	21	(629)	1	21	(629)	1

Total investment securities held-to-maturity	$—	$—	—	$886	$(793)	2	$886	$(793)	2

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

	December 31, 2010
	Less than Twelve Months			More than Twelve Months			Total
	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollars in thousands)
Securities Available-for-Sale
U.S. Government agency securities	$4,244	$(224)	3	$—	$—	—	$4,244	$(224)	3
Agency residential mortgage-backed debt securities	43,774	(811)	21	—	—	—	43,774	(811)	21
Non-agency collateralized mortgage obligations	1,510	(6)	1	7,450	(3,642)	8	8,960	(3,648)	9
Obligations of states and political subdivisions	27,200	(2,130)	31	965	(122)	2	28,165	(2,252)	33
Trust preferred securities—single issuer	—	—	—	—	—	—	—	—	—
Trust preferred securities—pooled	—	—	—	484	(4,912)	8	484	(4,912)	8
Corporate and other debt securities	934	(66)	1	114	(3)	1	1,048	(69)	2
Equity securities	989	(11)	1	1,031	(719)	22	2,020	(730)	23

Total investment securities available-for-sale	$78,651	$(3,248)	58	$10,044	$(9,398)	41	$88,695	$(12,646)	99

Securities Held-To-Maturity
Trust preferred securities—single issue	$870	$(160)	1	$—	$—	—	870	$(160)	1
Trust preferred securities—pooled	—	—	—	15	(635)	1	15	(635)	1

Total investment securities held-to-maturity	$870	$(160)	1	$15	$(635)	1	$885	$(795)	2

        At March 31, 2011, there were 64 securities with unrealized losses in the less than twelve month category and 44 securities with unrealized losses in the twelve month or more category.

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  fair value below cost and the length of time;

  •
  adverse condition specific to a particular investment;

  •
  rating agency activities (e.g., downgrade);

  •
  financial condition of an issuer;

  •
  dividend activities;

  •
  suspension of trading;

  •
  management intent;

  •
  changes in tax laws or other policies;

  •
  subsequent market value changes; and

  •
  economic or industry forecasts.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held-to-maturity or available-for-sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Company intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss. If a decline in market value of a security is determined to be other than temporary, under U.S. GAAP, we are required to write these securities down to their estimated fair value. As of March 31, 2011, we owned single issuer and pooled trust preferred securities of other financial institutions, private label collateralized mortgage obligations and equity securities whose aggregate historical cost basis is greater than their estimated fair value (see table above). We reviewed all investment securities and have identified those securities that are other-than-temporarily impaired. The losses associated with these other-than-temporarily impaired securities have been bifurcated into the portion of non-credit impairment losses recognized in other comprehensive loss and into the portion of credit impairment losses recorded in earnings (see Note 18—Comprehensive Income to the consolidated financial statements). We perform an ongoing analysis of all investment securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, we will write them down through a charge to earnings to their then current fair value.

        A.    Obligations of U. S. Government Agencies and Corporations. The unrealized gains and losses on the Company's investments in obligations of U.S. Government agencies were caused by changes in interest rates as a result of current monetary policy and the ongoing economic downturn. At March 31, 2011, the fair value of the U. S. Government agencies and corporations bonds represented 4.1% of the total fair value of the available-for-sale securities held in the investment securities portfolio. The contractual cash flows are guaranteed by an agency of the U.S. Government. Because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

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Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

        B.    Mortgage-Backed Debt Securities. The unrealized gains and losses on the Company's investments in federal agency residential mortgage-backed securities and corporate (non-agency) collateralized mortgage obligations ("CMO") were primarily caused by changing credit and pricing spreads in the market as a result of the ongoing economic downturn. At March 31, 2011, federal agency residential mortgage-backed securities represented 81.1% of the total fair value of available-for-sale securities held in the investment securities portfolio and corporate (non-agency) collateralized mortgage obligations represented 3.1% of the total fair value of available-for-sale securities held in the investment securities portfolio. The Company purchased those securities at a price relative to the market at the time of purchase. The contractual cash flows of the federal agency residential mortgage-backed securities are guaranteed by the U.S. Government. Because the decline in the market value of agency residential mortgage-backed debt securities is primarily attributable to changes in market pricing since the time of purchase and not credit quality, and because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        As of March 31, 2011, the Company owned 8 corporate (non-agency) collateralized mortgage obligation issues in super senior or senior tranches of which 6 corporate (non-agency) collateralized mortgage obligation issues aggregate historical cost basis is greater than estimated fair value. At March 31, 2011, all 8 non-agency CMO's with an amortized cost basis of $11.3 million were collateralized by residential real estate. As of December 31, 2010, the Company owned 9 corporate (non-agency) collateralized mortgage obligations in super senior or senior tranches of which 8 corporate (non-agency) collateralized mortgage obligations aggregate historical cost basis is greater than estimated fair value. At December 31, 2010, 1 non-agency CMO with an amortized cost basis of $1.5 million was collateralized by commercial real estate and 8 non-agency CMO's with an amortized cost basis of $12.2 million were collateralized by residential real estate. The Company uses a two step modeling approach to analyze each non-agency CMO issue to determine whether or not the current unrealized losses are due to credit impairment and therefore other-than-temporarily impaired. Step one in the modeling process applies default and severity vectors to each security based on current credit data detailing delinquency, bankruptcy, foreclosure and real estate owned (REO) performance. The results of the vector analysis are compared to the security's current credit support coverage to determine if the security has adequate collateral support. If the security's current credit support coverage falls below certain predetermined levels, step two is utilized. In step two, the Company uses a third party to assist in calculating the present value of current estimated cash flows to ensure there are no adverse changes in cash flows during the quarter leading to an other-than-temporary-impairment. Management's assumptions used in step two include default and severity vectors and prepayment assumptions along with various other criteria including: percent decline in fair value; credit rating downgrades; probability of repayment of amounts due and changes in average life. At March 31, 2011 and 2010, respectively, no CMO qualified for the step two modeling approach. Because of the results of the modeling process and because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these CMO investments to be other-than-temporarily impaired at March 31, 2011 and 2010, respectively. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        C.    State and Municipal Obligations. The unrealized gains and losses on the Company's investments in state and municipal obligations were primarily caused by changing credit spreads and

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

interest rates in the market as a result of current monetary policy in response to the ongoing economic downturn. At March 31, 2011, state and municipal obligation bonds represented 10.2% of the total fair value of available-for-sale securities held in the investment securities portfolio. The Company purchased those obligations at a price relative to the market at the time of the purchase, and the tax advantaged benefit of the interest earned on these investments reduces the Company's federal tax liability. Because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at March 31, 2011. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        D.    Corporate and Other Debt Securities. Included in other debt securities available-for-sale at March 31, 2011, were 1 asset-backed security and 1 corporate security representing 0.4% of the total fair value of available-for-sale securities. The unrealized losses on corporate and other debt securities relate primarily to changing pricing due to the economic downturn affecting these markets and not necessarily the expected cash flows of the individual securities. Due to market conditions, it is unlikely that the Company would be able to recover its investment in these securities if the Company sold the securities at this time. Because the Company has analyzed the credit risk and cash flow characteristics of these securities and the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2011.

        E.    Trust Preferred Securities.

        The following table provides additional information related to our pooled trust preferred securities as of March 31, 2011:

		March 31, 2011
											Defaults/Deferrals as a Percentage of Remaining Collateral		Excess Subordination as a Percentage of Current Performing Collateral
							Deferral		Current Outstanding Collateral Balance
		Amortized Cost	Fair Value	Unrealized Gain/Loss	Lowest Credit Rating	Number of Performing Issuers				Current Tranche Subordination
Deal	Class						Actual	Expected			Actual	Expected
		(Dollar amounts in thousands)
Pooled trust preferred available-for-sale securities for which an other-than-temporary impairment charge has been recognized:
Holding #2	Class B-2	$656	$32	$(624)	Caa3 (Moody's)	18	$106,250	$10,000	$242,750	$33,000	43.8%	7.3%	0.0%
Holding #3	Class B	541	179	(362)	Caa3 (Moody's)	18	152,100	10,000	345,500	62,650	44.0%	5.2%	0.0%
Holding #4	Class B-2	1,001	32	(969)	Ca (Moody's)	21	109,750	—	280,000	38,500	39.2%	0.0%	0.0%
Holding #5	Class B-3	335	15	(320)	Ca (Moody's)	44	184,780	10,000	588,745	53,600	31.4%	2.5%	0.0%

	Total	$2,533	$258	$(2,275)

Pooled trust preferred held-to-maturity securities for which an other-than-temporary impairment charge has been recognized:
Holding #9	Mezzanine	650	21	(629)	Caa1 (Moody's)	17	99,000	—	231,500	20,289	42.8%	0.0%	0.0%

	Total	$650	$21	$(629)

Pooled trust preferred available-for-sale securities for which an other-than-temporary impairment charge has not been recognized:
Holding #6	Class B-1	1,300	163	(1,137)	CCC- (S&P)	15	$17,500	$15,000	$193,500	$108,700	9.0%	8.5%	18.6%
Holding #7	Class C	1,003	20	(983)	CCC- (S&P)	28	36,000	10,000	310,350	31,780	11.6%	3.6%	4.6%
Holding #8	Senior Subordinate	496	44	(452)	Baa2 (Moody's)	5	34,000	—	116,000	81,000	29.3%	0.0%	12.7%

	Total	$2,799	$227	$(2,572)

		$5,982	$506	$(5,476)

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

        Included in trust preferred securities were single issuer, trust preferred securities ("TRUPS") representing 0.1% and 98.9% of the total fair value of available-for-sale securities and the total held-to-maturity securities, respectively, and pooled TRUPS ("CDO") representing 0.2% and 1.1% of the total fair value of available-for-sale securities and the total held-to-maturity securities, respectively.

        As of March 31, 2011, the Company owned 3 single issuer TRUPS issues and 8 CDOs issues of other financial institutions. At March 31, 2011, the historical cost basis of 2 single issuer TRUPS and 8 CDOs was greater than each security's estimated fair value. Investments in TRUPS included (a) amortized cost of $2.5 million of single issuer TRUPS of other financial institutions with a fair value of $2.0 million and (b) amortized cost of $6.0 million of CDOs of other financial institutions with a fair value of $506,000. The issuers in these securities are primarily banks, but some of the pools do include a limited number of insurance companies. The Company has evaluated these securities and determined that the decreases in estimated fair value are temporary with the exception of five pooled TRUPS which were other than temporarily impaired at March 31, 2011. As of December 31, 2010, the Company owned 3 single issuer TRUPS and 8 CDOs of other financial institutions. At December 31, 2010, the historical cost basis of 1 single issuer TRUPS and 8 CDOs was greater than each security's estimated fair value. Investments in TRUPs included (a) amortized cost of $2.5 million of single issuer TRUPS of other financial institutions with a fair value of $2.4 million and (b) amortized cost of $6.0 million of CDOs of other financial institutions with a fair value of $499,000. The Company has evaluated these securities and determined that the decreases in estimated fair value are temporary with the exception of five CDOs which were other than temporarily impaired at December 31, 2010.

        For the three months ended March 31, 2011, the Company recognized a subsequent net credit impairment charge to earnings of $64,000 on 2 available-for-sale CDOs as the Company's estimate of projected cash flows it expected to receive for these CDOs was less than the security's carrying value. For the three months ended March 31, 2010, the Company recognized a subsequent net credit impairment charge to earnings of $15,000 on 1 available-for-sale CDOs and an initial net credit impairment charge to earnings of $81,000 on 1 held-to-maturity CDOs as the Company's estimate of projected cash flows it expected to receive was less than the security's carrying value. For the three months ended March 31, 2011 and 2010, respectively, the OTTI losses recognized on available-for-sale CDOs resulted primarily from both actual and anticipated collateral default and deferrals as a result of current economic conditions affecting the financial services industry. The Company performs an ongoing analysis of these securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value. As of March 31, 2011 and 2010, respectively, no OTTI charges were recorded on any of the single issue TRUPs.

        For CDOs, on a quarterly basis, the Company uses a third party model ("model") to assist in calculating the present value of current estimated cash flows to the previous estimate to ensure there are no adverse changes in cash flows. The model's valuation methodology is based on the premise that the fair value of a CDO's collateral should approximate the fair value of its liabilities. Conceptually, this premise is supported by the notion that cash generated by the collateral flows through the CDO structure to bond and equity holders, and that the CDO structure neither enhances nor diminishes its value. This approach was designed to value structured assets like TRUPS that currently do not have an active trading market, but are secured by collateral that can be benchmarked to comparable, publicly

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

traded securities. The following describes the model's assumptions, cash flow projections, and the valuation approach developed using the market value equivalence approach:

          Defaults and Expected Deferrals.    The model takes into account individual defaults that have already occurred by any participating entity within the pool of entities that make up the securities underlying collateral. The analyses show the individual names of each entity which are currently in default or have deferred their dividend payment. In light of the severity of current economic and credit market conditions, the model makes the conservative assumption that all deferring issuers will default. The model assesses incremental, near-term default risk by performing a ratio analysis designed to generate an estimate of the CAMELS rating that regulators use to assess the financial health of banks and thrifts which is updated quarterly. These shadow ratios reflect the key metrics that define the acronym CAMELS, specifically capital adequacy, asset quality, management, earnings, liquidity, and sensitivity to interest rates. The model calculates these ratios for each individual issuer in the TRUPS pool using publicly available data for the most recent quarter, and weighs the results. Capital adequacy and liquidity measures are emphasized relative to benchmark weights to account for the current stress on the banking system. The model assigned a numerical score to each issuer based on their CAMELS ratios, with scores ranging from 1 for the strongest institutions, to 4 and 5 for banks believed to be experiencing above average stress in the current credit cycle. Similar to the default assumption regarding deferring issuers, the model assumes that all shadow CAMEL ratings of 4 and 5 will also default. The model's assumptions incorporate the belief that the severity of the stress on the banking system has introduced the potential for a sudden and dramatic decline in the operating performance of banks. Although difficult to identify, the model uses an estimated pool-wide default probability of .36% annually for the duration of each deal. This default rate is consistent with Moody's idealized default probability for applicable corporate credits, and represents the base case default scenario used to model each deal.

          Prepayments.    Generally, TRUPS are callable within five to ten years of issuance. Due to current market conditions and the limited, eight year history of TRUPS, prepayments are difficult to predict. The model assumes that prepayments will be limited to those issuers that are acquired by large banks with low financing costs. In deference to the conventional view that the banking industry will undergo significant consolidation over the next several years, the model conservatively estimates that 10% of TRUP's pools will be acquired and recapitalized over the next 3 to 4 years. As a result of the 2010 passage of the Dodd-Frank ("Dodd-Frank") Wall Street Reform and Consumer Protection Act, prepayment assumptions for certain individual issuers within each TRUPS pool were modified. The Dodd-Frank bill contains a provision that eliminates the Tier 1 capital treatment of TRUPS for banks with total assets greater than $15 billion beginning in the first half of 2013. The model assumes that these larger banks would begin to call and prepay their TRUPS during this timeframe. In addition, the model assumes that certain individual issuers that are both profitable and well capitalized and currently paying fixed rates greater than 9% or floating rate with spreads greater than 325bps will begin to call and prepay their TRUPS in the middle of 2011. Beyond the middle of 2011, the model assumes a 5% prepayment every 5 years going forward. Thereafter, the model assumes no further prepayments.

          Auction Calls.    Auction calls are a structural feature designed to create a 10-year expected life for secured by 30-year TRUPS collateral. Auction call provisions mandate that at the end of the tenth year of a deal, the Trustee submit the collateral to auction at a minimum price sufficient to retire the deal's liabilities at par. If the initial auction is unsuccessful, turbo payments take effect that divert cash flows from equity holders to pay down senior bond principal, and auctions are

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

  repeated quarterly until successful. During the period that the TRUPS market was active, it was generally assumed that auction calls would succeed because they offered a source of collateral that dealers could recycle into new TRUPS. However, given the uncertain future of the TRUPS market, negative collateral credit migration, and the decline in market value of TRUPS, the model assumes that a successful auction call is highly unlikely. Therefore, the model expects that the TRUPS will extend through their full 30-year maturity.

          Cash Flow Projections.    The model projects deal cash flows using a third-party model that incorporates the priority of payments defined in each TRUPS offering memorandum, and specific structural features such as over collateralization and interest coverage tests. The model estimates gross collateral cash flows based on the default, recovery, prepayment, and auction call assumptions described above, a forward LIBOR curve, and the specific terms of each issue, including collateral coupon spreads, payment dates, first call dates, and maturity dates. To derive a measure of each security's net revenue, the model adjusts projected gross cash flows by an estimate of net hedge payments based on the terms of the deal's swap agreements, and subtracted the administrative expenses disclosed in each TRUPS offering memorandum. To project cash flows to bond and equity holders, the model analyzes net revenue projections through a vector of each TRUPS priority of payments. The model captures coupon payments to each tranche, the priority of principal distributions, and diversions of cash flows from each security's lower tranches to the senior tranche in the event of over-collateralization or interest coverage test failures.

          Valuation.    The fair value of an asset is determined by the market's required rate of return for its cash flows. Identifying the market's required rate of return for the notes is challenging, given that, over the last year, trading in TRUPS has virtually ceased, and the few secondary market transactions that have occurred have been limited to distressed sales that do not accurately represent a measure of fair value. This task of obtaining a reasonable fair value is further complicated by the fact that TRUPS do not have a benchmark index, such as the ABX, and are not readily comparable to other CDO asset classes. The model's solution to this problem was to rely on market value equivalence to derive the fair value of the notes based on the model's assessment of the fair value of the underlying collateral. At this stage of the analysis, it is important to note that the model accounts for the negative credit migration of TRUPS pools by incorporating projected defaults and recoveries into the model's cash flow projections. Therefore, so as not to double-count incremental default risk when discounting these cash flows to fair value, the model produces a purchased yield discount rate for the each pool that reflects the pools credit rating at origination.

          Under market value equivalence, the decline in market value of the TRUPS liabilities should correspond to the decline in the market value of the collateral. Since there is no observable spread curve for TRUPS on which to base the allocation of this loss, the model allocates the loss pro rata across tranches. This assumption approximates a parallel shift in the credit curve, which is broadly consistent with the general movement of spreads during the credit crisis. The model then calculates internal rates of return for each tranche based on their loss-adjusted values and scheduled interest and principal income. These rates serve as the basis for the model's estimate of the market's required rate of return for each tranche, as originally rated.

          At this stage of the valuation, the model addressed the decline in the credit quality of the collateral. TRUPS are designed so that credit losses are absorbed sequentially within the capital structure, beginning with the equity tranche and ending with the senior notes. The par amount of the capital structure that is junior to a particular bond is called subordination, which is a measure

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

  of the collateral losses that can be sustained prior to that bond suffering a loss. As defaults occur, the bond's subordination is reduced or eliminated, increasing its default risk and reducing its market value. To account for this increased risk, the model reduces the subordination of each tranche by incremental defaults that projected to occur over the next two years, and then re-calibrates the market discount rate for each tranche based on the remaining subordination.

          The final step in our valuation was to discount the cash flows that the model projects for each tranche by their respective market required rates of return. To confirm that the model's valuation results were reliable, the model noted that under market equivalence constraints, the fair values of the TRUPS assets and liabilities should vary proportionately.

          The following table provides additional information related to our single issuer trust preferred securities:

	March 31, 2011
	Amortized Cost	Fair Value	Gross Unrealized Gains/Losses	Number of Securities
	(in thousands)
Investment grades:
BBB rated	978	1,013	35	1
Not rated	1,529	990	(539)	2

Total	$2,507	$2,003	$(504)	3

        There were no interest deferrals or defaults in any of the single issuer trust preferred securities in our investment portfolio as of March 31, 2011.

        In addition to the above factors, our evaluation of impairment also includes a stress test analysis which provides an estimate of excess subordination for each tranche. We stress the cash flows of each pool by increasing current default assumptions to the level of defaults which results in an adverse change in estimated cash flows. This stressed breakpoint is then used to calculate excess subordination levels for each pooled trust preferred security.

        Future evaluations of the above mentioned factors could result in the Company recognizing additional impairment charges on its TRUPS portfolio.

        F.     Equity Securities. Included in equity securities available-for-sale at March 31, 2011, were equity investments in 27 financial services companies. The Company owns 1 qualifying Community Reinvestment Act ("CRA") equity investment with an amortized cost and fair value of approximately $1.0 million and $980,000, respectively, at March 31, 2011. The remaining 26 equity securities have an average amortized cost of approximately $90,000 and an average fair value of approximately $65,000. While approximately $698,000 in fair value of the equity securities at March 31, 2011 has been below amortized cost for a period of more than twelve months, the Company believes the decline in market value of the equity investment in financial services companies is primarily attributable to changes in market pricing and not fundamental changes in the earning potential of the individual companies. Included in equity securities available-for-sale at December 31, 2010, were equity investments in 25 financial services companies. The Company owned 1 qualifying CRA equity investment with an amortized cost and fair value of approximately $1.0 million and $989,000, respectively, at December 31, 2010. The remaining 25 equity securities have an average amortized cost of approximately $94,000 and an average fair value of approximately $66,000. While approximately $1.0 million in fair value of the equity securities at December 31, 2010 has been below amortized cost for a period of more than twelve

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

months, the Company believes the decline in market value of the equity investment in financial services companies is primarily attributable to changes in market pricing and not fundamental changes in the earning potential of the individual companies. For the three months ended March 31, 2011 and 2010, respectively, the Company did not recognize any net credit impairment charges to earnings. The Company has the intent and ability to retain its investment in its equity securities for a period of time sufficient to allow for any anticipated recovery in market value. The Company does not consider its equity securities to be other-than-temporarily-impaired at March 31, 2011 and 2010, respectively.

        As of March 31, 2011, the fair value of all securities available-for- sale that were pledged to secure public deposits, repurchase agreements, and for other purposes required by law were $222.5 million as compared to $226.9 million at December 31, 2010, respectively.

The contractual maturities of securities at March 31, 2011 are set forth in the following table. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories below.

	At March 31, 2011
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	4,843	5,021	—	—
Due after ten years	44,242	37,925	2,657	1,899
Agency residential mortgage-backed debt securities	231,898	234,449	—	—
Non-Agency collateralized mortgage obligations	11,347	8,897	—	—
Equity securities	3,345	2,660	—	—

	$295,675	$288,952	$2,657	$1,899

        Actual maturities of debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to the scheduled maturity without penalty.

Net realized gains realized on the sale of investment securities available-for-sale and included in earnings for the three months ended March 31, 2011 and 2010 were as follows:

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Gross gains	$89	$98
Gross losses	—	(6)

Net realized gains on sales of securities	$89	$92

        The specific identification method was used to determine the cost basis for all investment security available-for-sale transactions. There are no securities classified as trading, therefore, there were no gains or losses included in earnings that were a result of transfers of securities from the available-for-sale category into a trading category. There were no sales or transfers from securities

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

classified as held-to-maturity. See Note 18. Comprehensive Income to the unaudited consolidated financial statements for the period ended March 31, 2011 included elsewhere in this prospectus for unrealized holding losses on available-for-sale securities for the periods reported.

The following table presents the changes in the credit loss component of cumulative other-than-temporary impairment losses on debt securities classified as either held-to-maturity or available-for-sale that the Company has recognized in earnings, for which a portion of the impairment loss (non-credit factors) was recognized in other comprehensive income (see Note 18. Comprehensive Income to the unaudited consolidated financial statements for the period ended March 31, 2011 included elsewhere in this prospectus):

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Balance, beginning of period	$2,256	$2,468

Additions:
Initial credit impairments	—	81
Subsequent credit impairments	64	15
Reductions:
Fully written down credit impaired debt and equity securities	—	—

Balance, end of period	$2,320	$2,564

        The credit loss component of the impairment loss represents the difference between the present value of expected future cash flows and the amortized cost basis of the security prior to considering credit losses. The beginning balance represents the credit loss component for debt securities for which other-than-temporary impairment occurred prior to the periods presented. Other-than-temporary impairment recognized in earnings for the three months ended March 31, 2011, for credit impaired debt securities are presented as additions in two components based upon whether the current period is the first time the debt security was credit impaired (initial credit impairment) or is not the first time the debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if the Company sells, intends to sell or believes it will be required to sell previously credit impaired debt securities. Additionally, the credit loss component is reduced if (i) the Company receives the cash flows in excess of what it expected to receive over the remaining life of the credit impaired debt security, (ii) the security matures or (iii) the security is fully written down.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses

        Covered loans acquired from Allegiance Bank of North America ("Allegiance") are shown as a separate line item on the consolidated balance sheet and are not included in the consolidated net loan totals. Covered loans are excluded from the analysis of the allowance for loan loss, as they are accounted for separately. Accordingly, no allowance for loan losses related to the acquired loans was recorded on the acquisition date as the fair value of the loans acquired incorporated assumptions regarding credit risk.

The components of loans by portfolio class as of March 31, 2011 and December 31, 2010 were as follows:

	March 31, 2011	December 31, 2010
	(in thousands)
Residential real estate—one-to-four family	$148,806	$153,499
Residential real estate—multi family	53,349	53,497
Commercial, industrial and agricultural	139,628	150,097
Commercial real estate	418,055	427,546
Construction	77,038	78,202
Consumer	2,361	2,713
Home equity lines of credit	86,957	88,809

Gross loans	926,194	954,363
Allowance for loan losses	(15,283)	(14,790)

Loans, net of allowance for loan losses	$910,911	$939,573

        Loans serviced for other financial institutions are not reflected in the Company's consolidated balance sheets as they are not owned by the Company. The unpaid principal balance of loans serviced for other financial institutions as of March 31, 2011 and December 31, 2010 was $10.5 million and $11.3 million, respectively. The balance of capitalized servicing rights, which reflects fair value is included in other assets in the consolidated balance sheets, was $15,000 and $31,000 at March 31, 2011 and December 31, 2010, respectively.

An analysis of changes in the Company's allowance for credit losses is presented in the table below:

	Three Months Ended March 31, 2011	Year Ended December 31, 2010	Three Months Ended March 31, 2010
	(in thousands)
Beginning balance	$14,790	$11,449	$11,449
Charge offs	(1,777)	(7,383)	(1,293)
Recoveries	40	514	14
Provision for loan losses	2,230	10,210	2,600

Ending balance	$15,283	$14,790	$12,770

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

An analysis of changes in the Company's allowance for credit losses by portfolio class is presented in the table below:

	For The Three Months Ended March 31, 2011
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi-Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Unallocated	Total Loans
	(in thousands)
Allowance for Loan Losses:
Beginning balance, January 1, 2011	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$154	$14,790
Charge offs	(196)	(190)	(207)	(535)	(135)	(39)	(475)	—	(1,777)
Recoveries	14	1	11	1	—	1	12	—	40
Provision for loan losses	241	300	(147)	356	1,146	12	459	(137)	2,230

Ending balance, March 31, 2011	$2,977	$846	$2,233	$3,143	$4,074	$284	$1,709	$17	$15,283

	For The Year Ended December 31, 2010
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi-Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Unallocated	Total Loans
	(in thousands)
Allowance for Loan Losses:
Beginning balance, January 1, 2010	$1,159	$205	$2,027	$2,730	$4,413	$526	$389	$7	$11,456
Charge offs	(1,978)	(62)	(500)	(440)	(2,983)	(45)	(1,375)	—	(7,383)
Recoveries	101	—	150	18	46	17	182	—	514
Provision for loan losses	3,636	592	899	1,013	1,587	(188)	2,517	147	10,203

Ending balance, December 31, 2010	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$154	$14,790

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

The following table presents the Company's loans that were individually and collectively evaluated for impairment and their related allowance for loan loss by loan portfolio class as of March 31, 2011 and December 31, 2010. Included in the table below are $27.8 million and $22.6 million in loans that are still accruing but have been determined to be impaired after being individually evaluated for impairment at March 31, 2011 and December 31, 2010, respectively.

	At March 31, 2011
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi-Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Unallocated	Total Loans
	(in thousands)
ALLL ending balance:
Individually evaluated for impairment	$2,017	$772	$1,020	$1,946	$2,976	$267	$1,032	$—	$10,030
Collectively evaluated for impairment	960	74	1,213	1,197	1,098	17	677	—	5,236
Unallocated balance	—	—	—	—	—	—	—	17	17

Total	$2,977	$846	$2,233	$3,143	$4,074	$284	$1,709	$17	$15,283

Loans ending balance:
Individually evaluated for impairment (1)	12,038	4,035	6,561	12,929	17,979	256	2,139	—	55,937
Collectively evaluated for impairment	136,768	49,314	133,056	405,137	59,059	2,105	84,818	—	870,257

Total	$148,806	$53,349	$139,617	$418,066	$77,038	$2,361	$86,957	$—	$926,194

	At December 31, 2010
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi-Family	Commercial Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Unallocated	Total Loans
	(in thousands)
ALLL ending balance:
Individually evaluated for impairment	$2,163	$633	$1,155	$1,895	$2,203	$276	$1,193	$—	$9,518
Collectively evaluated for impairment	755	102	1,421	1,426	860	34	520	—	5,118
Unallocated Balance	—	—	—	—	—	—	—	154	154

Total	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$154	$14,790

Loans ending balance:
Individually evaluated for impairment (1)	11,658	2,432	4,477	9,655	18,412	277	2,175	—	49,086
Collectively evaluated for impairment	140,284	49,573	208,778	366,758	52,952	1,886	85,046	—	905,277

Total	$151,942	$52,005	$213,255	$376,413	$71,364	$2,163	$87,221	$—	$954,363

        The recorded investment in impaired loans not requiring an allowance for loan losses was $8.9 million at March 31, 2011 as compared to $8.4 million at December 31, 2010. The recorded investment in impaired loans requiring an allowance for loan losses was $47.0 million at March 31, 2011 as compared to $40.7 million at December 31, 2010 and the related allowance for loan losses associated with these loans was $10.0 million and $9.5 million at March 31, 2011 and December 31, 2010, respectively.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

The following table presents the Company's impaired loans along with their related allowance for loan loss by loan portfolio class as of March 31, 2011. At March 31, 2011, the Company had $27.8 million in loans that are still accruing interest, but have been determined to be impaired after being individually evaluated for impairment, as compared to $22.6 million at December 31, 2010.

	At March 31, 2011			At December 31, 2010
Impaired Loans:	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(in thousands)
With no specific allowance recorded:
Residential real estate—one-to-four family	$3,114	$3,114	$—	$1,866	$1,866	$—
Residential real estate—multi family	—	—	—	365	365	—
Commercial, industrial & agricultural	362	362	—	363	363	—
Commercial real estate	785	785	—	900	900	—
Construction	3,966	3,966	—	4,123	4,123	—
Consumer	—	—	—	—	—	—
Home equity lines of credit	709	709	—	755	755	—

Total	8,936	8,936	—	8,372	8,372	—
With an allowance recorded:
Residential real estate—one-to-four family	8,924	8,924	2,030	9,792	9,792	2,163
Residential real estate—multi family	4,035	4,035	772	2,067	2,067	633
Commercial, industrial & agricultural	6,199	6,199	1,020	4,114	4,114	1,155
Commercial real estate	12,144	12,144	1,944	8,755	8,755	1,895
Construction	14,013	14,013	2,977	14,289	14,289	2,203
Consumer	256	256	256	277	277	276
Home equity lines of credit	1,430	1,430	1,031	1,420	1,420	1,193

Total	47,001	47,001	10,030	40,714	40,714	9,518
Residential real estate—one-to-four family	12,038	12,038	2,030	11,658	11,658	2,163
Residential real estate—multi family	4,035	4,035	772	2,432	2,432	633
Commercial, industrial & agricultural	6,561	6,561	1,020	4,477	4,477	1,155
Commercial real estate	12,929	12,929	1,944	9,655	9,655	1,895
Construction	17,979	17,979	2,977	18,412	18,412	2,203
Consumer	256	256	256	277	277	276
Home equity lines of credit	2,139	2,139	1,031	2,175	2,175	1,193

Total	$55,937	$55,937	$10,030	$49,086	$49,086	$9,518

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

        For the quarter ended March 31, 2011, the average recorded investment in impaired loans was $52.5 million and interest income recognized on impaired loans was $524,000 for the first quarter of 2011.

The following presents the average balance of impaired loans by portfolio class along with the related interest income recognized by the Company for the three months ended March 31, 2011.

	For The Three Months Ended March 31, 2011
Impaired Loans:	Average Recorded Investment	Interest Income Recognized
	(in thousands)
With no specific allowance recorded:
Residential real estate—one-to-four family	$2,483	$24
Residential real estate—multi family	185	—
Commercial, industrial & agricultural	363	1
Commercial real estate	843	8
Construction	4,045	15
Consumer	—	—
Home equity lines of credit	732	3

	8,651	51
With an allowance recorded:
Residential real estate—one-to-four family	9,363	107
Residential real estate—multi family	3,040	39
Commercial, industrial & agricultural	5,145	66
Commercial real estate	10,431	135
Construction	14,153	112
Consumer	267	2
Home equity lines of credit	1,425	12

	43,824	473
Residential real estate—one-to-four family	11,846	131
Residential real estate—multi family	3,225	39
Commercial, industrial & agricultural	5,508	67
Commercial real estate	11,274	143
Construction	18,198	127
Consumer	267	2
Home equity lines of credit	2,157	15

	$52,475	$524

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

The following table presents loans that are no longer accruing interest by portfolio class. These loans are considered impaired and included in the previous impaired loan tables.

	March 31, 2011	December 31, 2010
	(in thousands)
Non-accrual loans:
Residential real estate—one-to-four family	$5,947	$5,595
Residential real estate—multi-family	3,712	1,950
Commercial, industrial & agricultural	4,978	2,016
Commercial real estate	2,255	5,477
Construction	9,959	10,393
Consumer	3	15
Home equity lines of credit	1,266	1,067

Total non-accrual loans	$28,120	$26,513

        Non-accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under the Bank's loan policy. Loans on which the accrual of interest has been discontinued amounted to $28.1 million and $26.5 million at March 31, 2011 and December 31, 2010, respectively. Loan balances past due 90 days or more and still accruing interest, but which management expects will eventually be paid in full, amounted to $456,000 and $594,000 at March 31, 2011 and December 31, 2010, respectively.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of March 31, 2011 and December 31, 2010:

	March 31, 2011
	31-60 days Past Due	61-90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate—one-to-four family	$1,665	$759	$3,947	$6,371	$142,435	$148,806	$—
Residential real estate—multi-family	700	—	1,467	2,167	51,182	53,349	—
Commercial, industrial and agricultural	273	800	1,945	3,018	136,610	139,628	—
Commercial real estate	1,631	3,883	3,101	8,615	409,440	418,055	456
Construction	581	191	9,372	10,144	66,894	77,038	—
Consumer	258	1	3	262	2,099	2,361	—
Home equity lines of credit	1,036	215	745	1,996	84,961	86,957	—

Total	$6,144	$5,849	$20,580	$32,573	$893,621	$926,194	$456

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

	December 31, 2010
	31-60 days Past Due	61-90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate—one-to-four family	$914	$1,659	$4,204	$6,777	$146,722	$153,499	$249
Residential real estate—multi-family	549	465	1,400	2,414	51,083	53,497	—
Commercial, industrial and agricultural	582	417	1,693	2,692	147,405	150,097	—
Commercial real estate	857	756	4,625	6,238	421,308	427,546	—
Construction	—	—	10,610	10,610	67,592	78,202	245
Consumer	5	17	15	37	2,676	2,713	—
Home equity lines of credit	557	550	534	1,641	87,168	88,809	100

Total	$3,464	$3,864	$23,081	$30,409	$923,954	$954,363	$594

The following tables present the classes of the loan portfolio summarized by the aggregate pass, watch, special mention, substandard and doubtful rating within the Company's internal risk rating system as of March 31, 2011 and December 31, 2010:

	March 31, 2011
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi Family	Commercial, Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Total Loans
	(in thousands)
Credit Rating:
Pass	$131,630	$47,263	$129,909	$354,664	$47,592	$1,863	$83,302	$796,223
Watch	2,748	1,745	2,796	44,610	6,599	242	1,483	60,223
Special Mention	1,611	—	4,176	2,919	6,415	—	75	15,196
Substandard	12,817	4,341	2,747	15,862	16,432	256	2,097	54,552
Doubtful	—	—	—	—	—	—	—	—

	$148,806	$53,349	$139,628	$418,055	$77,038	$2,361	$86,957	$926,194

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

	December 31, 2010
	Residential Real Estate One-to-Four Family	Residential Real Estate Multi Family	Commercial, Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Total Loans
	(in thousands)
Credit Rating:
Pass	$135,231	$49,136	$136,978	$358,853	$48,878	$2,224	$85,075	$816,375
Watch	2,519	1,621	6,460	49,945	5,863	212	1,425	68,045
Special Mention	1,653	—	476	2,554	6,351	—	75	11,109
Substandard	14,096	2,740	6,183	16,194	17,110	277	2,234	58,834
Doubtful	—	—	—	—	—	—	—	—

	$153,499	$53,497	$150,097	$427,546	$78,202	$2,713	$88,809	$954,363

Some loans require restructuring in order to reduce risk and increase collectability. The following table shows the troubled and restructured debt by loan portfolio class held by the Company as of March 31, 2011 and December 31, 2010:

	At March 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Commercial, industrial & agricultural	14	$2,221	$2,221
Commercial real estate	9	8,894	8,894

	Number of Contracts	Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings that subsequently defaulted:
Commercial, industrial & agricultural	0	$—
Commercial real estate	2	849

	At December 31, 2010
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings:
Commercial, industrial & agricultural	12	$2,210	$2,210
Commercial real estate	8	8,562	8,562

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans and Related Allowance for Credit Losses (Continued)

	Number of Contracts	Recorded Investment
	(Dollars in thousands)
Troubled Debt Restructurings that subsequently defaulted:
Commercial, industrial & agricultural	0	$—
Commercial real estate	2	849

Note 7. Covered Loans

        At March 31, 2011, the Company had $62.8 million (net of fair value adjustments) of covered loans (covered under loss share agreements with the FDIC) as compared to $66.8 million at December 31, 2010. Covered loans were recorded at fair value on November 19, 2010 pursuant to the purchase accounting guidelines in FASB ASC 805—"Business Combinations". Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality".

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e. loans outside of the scope of ASC 310-30) was $34.2 million at March 31, 2011 as compared to $37.8 million at December 31, 2010. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $28.6 million at March 31, 2011 as compared to $29.0 million at December 31, 2010.

        Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, a portion of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. Other loans acquired in the acquisition evidencing credit deterioration are recorded individually at the amount paid; which represents fair value. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). There were no material increases or decreases in the expected cash flows of covered loans in each of the pools between November 19, 2010 (the "acquisition date") and March 31, 2011. Overall, the Company accreted $187,000 into income on the loans acquired with evidence of credit deterioration since acquisition and $140,000 for the three months ended March 31, 2011.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Covered Loans (Continued)

The components of covered loans by portfolio class as of March 31, 2011 and December 31, 2010 were as follows:

	March 31, 2011	December 31, 2010
	(in thousands)
Residential real estate—one-to-four family	$23,314	$25,711
Residential real estate—multi-family	6,596	7,081
Commercial, industrial & agricultural	2,499	2,655
Commercial real estate	16,687	17,719
Construction	8,157	8,255
Consumer	318	56
Home equity lines of credit	5,247	5,293

Covered Loans	$62,818	$66,770

The following tables show the breakdown of covered loans that are current, past due, non-accrual and loans past due greater than 90 days and still accruing as of March 31, 2011 and December 31, 2011.

	March 31, 2011
	31-60 days Past Due	61-90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate—one-to-four family	$—	$—	$872	$872	$22,442	$23,314	$385
Residential real estate—multi-family	—	—	467	467	6,129	6,596	—
Commercial, industrial & agricultural	—	—	—	—	2,499	2,499	—
Commercial real estate	—	100	966	1,066	15,621	16,687	—
Construction	829	—	1,731	2,560	5,597	8,157	—
Consumer	—	—	—	—	318	318	—
Home equity lines of credit	—	—	—	—	5,247	5,247	—

Total	$829	$100	$4,036	$4,965	$57,853	$62,818	$385

	December 31, 2010
	31-60 days Past Due	61-90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	>90 days and Accruing
	(in thousands)
Age Analysis of Past Due Loans:
Residential real estate—one-to-four family	$421	$587	$881	$1,889	$23,822	$25,711	$336
Residential real estate—multi-family	—	—	478	478	6,603	7,081	—
Commercial, industrial & agricultural	—	—	—	—	2,655	2,655	—
Commercial real estate	—	59	1,278	1,337	16,382	17,719	—
Construction	810	—	1,771	2,581	5,674	8,255	—
Consumer	—	—	—	—	56	56	—
Home equity lines of credit	—	—	—	—	5,293	5,293	—

Total	$1,231	$646	$4,408	$6,285	$60,485	$66,770	$336

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Covered Loans (Continued)

The following table presents covered loans that currently are not accruing interest as of March 31, 2011 and December 31, 2010.

	As of March 31, 2011	As of December 31, 2010
	(in thousands)
Non-accrual covered loans:
Residential real estate—one-to-four family	$872	$881
Residential real estate—multi-family	467	478
Commercial, industrial & agricultural	—	—
Commercial real estate	966	1,278
Construction	1,731	1,771
Consumer	—	—
Home equity lines of credit	—	—

Total non-accrual covered loans	$4,036	$4,408

Note 8. Acquisitions Including Goodwill and Other Intangible Assets

Acquisitions

        On September 1, 2008, the Company paid cash of $1.8 million for Fisher Benefits Consulting, an insurance agency specializing in group employee benefits, located in Pottstown, Pennsylvania. Fisher Benefits Consulting has become a part of VIST Insurance. As a result of the acquisition, VIST Insurance continues to expand its retail and commercial insurance presence in southeastern Pennsylvania counties. The results of Fisher Benefits Consulting operations have been included in the Company's consolidated financial statements since September 2, 2008. Included in the $1.8 million purchase price for Fisher Benefits Consulting was goodwill of $200,000 and identifiable intangible assets of $1.6 million. Contingent payments totaling $750,000, or $250,000 for each of the first three years following the acquisition, will be paid if certain predetermined revenue target ranges are achieved. These payments are added to goodwill when paid. The contingent payments could be higher or lower depending upon whether actual revenue earned in each of the three years following the acquisition is less than or exceeds the predetermined revenue goals. A contingent payment of $250,000 was made in both 2009 and 2010 as predetermined revenue targets were achieved. No contingent payments were made during the first quarter of 2011.

        On April 30, 2010, VIST Insurance purchased a client list from KDN/Lanchester Corp. for contingent payments estimated to be $231,000. Included in the purchase price was $78,000 and $152,000 of goodwill and intangible assets, respectively. The agreement between VIST Insurance and KDN/Lanchester Corp. contains a purchase price consisting of a percentage of revenue for a three year period, after which all revenues generated from the use of the list will revert to VIST Insurance. As a result of this purchase, VIST Insurance expects to expand its retail and commercial presence in southeastern Pennsylvania.

        On November 19, 2010, the Bank acquired certain assets and assumed certain liabilities of Allegiance from the FDIC, as Receiver of Allegiance. Allegiance operated five community banking branches within Chester and Philadelphia counties. The purchase of certain Allegiance assets was at a

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

discount of $5.9 million and time deposits at a premium of $534,000, in exchange for assuming certain Allegiance deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid the Bank $1.8 million ($2.0 million less a settlement of approximately $200,000). As a result of the Allegiance acquisition, the Bank recorded $1.5 million of goodwill. No cash or other consideration was paid by the Bank. This acquisition represents a significant market extension of our core Berks, Schuylkill and Montgomery county markets into Chester and Philadelphia counties. All of the goodwill acquired has been allocated to the Company's Banking and Financial Services segment (for additional information on this acquisition, refer to Note 14. FDIC-Assisted Acquisition contained in the unaudited financial statements for the period ended March 31, 2011 below).

Goodwill

        The Company had goodwill of $45.7 million at both March 31, 2011 and December 31, 2010, related to the acquisition of its banking, insurance and wealth management companies. The Company utilizes a third party valuation service to perform its goodwill impairment test on an annual basis. A fair value is determined for the banking and financial services, insurance services and investment services reporting units. If the fair value of the reporting business unit exceeds the book value, then no impairment write down of goodwill is necessary (a Step One evaluation). If the fair value is less than the book value, then an additional test (a Step Two evaluation) is necessary to assess goodwill for potential impairment. As a result of the goodwill impairment valuation analysis, the Company determined that no goodwill impairment write-off for any of its reporting units was necessary for the year ended December 31, 2010, however a Step Two evaluation was necessary for the banking and financial services reporting unit.

        Reporting unit valuation is inherently subjective, with a number of factors based on assumption and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting business unit performance could result in different assessments of the fair value and could result in impairment charges in the future.

Framework for Interim Impairment Analysis

        The Company utilizes the following framework from FASB ASC 350 "Intangibles—Goodwill & Other" to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include:

  •
  a significant adverse change in legal factors or in the business climate;

  •
  an adverse action or assessment by a regulator;

  •
  unanticipated competition;

  •
  a loss of key personnel;

  •
  a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

  •
  financing transactions of a significant asset group within a reporting unit; and

  •
  recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

        When applying the framework above, management additionally considers that a decline in the Company's market capitalization could reflect an event or change in circumstances that would more likely than not reduce the fair value of reporting business unit below its carrying value. However, in considering potential impairment of goodwill, management does not consider the fact that our market capitalization is less than the carrying value of our Company to be determinative that impairment exists. This is because there are factors, such as our small size and small market capitalization, which do not take into account important factors in evaluating the value of our Company and each reporting business unit, such as the benefits of control or synergies. Consequently, management's annual process for evaluating potential impairment of our goodwill (and evaluating subsequent interim period indicators of impairment) involves a detailed level analysis and incorporates a more granular view of each reporting business unit than aggregate market capitalization, as well as significant valuation inputs.

Annual and Interim Impairment Tests and Results

        Management estimates fair value annually utilizing multiple methodologies which include discounted cash flows, comparable companies and comparable transactions. Each valuation technique requires management to make judgments about inputs and assumptions which form the basis for financial projections of future operating performance and the corresponding estimated cash flows. The analyses performed require the use of objective and subjective inputs which include market-price of non-distressed financial institutions, similar transaction multiples, and required rates of return. Management works closely in this process with third party valuation professionals, who assist in obtaining comparable market data and performing certain of the calculations, based on information provided and assumptions made by management.

        FASB ASC 820 "Fair Value Measurements and Disclosures" defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell or transfer the asset or transfer the liability occurs in the principal market for the asset or liability, or in the absence of a principal market, the most advantageous market for the asset or liability. FASB ASC 820 further defines market participants as buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

        FASB ASC 820 establishes a fair value hierarchy to prioritize the inputs used in valuation techniques:

        1.     Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

        2.     Level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability through corroboration with observable market data.

        3.     Level 3 inputs are unobservable inputs, such as a company's own data.

        The Company monitors interim indicators noted in FASB ASC 350 to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

would more likely than not reduce the fair value of a reporting unit below its carrying amount, absent those events, the Company will perform its annual goodwill impairment evaluation during the fourth quarter of 2011.

Consideration of Market Capitalization in Light of the Results of Our Annual and Interim Goodwill Assessments

        The Company's stock price, like the stock prices of many other financial services companies, is trading below both book value as well as tangible book value. We believe that the Company's current market value does not represent the fair value of the Company when taken as a whole and in consideration of other relevant factors. Because the Company is viewed by investors predominantly as a community bank, we believe our market capitalization is based on net tangible book value, reduced by nonperforming assets in excess of the allowance for loan losses. We believe that the market place ascribes effectively no value to the Company's fee-based reporting units, the assets of which are composed principally of goodwill and intangibles. Management believes that as a stand-alone business each of these reporting units has value which is not being incorporated in the market's valuation of the Company reflected in the share price. Management also believes that if these reporting units were carved out of the Company and sold, they would command a sales price reflective of their current performance. Management further believes that if these reporting units were sold, the results of the sale would increase both the tangible book value (resulting from, among other things, the reduction in associated goodwill) and therefore market capitalization, given the market's current valuation approach described above.

Insurance services and investment services reporting units:

        In performing step one of the goodwill impairment tests, it was necessary to determine the fair value of the insurance services and investment services reporting units. The fair value of these reporting units was estimated using a weighted average of both an income approach and a market approach. The income approach utilizes Level 3 inputs and uses a dividend discount analysis, which calculates the present value of all excess cash flows plus the present value of a terminal value. This approach calculates cash flows based on financial results after a change of control transaction. The Market Approach utilizes Level 2 inputs and is used to calculate the fair value of a company by examining pricing multiples in recent acquisitions of companies similar in size and performance to the company being valued.

        Two key inputs to the income approach were our future cash flow projection and the discount rate. For the insurance services reporting unit, a 17.5% discount rate was applied, which was based on recently reported expected internal rates of return by market participants in the financial services industry as well as to account for the execution risk inherent in achieving the projections provided by the Company. For the investment services unit, a 15.0% to 25.0% discount rate range was applied which was representative of the required returns of investment of a market participant and the risk inherent in such an investment.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

The table below presents the fair value, carrying amount, and goodwill associated with the insurance and investment services reporting units with respect to the annual goodwill impairment test completed as of October 31, 2010:

Results of Annual Goodwill Impairment Testing

Reporting Segment	Fair Value at 10/31/2010	Carrying Amount* at 10/31/2010	Goodwill at 10/31/2010
	(Dollar amounts in thousands)
VIST Insurance	$14,928	$13,352	$11,460
VIST Capital	1,687	1,359	1,021

	$16,615	$14,711	$12,481

*
Includes Goodwill

        The results of the annual impairment analysis completed for both of the reporting segments above indicated no goodwill impairment existed as of October 31, 2010.

Banking and financial services unit:

        In performing step one of the goodwill impairment test, it was necessary to determine the fair value of the banking and financial services reporting unit. The fair value of this reporting unit was estimated using a weighted average of a discounted dividend approach, a market ("selected transactions") approach, a change in control premium to parent market price approach, and a change in control premium to peer market price approach.

The table below presents the fair value, carrying amount, and goodwill associated with the banking and financial services reporting unit with respect to the annual goodwill impairment test completed as of December 31, 2010:

Results of Annual Goodwill Impairment Testing

Reporting Segment	Fair Value at 12/31/2010	Carrying Amount* at 12/31/2010	Goodwill at 12/31/2010
	(Dollar amounts in thousands)
VIST Bank	$104,409	$117,669	$29,316

	$104,409	$117,669	$29,316

*
Includes Goodwill

        The annual impairment assessment for the banking and financial services reporting unit was as of December 31, 2010. Based on the results of the Step One goodwill impairment evaluation, the estimated fair value was less than the carrying value of this reporting unit and, therefore, in accordance with FASB ASC 350-20, a Step Two analysis was required to determine if there was goodwill impairment of the reporting unit.

        A Step Two goodwill impairment evaluation was completed for the banking and financial services reporting unit. The Step Two evaluation consisted of the purchase price allocation method which, in determining the implied fair value of goodwill, the fair value of net assets (fair value of all assets other

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

than goodwill, minus fair value of liabilities) is subtracted from the fair value of the reporting unit. Fair value estimates were made for all material balance sheet accounts to reflect the estimated fair value of the Company's unrecorded adjustments to assets and liabilities including: loans, investment securities, building, core deposit intangible, certificates of deposit and borrowings.

        Based on the results of the Step Two goodwill impairment evaluation, the fair value of the banking and financial services reporting units was more than its carrying amount, resulting in no goodwill impairment. In summary, management believes that its goodwill associated with its reporting units was not impaired as of December 31, 2010.

The changes in the carrying amount of goodwill for the first quarter of 2011 and for the year ended December 31, 2010 were as follows:

	Banking and Financial Services	Insurance	Brokerage and Investment Services	Total
	(in thousands)
Balance as of January 1, 2010	$27,768	$11,193	$1,021	$39,982
Additions to goodwill	1,548	78	—	1,626
Contingent payments made	—	250	—	250

Balance as of December 31, 2010	$29,316	$11,521	$1,021	$41,858
Additions to goodwill	—	—	—	—
Contingent payments made	—	—	—	—

Balance as of March 31, 2011	$29,316	$11,521	$1,021	$41,858

Other Intangible Assets

Amortizable intangible assets were composed of the following:

	March 31, 2011		December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
Amortizable intangible assets:
Purchase of client accounts (20 year weighted average useful life)	$4,957	$1,545	$4,957	$1,481
Employment contracts (7 year weighted average useful life)	1,135	1,127	1,135	1,122
Assets under management (20 year weighted average useful life)	184	79	184	77
Trade name (20 year weighted average useful life)	196	196	196	196
Core deposit intangible (7 year weighted average useful life)	1,852	1,719	1,852	1,653

Total	$8,324	$4,666	$8,324	$4,529

Aggregate Amortization Expense:
For the three months ended March 31, 2011	$138
For the three months ended March 31, 2010	$134

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

        In accordance with the provisions of FASB ASC 350, the Company amortizes other intangible assets over the estimated remaining life of each respective asset.

Note 9. Junior Subordinated Debt

        First Leesport Capital Trust I, a Delaware statutory business trust, was formed on March 9, 2000 and is a wholly-owned subsidiary of the Company. The Trust issued $5 million of 10.875% fixed rate capital trust pass-through securities to investors. First Leesport Capital Trust I purchased $5 million of fixed rate junior subordinated deferrable interest debentures from the Company. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the capital securities. The capital securities are redeemable by the Company on or after March 9, 2010, at stated premiums, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on March 9, 2030. In October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5 million that effectively converted the securities to a floating interest rate of six month LIBOR plus 5.25%. In September 2010, included in other income was a $272,000 premium paid to the Company resulting from the fixed rate payer exercising a call option to terminate this interest rate swap. In June 2003, the Company purchased a six month LIBOR cap with a rate of 5.75% which created protection against rising interest rates for the above mentioned $5 million interest rate swap. Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. This interest rate cap matured in March 2010.

        On September 26, 2002, the Company established Leesport Capital Trust II, a Delaware statutory business trust, in which the Company owns all of the common equity. Leesport Capital Trust II issued $10 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.45% (3.76% at March 31, 2011). These debentures are the sole assets of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. These securities must be redeemed in September 2032, but may be redeemed on or after November 7, 2007 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. As of March 31, 2011, the Company has not exercised the call option on these debentures. In September 2008, the Company entered into an interest rate swap agreement that effectively converts the $10 million of adjustable-rate capital securities to a fixed interest rate of 7.25%.

        On June 26, 2003, Madison Bank established Madison Statutory Trust I, a Connecticut statutory business trust. Pursuant to the purchase of Madison Bank on October 1, 2004, the Company assumed Madison Statutory Trust I in which the Company owns all of the common equity. Madison Statutory Trust I issued $5 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.10% (3.41% at March 31, 2011). These debentures are the sole assets of the Trusts. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the capital securities. These securities must be

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Junior Subordinated Debt (Continued)

redeemed in June 2033, but may be redeemed on or after September 26, 2008 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. In September 2008, the Company entered into an interest rate swap agreement that effectively converts the $5 million of adjustable-rate capital securities to a fixed interest rate of 6.90%.

Note 10. Regulatory Matters, Capital Adequacy and Shareholders' Equity

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on their financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions. Regulatory guidelines require that Tier 1 capital and total risk-based capital to risk-adjusted assets must be at least 4.0% and 8.0%, respectively. In order for the Company to be considered "well capitalized" under the guidelines of the banking regulators, the Company must have Tier 1 capital and total risk-based capital to risk-adjusted assets of at least 6.0% and 10.0%, respectively. As of March 31, 2011, the Company and the Bank has met the criteria to be considered a well capitalized institution.

        As of March 31, 2011, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed its category.

The Company's regulatory capital ratios are presented below for the periods indicated:

	March 31, 2011	December 31, 2010
Leverage ratio	7.96%	8.01%
Tier I risk-based capital ratio	11.19%	10.87%
Total risk-based capital ratio	12.45%	12.13%

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Regulatory Matters, Capital Adequacy and Shareholders' Equity (Continued)

        On December 19, 2008, the Company issued to the United States Department of the Treasury ("Treasury") 25,000 shares of Series A, Fixed Rate, Cumulative Perpetual Preferred Stock ("Series A Preferred Stock"), with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and a warrant ("Warrant") to initially purchase 376,982 shares of the Company's common stock, par value $5.00 per share, for an aggregate purchase price of $25,000,000 in cash.

        The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. Under ARRA, the Series A Preferred Stock may be redeemed at any time following consultation by the Company's primary bank regulator and Treasury, not withstanding the terms of the original transaction documents. Under FAQ's issued by Treasury, participants in the Capital Purchase Program desiring to repay part of an investment by Treasury must repay a minimum of 25% of the issue price of the preferred stock.

        Prior to the earlier of the third anniversary date of the issuance of the Series A Preferred Stock (December 19, 2011) or the date on which the Series A Preferred Stock have been redeemed in whole or the Treasury has transferred all of the Series A Preferred Stock to third parties which are not affiliates of the Treasury, the Company cannot increase its common stock dividend from the last quarterly cash dividend per share ($0.10) declared on the common stock prior to October 14, 2008 without the consent of the Treasury,

        The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price subject to anti-dilution adjustments presently equal to $10.19 per share of common stock. As a result of the sale of 644,000 shares of the Company's common stock to two institutional investors, the number of shares of common stock into which the Warrant is now exercisable is 367,982. In the event that the Company redeems the Series A Preferred Stock, the Company can repurchase the warrant at "fair value" as defined in the investment agreement with Treasury.

        On April 21, 2010, the Company entered into separate stock purchase agreements with two institutional investors relating to the sale of an aggregate of 644,000 shares of the Company's authorized but unissued common stock, par value $5.00 per share, at a purchase price of $8.00 per share. The Company completed the issuance of $4.8 million of common stock, net of related offering costs, on May 12, 2010.

        Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. At March 31, 2011, the Bank had approximately $5.0 million available for payment of dividends to the Company. Dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

        Loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. At March 31, 2011 and at December 31, 2010, the Bank had a $1.3 million loan outstanding to VIST Insurance.

        On January 25, 2011, the Company declared a $0.05 per share cash dividend for common shareholders of record on February 4, 2011, which was paid on February 15, 2011. On April 26, 2011, the Company declared a $0.05 per share cash dividend for common shareholders of record on May 6, 2011 which is payable on May 13, 2011. For the first quarter of 2011, common stock dividends totaled $328,000, as compared to $292,000 for the same period in 2010.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Regulatory Matters, Capital Adequacy and Shareholders' Equity (Continued)

        For the first quarter of 2011, preferred stock dividends and discount accretion totaled $427,000 as compared to $420,000 for the same period in 2010.

Note 11. Financial Instruments with Off-Balance Sheet Risk

Commitments to Extend Credit and Letters of Credit:

        The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet investments.

A summary of the Bank's financial instrument commitments is as follows:

	March 31, 2011	December 31, 2010
	(in thousands)
Commitments to extend credit:
Loan origination commitments	$37,725	$41,803
Unused home equity lines of credit	49,687	38,089
Unused business lines of credit	121,590	132,486

Total commitments to extend credit	$209,002	$212,378

Standby letters of credit	$9,271	$9,235

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

        Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of March 31, 2011 and 2010 for guarantees under standby letters of credit issued was not considered to be material.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Financial Instruments with Off-Balance Sheet Risk (Continued)

Junior Subordinated Debt:

        The Company has elected to record its junior subordinated debt at fair value with changes in fair value reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the Company's estimated credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. At March 31, 2011 and December 31, 2010, the estimated fair value of the junior subordinated debt was $18.6 million and $18.4 million, respectively, and was offset by changes in the fair value of the related interest rate swaps.

        During October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5 million to manage its exposure to interest rate risk. This derivative financial instrument effectively converted fixed interest rate obligations of outstanding mandatory redeemable capital debentures to variable interest rate obligations, decreasing the asset sensitivity of its balance sheet by more closely matching the repricing of the Company's variable rate assets with variable rate liabilities. The Company considers the credit risk inherent in the contracts to be negligible. This swap had a notional amount equal to the outstanding principal amount of the related trust preferred securities, together with the same payment dates, maturity date and call provisions as the related trust preferred securities.

        Under the swap, the Company paid interest at a variable rate equal to six month LIBOR plus 5.25%, adjusted semiannually, and the Company received a fixed rate equal to the interest that the Company is obligated to pay on the related trust preferred securities (10.875%). In September 2010, included in other income was a $272,000 premium paid to the Company resulting from the fixed rate payer exercising a call option to terminate this interest rate swap.

        In September 2008, the Company entered into two interest rate swaps to manage its exposure to interest rate risk. The interest rate swap transactions involved the exchange of the Company's floating rate interest rate payment on its $15 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount. The first interest rate swap agreement effectively converts the $10 million of adjustable-rate capital securities to a fixed interest rate of 7.25%. Interest began accruing on this swap in February 2009. The second interest rate swap agreement effectively converts the $5 million of adjustable-rate capital securities to a fixed interest rate of 6.90%. Interest began accruing on this swap in March 2009. Entering into interest rate derivatives potentially exposes the Company to the risk of counterparties' failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. These interest rate swaps are recorded on the balance sheet at fair value through adjustments to other income in the consolidated results of operations. The fair value measurement of the interest rate swaps is determined by netting the discounted future fixed or variable cash payments and the discounted expected fixed or variable cash receipts based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.

        The estimated fair values of the interest rate swap agreements represent the amount the Company would have expected to receive to terminate such contract. At March 31, 2011 and December 31, 2010, the estimated fair value of the interest rate swap agreements was $1.0 million and $1.1 million,

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Financial Instruments with Off-Balance Sheet Risk (Continued)

respectively, and was offset by changes in the fair value of the related trust preferred debt. The swap agreements expose the Company to market and credit risk if the counterparty fails to perform. Credit risk is equal to the extent of a fair value gain on the swaps. The Company manages this risk by entering into these transactions with high quality counterparties.

        Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. In June 2003, the Company purchased a six month LIBOR cap to create protection against rising interest rates for the above mentioned $5 million interest rate swap. This interest rate cap matured in March 2010.

        In October 2010, the Company purchased a three month LIBOR interest rate cap to create protection against rising interest rates. The notional amount of this interest rate cap was $5.0 million and the initial premium paid for the interest rate cap was $206,000. At March 31, 2011, the recorded value of the interest rate cap was $260,000.

The following table provides the fair values of the Company's derivative instruments included in the consolidated balance sheet at March 31, 2011 and December 31, 2010:

	Liability Derivatives
	March 31, 2011		December 31, 2010
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)
Interest rate cap	Other assets	$260	Other assets	$300
Interest rate swap contracts	Other liabilities	(1,015)	Other liabilities	(1,139)

Total derivatives		$(755)		$(839)

The following table provides the changes in fair values of the Company's derivative instruments included in the consolidated statement of operations for the three months ended March 31, 2011 and 2010:

		Gain (Loss) Recognized in Income on Derivative
	Location of Gain (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:		For the Three Months Ended March 31, 2011	For the Three Months Ended March 31, 2010
		(in thousands)
Interest rate cap	Other income	$(40)	$—
Interest rate swap contracts	Other income	124	47

Total derivatives		$84	$47

        During the three month period ended March 31, 2011 and 2010, the Company recorded interest payable under the interest rate swap agreements of $131,000 and $74,000, respectively, which was recorded as an increase in interest expense on the trust preferred securities.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Employee Benefit Plans

Employee Stock Ownership Plan

        The Company had an Employee Stock Ownership Plan ("ESOP") which provided its employees with future retirement plan assistance. The ESOP invested primarily in the Company's common stock. Contributions to the Plan were at the discretion of the Board of Directors. The ESOP plan was terminated as of June 30, 2006. The Company received a favorable determination from the Internal Revenue Service that the ESOP is qualified under Sections 401(a), 409(1) and 4975(e)(7) of the Internal Revenue Code of 1986. Final distributions were made from this plan in 2009. As a result of the plan being terminated, no amounts were accrued to provide for contribution of shares to the Plan and no shares were purchased on behalf of the ESOP as of March 31, 2011.

401(k) Salary Deferral Plan

        The Company has a 401(k) Salary Deferral Plan. This plan covers all eligible employees who elect to contribute to the Plan. An employee who has attained 18 years of age and has been employed for at least 30 calendar days is eligible to participate in the Plan effective with the next quarterly enrollment period. Employees become eligible to receive the Company contribution to the Salary Deferral Plan at each future enrollment period upon completion of one year of service.

        Beginning in July 2009, the Company's Board of Directors approved a discretionary match of 50% for the first 2% of a participant's pay deferred into the 401(k) Retirement Savings Plan. Prior to July 2009, the Company contributed 150% match of the first 2% of a participants pay deferred into the Plan plus 100% of next 1%, 50% of next 4% for a total available match of 6%. Contributions from the Company vest to the employee over a five year schedule. The expense associated with the Company's contribution was $33,000 and $31,000 for the three months ended March 31, 2011 and 2010, respectively, and was included in salaries and employee benefits expense in the Consolidated Statements of Operations.

Deferred Compensation Agreements and Salary Continuation Plan

        The Company has entered into deferred compensation agreements with certain directors and a salary continuation plan for certain key employees. At March 31, 2011 and December 31, 2010, the present value of the future liability for these agreements was $1.8 million and $1.8 million, respectively. For the quarter ended March 31, 2011 and 2010, $48,000 and $56,000, respectively, was charged to expense in connection with these agreements. To fund the benefits under these agreements, the Company is the owner and beneficiary of life insurance policies on the lives of certain directors and employees. These bank-owned life insurance policies had an aggregate cash surrender value of $19.5 million and $19.4 million at March 31, 2011 and December 31, 2010, respectively.

Employee Stock Purchase Plan

        The Company has a non-compensatory Employee Stock Purchase Plan ("ESPP"). Under the ESPP, employees of the Company who elect to participate are eligible to purchase shares of common stock at prices up to a 5 percent discount from the market value of the stock. The ESPP does not allow the discount in the event that the purchase price would fall below the Company's most recently reported book value per share. The ESPP allows an employee to make contributions through payroll deductions to purchase shares of common shares up to 15 percent of annual compensation. The total number of shares of common stock that may be issued pursuant to the ESPP is 223,630. As of March 31, 2011, a

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Employee Benefit Plans (Continued)

total of 80,246 shares have been issued under the ESPP. For the first quarter of 2011 and throughout 2010, the market value of the Company's stock was below the Company's book value per share. The employees of the Company did not receive a 5% discount on purchases made under the ESPP during this timeframe. As a result, the Company did not recognize any expense relative to its ESPP for the three months ended March 31, 2011 and 2010.

Note 13. Stock-based Compensation

        The Company has an Employee Stock Incentive Plan ("ESIP") that covered all officers and key employees of the Company and its subsidiaries and is administered by a committee of the Board of Directors. The ESIP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At March 31, 2011, there were 287,977 options granted and still outstanding under the ESIP. The option price for options previously issued under the ESIP was equal to 100% of the fair market value of the Company's common stock on the date of grant and was not less than the stock's par value when granted. Options granted under the ESIP have various vesting periods ranging from immediate up to 5 years, 20% exercisable not less than one year after the date of grant, but no later than ten years after the date of grant in accordance with the vesting. Vested options expire on the earlier of ten years after the date of grant, three months from the participant's termination of employment or one year from the date of the participant's death or disability. At March 31, 2011, a total of 148,072 options have been exercised under the ESIP and common stock shares were issued accordingly.

        The Company has an Independent Directors Stock Option Plan ("IDSOP"). The IDSOP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At March 31, 2011, there were 84,612 stock options granted and still outstanding under the IDSOP. The IDSOP covers all directors of the Company who are not employees and former directors who continue to be employed by the Company. The option price for stock option awards previously issued under the ESIP was equal to the fair market value of the Company's common stock on the date of grant. Options are exercisable from the date of grant and expire on the earlier of ten years after the date of grant, three months from the date the participant ceases to be a director of the Company or the cessation of the participant's employment, or twelve months from the date of the participant's death or disability. A total of 21,166 options had been exercised under the IDSOP and common stock shares were issued accordingly as of March 31, 2011.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Stock-based Compensation (Continued)

        On April 17, 2007, the Company's shareholders approved the VIST Financial Corp. 2007 Equity Incentive Plan ("EIP"). The total number of options which may be granted under the EIP is equal to 12.5% of the outstanding shares of the Company's common stock on the date of approval of the Plan and is subject to automatic annual increases by an amount equal to 12.5% of any increase in the number of the Company's outstanding shares of common stock during the preceding year or such lesser number as determined by the Company's board of directors. At March 31, 2011, there were 816,974 options that may be issued pursuant to the EIP, of which 462,023 options have been issued and were still outstanding. Pursuant to the EIP, stock option awards that have been forfeited or expired can be reissued. At March 31, 2011, there were 354,451 shares reserved for future stock option award grants remaining under the EIP. The EIP covers all employees and non-employee directors of the Company and its subsidiaries. Incentive stock options, nonqualified stock options and restricted stock grants are authorized for issuance under the EIP (see below "Restricted Stock Grants" for additional information on restricted stock awards). The exercise price for stock options granted under the EIP must equal the fair market value of the Company's common stock on the date of grant. Vesting of option awards under the EIP is determined by the Human Resources Committee of the board of directors, but must be at least one year. The committee may also subject an award to one or more performance criteria. Stock option and restricted stock awards generally expire upon termination of employment. In certain instances after an optionee terminates employment or service, the Committee may extend the exercise period for a vested nonqualified stock option up to the remaining term of the option. A vested incentive stock option must be exercised within three months following termination of employment if such termination is for reasons other than cause. As of March 31, 2011, 500 options have been exercised under the EIP. The EIP expires on April 17, 2017.

        Restricted Stock Grants. The EIP provides that up to 290,435 shares of common stock may be granted, at the discretion of the Board, to employee and non-employee directors of the Company. At March 31, 2011, there were 326,789 restricted stock grants that may be granted pursuant to the EIP, of which 48,500 have been granted. At March 31, 2011, there were 279,706 shares reserved for future restricted stock grants under the EIP. When granted, restricted stock shares are unvested stock, issuable one year after the date of the grant for non-employee directors and employees ("Vest Date"). Due to TARP restrictions, restricted stock grants vest over two years for employees. The Vest Date accelerates in the event there is a change in control of the Company, if the recipients are then still non-employee directors or employees by Company. Upon issuance of the shares, resale of the shares is restricted for an additional year, during which the shares may not be sold, pledged or otherwise disposed of. Prior to the vest date and in the event the recipient terminates association with the Company for reasons other than death, disability or change in control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant. Restricted stock awards granted under the EIP were recorded at the date of award based on the market value of shares. The weighted average price per share of shares outstanding as of March 31, 2011 was $8.03 as compared to $6.61 at December 31, 2010. At March 31, 2011, there were no vested restricted stock grants.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Stock-based Compensation (Continued)

A summary of restricted stock award activity is presented below:

Rollforward of Restricted Stock Awards

	Shares	Weighted Average Fair Value on Award Date
Outstanding at December 31, 2008	—	$—
Additions	7,000	5.15
Forfeitures	—	—

Outstanding at December 31, 2009	7,000	5.15

Additions	15,500	7.18
Forfeitures	(1,000)	(5.15)

Outstanding at December 31, 2010	21,500	6.61

Additions	26,000	9.16
Forfeitures	(417)	(5.15)

Outstanding at March 31, 2011	47,083	$8.03

Stock option activity for the three months ended March 31, 2011 is summarized in the table below:

	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted- Average Remaining Term (in years)
Outstanding at the beginning of the year	858,912	$13.66
Granted	—	—
Exercised	(500)	5.18
Expired	(11,536)	17.00
Forfeited	(12,264)	5.64

Outstanding as of March 31, 2011	834,612	$13.74	$775,139	6.7

Exercisable as of March 31, 2011	595,864	$16.39	$315,154	5.8

        There were no proceeds received from stock option exercises related to director and employee stock purchase plans in 2010. There were $1,770 in proceeds received from stock option exercises related to the director and employee stock purchase plans during the first quarter of 2011.

        As of March 31, 2011 and December 31, 2010, the aggregate intrinsic value of options outstanding was $775,000 and $479,000, respectively. As of March 31, 2011 and December 31, 2010, the weighted average remaining term of options outstanding was 6.7 years, 6.9 years, respectively.

        The aggregate intrinsic value of a stock option represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holder had all option holders exercised their

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Stock-based Compensation (Continued)

options on March 31, 2011. The aggregate intrinsic value of a stock option will change based on fluctuations in the market value of the Company's stock.

        Stock-Based Compensation Expense.    The Company adopted the provisions of FASB ASC 718 on January 1, 2006. FASB ASC 718 requires that stock-based compensation to employees be recognized as compensation cost in the consolidated statements of operations based on their fair values on the measurement date, which, for the Company, is the date of grant. As of March 31, 2011 and 2010, stock-based compensation expense totaled $95,000 and $37,000, respectively. As of March 31, 2011 and December 31, 2010, there were approximately $595,000 and $465,000, respectively, of total unrecognized compensation cost related to non-vested stock options under the plans. Total unrecognized compensation cost related to non-vested stock options could be impacted by the performance of the Company as it relates to options granted which include performance-based goals.

        Valuation of Stock-Based Compensation.    There were no stock options granted during the first quarter of 2011. During the first quarter of 2010, there were 15,950 stock options granted. The fair value of options granted during the three months ended March 31, 2010 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Three Months Ended March 31, 2010
Dividend yield	5.13%
Expected life	7 years
Expected volatility	24.86%
Risk-free interest rate	3.36%
Weighted average fair value of options granted	$0.78

        The expected volatility is based on historic volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

Note 14. FDIC-Assisted Acquisition

        On November 19, 2010, the Bank acquired certain assets and assumed certain liabilities of Allegiance from the FDIC, as Receiver of Allegiance. Allegiance operated five community banking branches within Chester and Philadelphia counties. The purchase of certain Allegiance assets was at a discount of $5.9 million and time deposits at a premium of $534,000, in exchange for assuming certain Allegiance deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid the Bank $1.8 million ($2.0 million less a settlement of approximately $200,000). As a result of the Allegiance acquisition, the Bank recorded $1.5 million of goodwill. No cash or other consideration was paid by the Bank. The Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans and other real estate acquired through foreclosure existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 70 percent of net losses on non-residential real estate loans incurred up to $12.0 million, and 80 percent of net losses exceeding $12.0 million. For residential real estate loans, the FDIC will reimburse the Bank for 70 percent of net losses incurred up to $4.0 million, and 80 percent of net losses exceeding $4.0 million.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. FDIC-Assisted Acquisition (Continued)

The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. As a result of the loss sharing agreements with the FDIC, the Bank recorded an indemnification asset of $7.0 million at the time of acquisition. As of March 31, 2011, the Company has submitted cumulative net losses of $68,472 for reimbursement to the FDIC under the loss-sharing agreements. The loss sharing agreements include clawback provisions should losses not meet the specified thresholds and should other conditions not be met. Based on the current estimate of principal loss, the Company would not be subject to a clawback indemnification and no liability for this arrangement has been recognized in the consolidated financial statements.

        U.S. GAAP prohibits carrying over an allowance for loan losses for impaired loans purchased in the Allegiance FDIC-assisted acquisition. On the acquisition date, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired in the Allegiance acquisition was $41.5 million and the estimated fair value of the loans was $30.3 million. Total contractually required payments on these loans, including interest, at the acquisition date was $46.8 million. However, the Company's preliminary estimate of expected cash flows was $36.4 million. At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $10.3 million relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans and a portion is also reflected in a receivable from the FDIC. The Bank further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $6.1 million on the acquisition date relating to these impaired loans.

As of November 19, 2010
(in thousands)
Unpaid principal balance	$41,459
Interest	5,321

Contractual cash flows	46,780
Non-accretable discount	(10,346)

Expected cash flows	36,434
Accretable difference	(6,104)

Estimated fair value	$30,330

        On the acquisition date, the preliminary estimate of the unpaid principal balance for all other loans acquired in the acquisition was $39.2 million and the estimated fair value of these loans was $38.4 million. The difference between unpaid principal balance and fair value of these loans which will be recognized in income on a level yield basis over the life of the loans, representing periods up to sixty months.

        At the time of acquisition, the Company also recorded a net FDIC Indemnification Asset of $7.0 million representing the present value of the FDIC's indemnification obligations under the loss sharing agreements for covered loans and other real estate. Such indemnification asset has been discounted by $465,000 for the expected timing of receipt of these cash flows.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Information

        Under the standards set for public business enterprises regarding a company's reportable operating segments in FASB ASC 280, "Segment Reporting", the Company has four reportable segments: (i) banking and financial services (the "Bank"), (ii) insurance services ("VIST Insurance"), (iii) mortgage banking ("VIST Mortgage"), and (iv) wealth management services ("VIST Capital Management"). The Company's insurance services, mortgage banking and wealth management services are managed separately from the Bank.

The Bank

        The Bank consists of twenty-one full service, two limited service financial centers and twenty-two ATMs. The Bank engages in full service commercial and consumer banking business, including such services as accepting deposits in the form of time, demand and savings accounts. Such time deposits include certificates of deposit, individual retirement accounts and Roth IRAs. The Bank's savings accounts include money market accounts, club accounts, NOW accounts and traditional regular savings accounts. In addition to accepting deposits, the Bank makes both secured and unsecured commercial and consumer loans, provides equipment lease and accounts receivable financing and makes construction and mortgage loans, including home equity loans. The Bank does not engage in sub-prime lending. The Bank also provides small business loans and other services including rents for safe deposit facilities.

        Commercial and consumer lending provides revenue through interest accrued monthly and service fees generated on the various classes of loans. Deferred fees are amortized monthly into revenue based on loan portfolio type. Most commercial loan deferred fees are amortized utilizing the interest method over an average loan life. Most consumer and mortgage loans are amortized utilizing the interest method over the term of the loan. However, commercial and home equity lines of credit, as well as commercial interest only loans utilize a straight line method over an average loan life to amortized revenue on a monthly basis. Bank lending and mortgage operations are funded primarily through the retail and commercial deposits and other borrowing provided by the community banking segment.

Mortgage Banking

        The Bank provides mortgage banking services to its customers through VIST Mortgage, a division of the Bank. VIST Mortgage operates offices in Reading, Schuylkill Haven and Blue Bell, which are located in Berks county, Schuylkill county, and Montgomery county, Pennsylvania, respectively.

Insurance

        VIST Insurance, a full service insurance agency, offers a full line of personal and commercial property and casualty insurance as well as group insurance for businesses, employee and group benefit plans, and life insurance. VIST Insurance is headquartered in Wyomissing, Pennsylvania with offices in Wyomissing, Blue Bell and Pottstown, Pennsylvania and in VIST Bank's Schuylkill Haven financial center. Our insurance business focuses principally on employee benefits, property and casualty, and commercial and personal lines.

Wealth Management

        VIST Capital offers investment advisory and brokerage services and provides a full line of products and services for individual financial planning, retirement and estate planning, investments, corporate

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Information (Continued)

and small business pension and retirement planning. VIST Capital is headquartered in Wyomissing, Pennsylvania, with an office in Blue Bell, Pennsylvania.

The following table shows the Company's reportable business segments for the three months ended March 31, 2011 and 2010. All inter-segment transactions are recorded at cost and eliminated as part of the consolidation process. Each of these segments perform specific business activities in order to generate revenues and expenses, which in turn, are evaluated by the Company's senior management for the purpose of making resource allocation and performance evaluation decisions.

	VIST
	Bank	Insurance	Mortgage	Capital Management	Total
	(in thousands)
Three months ended March 31, 2011
Net interest income and other income from external sources	$11,027	$2,905	$774	$204	$14,910
(Loss) income before income taxes	(604)	256	647	3	302
Total assets	1,317,626	17,646	75,468	1,104	1,411,844
Purchase of premises and equipment	499	22	3	1	525
Three months ended March 31, 2010
Net interest income and other income from external sources	$10,314	$3,077	$680	$155	$14,226
(Loss) income before income taxes	(372)	567	405	(65)	535
Total assets	1,241,199	17,516	78,780	1,285	1,338,780
Purchase of premises and equipment	182	235	6	27	450

        As presented above, income (loss) before income taxes does not reflect management fees paid to the Bank by VIST Insurance, Mortgage and Capital Management of approximately $283,000, $147,000 and $37,000, respectively, for the three months ended March 31, 2011. For the three months ended March 31, 2010, income (loss) before income taxes does not reflect management fees paid to the Bank by VIST Insurance, Mortgage and Capital Management of approximately $236,000, $147,000 and $31,000, respectively.

Note 16. Investment in Limited Partnership

        In 2003, the Bank entered into a limited partner subscription agreement with Midland Corporate Tax Credit XVI Limited Partnership ("partnership"), where the Bank receives special tax credits and other tax benefits. The Bank subscribed to a 6.2% interest in the partnership, which is subject to an adjustment depending on the final size of the partnership at a purchase price of $5 million. This investment is included in other assets and is not guaranteed. It is accounted for in accordance with FASB ASC 970, "Real Estate—General," using the equity method. This agreement was accompanied by a payment of $1.7 million. The associated non-interest bearing promissory note payable included in other liabilities was zero at March 31, 2011. Installments were paid as requested. The net carrying value of the Midland Corporate Tax Credit XVI Limited Partnership is recorded in other assets in the Unaudited Consolidated Balance Sheets as of March 31, 2011 and was $2.7 million at March 31, 2011, as compared to $2.8 million at December 31, 2010. Included in other expenses for the three months

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Investment in Limited Partnership (Continued)

ended March 31, 2011 and 2010, was the Bank's portion of the partnership's net operating loss of $83,000 and $83,000, respectively. For the full year of 2011, the Bank expects to receive a federal tax credit of approximately $459,000. For 2010, the Bank received a federal tax credit of approximately $460,000.

Note 17. Fair Value Measurements and Fair Value of Financial Instruments

        FASB ASC 820, "Fair Value Measurements and Disclosures" defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is not a forced transaction, but rather a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities.

        Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. FASB ASC 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        The three levels defined by FASB ASC 820 hierarchy are as follows:

        Level 1: Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

        Level 2: Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items whose fair valued is calculated using observable data from other financial instruments.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        Level 3: Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The following tables summarize securities available-for-sale, junior subordinated debentures and derivatives, measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2010, segregated by the level of the valuation inputs within the hierarchy utilized to measure fair value.

	As of March 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
ASSETS:
Securities Available-For-Sale
U.S. Government agency securities	$—	$11,925	$—	$11,925
Agency mortgage-backed debt securities	—	234,449	—	234,449
Non-Agency collateralized mortgage obligations	—	8,897	—	8,897
Obligations of states and political subdivisions	—	29,349	—	29,349
Trust preferred securities—single issue	—	125	—	125
Trust preferred securities—pooled	—	485	—	485
Corporate and other debt securities	—	1,062	—	1,062
Equity securities	1,472	1,188	—	2,660
Interest rate cap (included in other assets)	—	—	260	260

	$1,472	$287,480	$260	$289,212

LIABILITIES:
Junior subordinated debt	$—	$—	$18,593	$18,593
Interest rate swaps (included in other liabilities)	—	—	1,015	1,015

	$—	$—	$19,608	$19,608

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

	As of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
ASSETS:
Securities Available-For-Sale
U.S. Government agency securities	$—	$11,790	$—	$11,790
Agency mortgage-backed debt securities	—	222,365	—	222,365
Non-Agency collateralized mortgage obligations	—	10,015	—	10,015
Obligations of states and political subdivisions	—	30,907	—	30,907
Trust preferred securities—single issue	—	501	—	501
Trust preferred securities—pooled	—	484	—	484
Corporate and other debt securities	—	1,048	—	1,048
Equity securities	1,656	989	—	2,645
Interest rate cap (included in other assets)	—	—	300	300

	$1,656	$278,099	$300	$280,055

LIABILITIES:
Junior subordinated debt	$—	$—	$18,437	$18,437
Interest rate swaps (included in other liabilities)	—	—	1,139	1,139

	$—	$—	$19,576	$19,576

The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of March 31, 2011 and December 31, 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	As of March 31, 2011
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Assets:
Impaired loans	$—	$—	$36,971	$36,971
Impaired covered loans	—	—	28,599	28,599
Other real estate owned	—	—	1,769	1,769
Covered other real estate owned	—	—	711	711

Total	$—	$—	$68,050	$68,050

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

	As of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Assets:
Impaired loans	$—	$—	$31,196	$31,196
Impaired covered loans	—	—	29,000	29,000
Other real estate owned	—	—	5,303	5,303
Covered other real estate owned	—	—	247	247

Total	$—	$—	$65,746	$65,746

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	Three months ended March 31, 2011
		Total realized and Unrealized Gains (Losses)
	Fair Value at December 31, 2010	Recorded in Revenue	Recorded in Other Comprehensive Income	Transfers Into and/or Out of Level 3	Fair Value at March 31, 2011
	(in thousands)
Assets:
Interest rate cap	$300	$(40)	$—	$—	$260

	$300	$(40)	$—	$—	$260

Liabilities:
Junior subordinated debt	$18,437	$(156)	$—	$—	$18,593
Interest rate swaps	1,139	124	—	—	1,015

	$19,576	$(32)	$—	$—	$19,608

	Three months ended March 31, 2010
		Total realized and Unrealized Gains (Losses)
	Fair Value at December 31, 2009	Recorded in Revenue	Recorded in Other Comprehensive Income	Transfers Into and/or Out of Level 3	Fair Value at March 31, 2010
	(in thousands)
Liabilities:
Junior subordinated debt	$19,658	$(57)	$—	$—	$19,715
Interest rate swaps	111	47	—	—	64

	$19,769	$(10)	$—	$—	$19,779

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        Certain assets, including goodwill, mortgage servicing rights, core deposits, other intangible assets, certain impaired loans and other long-lived assets, such as other real estate owned, are written down to fair value on a nonrecurring basis through recognition of an impairment charge to the consolidated statements of operations. There were no material impairment charges incurred on financial instruments carried at fair value on a nonrecurring basis during the three months ended March 31, 2011.

ASC Topic 825, "Financial Instruments" requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The estimated fair values of financial instruments as of March 31, 2011 and December 31, 2010, are set forth in the table below. The information in the table should not be interpreted as an estimate of the fair value of the Company in its entirety since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful.

	March 31, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$15,687	$15,687	$16,315	$16,315
Federal funds sold	18,000	18,000	1,500	1,500
Mortgage loans held for sale	196	196	3,695	3,695
Securities available-for-sale	288,952	288,952	279,755	279,755
Securities held-to-maturity	2,028	1,899	2,022	1,888
Federal Home Loan Bank stock	6,749	6,749	7,099	7,099
Loans, net	910,911	923,187	939,573	955,148
Covered loans	62,818	62,818	66,770	66,770
Mortgage servicing rights	15	15	31	31
Bank owned life insurance	19,471	19,471	19,373	19,373
FDIC indemnification asset	7,014	7,014	7,003	7,003
Accrued interest receivable	5,206	5,206	4,892	4,892
Accrued interest receivable—covered loans	223	223	313	313
Interest rate cap	260	260	300	300
Financial Liabilities:
Deposits	1,148,968	1,131,064	1,149,280	1,132,887
Securities sold under agreements to repurchase	105,194	109,470	106,843	111,300
Borrowings	—	—	10,000	10,008
Junior subordinated debt	18,593	18,593	18,437	18,437
Accrued interest payable	2,045	2,045	2,515	2,515
Interest rate swap	1,015	1,015	1,139	1,139
Off-balance Sheet Financial Instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        The following methods and assumptions were used to estimate the fair value of the company's financial assets and financial liabilities:

        Cash and cash equivalents:    The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

        Mortgage loans held for sale:    The fair value of mortgage loans held for sale is determined, when possible, using Level 2 quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined based on expected proceeds based on sales contracts and commitments.

        All mortgage loans held for sale are sold 100% servicing released and made in compliance with applicable loan criteria and underwriting standards established by the buyers. These loans are originated according to applicable federal and state laws and follow proper standards for securing valid liens.

        Securities available-for-sale:    Certain common equity securities are reported at fair value utilizing Level 1 inputs (exchange quoted prices). All other securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service with which the Company has historically transacted both purchases and sales of investment securities. Prices obtained from these sources include prices derived from market quotations and matrix pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions.

        Securities held-to-maturity:    Fair values for securities classified as held-to-maturity are obtained from an independent pricing service with which the Company has historically transacted both purchases and sales of investment securities. Prices obtained from these sources include prices derived from market quotations and matrix pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions.

        Federal Home Loan Bank stock:    Federal law requires a member institution of the Federal Home Loan Bank to hold stock of its district FHLB according to a predetermined formula. The redeemable carrying amount of Federal Home Loan Bank stock with limited marketability is carried at cost.

        Loans, net:    For non-impaired loans, fair values are estimated by discounting the projected future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loan. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Impaired loans are accounted for under FASB ASC 310, Accounting by Creditors for Impairment of a Loan ("FASB ASC 310"), and fair value is generally determined by using the fair value of the loan's collateral. Loans are determined to be impaired when management determines, based upon current information and events, it is probable that all principal and interest payments due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured on a loan by loan basis based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        Covered loans:    Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.

        Mortgage servicing rights:    Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

        Bank owned life insurance:    Bank owned life insurance ("BOLI") policies are carried at their cash surrender value. The Company recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

        FDIC indemnification asset:    The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

        Accrued interest receivable:    The carrying amount of accrued interest receivable approximates its fair value.

        Interest rate cap:    The Company records the fair value of its interest rate cap utilizing Level 3 inputs, with unrealized gains and losses reflected in other income in the consolidated statements of operations. The fair value measurement of the interest rate cap is based on valuation techniques including a discounted cash flow analysis. The discounted cash flow analysis reflects the contractual remaining term of the interest rate cap, future interest rates derived from observed market interest rate curves, volatility, and expected cash payments.

        Deposit liabilities:    The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings and certain types of money market accounts) are considered to be equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

        Federal funds purchased and securities sold under agreements to repurchase:    The fair value of federal funds purchased and securities sold under agreements to repurchase is based on the discounted value of contractual cash flows using estimated rates currently offered for alternative funding sources of similar remaining maturities.

        Borrowings:    The fair value of borrowings is calculated based on the discounted value of contractual cash flows, using rates currently available for borrowings with similar features and maturities.

        Junior subordinated debt:    The Company records the fair value of its junior subordinated debt utilizing Level 3 inputs, with unrealized gains and losses reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the

VIST FINANCIAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Company's credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. The Company's credit spread was calculated based on similar trust preferred securities issued within the last twelve months.

        Accrued interest payable:    The carrying amount of accrued interest payable approximates its fair value.

        Interest rate swap:    The Company records the fair value of its interest rate swaps utilizing Level 3 inputs, with unrealized gains and losses reflected in non-interest income in the consolidated statements of operations. The fair value measurement of the interest rate swaps is determined by netting the discounted future fixed or variable cash payments and the discounted expected fixed or variable cash receipts based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.

        Off-balance sheet financial instruments:    Fair values for off-balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Note 18. Comprehensive Income

        Accounting principles generally require that recognized revenue, expense, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities (including the non-credit portion of any other-than-temporary impairment charges relating to available-for-sale securities) are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The following table shows changes in each component of comprehensive income for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Net income	$506	$713

Other comprehensive loss:
Change in unrealized holding (losses) gains on available-for-sale securities	(687)	780
Change in non-credit impairment losses on available-for-sale securities	1	3
Reclassification adjustment for credit related impairment on available-for-sale securities realized in income	64	15
Change in non-credit impairment losses on held-to-maturity securities	7	(940)
Reclassification adjustment for credit related impairment on held-to-maturity securities realized in income	—	81
Reclassification adjustment for investment gains realized in income	(89)	(92)

Net unrealized losses	(704)	(153)
Income tax effect	239	52

Other comprehensive loss	(465)	(101)

Total comprehensive income	$41	$612

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
VIST Financial Corp.
Wyomissing, Pennsylvania

        We have audited the accompanying consolidated balance sheets of VIST Financial Corp. and its subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VIST Financial Corp. and its subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

Reading, Pennsylvania
March 21, 2011, except for the Troubled Debt Restructurings disclosure in
        Note 9, as to which the date is July 20, 2011

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar in thousands, except share data)

	December 31, 2010	December 31, 2009
ASSETS
Cash and due from banks	$15,443	$18,487
Federal funds sold	1,500	8,475
Interest-bearing deposits in other banks	872	410

Total cash and cash equivalents	17,815	27,372
Mortgage loans held for sale	3,695	1,962
Securities available-for-sale	279,755	268,030
Securities held-to-maturity, fair value 2010—$1,888; 2009—$1,857	2,022	3,035
Federal Home Loan Bank stock	7,099	5,715
Loans, net of allowance for loan losses 2010—$14,790; 2009—$11,449	939,573	899,515
Covered loans	66,770	—
Premises and equipment, net	5,639	6,114
Other real estate owned	5,303	5,221
Covered other real estate owned	247	—
Identifiable intangible assets	3,795	4,186
Goodwill	41,858	39,982
Bank owned life insurance	19,373	18,950
FDIC prepaid deposit insurance	3,985	5,712
FDIC indemnification asset	7,003	—
Other assets	21,080	22,925

Total assets	$1,425,012	$1,308,719

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Non-interest bearing	$122,450	$102,302
Interest bearing	1,026,830	918,596
Total deposits	1,149,280	1,020,898

Securities sold under agreements to repurchase	106,843	115,196
Borrowings	10,000	20,000
Junior subordinated debt, at fair value	18,437	19,658
Other liabilities	8,005	7,539

Total liabilities	1,292,565	1,183,291

Shareholders' equity
Preferred stock: $0.01 par value; authorized 1,000,000 shares; $1,000 liquidation preference per share; 25,000 shares of Series A 5% (increasing to 9% in 2014) cumulative preferred stock issued and outstanding; Less: discount of $1,480 at December 31, 2010 and $1,908 at December 31, 2009	23,520	23,092
Common stock, $5.00 par value; authorized 20,000,000 shares; issued:
6,546,273 shares at December 31, 2010 and 5,819,174 shares at December 31, 2009	32,732	29,096
Stock warrant	2,307	2,307
Surplus	65,506	63,744
Retained earnings	12,960	11,892
Accumulated other comprehensive loss	(4,387)	(4,512)
Treasury stock: 10,484 shares at cost	(191)	(191)

Total shareholders' equity	132,447	125,428

Total liabilities and shareholders' equity	$1,425,012	$1,308,719

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share data)

	Years Ended December 31,
	2010	2009
Interest and dividend income:
Interest and fees on loans	$51,158	$49,900
Interest on securities:
Taxable	10,920	11,453
Tax-exempt	1,646	1,253
Dividend income	59	115
Other interest income	304	19

Total interest and dividend income	64,087	62,740

Interest expense:
Interest on deposits	16,664	19,989
Interest on short-term borrowings	18	18
Interest on securities sold under agreements to repurchase	4,789	4,421
Interest on borrowings	408	1,509
Interest on junior subordinated debt	1,464	1,381

Total interest expense	23,343	27,318

Net interest income	40,744	35,422
Provision for loan losses	10,210	8,572

Net interest income after provision for loan losses	30,534	26,850

Non-interest income:
Customer service fees	2,046	2,443
Mortgage banking activities, net	1,082	1,255
Commissions and fees from insurance sales	11,915	12,254
Broker and investment advisory commissions and fees	737	714
Earnings on investment in life insurance	423	391
Other commissions and fees	1,901	1,933
Gain on sale of equity interest	1,875	—
Gains on sale of loans	—	—
Other income	797	565
Net realized gains (losses) on sales of securities	691	344
Total other-than-temporary impairment losses:
Total other-than-temporary impairment losses on investments	(869)	(5,569)
Portion of non-credit impairment loss recognized in other comprehensive loss	19	3,101

Net credit impairment loss recognized in earnings	(850)	(2,468)

Total non-interest income	20,617	17,431

Non-interest expense:
Salaries and employee benefits	21,979	22,134
Occupancy expense	4,415	4,160
Equipment expense	2,559	2,495
Marketing and advertising expense	1,022	1,011
Amortization of identifiable intangible assets	543	647
Professional services	3,093	2,480
Outside processing services	3,908	3,983
FDIC deposit and other insurance expense	2,128	2,479
Other real estate owned expense	4,245	2,562
Other expense	3,740	3,752

Total non-interest expense	47,632	45,703

Income (loss) before income taxes	3,519	(1,422)
Income tax benefit	(465)	(2,029)

Net income	3,984	607
Preferred stock dividends and discount accretion	(1,678)	(1,649)

Net income (loss) available to common shareholders	$2,306	$(1,042)

Basic earnings (loss) per common share	$0.37	$(0.18)

Diluted earnings (loss) per common share	$0.37	$(0.18)

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except share data)

	Preferred Stock		Common Stock
								Accumulated Other Comprehensive Loss
	Number of Shares Issued	Liquidation Value	Number of Shares Issued	Par Value	Stock Warrant	Surplus	Retained Earnings		Treasury Stock	Total
Balance, January 1, 2009	25,000	$22,693	5,768,429	$28,842	$2,307	$64,349	$14,757	$(7,834)	$(1,485)	$123,629
Comprehensive income:
Net income	—	—	—	—	—	—	607	—	—	607
Change in net unrealized gains (losses) on securities available-for-sale, net of tax effect and reclassification adjustments for restated losses and impairment charges	—	—	—	—	—	—	—	3,322	—	3,322

Total comprehensive income										3,929

Preferred stock discount accretion	—	399	—	—	—	—	—	—	—	399
Stock warrants	—	—	—	—	—	—	(399)	—	—	(399)
Reissuance of 57,870 shares of treasury stock	—	—	—	—	—	(870)	—	—	1,294	424
Restricted stock issued in connection with employee compensation	—	—	7,000	35	—	(35)	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	28,243	141	—	77	—	—	—	218
Common stock issued in connection with director and employee stock purchase plans	—	—	15,502	78	—	25	—	—	—	103
Compensation expense related to stock options	—	—	—	—	—	198	—	—	—	198
Common stock cash dividends paid ($0.30 per share)	—	—	—	—	—	—	(1,732)	—	—	(1,732)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(1,341)	—	—	(1,341)

Balance, December 31, 2009	25,000	23,092	5,819,174	29,096	2,307	63,744	11,892	(4,512)	(191)	125,428
Comprehensive income:
Net income	—	—	—	—	—	—	3,984	—	—	3,984
Change in net unrealized gains on securities available-for-sale, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	544	—	544
Change in net unrealized losses on securities held-to-maturity, net of tax effect and reclassification adjustments for losses and impairment charges	—	—	—	—	—	—	—	(419)	—	(419)

Total comprehensive income										4,109

Issuance of common stock, net of costs of $321	—	—	644,000	3,220	—	1,611	—	—	—	4,831
Preferred stock discount accretion	—	428	—	—	—	—	—	—	—	428
Stock warrants	—	—	—	—	—	—	(428)	—	—	(428)
Restricted stock issued in connection with employee compensation	—	—	14,500	73	—	(73)	—	—	—	—
Common stock issued in connection with directors' compensation	—	—	58,569	293	—	50	—	—	—	343
Common stock issued in connection with director and employee stock purchase plans	—	—	10,030	50	—	26	—	—	—	76
Compensation expense related to stock options	—	—	—	—	—	148	—	—	—	148
Common stock cash dividends paid ($0.20 per share)	—	—	—	—	—	—	(1,238)	—	—	(1,238)
Preferred stock cash dividends paid or declared	—	—	—	—	—	—	(1,250)	—	—	(1,250)

Balance, December 31, 2010	25,000	$23,520	6,546,273	$32,732	$2,307	$65,506	$12,960	$(4,387)	$(191)	$132,447

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2010	2009
Cash Flows From Operating Activities
Net income	$3,984	$607
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	10,210	8,572
Provision for depreciation and amortization of premises and equipment	1,288	1,332
Amortization of identifiable intangible assets	543	647
Deferred tax benefit	(674)	(3,958)
Director stock compensation	343	218
Net amortization of securities premiums and discounts	1,224	851
Amortization of mortgage servicing rights	114	150
Decrease in mortgage servicing rights	—	—
Accretion of fair value discounts related to FDIC receivable	(3)	—
Accretion of fair value discounts related to covered loans	(61)	—
Net realized losses on sales of other real estate owned	1,640	1,117
Impairment charge on investment securities recognized in earnings	850	2,468
Net realized (gains) losses on sales of securities	(691)	(344)
Gain on sale of equity interest	(1,875)	—
Proceeds from sales of loans held for sale	44,439	65,514
Net gains on sales of loans held for sale (included in mortgage banking activities)	(963)	(1,168)
Loans originated for sale	(45,209)	(64,025)
Realized gain on sale of premises and equipment	—	(25)
Earnings on bank owned life insurance	(423)	(398)
Decrease (increase) in FDIC prepaid deposit insurance	1,727	(5,712)
Compensation expense related to stock options	148	198
Net change in fair value of junior subordinated debt	(1,221)	1,398
Net change in fair value of interest rate swaps	1,027	(1,214)
Increase in accrued interest receivable and other assets	6,052	82
Decrease in accrued interest payable and other liabilities	(435)	(1,528)

Net Cash Provided by Operating Activities	22,034	4,782

Cash Flow From Investing Activities
Investment securities:
Purchases—available-for-sale	(146,953)	(182,598)
Principal repayments, maturities and calls—available-for-sale	68,638	77,405
Principal repayments, maturities and calls—held-to-maturity	51	—
Proceeds from sales—available-for-sale	73,579	65,912
Net increase in loans receivable	(57,519)	(41,232)
Proceeds from sale of loans	—	—
Net decrease in covered loans	1,986	—
Net decrease (increase) in Federal Home Loan Bank stock	283	—
Sales of other real estate owned	5,641	5,251
Proceeds from the sale of premises and equipment	—	259
Purchases of premises and equipment	(876)	(1,165)
Disposals of premises and equipment	65	76
Contingent payments	(250)	(250)
Net cash received from acquisitions	18,275	—

Net Cash Used In Investing Activities	(37,080)	(76,342)

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

	Years Ended December 31,
	2010	2009
Cash Flow From Financing Activities
Net increase in deposits	34,584	170,298
Net decrease in federal funds purchased	—	(53,424)
Net (decrease) increase in short-term securities sold under agreements to repurchase	(8,353)	(4,890)
Proceeds from long-term debt	—	—
Repayments of long-term debt	(23,161)	(30,000)
Issuance of preferred stock, including stock warrant	—	—
Issuance of common stock	4,831	—
Reissuance of treasury stock	—	424
Proceeds from stock purchase plans	76	103
Cash dividends paid on preferred and common stock	(2,488)	(2,863)

Net Cash Provided By Financing Activities	5,489	79,648

(Decrease) increase in cash and cash equivalents	(9,557)	8,088
Cash and Cash Equivalents:
January 1	27,372	19,284

December 31	$17,815	$27,372

Cash Payments For:
Interest	$23,569	$27,989

Taxes	$600	$—

Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of loans receivable to real estate owned	$7,252	$11,326

Acquisitions (for more information, refer to Note 6—FDIC-Assisted Acquisition):
Assets acquired at fair value	$105,084	$—
Liabilities assumed at fair value	(106,632)	—

Net liabilities assumed	$(1,548)	$—

See Notes to Consolidated Financial Statements.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Principles of Consolidation:

        On March 3, 2008, the Company changed its name from Leesport Financial Corp. to VIST Financial Corp. This re-branding initiative brought all the Leesport Financial Family of Companies under one new name and brand.

        The consolidated financial statements include the accounts of VIST Financial Corp. (the "Company"), a bank holding company, which has elected to be treated as a financial holding company, and its wholly-owned subsidiaries, VIST Bank (the "Bank"), VIST Insurance, LLC ("VIST Insurance") and VIST Capital Management, LLC ("VIST Capital"). As of December 31, 2010, the Bank's wholly-owned subsidiary was VIST Mortgage Holdings, LLC. All significant inter-company accounts and transactions have been eliminated.

Nature of Operations:

        The Bank provides full banking services. VIST Insurance provides risk management services, employee benefits insurance and personal and commercial insurance coverage through multiple insurance companies. VIST Capital provides investment advisory and brokerage services. VIST Mortgage Holdings, LLC provides mortgage brokerage services through its limited partnership agreements with unaffiliated third parties involved in the real estate services industry. First Leesport Capital Trust I, Leesport Capital Trust II and Madison Statutory Trust I are trusts formed for the purpose of issuing mandatory redeemable debentures on behalf of the Company. These trusts are wholly-owned subsidiaries of the Company, but are not consolidated for financial statement purposes. See "Junior Subordinated Debt" in Note 15 to the consolidated financial statements. The Company and the Bank are subject to the regulations of various federal and state agencies and undergo periodic examinations by various regulatory authorities.

Basis of Presentation:

        The accompanying audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for year end financial information. All significant inter-company accounts and transactions have been eliminated. In the opinion of management, all adjustments (including normal recurring adjustments) considered necessary for a fair presentation of the results for the year ended December 31, 2010 have been included.

        The Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") became effective on July 1, 2009. On that date, the FASB's ASC became the official source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with U.S. GAAP. The ASC supersedes all existing FASB, American Institute of Certified Public Accountants ("AICPA"), Emerging Issues Task Force ("EITF") and related literature. Rules and interpretive releases of the Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. While the conversion to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies, it does not change U.S. GAAP. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Subsequent Events:

        Effective April 1, 2009, the Company adopted FASB ASC 855, Subsequent Events. FASB ASC 855 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. FASB ASC 855 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that should be made about events or transactions that occur after the balance sheet date. In preparing these financial statements, the Company evaluated the events and transactions that occurred after December 31, 2010 through the date these financial statements were issued.

Use of Estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the potential impairment of goodwill, intangible assets, restricted stock, the valuation of deferred tax assets, the calculations of income tax provisions and the determination of other-than-temporary impairment on securities.

Significant Group Concentrations of Credit Risk:

        Most of the Company's banking, insurance and wealth management activities are with customers located within Berks, Schuylkill, Philadelphia, Montgomery, Chester and Delaware counties, as well as, within other southeastern Pennsylvania market areas. Note 8. Securities Available-For-Sale and Securities Held-to-Maturity to the audited consolidated financial statements for the year ended December 31, 2010 details the Company's investment securities portfolio for both available-for-sale and held-to-maturity investments. Note 9. Loans and Related Allowance for Credit Losses and Note 10. Covered Loans to the audited consolidated financial statements for the year ended December 31, 2010 details the Company's loan concentrations. Although the Company has a diversified loan portfolio, its debtors' ability to honor contracts is influenced by the region's economy.

Reclassifications:

        Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2010. Such reclassifications did not have a material impact on the presentation of the overall financial statements.

Cash and Cash Equivalents:

        For purposes of reporting the consolidated statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits with banks, and federal funds sold. Generally, federal funds sold are for one-day periods.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Investment Securities and Related Impairment Evaluation:

        Certain debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. For the years ended December 31, 2010 and 2009, respectively, there were no securities classified as trading, therefore, there were no gains or losses included in earnings that were a result of transfers of securities from the available-for-sale category into a trading category. There were no sales or transfers from securities classified as held-to-maturity.

        For equity securities, when the Company has decided to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Company recognizes an impairment loss when the impairment is deemed other than temporary even if the decision to sell has not been made.

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  fair value below cost and the length of time;

  •
  adverse condition specific to a particular investment;

  •
  rating agency activities (e.g., downgrade);

  •
  financial condition of an issuer;

  •
  dividend activities;

  •
  suspension of trading;

  •
  management intent;

  •
  changes in tax laws or other policies;

  •
  subsequent market value changes; and

  •
  economic or industry forecasts.

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held-to-maturity or available-for-sale debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Company intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a

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security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

Federal Home Loan Bank Stock and Related Impairment Evaluation:

        The Bank is required to maintain certain amounts of FHLB stock as a member of the FHLB. These equity securities are "restricted" in that they can only be sold back to the respective institutions or another member institution at par, therefore, they are less liquid than other tradable equity securities and are carried at amortized cost.

        The FHLB of Pittsburgh announced in December 2008 that it voluntarily suspended the payment of dividends and the repurchase of excess capital stock from member banks. The FHLB last paid a dividend in the third quarter of 2008. Accounting guidance indicates that an investor in FHLB of Pittsburgh capital stock should recognize impairment if it concludes that it is not probable that it will ultimately recover the par value of its shares. The decision of whether impairment exists is a matter of judgment that should reflect the investor's view of FHLB of Pittsburgh's long-term performance, which includes factors such as its operating performance, the severity and duration of declines in the market value of its net assets related to its capital stock amount, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislation and regulatory changes on FHLB of Pittsburgh, and accordingly, on the members of FHLB of Pittsburgh and its liquidity and funding position. Based on the financial results of the FHLB for the year-ended December 31, 2010 and 2009, management believes that the suspension of both the dividend payments and excess capital stock repurchase is temporary in nature. In the fourth quarter of 2010, as a result of improved core earnings and a decrease in OTTI charges on non-agency investment securities, the FHLB repurchased stock totaling $283,000 from the Bank. Management further believes that the FHLB will continue to be a primary source of wholesale liquidity for both short-term and long-term funding and has concluded that its investment in FHLB stock is not other-than-temporarily impaired. After evaluating all of these considerations, the Company believes the par value of its shares will be recovered. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

Loans:

        Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the

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related loans. These amounts are generally being amortized over the contractual life of the loan. Discounts and premiums on purchased loans are amortized to income using the interest method over the expected lives of the loans. The Bank has not underwritten any hybrid loans or sub-prime loans.

        The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses:

        In accordance with U.S. GAAP, the allowance for loan losses represents management's estimate of losses inherent in the loan and lease portfolio as of the balance sheet date and is recorded as a reduction to loans and leases. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 90 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

        The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance, which is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan and lease portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans and leases that are classified as impaired. For such loans and leases, an allowance is established when the (i) discounted cash flows, or (ii) collateral value, or (iii) observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity loans, home equity lines of credit and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for relevant qualitative factors. Separate qualitative

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adjustments are made for higher-risk criticized loans that are not impaired. These qualitative risk factors include:

        1.     Lending policies and procedures, including underwriting standards and historical-based loss/collection, charge-off, and recovery practices.

        2.     National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

        3.     Nature and volume of the portfolio and terms of loans.

        4.     Experience, ability, and depth of lending management and staff.

        5.     Volume and severity of past due, classified and nonaccrual loans as well as trends and other loan modifications.

        6.     Quality of the Company's loan review system, and the degree of oversight by the Company's Board of Directors.

        7.     Existence and effect of any concentrations of credit and changes in the level of such concentrations.

        8.     Effect of external factors, such as competition and legal and regulatory requirements.

        Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation.

        An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all criticized and classified loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company's impaired loans are measured based on the estimated fair value of the loan's collateral.

        For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals or evaluations. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This

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decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

        For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

        For loans that are not classified as impaired, the Company collectively evaluates the loans for impairment based upon homogeneous loan groups.

        Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate, an extension of a loan's stated maturity date or a change in the loan payment to interest-only. For troubled debt restructurings on loans that are accruing interest, the Company will continue to accrue interest based upon the modified terms. Troubled debt restructurings on loans not accruing interest are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are tested for impairment.

        The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

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        In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Covered Loans

        In connection with the acquisition discussed in Note 6. FDIC-Assisted Acquisition to the audited consolidated financial statements for the year ended December 31, 2010, the Bank has purchased loans of a failed bank, some of which have shown evidence of credit deterioration since origination. These purchased loans are recorded at the amount paid, such that there is no carryover of the seller's allowance for loan losses. After acquisition, losses are recognized by an increase in the allowance for loan losses. Of the loans acquired with evidence of credit deterioration, some of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. The cash flows expected over the life of the pools are estimated using an internal cash flow model that projects cash flows and calculates the carrying values of the pools, book yields, effective interest income and impairment, if any, based on pool level events. Assumptions as to cumulative loss rates and prepayment speeds are utilized to calculate the expected cash flows. Other loans acquired in the acquisition evidencing credit deterioration are recorded initially at the amount paid. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

        Over the life of the loan or pool, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded as a provision for loan losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

        Our determination of the initial fair value of loans purchased in the FDIC-assisted acquisitions involved a high degree of judgment and complexity. The carrying value of the acquired loans reflects management's best estimate of the amount to be realized from the acquired loan and lease portfolios. However, the amounts the Company actually realizes on these loans could differ materially from the carrying value reflected in these financial statements, based upon the timing of collections on the acquired loans in future periods, underlying collateral values and the ability of borrowers to continue to make payments.

        Purchased performing loans are recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio. Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. Interest is accrued daily on the outstanding principal balances of purchased performing loans. Fair value adjustments are also accreted into income over the estimated lives of the loans on a level yield basis.

        Prospective losses incurred on Covered loans are eligible for partial reimbursement by the FDIC under loss sharing agreements. Subsequent decreases in the amount expected to be collected result in a

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Note 1. Summary of Significant Accounting Policies (Continued)

provision for credit losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for credit losses and related allowance for loan loss and adjustments to the FDIC receivable, or prospective adjustment to the accretable yield if no provision for credit losses had been recorded. No allowance for loan losses has been recorded against Covered loans as of December 31, 2010.

        In accordance with the loss sharing agreements with the FDIC, certain expenses relating to covered assets of external parties such as legal, property taxes, insurance, and the like may be reimbursed by the FDIC at 70% or if certain levels of reimbursement are reached, 80%, as defined. Such qualifying future expenditures on covered assets will result in an increase to the FDIC receivable.

Loans Held for Sale:

        Mortgage loans originated and intended for sale in the secondary market at the time of origination are carried at the lower of cost or estimated fair value on an aggregate basis. The fair value of mortgage loans held for sale is determined, when possible, using Level 2 quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined based on expected proceeds based on sales contracts and commitments.

        These loans are all sold 100% servicing released to various financial institutions, usually within a 30 day period after origination. The loans are generally sold to institutions approved by the Company. Loan sales are typically subject to recourse agreements ranging from 90 to 150 days. Recourse only becomes an issue in the instance of payment delinquency or fraud during the recourse period which rarely occurs due to the strictness of the underwriting guidelines. The Company does not engage in any subprime lending. These loan sales are not subject to any other agreements or indemnifications. The Company is not currently involved in any servicing, pooling or securitization of these loans. There are no reserves set up for any contingencies or litigation that may occur with regard to this portfolio due to the portfolio's immateriality to the Company's balance sheet.

Rate Lock Commitments:

        The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.

Other Real Estate Owned

        Other real estate owned ("OREO") includes assets acquired through foreclosure, deed in-lieu of foreclosure, and loans identified as in-substance foreclosures. A loan is classified as an in-substance foreclosure when effective control of the collateral has been taken prior to completion of formal foreclosure proceedings. OREO is held for sale and is recorded at fair value of the property, based on current independent appraisals obtained at the time of acquisition less estimated costs to sell. Costs to maintain OREO and subsequent gains and losses attributable to OREO liquidation are included in the

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Note 1. Summary of Significant Accounting Policies (Continued)

Consolidated Statements of Operations in other income and other expense as realized. No depreciation or amortization expense is recognized.

Covered Other Real Estate Owned

        Other real estate acquired through foreclosure covered under loss sharing agreements with the FDIC is reported exclusive of expected reimbursement cash flows from the FDIC. Subsequent decreases to the estimated recoverable value of covered other real estate result in a reduction of covered other real estate, and a charge to non-interest expense, and an increase in the FDIC receivable for the estimated amount to be reimbursed, with a corresponding amount recorded in non-interest expense.

Premises and Equipment:

        Land and land improvements are stated at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated principally on the straight-line method over the respective assets estimated useful lives as follows:

Years
Buildings and leasehold improvements	10 - 40
Furniture and equipment	3 - 10

Transfer of Financial Assets:

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank-Owned Life Insurance:

        The Bank invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is reflected in non-interest income on the consolidated statements of operations.

FDIC Indemnification Asset

        Under the terms of the loss sharing agreements with the FDIC, which is a significant component of the acquisition discussed in Note 6. FDIC-Assisted Acquisition to the audited consolidated financial statements for the year ended December 31, 2010, the FDIC will absorb 70% of the losses and certain related expenses and share in loss recoveries on loans and other real estate owned covered under the loss share agreements. The FDIC indemnification asset is measured separately from each of the covered asset categories. The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows

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Note 1. Summary of Significant Accounting Policies (Continued)

are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. The FDIC indemnification asset will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset and the indemnifiable loss recovery is recorded in other income. Conversely, if realized losses are less than initial estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

FDIC Assisted Acquisition

        U.S. GAAP requires that the acquisition method of accounting, formerly referred to as purchase method, be used for all business combinations and that an acquirer be identified for each business combination. Under U.S. GAAP, the acquirer is the entity that obtains control of one or more businesses in the business combination, and the acquisition date is the date the acquirer achieves control. U.S. GAAP requires that the acquirer recognize the fair value of assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date.

        The Company's wholly-owned subsidiary acquired Allegiance Bank of North America ("Allegiance") headquartered in Bala Cynwyd, Pennsylvania. The acquisition was completed with the assistance of the Federal Deposit Insurance Corporation ("FDIC"). The acquired assets and assumed liabilities of Allegiance were measured at estimated fair value as of the date of the acquisition. Management made significant estimates and exercised significant judgment in accounting for the acquisition of Allegiance. Management judgmentally assigned risk ratings to loans based on appraisals and estimated collateral values, expected cash flows, and estimated loss factors to measure fair values for loans. Other real estate acquired through foreclosure was valued based upon pending sales contracts and appraised values, adjusted for current market conditions. Management used quoted or current market prices to determine the fair value of investment securities, short-term borrowings and long-term obligations that were assumed from Allegiance.

Stock-Based Compensation:

        On January 1, 2006, the Company transitioned to fair-value based accounting for stock-based compensation using the modified-prospective transition method. Under the modified-prospective method, the Company is required to record compensation cost for new awards and to awards modified, purchased or cancelled after January 1, 2006. Additionally, compensation cost for the portion of non-vested awards (awards for which the requisite service has not been rendered) that were outstanding as of January 1, 2006 are being recognized prospectively over the remaining vesting period of such awards.

Mortgage Servicing Rights:

        Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount.

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Note 1. Summary of Significant Accounting Policies (Continued)

Revenue Recognition for Insurance Activities:

        Insurance revenues are derived from commissions and fees. Commission revenues, as well as the related premiums receivable and payable to insurance companies, are recognized the later of the effective date of the insurance policy or the date the client is billed, net of an allowance for estimated policy cancellations. The reserve for policy cancellations is periodically evaluated and adjusted as necessary. Commission revenues related to installment premiums are recognized as billed. Commissions on premiums billed directly by insurance companies are generally recognized as income when received. Contingent commissions from insurance companies are generally recognized as revenue when the data necessary to reasonably estimate such amounts is obtained. A contingent commission is a commission paid by an insurance company that is based on the overall profit and/or volume of the business placed with the insurance company. Fee income is recognized as services are rendered.

Goodwill and Other Intangible Assets:

        The Company accounts for goodwill and other intangible assets in accordance with FASB ASC 350, "Goodwill and Other Intangible Assets." FASB ASC 350 revised the accounting for purchased intangible assets and, in general, requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment. Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives. Other intangible assets are amortized using the straight line method over estimated useful lives of four to twenty years.

        The Company performs an annual goodwill impairment test in the fourth quarter each year (see Note 5 of the consolidated financial statements). The Company utilizes the following framework to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include:

  •
  a significant adverse change in legal factors or in the business climate;

  •
  an adverse action or assessment by a regulator;

  •
  unanticipated competition;

  •
  a loss of key personnel;

  •
  a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

  •
  the testing for recoverability under FASB ASC 860 of a significant asset group within a reporting unit; and

  •
  recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

        The Company acknowledges that a decline in market capitalization may represent an event or change in circumstances that would more likely than not reduce the fair value of reporting unit below its carrying value. However, management does not place primary emphasis on the Company's market capitalization for a number of reasons, not the least of which is lack of liquidity of its common shares due to a lack of consistent trading volume. This view also considers that substantial value may result from the ability to leverage certain synergies or control. Therefore, management's valuation

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Note 1. Summary of Significant Accounting Policies (Continued)

methodology for assessing annual (and evaluating subsequent indicators of) impairment is performed at a detailed level as it incorporates a more granular view of each reporting unit and the significant valuation inputs.

        Management estimates fair value utilizing multiple methodologies which include discounted cash flows, comparable companies and comparable transactions. Each valuation technique requires management to make judgments about inputs and assumptions which form the basis for financial projections of future operating performance and the corresponding estimated cash flows. The analyses performed require the use of objective and subjective inputs which include market-price of non-distressed financial institutions, similar transaction multiples, and required rates of return. Management works closely in this process with third-party valuation professionals, who assist in obtaining comparable market data and performing certain of the calculations, based on information provided by management and assumptions developed with management.

        Given that the level at which management performs its impairment testing for each reporting unit is more granular than simply market capitalization, management evaluates the underlying data and assumptions that comprise the most recent goodwill impairment test for evidence of deterioration at a level which may indicate the fair value of the reporting segment has meaningfully declined. While the Company's stock price continues to be influenced by the financial services sector as well as our relative small size, management does not believe that there has been a substantial change in the business climate relative to our valuation analysis. To the contrary, the Company believes the economy shows signs of stabilization.

        Given the timing of the completion of management's annual impairment test (December 31, 2010 as of October 31, 2010) and the evaluation of the relevant inputs that form the basis for management's estimate for the fair value of each reporting unit, management concluded that there has not been significant deterioration in the underlying inputs and assumptions which would lead it to conclude an interim goodwill impairment test was required.

        As of the time of the annual goodwill impairment test for 2010, the "Fair Value" of one of the units was less than the carrying amount. Therefore, a second step test was required. As a result of the third party valuation analysis and the second step test, the Company determined that no goodwill impairment write-off was necessary for the twelve months ended December 31, 2010. The Company's stock, like the stock of many other financial services companies, is trading below both book value as well as tangible book value. The Company believes that the current market value does not represent the fair value of the Company when taken as a whole and in consideration of other relevant factors

Income Taxes:

        The calculation of the provision for federal and state income taxes is complex and requires the use of estimates and judgments. In the Company's consolidated balance sheet, the Company maintains two accruals for income taxes: the Company's income tax payable represents the estimated amount currently due to the federal and state government and is reported as a component of other liabilities; the Company's deferred federal and state income tax asset or liability are reported as a component of other assets" and represent the estimated impact of temporary differences between how the Company recognizes its assets and liabilities under U.S. GAAP, and how such assets and liabilities are recognized under the federal and state tax codes.

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Note 1. Summary of Significant Accounting Policies (Continued)

        Deferred federal and state taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred federal and state tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred federal and state tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred federal and state tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment.

        The effective tax rate is based in part on the Company's interpretation of the relevant current tax laws. The Company believes the aggregate liabilities related to taxes are appropriately reflected in the consolidated financial statements. The Company reviews the appropriate tax treatment of all transactions taking into consideration statutory, judicial, and regulatory guidance in the context of the Company's tax positions. In addition, the Company relies on various tax opinions, recent tax audits, and historical experience. The Company files a consolidated U.S. Federal income tax return. The Company and its subsidiaries file individual shares or corporate net income state tax returns dependent upon the requirements as set forth by the state of Pennsylvania.

        From time to time, the Company engages in business transactions that may have an effect on its tax liabilities. Where appropriate, the Company obtains opinions of outside experts and has assessed the relative merits and risks of the appropriate tax treatment of business transactions taking into account statutory, judicial, and regulatory guidance in the context of the tax position. However, changes to the Company's estimates of accrued taxes can occur due to changes in tax rates, implementation of new business strategies, resolution of issues with taxing authorities regarding previously taken tax positions and newly enacted statutory, judicial, and regulatory guidance. Such changes could affect the amount of our accrued taxes and could be material to the Company's financial position and/or results of operations (See Note 18. Income Taxes to the audited consolidated financial statements for the year ended December 31, 2010).

Equity Method Investment:

        On December 29, 2003, the Bank entered into a limited partner subscription agreement with Midland Corporate Tax Credit XVI Limited Partnership, where the Bank receives special tax credits and other tax benefits. The Bank subscribed to a 6.2% interest in the partnership, which is subject to an adjustment depending on the final size of the partnership at a purchase price of $5.0 million. This investment of $2.8 million and $3.2 million is recorded in other assets as of December 31, 2010 and 2009, respectively, and is not guaranteed; therefore, it is accounted for in accordance with FASB ASC 970, "Accounting for Investments in Real Estate Ventures" using the equity method.

Segment Reporting:

        The Bank acts as an independent community financial services provider which offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

        The Company's insurance, investment and mortgage banking operations are managed separately from the Bank. The mortgage banking operation offers residential lending products and generates

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

revenue primarily through gains recognized on loan sales. VIST Insurance provides coverage for commercial, individual, surety bond, and group and personal benefit plans. VIST Capital Management provides services for individual financial planning, retirement and estate planning, investments, corporate and small business pension and retirement planning (See Note 23. Segment and Related Information to the audited consolidated financial statements for the year ended December 31, 2010, for segment related information on mortgage banking, VIST Insurance and VIST Capital Management).

Marketing and Advertising:

        Marketing and advertising costs are expensed as incurred.

Off-Balance Sheet Financial Instruments:

        In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheets when they become receivable or payable.

Derivative Financial Instruments:

        The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Company's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

        By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in the derivative instruments by entering into transactions with high quality counterparties.

        Market risk is the adverse effect that a change in interest rates, currency, or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. The Company periodically measures this risk by using value-at-risk methodology.

        During 2002, the Company entered into an interest rate swap to convert its fixed rate trust preferred securities to floating rate debt. Both the interest rate swap and the related debt are recorded on the balance sheet at fair value through adjustments to other expense. In 2010, a premium of $272,000 was paid to the Company resulting from a counterparty exercising a call option to terminate this interest rate swap, which was recognized in other income during the twelve months ended December 31, 2010.

        During 2003, the Company also entered into an interest rate cap agreement to limit its exposure to the variable rate interest achieved through the interest rate swap. The interest rate cap was not designated as a cash flow hedge and thus, it is carried on the balance sheet in other assets at fair value through adjustments to interest expense. This interest rate cap matured in March 2010.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

        During 2008, the Company entered into two interest rate swaps to manage its exposure to interest rate risk. The interest rate swap transactions involved the exchange of the Company's floating rate interest rate payment on its $15.0 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount. These interest rate swaps are recorded on the balance sheet at fair value through adjustments to other income in the consolidated results of operations.

        In October of 2010, the Company purchased a three month LIBOR interest rate cap to create protection against rising interest rates. The notional amount of this interest rate cap was $5.0 million and the initial premium paid for the interest rate cap was $206,000. At December 31, 2010, the recorded value of the interest rate cap was $300,000. This interest rate cap is recorded on the balance sheet at fair value through adjustments to other income in the consolidated statements of operations.

Note 2. Earnings Per Common Share:

        Basic earnings per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if options to issue common stock were exercised. Potential common shares that may be issued related to outstanding stock options are determined using the treasury stock method. Stock options with exercise prices that exceed the average market price of the Company's common stock during the periods presented are excluded from the dilutive earrings per common share calculation. For the years ended December 31, 2010 and 2009, anti-dilutive common stock options totaled 579,270 and 645,036, respectively.

        The Company's calculation of earnings (loss) per common share for the years ended December 31, 2010 and 2009 is presented below:

	Net Income (Loss) (numerator)	Weighted Average Common Shares (denominator)	Per Share Amount
	(In thousands except per share data)
2010
Basic earnings per common share:
Net income available to common shareholders	$2,306	6,275	$0.37
Effect of dilutive stock options	—	43	—

Diluted earnings per share:
Net income available to common shareholders plus assumed conversion	$2,306	6,318	$0.37

2009
Basic loss per common share:
Net loss available to common shareholders	$(1,042)	5,781	$(0.18)
Effect of dilutive stock options	—	—	—

Diluted loss per common share:
Net loss available to common shareholders plus assumed conversion	$(1,042)	5,781	$(0.18)

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Comprehensive Income:

        Accounting principles generally require that recognized revenue, expense, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

        The components of other comprehensive income (loss) for the years ended December 31, 2010 and 2009 were as follows:

	Years Ended December 31,
	2010	2009
	(Dollar amounts in thousands)
Net income	$3,984	$607

Other comprehensive income (loss):
Change in unrealized holding gains (losses) on available-for-sale securities	895	3,679
Change in non-credit impairment losses on available-for-sale securities	139	(769)
Reclassification adjustment for credit related impairment on available-for-sale securities realized in income	481	2,468
Change in non-credit impairment losses on held-to-maturity securities	(1,004)	—
Reclassification adjustment for credit related impairment on held-to-maturity securities realized in income	369	—
Reclassification adjustment for investment (gains) losses realized in income	(691)	(344)

Net unrealized gains	189	5,034
Income tax effect	(64)	(1,712)

Other comprehensive income	125	3,322

Total comprehensive income	$4,109	$3,929

Note 4. Recently Issued Accounting Standards:

        In January 2010, the FASB has issued ASU 2010-06, "Fair Value Measurements and Disclosures (ASC Topic 820)—Improving Disclosures about Fair Value Measurements". This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in ASC Subtopic 820-10. The FASB's objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends ASC Subtopic 820-10 to now require:

  •
  A reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

  •
  In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Recently Issued Accounting Standards: (Continued)

        In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:

  •
  For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

  •
  A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

        ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The adoption of this new pronouncement did not have a material impact on the Company's consolidated financial statements.

        In March 2010, the FASB issued ASU 2010-11 Derivatives and Hedging (Topic 815). This Update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only one form of embedded credit derivative qualifies for the exemption—one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. No significant impact was reported in the consolidated financial position or results of operations from the adoption of ASU 2010-11.

        In April 2010, the FASB issued (ASU) 2010-15 Financial Services—Insurance (Topic 944). This Update clarifies that an insurance entity should not consider any separate account interests held for the benefit of policy holders in an investment to be the insurer's interests and should not combine those interests with its general account interest in the same investment when assessing the investment for consolidation, unless the separate account interests are held for the benefit of a related party policy holder as defined in the Variable Interest Entities Subsections of Subtopic 810-10 and those Subsections require the consideration of related parties. This Update also amends Subtopic 944-80 to clarify that for the purpose of evaluating whether the retention of specialized accounting for investments in consolidation is appropriate, a separate account arrangement should be considered a subsidiary. The amendments do not require an insurer to consolidate an investment in which a separate account holds a controlling financial interest if the investment is not or would not be consolidated in the standalone financial statements of the separate account. The amendments also provide guidance on how an insurer should consolidate an investment fund in situations in which the insurer concludes that consolidation is required. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2010. Early adoption is permitted. The amendments in this Update should be applied retrospectively to all prior periods upon the date of adoption. No significant impact to amounts reported in the consolidated financial position or results of operations have resulted or are expected from the adoption of ASU 2010-15.

        In July 2010, the FASB issued (ASU) 2010-20 Receivables (Topic 310) covering disclosures about the credit quality of financing receivables and the allowance for credit losses. This Update is intended to provide additional information and greater transparency to assist financial statement users in assessing an entity's credit risk exposures and evaluating the adequacy of its allowance for credit losses.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Recently Issued Accounting Standards: (Continued)

The Update requires increased disclosures on the nature of the credit risk inherent in the entity's portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses and the changes and reasons for those changes in the allowance for credit losses. Entities will need to provide a rollforward schedule of the allowance for credit losses for the reporting period with ending balances further disaggregated on the basis of impairment methods, the related recorded investments in financing receivables, the nonaccrual status of financing receivables by class and the impaired financing receivables by class. The Update will also require additional disclosures on credit quality indicators of financing receivables, the aging of past due financing receivables by class, the nature and extent of troubled debt restructurings by class with their effect on the allowance for credit losses, the nature and extent of financing receivables modified as troubled debt restructurings by class for the past 12 months that defaulted during the reporting period and significant purchases and sales of financing receivables during the reporting period. The amendments in this Update are effective for public entities for interim and annual reporting periods ending on or after December 15, 2010. The amendments in this Update encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. No significant impact to amounts reported in the consolidated financial position or results of operations are expected from the adoption of ASU 2010-20.

        In December 2010, the FASB issued (ASU) 2010-28 Intangibles—Goodwill and Other (Topic 350) covering when to perform step 2 of the Goodwill Impairment Test for reporting units with zero or negative carrying amounts. This Update is intended to modify step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts as these entities will be required to perform step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. The amendments in this Update are effective for all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing step 1 of the goodwill impairment test is zero or negative. For public entities, the amendments in this Update are effective for fiscal years and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. No significant impact to amounts reported in the consolidated financial position or results of operations are expected from the adoption of ASU 2010-28.

        In December 2010, the FASB issued (ASU) 2010-29 Business Combinations (Topic 805) Disclosure of Supplementary Pro Forma Information for Business Combinations. This Update specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. No significant impact to amounts reported in the consolidated financial position or results of operations are expected from the adoption of ASU 2010-29.

        In January 2011, the FASB issued (ASU) 2011-01 Receivables (Topic 310) Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. This Update temporarily delays the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. The amendments in this Update delay the effective date of the new disclosures about troubled debt restructurings for public entities and the coordination of the guidance

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Recently Issued Accounting Standards: (Continued)

for determining what constitutes a troubled debt restructuring until interim and annual periods ending after June 15, 2011. No significant impact to amounts reported in the consolidated financial position or results of operations are expected from the adoption of ASU 2011-01.

Note 5. Acquisitions Including Goodwill and Other Intangible Assets

Acquisitions

        On September 1, 2008, the Company paid cash of $1.8 million for Fisher Benefits Consulting, an insurance agency specializing in group employee benefits, located in Pottstown, Pennsylvania. Fisher Benefits Consulting has become a part of VIST Insurance. As a result of the acquisition, VIST Insurance continues to expand its retail and commercial insurance presence in southeastern Pennsylvania counties. The results of Fisher Benefits Consulting operations have been included in the Company's consolidated financial statements since September 2, 2008. Included in the $1.8 million purchase price for Fisher Benefits Consulting was goodwill of $200,000 and identifiable intangible assets of $1.6 million. Contingent payments totaling $750,000, or $250,000 for each of the first three years following the acquisition, will be paid if certain predetermined revenue target ranges are achieved. These payments are expected to be added to goodwill when paid. The contingent payments could be higher or lower depending upon whether actual revenue earned in each of the three years following the acquisition is less than or exceeds the predetermined revenue goals. A contingent payment of $250,000 was made in both 2009 and 2010 as predetermined revenue targets were achieved.

        On April 30, 2010, VIST Insurance purchased a client list from KDN/Lanchester Corp. for contingent payments estimated to be $231,000. Included in the purchase price was $78,000 and $152,000 of goodwill and intangible assets, respectively. The agreement between VIST Insurance and KDN/Lanchester Corp. contains a purchase price consisting of a percentage of revenue for a three year period, after which all revenues generated from the use of the list will revert to VIST Insurance. As a result of this purchase, VIST Insurance expects to expand its retail and commercial presence in southeastern Pennsylvania.

        On November 19, 2010, the Bank acquired certain assets and assumed certain liabilities of Allegiance from the FDIC, as Receiver of Allegiance. Allegiance operated five community banking branches within Chester and Philadelphia counties. The Bank's bid to purchase Allegiance included the purchase of certain Allegiance assets at a discount of $5.9 million and time deposits at a premium of $534,000, in exchange for assuming certain Allegiance deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid the Company $1.8 million ($2.0 million less a settlement of approximately $200,000). As a result of the Allegiance acquisition, the Company recorded $1.5 million of goodwill. No cash or other consideration was paid by the Bank. This acquisition provides the Company with a significant market extension of our core markets. The franchise expansion gives the Company a quick and profitable entry into Philadelphia and the surrounding areas of Bala Cynwyd, Berwyn, Old City and Worcester. All of the goodwill acquired has been allocated to the Company's Banking and Financial Services segment (For additional information on this acquisition, refer to Note 6. FDIC-Assisted Acquisition to the audited consolidated financial statements for the year ended December 31, 2010).

Goodwill

        The Company had goodwill and other intangible assets of $45.7 million at December 31, 2010, related to the acquisition of its banking, insurance and wealth management companies. The Company

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

utilizes a third party valuation service to perform its goodwill impairment test both on an interim and annual basis. A fair value is determined for the banking and financial services, insurance services and investment services reporting units. If the fair value of the reporting business unit exceeds the book value, then no impairment write down of goodwill is necessary (a Step One evaluation). If the fair value is less than the book value, then an additional test (a Step Two evaluation) is necessary to assess goodwill for potential impairment. As a result of the goodwill impairment valuation analysis, the Company determined that no goodwill impairment write-off for any of its reporting units was necessary for the year ended December 31, 2010, however a Step Two evaluation was necessary for the banking and financial services reporting unit.

        Reporting unit valuation is inherently subjective, with a number of factors based on assumption and management judgments. Among these are future growth rates, discount rates and earnings capitalization rates. Changes in assumptions and results due to economic conditions, industry factors and reporting business unit performance could result in different assessments of the fair value and could result in impairment charges in the future.

Framework for Interim Impairment Analysis

        The Company utilizes the following framework from FASB ASC 350 "Intangibles—Goodwill & Other" to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include:

  •
  a significant adverse change in legal factors or in the business climate;

  •
  an adverse action or assessment by a regulator;

  •
  unanticipated competition;

  •
  a loss of key personnel;

  •
  a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

  •
  financing transactions of a significant asset group within a reporting unit; and

  •
  recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
        When applying the framework above, management additionally considers that a decline in the Company's market capitalization could reflect an event or change in circumstances that would more likely than not reduce the fair value of reporting business unit below its carrying value. However, in considering potential impairment of goodwill, management does not consider the fact that our market capitalization is less than the carrying value of our Company to be determinative that impairment exists. This is because there are factors, such as our small size and small market capitalization, which do not take into account important factors in evaluating the value of our Company and each reporting business unit, such as the benefits of control or synergies. Consequently, management's annual process for evaluating potential impairment of our goodwill (and evaluating subsequent interim period indicators of impairment) involves a detailed level analysis and incorporates a more granular view of each reporting business unit than aggregate market capitalization, as well as significant valuation inputs.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

Annual and Interim Impairment Tests and Results

        Management estimates fair value annually utilizing multiple methodologies which include discounted cash flows, comparable companies and comparable transactions. Each valuation technique requires management to make judgments about inputs and assumptions which form the basis for financial projections of future operating performance and the corresponding estimated cash flows. The analyses performed require the use of objective and subjective inputs which include market-price of non-distressed financial institutions, similar transaction multiples, and required rates of return. Management works closely in this process with third party valuation professionals, who assist in obtaining comparable market data and performing certain of the calculations, based on information provided and assumptions made by management.

        FASB ASC 820 "Fair Value Measurements and Disclosures" defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell or transfer the asset or transfer the liability occurs in the principal market for the asset or liability, or in the absence of a principal market, the most advantageous market for the asset or liability. FASB ASC 820 further defines market participants as buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

        FASB ASC 820 establishes a fair value hierarchy to prioritize the inputs used in valuation techniques:

        1.     Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

        2.     Level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability through corroboration with observable market data.

        3.     Level 3 inputs are unobservable inputs, such as a company's own data.

        The Company will continue to monitor the interim indicators noted in FASB ASC 350 to evaluate whether an interim goodwill impairment test is required, given the occurrence of events or if circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, absent those events, the Company will perform its annual goodwill impairment evaluation during the fourth quarter of 2011.

Consideration of Market Capitalization in Light of the Results of Our Annual and Interim Goodwill Assessments

        The Company's stock price, like the stock prices of many other financial services companies, is trading below both book value as well as tangible book value. We believe that the Company's current market value does not represent the fair value of the Company when taken as a whole and in consideration of other relevant factors. Because the Company is viewed by investors predominantly as a community bank, we believe our market capitalization is based on net tangible book value, reduced by nonperforming assets in excess of the allowance for loan losses. We believe that the market place ascribes effectively no value to the Company's fee-based reporting units, the assets of which are composed principally of goodwill and intangibles. Management believes that as a stand-alone business each of these reporting units has value which is not being incorporated in the market's valuation of the Company reflected in the share price. Management also believes that if these reporting units were carved out of the Company and sold, they would command a sales price reflective of their current

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

performance. Management further believes that if these reporting units were sold, the results of the sale would increase both the tangible book value (resulting from, among other things, the reduction in associated goodwill) and therefore market capitalization, given the market's current valuation approach described above.

Insurance services and investment services reporting units:

        In performing step one of the goodwill impairment tests, it was necessary to determine the fair value of the insurance services and investment services reporting units. The fair value of these reporting units was estimated using a weighted average of both an income approach and a market approach. The income approach utilizes Level 3 inputs and uses a dividend discount analysis, which calculates the present value of all excess cash flows plus the present value of a terminal value. This approach calculates cash flows based on financial results after a change of control transaction. The Market Approach utilizes Level 2 inputs and is used to calculate the fair value of a company by examining pricing multiples in recent acquisitions of companies similar in size and performance to the company being valued.

        Two key inputs to the income approach were our future cash flow projection and the discount rate. For the insurance services reporting unit, a 17.5% discount rate was applied, which was based on recently reported expected internal rates of return by market participants in the financial services industry as well as to account for the execution risk inherent in achieving the projections provided by the Company. For the investment services unit, a 15.0% to 25.0% discount rate range was applied which was representative of the required returns of investment of a market participant and the risk inherent in such an investment.

        The table below presents the fair value, carrying amount, and goodwill associated with the insurance and investment services reporting units with respect to the annual goodwill impairment test completed as of October 31, 2010:

Results of Annual Goodwill Impairment Testing

Reporting Segment	Fair Value at 10/31/2010	Carrying Amount* at 10/31/2010	Goodwill at 10/31/2010
	(Dollar amounts in thousands)
VIST Insurance	$14,928	$13,352	$11,460
VIST Capital	1,687	1,359	1,021

	$16,615	$14,711	$12,481

*
Includes Goodwill

        The annual impairment assessment for our insurance services and investment services reporting units was completed in December 2010, with an effective date of October 31, 2010. The results of the impairment analysis indicated no goodwill impairment existed.

Banking and financial services unit:

        In performing step one of the goodwill impairment test, it was necessary to determine the fair value of the banking and financial services reporting unit. The fair value of this reporting unit was estimated using a weighted average of a discounted dividend approach, a market ("selected transactions") approach, a change in control premium to parent market price approach, and a change in control premium to peer market price approach.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

        The table below presents the fair value, carrying amount, and goodwill associated with the banking and financial services reporting unit with respect to the annual goodwill impairment test completed as of December 31, 2010:

Results of Annual Goodwill Impairment Testing

Reporting Segment	Fair Value at 12/31/2010	Carrying Amount* at 12/31/2010	Goodwill at 12/31/2010
	(Dollar amounts in thousands)
VIST Bank	$104,409	$117,669	$29,316

	$104,409	$117,669	$29,316

*
Includes Goodwill

        The annual impairment assessment for the banking and financial services reporting unit was completed in February 2011, with an effective date of December 31, 2010. Based on the results of the Step One goodwill impairment evaluation, the estimated fair value was less than the carrying value of this reporting unit and, therefore, in accordance with FASB ASC 350-20, a Step Two analysis was required to determine if there was goodwill impairment of the reporting unit.

        A Step Two goodwill impairment evaluation was completed for the banking and financial services reporting unit. The Step Two evaluation consisted of the purchase price allocation method which, in determining the implied fair value of goodwill, the fair value of net assets (fair value of all assets other than goodwill, minus fair value of liabilities) is subtracted from the fair value of the reporting unit. Fair value estimates were made for all material balance sheet accounts to reflect the estimated fair value of the Company's unrecorded adjustments to assets and liabilities including: loans, investment securities, building, core deposit intangible, certificates of deposit and borrowings.

        Based on the results of the Step Two goodwill impairment evaluation, the fair value of the banking and financial services reporting units was more than its carrying amount, resulting in no goodwill impairment. In summary, management believes that its goodwill associated with its reporting units was not impaired as of December 31, 2010.

        The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 were as follows:

	Banking and Financial Services	Insurance	Brokerage and Investment Services	Total
	(Dollar amounts in thousands)
Balance as of January 1, 2009	$27,768	$10,943	$1,021	$39,732
Contingent payments during 2009	—	250	—	250

Balance as of December 31, 2009	27,768	11,193	1,021	39,982
Goodwill acquired during 2010	1,548	78	—	1,626
Contingent payments during 2010	—	250	—	250

Balance as of December 31, 2010	$29,316	$11,521	$1,021	$41,858

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Acquisitions Including Goodwill and Other Intangible Assets (Continued)

Other Intangible Assets

        In accordance with the provisions of FASB ASC 350, the Company amortizes other intangible assets over the estimated remaining life of each respective asset. Amortizable intangible assets were composed of the following:

	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Dollar amounts in thousands)
Amortizable intangible assets:
Purchase of client accounts (20 year weighted average useful life)	$4,957	$1,481	$4,805	$1,232
Employment contracts (7 year weighted average useful life)	1,135	1,122	1,135	1,102
Assets under management (20 year weighted average useful life)	184	77	184	68
Trade name (20 year weighted average useful life)	196	196	196	196
Core deposit intangible (7 year weighted average useful life)	1,852	1,653	1,852	1,388

Total	$8,324	$4,529	$8,172	$3,986

Aggregate Amortization Expense:
For the year ended December 31, 2010	$543
For the year ended December 31, 2009	647
For the year ended December 31, 2008	629
Estimated Amortization Expense:
For the year ending December 31, 2011	476
For the year ending December 31, 2012	265
For the year ending December 31, 2013	265
For the year ending December 31, 2014	265
For the year ending December 31, 2015	265
Subsequent to 2015	2,259

Note 6. FDIC-Assisted Acquisition

        On November 19, 2010, the Bank acquired certain assets and assumed certain liabilities of Allegiance from the FDIC, as Receiver of Allegiance. Allegiance operated five community banking branches within Chester and Philadelphia counties. The purchase of certain Allegiance assets was at a discount of $5.9 million and time deposits at a premium of $534,000, in exchange for assuming certain Allegiance deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid the Bank $1.8 million ($2.0 million less a settlement of approximately $200,000), resulting in $1.5 million of goodwill. No cash or other consideration was paid by the Bank. The Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans and other real estate acquired through foreclosure existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 70 percent of net losses on non-residential real

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. FDIC-Assisted Acquisition (Continued)

estate loans incurred up to $12.0 million, and 80 percent of net losses exceeding $12.0 million. For residential real estate loans, the FDIC will reimburse the Bank for 70 percent of net losses incurred up to $4.0 million, and 80 percent of net losses exceeding $4.0 million. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. As a result of the loss sharing agreements with the FDIC, the Bank recorded an indemnification asset of $7.0 million at the time of acquisition. As of December 31, 2010, the Company has not submitted any cumulative net losses for reimbursement to the FDIC under the loss-sharing agreements. The loss sharing agreements include clawback provisions should losses not meet the specified thresholds and other conditions not be met. Based on the current estimate of principal loss, the Company would not be subject to a clawback indemnification and no liability for this arrangement has been recognized in the consolidated financial statements.

        The acquisition of Allegiance was accounted for under the acquisition method of accounting. A summary of net assets acquired and liabilities assumed is presented in the following table. The purchased assets and assumed liabilities were recorded at the acquisition date fair value. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

As of November 19, 2010
(in thousands)
Assets
Cash and due from banks	$16,283
Securities	7,221
FHLB stock	1,666
Covered loans, net of unearned income	68,696
Covered other real estate owned	358
Goodwill	1,548
FDIC Indemnification Asset	6,999
Other assets	1,839

Total assets acquired	$104,610

Liabilities
Deposits	93,797
FHLB advances	13,161
Other liabilities	(326)

Total liabilities assumed	$106,632

Cash received on acquisition	$2,022

        Results of operations for Allegiance prior to the acquisition date are not included in the consolidated statements of operations for the year ended December 31, 2010. Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the protection resulting from the FDIC loss sharing agreements, historical results of Allegiance are not relevant to the Company's results of operations. Therefore, no pro forma information is presented.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. FDIC-Assisted Acquisition (Continued)

        U.S. GAAP prohibits carrying over an allowance for loan losses for impaired loans purchased in the Allegiance FDIC-assisted acquisition. On the acquisition date, the preliminary estimate of the unpaid principal balance for all loans evidencing credit impairment acquired in the Allegiance acquisition was $41.5 million and the estimated fair value of the loans was $30.3 million. Total contractually required payments on these loans, including interest, at the acquisition date was $46.8 million. However, the Company's preliminary estimate of expected cash flows was $36.4 million. At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $10.3 million relating to these impaired loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans and a portion is also reflected in a receivable from the FDIC. The Bank further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $6.1 million on the acquisition date relating to these impaired loans.

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was determined by projecting contractual cash flows discounted at risk-adjusted interest rates. The table below presents the components of the purchase accounting adjustments related to the purchased impaired loans acquired in the Allegiance acquisition:

As of November 19, 2010
Unpaid principal balance	$41,459
Interest	5,321

Contractual cash flows	46,780
Non-accretable discount	(10,346)

Expected cash flows	36,434
Accretable difference	(6,104)

Estimated fair value	$30,330

        On the acquisition date, the preliminary estimate of the unpaid principal balance for all other loans acquired in the acquisition was $39.2 million and the estimated fair value of these loans was $38.4 million. The difference between unpaid principal balance and fair value of these loans which will be recognized in income on a level yield basis over the life of the loans, representing periods up to sixty months.

        At the time of acquisition, the Company also recorded a net FDIC Indemnification Asset of $7.0 million representing the present value of the FDIC's indemnification obligations under the loss sharing agreements for covered loans and other real estate. Such indemnification asset has been discounted by $465,000 for the expected timing of receipt of these cash flows.

Note 7. Restrictions on Cash and Due from Banks

        The Federal Reserve Bank requires the Bank to maintain average reserve balances. For the year 2010 and 2009, the average of the daily reserve balances required to be maintained approximated $3.3 million and $4.5 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held to Maturity

        The amortized cost and estimated fair values of securities held-to-maturity and securities held-to-maturity were as follows at December 31, 2010 and 2009:

	December 31, 2010				December 31, 2009
Securities Available- For-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollar amounts in thousands)
U.S. Government agency securities	$11,648	$366	$(224)	$11,790	$23,087	$160	$(350)	$22,897
Agency residential mortgage-backed debt securities	216,956	6,220	(811)	222,365	183,104	5,518	(719)	187,903
Non-Agency collateralized mortgage obligations	13,663	—	(3,648)	10,015	22,970	115	(5,255)	17,830
Obligations of states and political subdivisions	33,141	18	(2,252)	30,907	33,436	450	(246)	33,640
Trust preferred securities—single issuer	500	1	—	501	500	—	(80)	420
Trust preferred securities—pooled	5,396	—	(4,912)	484	5,957	13	(5,474)	496
Corporate and other debt securities	1,117	—	(69)	1,048	2,444	1	(107)	2,338
Equity securities	3,345	30	(730)	2,645	3,368	13	(875)	2,506

Total investment securities available-for-sale	$285,766	$6,635	$(12,646)	$279,755	$274,866	$6,270	$(13,106)	$268,030

	December 31, 2010
Securities Held-To-Maturity	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(Dollar amounts in thousands)
Trust preferred securities—single issuer	$2,007	$—	$2,007	$26	$(160)	$1,873
Trust preferred securities—pooled	650	(635)	15	—	—	15

Total investment securities held-to-maturity	$2,657	$(635)	$2,022	$26	$(160)	$1,888

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held to Maturity (Continued)

	December 31, 2009
	Amortized Cost	Other-Than- Temporary Impairment Recognized In Accumulated Other Comprehensive Loss	Carrying Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value
	(Dollar amounts in thousands)
Trust preferred securities—single issuer	$2,012	$—	$2,012	$5	$(257)	$1,760
Trust preferred securities—pooled	1,023	—	1,023	—	(926)	97

Total investment securities held-to-maturity	$3,035	$—	$3,035	$5	$(1,183)	$1,857

        The age of unrealized losses and fair value of related investment securities held-to-maturity and investment securities held-to-maturity at December 31, 2010 and December 31, 2009 were as follows:

	December 31, 2010
	Less than Twelve Months			More than Twelve Months			Total
Securities Available-for-Sale	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
U.S. Government agency securities	$4,244	$(224)	3	$—	$—	—	$4,244	$(224)	3
Agency residential mortgage-backed debt securities	43,774	(811)	21	—	—	—	43,774	(811)	21
Non-Agency collateralized mortgage obligations	1,510	(6)	1	7,450	(3,642)	8	8,960	(3,648)	9
Obligations of states and political subdivisions	27,200	(2,130)	31	965	(122)	2	28,165	(2,252)	33
Trust preferred securities—pooled	—	—	—	484	(4,912)	8	484	(4,912)	8
Corporate and other debt securities	934	(66)	1	114	(3)	1	1,048	(69)	2
Equity securities	989	(11)	1	1,031	(719)	22	2,020	(730)	23

Total investment securities held-to-maturity	$78,651	$(3,248)	58	$10,044	$(9,398)	41	$88,695	$(12,646)	99

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held to Maturity (Continued)

	December 31, 2010
	Less than Twelve Months			More than Twelve Months			Total
Securities Held-To-Maturity	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
Trust preferred securities—single issuer	$870	$(160)	1	$—	$—	—	$870	$(160)	1
Trust preferred securities—pooled	—	—	—	15	(635)	—	15	(635)	1

Total investment securities held-to-maturity	$870	$(160)	1	$15	$(635)	—	$885	$(795)	2

	December 31, 2009
	Less than Twelve Months			More than Twelve Months			Total
Securities Available-for-Sale	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
U.S. Government agency securities	$16,115	$(350)	9	$—	$—	—	$16,115	$(350)	9
Agency residential mortgage-backed debt securities	32,690	(719)	12	—	—	—	32,690	(719)	12
Non-Agency collateralized mortgage obligations	3,468	(368)	2	8,524	(4,887)	8	11,992	(5,255)	10
Obligations of states and political subdivisions	11,907	(246)	16	—	—	—	11,907	(246)	16
Trust preferred securities—single issue	—	—	—	420	(80)	1	420	(80)	1
Trust preferred securities—pooled	—	—	—	482	(5,474)	8	482	(5,474)	8
Corporate and other debt securities	138	(31)	1	924	(76)	1	1,062	(107)	2
Equity securities	1,041	(24)	2	687	(851)	22	1,728	(875)	24

Total investment securities available-for-sale	$65,359	$(1,738)	42	$11,037	$(11,368)	40	$76,396	$(13,106)	82

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held to Maturity (Continued)

	December 31, 2009
	Less than Twelve Months			More than Twelve Months			Total
Securities Held-To-Maturity	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities
	(Dollar amounts in thousands)
Trust preferred securities—single issue	$—	$—	—	$720	$(257)	1	$720	$(257)	1
Trust preferred securities—pooled	—	—	—	97	(926)	1	97	(926)	1

Total investment securities held-to-maturity	$—	$—	—	$817	$(1,183)	2	$817	$(1,183)	2

        At December 31, 2010, there were 59 securities with unrealized losses in the less than twelve month category and 42 securities with unrealized losses in the twelve month or more category.

        Management evaluates investment securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Factors that may be indicative of impairment include, but are not limited to, the following:

  •
  fair value below cost and the length of time;

  •
  adverse condition specific to a particular investment;

  •
  rating agency activities (e.g., downgrade);

  •
  financial condition of an issuer;

  •
  dividend activities;

  •
  suspension of trading;

  •
  management intent;

  •
  changes in tax laws or other policies;

  •
  subsequent market value changes; and

  •
  economic or industry forecasts.

        Other-than-temporary impairment means management believes the security's impairment is due to factors that could include its inability to pay interest or dividends, its potential for default, and/or other factors. When a held-to-maturity or held-to-maturity debt security is assessed for other-than-temporary impairment, management has to first consider (a) whether the Company intends to sell the security, and (b) whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis. If one of these circumstances applies to a security, an other-than-temporary impairment loss is recognized in the statement of operations equal to the full amount of the decline in fair value below amortized cost. If neither of these circumstances applies to a security, but the Company does not expect to recover the entire amortized cost basis, an other-than-temporary impairment loss has occurred that must be separated into two categories: (a) the amount related to credit loss, and (b) the amount related to other factors. In assessing the level of other-than-temporary impairment attributable to credit loss, management compares the present value of cash flows expected to be collected with the amortized cost basis of the security. The portion of the total other-than-temporary impairment related to credit loss is recognized in earnings (as the difference between the fair value and the present value of the estimated cash flows), while the amount related to

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held to Maturity (Continued)

other factors is recognized in other comprehensive income. The total other-than-temporary impairment loss is presented in the statement of operations, less the portion recognized in other comprehensive income. When a debt security becomes other-than-temporarily impaired, its amortized cost basis is reduced to reflect the portion of the total impairment related to credit loss.

        If a decline in market value of a security is determined to be other than temporary, under generally accepted accounting principles, we are required to write these securities down to their estimated fair value. As of December 31, 2010, we owned single issuer and pooled trust preferred securities of other financial institutions, private label collateralized mortgage obligations and equity securities whose aggregate historical cost basis is greater than their estimated fair value (see table above). We reviewed all investment securities and have identified those securities that are other-than-temporarily impaired. The losses associated with these other-than-temporarily impaired securities have been bifurcated into the portion of non-credit impairment losses recognized in other comprehensive loss and into the portion of credit impairment losses recorded in earnings (see Note 3 to the consolidated financial statements). We perform an ongoing analysis of all investment securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, we will write them down through a charge to earnings to their then current fair value.

        A.    Obligations of U. S. Government Agencies and Corporations.    The net unrealized losses on the Company's investments in obligations of U.S. Government agencies were caused by changing credit spreads in the market as a result of current monetary policy and fluctuating interest rates. At December 31, 2010, the fair value of the U. S. Government agencies and corporations bonds represented 4.2% of the total fair value of the available for sale securities held in the investment securities portfolio. The contractual cash flows are guaranteed by an agency of the U.S. Government. Because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2010. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        B.    Mortgage-Backed Debt Securities.    The net unrealized losses on the Company's investments in federal agency residential mortgage-backed securities and corporate (non-agency) collateralized mortgage obligations ("CMO") were primarily caused by changing credit and pricing spreads in the market and fluctuating interest rates. At December 31, 2010, federal agency residential mortgage-backed securities and collateralized mortgage obligations represented 79.5% of the total fair value of held-to-maturity securities held in the investment securities portfolio and corporate (non-agency) collateralized mortgage obligations represented 3.6% of the total fair value of held-to-maturity securities held in the investment securities portfolio. The Company purchased those securities at a price relative to the market at the time of the purchase. The contractual cash flows of those federal agency residential mortgage-backed securities are guaranteed by the U.S. Government. Because the decline in the market value of agency residential mortgage-backed debt securities is primarily attributable to changes in market pricing since the time of purchase and not credit quality, and because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

        As of December 31, 2010, the Company owned 9 corporate (non-agency) collateralized mortgage obligations in super senior or senior tranches of which 8 corporate (non-agency) collateralized mortgage obligations aggregate historical cost basis is greater than estimated fair value. At December 31, 2010, 1 non-agency CMO with an amortized cost basis of $1.5 million was collateralized by commercial real estate and 8 non-agency CMO's with an amortized cost basis of $12.2 million were collateralized by residential real estate. The Company uses a two step modeling approach to analyze each non-agency CMO issue to determine whether or not the current unrealized losses are due to credit impairment and therefore other-than-temporarily impaired. Step one in the modeling process applies default and severity vectors to each security based on current credit data detailing delinquency, bankruptcy, foreclosure and real estate owned (REO) performance. The results of the vector analysis are compared to the security's current credit support coverage to determine if the security has adequate collateral support. If the security's current credit support coverage falls below certain predetermined levels, step two is utilized. In step two, the Company uses a third party to assist in calculating the present value of current estimated cash flows to ensure there are no adverse changes in cash flows during the quarter leading to an other-than-temporary-impairment. Management's assumptions used in step two include default and severity vectors and prepayment assumptions along with various other criteria including: percent decline in fair value; credit rating downgrades; probability of repayment of amounts due and changes in average life. At December 31, 2010, no CMO qualified for the step two modeling approach. Because of the results of the modeling process and because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider these CMO investments to be other-than-temporarily impaired at December 31, 2010. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        C.    State and Municipal Obligations.    The net unrealized losses on the Company's investments in state and municipal obligations were primarily caused by changing credit spreads in the market as a result of current monetary policy and fluctuating interest rates. At December 31, 2010, state and municipal obligation bonds represented 11.1% of the total fair value of available-for-sale securities held in the investment securities portfolio. The Company purchased those obligations at a price relative to the market at the time of the purchase, and the tax advantaged benefit of the interest earned on these investments reduces the Company's federal tax liability. Because the Company has no intention to sell these securities, nor is it more likely than not that the Company will be required to sell these securities, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010. Future evaluations of the above mentioned factors could result in the Company recognizing an impairment charge.

        D.    Corporate and Other Debt Securities and Trust Preferred Securities.    Included in corporate and other debt securities available-for-sale at December 31, 2010, was 1 asset-backed security and 1 corporate debt issues representing 0.4% of the total fair value of available-for-sale securities. The net unrealized losses on other debt securities relate primarily to changing pricing due to the ongoing economic downturn affecting these markets and not necessarily the expected cash flows of the individual securities. Due to market conditions, it is unlikely that the Company would be able to recover its investment in these securities if the Company sold the securities at this time. Because the Company has analyzed the credit risk and cash flow characteristics of these securities and the Company has no intention to sell these securities, nor is it more likely than not that the Company will be

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

required to sell these securities, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2010.

        Included in trust preferred securities were single issue, trust preferred securities ("TRUPS") representing 0.2% and 99.2% of the total fair value of available-for-sale securities and the total held-to-maturity securities, respectively, and pooled TRUPS ("CDO") representing 0.2% and 0.8% of the total fair value of available-for-sale securities and the total held-to-maturity securities, respectively.

        As of December 31, 2010, the Company owned 3 single issuer TRUPS and 8 CDOs of other financial institutions. At December 31, 2010, the historical cost basis of 1 single issuer TRUPS and 8 CDOs was greater than each security's estimated fair value. Investments in TRUPs included (a) amortized cost of $2.5 million of single issuer TRUPS of other financial institutions with a fair value of $2.4 million and (b) amortized cost of $6.0 million of CDOs of other financial institutions with a fair value of $499,000. The issuers in these securities are primarily banks, but some of the pools do include a limited number of insurance companies. The Company has evaluated these securities and determined that the decreases in estimated fair value are temporary with the exception of five CDOs which were other than temporarily impaired at December 31, 2010. For the three months ended December 31, 2010, the Company recognized a subsequent net credit impairment charge to earnings of $79,000 on 2 available-for-sale CDOs. For the twelve months ended December 31, 2010, the Company recognized a subsequent net credit impairment charge to earnings of $480,000 on 4 available-for-sale CDOs. Also for the twelve months ended December 31, 2010, the Company recognized an initial net credit impairment charge to earnings and a subsequent net credit impairment charge to earnings of $82,000 and $288,000, respectively, on 1 held-to-maturity CDOs. The total net credit impairment charge to earnings for the three and twelve months ended December 31, 2010 was $79,000 and $850,000, respectively, as the Company's estimate of projected cash flows it expected to receive for these TRUPS was less than the security's carrying value. For the three months ended December 31, 2010, the OTTI losses recognized on available-for-sale CDOs resulted primarily from continuing collateral default and deferrals as a result of current economic conditions affecting the financial services industry. For the twelve months ended December 31, 2010, the OTTI losses recognized on available-for-sale and held-to-maturity CDOs resulted primarily from changes in the underlying cash flow assumptions used in determining credit losses due to the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act. As of December 31, 2010, no OTTI charges were recorded on any of the single issuer TRUPS.

        The Company performs an ongoing analysis of these securities utilizing both readily available market data and third party analytical models. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, the Company will record the necessary charge to earnings and/or AOCI to reduce the securities to their then current fair value.

        For CDOs, on a quarterly basis, the Company uses a third party model ("model") to assist in calculating the present value of current estimated cash flows to the previous estimate to ensure there are no adverse changes in cash flows. The model's valuation methodology is based on the premise that the fair value of a CDOs collateral should approximate the fair value of its liabilities. Conceptually, this premise is supported by the notion that cash generated by the collateral flows through the CDO structure to bond and equity holders, and that the CDO structure neither enhances nor diminishes its value. This approach was designed to value structured assets like TRUPS that currently do not have an

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

active trading market, but are secured by collateral that can be benchmarked to comparable, publicly traded securities. The following describes the model's assumptions, cash flow projections, and the valuation approach developed using the market value equivalence approach:

          Defaults and Expected Deferrals.    The model takes into account individual defaults that have already occurred by any participating entity within the pool of entities that make up the securities underlying collateral. The analyses show the individual names of each entity which are currently in default or have deferred their dividend payment. In light of the severity of current economic and credit market conditions, the model makes the conservative assumption that all deferring issuers will default. The model assesses incremental, near-term default risk by performing a ratio analysis designed to generate an estimate of the CAMELS rating that regulators use to assess the financial health of banks and thrifts which is updated quarterly. These shadow ratios reflect the key metrics that define the acronym CAMELS, specifically capital adequacy, asset quality, earnings, liquidity, and sensitivity to interest rates. The model calculates these ratios for each individual issuer in the TRUPS pool using publicly available data for the most recent quarter, and weighs the results. Capital adequacy and liquidity measures are emphasized relative to benchmark weights to account for the current stress on the banking system. The model assigned a numerical score to each issuer based on their CAMELS ratios, with scores ranging from 1 for the strongest institutions, to 4 and 5 for banks believed to be experiencing above average stress in the current credit cycle. Similar to the default assumption regarding deferring issuers, the model assumes that all shadow CAMEL ratings of 4 and 5 will also default. The model's assumptions incorporate the belief that the severity of the stress on the banking system has introduced the potential for a sudden and dramatic decline in the operating performance of banks. Although difficult to identify, the model uses an estimated pool-wide default probability of .36% annually for the duration of each deal. This default rate is consistent with Moody's idealized default probability for applicable corporate credits, and represents the base case default scenario used to model each deal.

          Prepayments.    Generally, TRUPS are callable within five to ten years of issuance. Due to current market conditions and the limited, eight year history of TRUPS, prepayments are difficult to predict. The model assumes that prepayments will be limited to those issuers that are acquired by large banks with low financing costs. In deference to the conventional view that the banking industry will undergo significant consolidation over the next several years, the model conservatively estimates that 10% of TRUPS pools will be acquired and recapitalized over the next 3 to 4 years. As a result of the recent passage of the Dodd-Frank ("Dodd-Frank") Wall Street Reform and Consumer Protection Act, prepayment assumptions for certain individual issuers within each TRUPS pool were modified. The Dodd-Frank bill contains a provision that eliminates the Tier 1 capital treatment of TRUPS for banks with total assets greater than $15 billion beginning in the first half of 2013. The model assumes that these larger banks would begin to call and prepay their TRUPS during this timeframe. In addition, the model assumes that certain individual issuers that are both profitable and well capitalized and currently paying fixed rates greater than 9% or floating rate with spreads greater than 325bps will begin to call and prepay their TRUPS in the middle of 2011. Beyond the middle of 2011, the model assumes a 5% prepayment every 5 years going forward. Thereafter, the model assumes no further prepayments.

          Auction Calls.    Auction calls are a structural feature designed to create a 10-year expected life for secured by 30-year TRUPS collateral. Auction call provisions mandate that at the end of the tenth year of a deal, the Trustee submit the collateral to auction at a minimum price sufficient to

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

  retire the deal's liabilities at par. If the initial auction is unsuccessful, turbo payments take effect that divert cash flows from equity holders to pay down senior bond principal, and auctions are repeated quarterly until successful. During the period that the TRUPS market was active, it was generally assumed that auction calls would succeed because they offered a source of collateral that dealers could recycle into new TRUPS. However, given the uncertain future of the TRUPS market, negative collateral credit migration, and the decline in market value of TRUPS, the model assumes that a successful auction call is highly unlikely. Therefore, model expects that the TRUPS will extend through their full 30-year maturity.

          Cash Flow Projections.    The model projects deal cash flows using a proprietary model that incorporates the priority of payments defined in each TRUPS offering memorandum, and specific structural features such as over collateralization and interest coverage tests. The model estimates gross collateral cash flows based on the default, recovery, prepayment, and auction call assumptions described above, a forward LIBOR curve, and the specific terms of each issue, including collateral coupon spreads, payment dates, first call dates, and maturity dates. To derive a measure of each security's net revenue, the model adjusts projected gross cash flows by an estimate of net hedge payments based on the terms of the deal's swap agreements, and subtracted the administrative expenses disclosed in each TRUPS offering memorandum. To project cash flows to bond and equity holders, the model analyzes net revenue projections through a vector of each TRUPS priority of payments. The model captures coupon payments to each tranche, the priority of principal distributions, and diversions of cash flows from each security's lower tranches to the senior tranche in the event of over-collateralization or interest coverage test failures.

          Valuation.    The fair value of an asset is determined by the market's required rate of return for its cash flows. Identifying the market's required rate of return for the notes is challenging, given that, over the last year, trading in TRUPS has virtually ceased, and the few secondary market transactions that have occurred have been limited to distressed sales that do not accurately represent a measure of fair value. This task of obtaining a reasonable fair value is further complicated by the fact that TRUPS do not have a benchmark index, such as the ABX, and are not readily comparable to other CDO asset classes. The model's solution to this problem was to rely on market value equivalence to derive the fair value of the notes based on the model's assessment of the fair value of the underlying collateral. At this stage of the analysis, it is important to note that the model accounts for the negative credit migration of TRUPS pools by incorporating projected defaults and recoveries into the model's cash flow projections. Therefore, so as not to double-count incremental default risk when discounting these cash flows to fair value, the model produces a purchased yield discount rate for the each pool that reflects the pools credit rating at origination.

        Under market value equivalence, the decline in market value of the TRUPS liabilities should correspond to the decline in the market value of the collateral. Since there is no observable spread curve for TRUPS on which to base the allocation of this loss, the model allocates the loss pro rata across tranches. This assumption approximates a parallel shift in the credit curve, which is broadly consistent with the general movement of spreads during the credit crisis. The model then calculates internal rates of return for each tranche based on their loss-adjusted values and scheduled interest and principal income. These rates serve as the basis for the model's estimate of the market's required rate of return for each tranche, as originally rated.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

        At this stage of the valuation, the model addressed the decline in the credit quality of the collateral. TRUPS are designed so that credit losses are absorbed sequentially within the capital structure, beginning with the equity tranche and ending with the senior notes. The par amount of the capital structure that is junior to a particular bond is called subordination, which is a measure of the collateral losses that can be sustained prior to that bond suffering a loss. As defaults occur, the bond's subordination is reduced or eliminated, increasing its default risk and reducing its market value. To account for this increased risk, the model reduces the subordination of each tranche by incremental defaults that projected to occur over the next two years, and then re-calibrates the market discount rate for each tranche based on the remaining subordination.

        The final step in our valuation was to discount the cash flows that the model projects for each tranche by their respective market required rates of return. To confirm that the model's valuation results were reliable, the model noted that under market equivalence constraints, the fair values of the TRUPS assets and liabilities should vary proportionately.

        The following table provides additional information related to our single issuer TRUPS:

	December 31, 2010
	Amortized Cost	Fair Value	Gross Unrealized Gain/(Losses)	Number of Securities
	(in thousands)
Investment grades:
BBB rated	$977	$1,003	$26	1
Not rated	500	501	1	1
Not rated	1,030	870	(160)	1

Total	$2,507	$2,374	$(133)	3

        There were no interest deferrals or defaults in any of the single issuer TRUPS in our investment portfolio as of December 31, 2010.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

        The following table provides additional information related to our pooled trust preferred securities as of December 31, 2010:

											Defaults/Deferrals as a Percentage of Remaining Collateral		Excess Subordination as a Percentage of Current Performing Collateral
							Deferral		Current Outstanding Collateral Balance
		Amortized Cost	Fair Value	Unrealized Gain/Loss	Lowest Credit Rating	Number of Performing Issuers				Current Tranche Subordination
Deal	Class						Actual	Expected			Actual	Expected
	(Dollar amounts in thousands)
Pooled trust preferred available-for-sale securities for which an other-than-temporary impairment charge has been recognized:
Holding #2	Class B-2	$656	$32	$(624)	Caa3 (Moody's)	17	$116,250	$10,000	$242,750	$33,000	47.9%	7.9%	0.0%
Holding #3	Class B	595	178	(417)	Caa3 (Moody's)	18	147,100	10,000	345,500	62,650	42.6%	5.0%	0.0%
Holding #4	Class B-2	1,001	32	(969)	Ca (Moody's)	22	109,750	—	280,000	38,500	39.2%	0.0%	0.0%
Holding #5	Class B-3	345	15	(330)	Ca (Moody's)	49	178,780	10,000	588,745	53,600	30.4%	2.4%	0.0%

	Total	$2,597	$257	$(2,340)

Pooled trust preferred held-to-maturity securities for which an other-than-temporary impairment charge has been recognized:
Holding #9	Mezzanine	650	15	(635)	Caa1 (Moody's)	22	94,000	5,000	259,500	20,289	36.2%	3.0%	0.0%

	Total	$650	$15	$(635)

Pooled trust preferred available-for-sale securities for which an other-than-temporary impairment charge has not been recognized:
Holding #6	Class B-1	1,300	163	(1,137)	CCC- (S&P)	15	$17,500	$—	$193,500	$108,700	9.0%	0.0%	18.2%
Holding #7	Class C	1,003	20	(983)	CCC- (S&P)	28	36,000	10,000	310,750	31,704	11.6%	3.6%	4.4%
Holding #8	Senior Subordinate	496	44	(452)	Baa2 (Moody's)	5	34,000	—	116,000	81,000	29.3%	0.0%	12.5%

	Total	$2,799	$227	$(2,572)

        In addition to the above factors, our evaluation of impairment also includes a stress test analysis which provides an estimate of excess subordination for each tranche. We stress the cash flows of each pool by increasing current default assumptions to the level of defaults which results in an adverse change in estimated cash flows. This stressed breakpoint is then used to calculate excess subordination levels for each pooled trust preferred security.

        Future evaluations of the above mentioned factors could result in the Company recognizing additional impairment charges on its TRUPS portfolio.

        E.    Equity Securities. Included in equity securities available-for-sale at December 31, 2010, were equity investments in 25 financial services companies.    The Company owned 1 qualifying Community Reinvestment Act ("CRA") equity investment with an amortized cost and fair value of approximately $1.0 million and $989,000, respectively, at December 31, 2010. The remaining 25 equity securities have an average amortized cost of approximately $94,000 and an average fair value of approximately $66,000. Testing for other-than-temporary-impairment for equity securities is governed by FASB ASC 320-10 issued in April 2009. While equity securities with a fair value of $1.0 million have been below amortized cost for a period of more than twelve months, the Company believes the decline in market value of the equity investment in financial services companies is primarily attributable to changes in market pricing and not fundamental changes in the earning potential of the individual companies. For the twelve months ended December 31, 2010 and 2009, respectively, the Company did not recognize any net credit impairment charges to earnings. The Company has the intent and ability to retain its

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

investment in its equity securities for a period of time sufficient to allow for any anticipated recovery in market value. The Company does not consider its equity securities to be other-than-temporarily-impaired as December 31, 2010.

        As of December 31, 2010, the fair value of all securities available-for-sale that were pledged to secure public deposits, repurchase agreements, and for other purposes required by law, was $226.9 million.

        The contractual maturities of investment securities at December 31, 2010, are set forth in the following table. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be prepaid without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following summary.

	At December 31, 2010
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	4,864	4,949	—	—
Due after ten years	46,938	39,781	2,657	1,888
Agency residential mortgage-backed debt securities	216,956	222,365	—	—
Non-agency collateralized mortgage obligations	13,663	10,015	—	—
Equity securities	3,345	2,645	—	—

	$285,766	$279,755	$2,657	$1,888

        Actual maturities of debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to the scheduled maturity without penalty.

        The following gross gains (losses) were realized on sales of investment securities available-for-sale included in earnings for the years ended December 31, 2010 and 2009:

	Year ended December 31,
	2010	2009
	(in thousands)
Gross gains	$827	$556
Gross losses	(136)	(212)

Net realized gains on sales of securities	$691	$344

        The specific identification method was used to determine the cost basis for all investment security available-for-sale transactions.

        There are no securities classified as trading, therefore, there were no gains or losses included in earnings that were a result of transfers of securities from the available-for-sale category into a trading category.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Securities Available-For-Sale and Securities Held-to-Maturity (Continued)

        There were no sales or transfers from securities classified as held-to-maturity.

        See Note 3. Comprehensive Income to the audited consolidated financial statements for the year ended December 31, 2010 for unrealized holding losses on available-for-sale securities and held-to-maturity securities for the periods reported.

        Other-than-temporary impairment recognized in earnings for credit impaired debt securities is presented as additions in two components based upon whether the current period is the first time the debt security was credit impaired (initial credit impairment) or is not the first time the debt security was credit impaired (subsequent credit impairments). The credit loss component is reduced if the Company sells, intends to sell or believes it will be required to sell previously credit impaired debt securities. Additionally, the credit loss component is reduced if (i) the Company receives the cash flows in excess of what it expected to receive over the remaining life of the credit impaired debt security, (ii) the security matures or (iii) the security is fully written down.

        Changes in the credit loss component of credit impaired debt and equity securities were:

	Year ended December 31,
	2010	2009
	(in thousands)
Balance, beginning of period	$2,468	$—
Additions:
Subsequent credit impairments	850	2,468
Reductions:
Fully written down credit impaired debt and equity securities	(1,062)	—

Balance, end of period	$2,256	$2,468

Note 9. Loans and Related Allowance for Credit Losses

        Covered loans acquired from Allegiance are shown as a separate line item on the consolidated balance sheet and are not included in the consolidated net loan totals. Covered loans are excluded from the analysis of the allowance for loan loss, as they are accounted for separately per U.S. GAAP requirements. Accordingly, no allowance for loan losses related to the acquired loans was recorded on

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Loans and Related Allowance for Credit Losses (Continued)

the acquisition date as the fair value of the loans acquired incorporate assumptions regarding credit risk. The components of loans by portfolio class as of December 31, 2010 and 2009 were as follows:

	December 31,
	2010	2009
	(in thousands)
Residential real estate—one-to-four family	$153,399	$169,009
Residential real estate—multi family	53,626	38,994
Commercial, industrial & agricultural	152,802	150,823
Commercial real estate	426,232	362,376
Construction	78,294	100,713
Consumer	2,551	3,108
Home equity lines of credit	88,645	86,916

	955,549	911,939
Net deferred loan fees	(1,186)	(975)
Allowance for loan losses	(14,790)	(11,449)

Loans, net of allowance for loan losses	$939,573	$899,515

        An analysis of changes in the allowance for credit losses for the years ended December 31, 2010 and 2009 is as follows:

	Year Ended December 31,
	2010	2009
	(in thousands)
Beginning Balance	$11,449	$8,124
Provision for loan losses	10,210	8,572
Loans charged off	(7,383)	(5,477)
Recoveries	514	230

Ending Balance	$14,790	$11,449

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Loans and Related Allowance for Credit Losses (Continued)

        The following table represents the changes in the allowance for loan loss for 2010 based on the Company's loan portfolio class.

For The Year Ended December 31, 2010
(Dollar amounts in thousands)

	Residential Real Estate One-to-Four Family	Residential Real Estate Multi Family	Commercial, Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Unallocated	Total Loans
Allowance for Loan Losses:
Beginning balance, January 1, 2010	$1,159	$205	$2,027	$2,730	$4,413	$526	$389	$7	$11,456
Charge offs	1,978	62	500	440	2,983	45	1,375	—	7,383
Recoveries	101	—	150	18	46	17	182	—	514
Provision	3,636	592	899	1,013	1,587	(188)	2,517	147	10,203

Ending balance, December 31, 2010	$2,918	$735	$2,576	$3,321	$3,063	$310	$1,713	$154	$14,790

ALLL ending balance:
Individually evaluated for impairment	$2,163	$633	$1,155	$1,895	$2,203	$276	$1,193	$—	$9,518
Collectively evaluated for impairment	755	102	1,421	1,426	860	34	520	—	5,118
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—
Unallocated balance	—	—	—	—	—	—	—	154	154
Loans ending balance:
Individually evaluated for impairment(1)	15,852	2,740	6,912	18,748	23,460	277	2,309	—	70,298
Collectively evaluated for impairment	136,090	49,265	206,343	357,665	47,904	1,886	84,912	—	884,065
Loans acquired with deteriorated credit quality	—	—	—	—	—	—	—	—	—

(1)
At December 31, 2010, the Company had $70.3 million of loans that were individually evaluated for impairment, of which $21.2 million were not deemed to be impaired.

        The recorded investment in impaired loans not requiring an allowance for loan losses was $8.4 million at December 31, 2010 and $6.3 million at December 31, 2009. The recorded investment in impaired loans requiring an allowance for loan losses was $40.7 million and $18.9 million at December 31, 2010 and 2009, respectively. At December 31, 2010 and 2009, the related allowance for loan losses associated with those loans was $9.5 million and $3.8 million, respectively. For 2010 and 2009, the average recorded investment in impaired loans was $41.2 million and $18.6 million, respectively; and the interest income recognized on impaired loans was $1.5 million for 2010 and $42,000 for 2009. Non accrual loans that maintained a current payment status for six consecutive months are placed back on accrual status under the Bank's loan policy.

        Loans on which the accrual of interest has been discontinued amounted to $26.5 million and $25.1 million at December 31, 2010 and 2009, respectively. Loan balances past due 90 days or more

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Loans and Related Allowance for Credit Losses (Continued)

and still accruing interest but which management expects will eventually be paid in full, amounted to $594,000 and $1.8 million at December 31, 2010 and 2009, respectively.

        The following table presents non accrual loans that are individually and collectively evaluated for impairment and their related allowance for loan loss by loan portfolio class as of December 31, 2010. The following table also includes $22.6 million in loans that are still accruing but have been determined to be impaired after being individually evaluated for impairment.

For The Year Ended December 31, 2010
(in thousands)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired Loans:
With no specific allowance recorded:
Residential real estate—one-to-four family	$1,866	$1,866	$—	$2,150	$14
Residential real estate—multi family	365	365	—	92	—
Commercial, industrial & agricultural	363	363	—	280	—
Commercial real estate	900	900	—	895	5
Construction	4,123	4,123	—	2,867	—
Consumer	—	—	—	—	—
Home equity lines of credit	755	755	—	596	1

	8,372	8,372	—	6,880	20
With an allowance recorded:
Residential real estate—one-to-four family	9,792	9,792	2,163	8,815	323
Residential real estate—multi family	2,067	2,067	633	1,592	26
Commercial, industrial & agricultural	4,114	4,114	1,155	4,212	270
Commercial real estate	8,755	8,755	1,895	5,846	264
Construction	14,289	14,289	2,203	12,550	512
Consumer	277	277	276	198	10
Home equity lines of credit	1,420	1,420	1,193	1,155	38

	40,714	40,714	9,518	34,368	1,443
Total:
Residential real estate—one-to-four family	11,658	11,658	2,163	10,965	337
Residential real estate—multi family	2,432	2,432	633	1,684	26
Commercial, industrial & agricultural	4,477	4,477	1,155	4,492	270
Commercial real estate	9,655	9,655	1,895	6,741	269
Construction	18,412	18,412	2,203	15,417	512
Consumer	277	277	276	198	10
Home equity lines of credit	2,175	2,175	1,193	1,751	39

	$49,086	$49,086	$9,518	$41,248	$1,463

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Loans and Related Allowance for Credit Losses (Continued)

        The following table presents loans that are no longer accruing interest. These loans are considered impaired and included in the previous impaired loan table. There was an additional $4.4 million in non accrual loans assumed with the acquisition of Allegiance that are not included in the following non accrual table, but are presented in a table in the covered loan section below.

Non-accrual Loans

	As of December 31,
	2010	2009
	(in thousands)
Non-accrual loans:
Residential real estate—one-to-four family	$5,595	$5,552
Residential real estate—multi family	1,950	427
Commercial, industrial & agricultural	2,016	716
Commercial real estate	5,477	3,217
Construction	10,393	14,574
Consumer	15	4
HELOC	1,067	650

Total non accrual loans	$26,513	$25,140

        The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2010:

Age Analysis of Past Due Loans

	31 - 60 days Past Due	61 - 90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment >90 days and Accruing
	(in thousands)
Residential real estate—one-to-four family	$914	$1,659	$4,204	$6,777	$146,517	$153,294	$249
Residential real estate—multi family	549	465	1,400	2,414	51,212	53,626	—
Commercial, industrial & agricultural	582	417	1,693	2,692	150,110	152,802	—
Commercial real estate	857	756	4,625	6,238	418,818	425,056	—
Construction	—	—	10,610	10,610	67,684	78,294	245
Consumer	5	17	15	37	2,609	2,646	—
Home equity lines of credit	557	550	534	1,641	87,004	88,645	100

Total loans	$3,464	$3,864	$23,081	$30,409	$923,954	$954,363	$594

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Loans and Related Allowance for Credit Losses (Continued)

        The following table presents the classes of the loan portfolio summarized by the aggregate pass, watch, special mention, substandard and doubtful rating within the Company's internal risk rating system as of December 31, 2010:

	Residential Real Estate One-to-Four Family	Residential Real Estate Multi Family	Commercial, Industrial & Agricultural	Commercial Real Estate	Construction	Consumer	Home Equity Lines of Credit	Total Loans
	(in thousands)
Credit Rating:
Pass	$135,026	$49,265	$139,683	$356,363	$48,970	$2,157	$84,911	$816,375
Watch	2,519	1,621	6,460	49,945	5,863	212	1,425	68,045
Special Mention	1,653	—	476	2,554	6,351	—	75	11,109
Substandard	14,096	2,740	6,183	16,194	17,110	277	2,234	58,834
Doubtful	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—

	$153,294	$53,626	$152,802	$425,056	$78,294	$2,646	$88,645	$954,363

        Some loans require restructuring in order to reduce risk and increase collectability. The following table shows the troubled and restructured debt by loan portfolio class held by the Company as of December 31, 2010.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollar amounts in thousands)
Troubled Debt Restructurings:
Commercial, industrial & agricultural	12	$2,210	$2,210
Commercial real estate	8	8,562	8,562

	Number of Contracts	Recorded Investment
	(Dollar amounts in thousands)
Troubled Debt Restructurings that subsequently defaulted:
Commercial, industrial & agricultural	0	$—
Commercial real estate	2	849

Note 10. Covered Loans

        At December 31, 2010, the Company had $66.8 million (net of fair value adjustments) of covered loans (covered under loss share agreements with the FDIC). Covered loans were recorded at fair value pursuant to the purchase accounting guidelines in FASB ASC 805—"Fair Value Measurements and Disclosures". Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30, "Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality".

        The carrying value of covered loans not exhibiting evidence of credit impairment at the time of the acquisition (i.e. loans outside of the scope of ASC 310-30) was $37.8 million at December 31, 2010. The fair value of the acquired loans not exhibiting evidence of credit impairment was determined by projecting contractual cash flows discounted at risk-adjusted interest rates.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Covered Loans (Continued)

        The carrying value of covered loans acquired and accounted for in accordance with ASC Subtopic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality," was $29.0 million at December 31, 2010. Under ASC Subtopic 310-30, loans may be aggregated and accounted for as pools of loans if the loans being aggregated have common risk characteristics. Of the loans acquired with evidence of credit deterioration, some of the loans were aggregated into ten pools of loans based on common risk characteristics such as credit risk and loan type. Other loans acquired in the acquisition evidencing credit deterioration are recorded initially at the amount paid. For pools or loans or individual loans evidencing credit deterioration, the expected cash flows in excess of amount paid is recorded as interest income over the remaining life of the loan or pool (accretable yield). The excess of the pool or loan's contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). There were no material increases or decreases in the expected cash flows of covered loans in each of the pools between November 19, 2010 (the "acquisition date") and December 31, 2010. The Company recognized $47,000 of income on the loans acquired with evidence of credit deterioration in period since acquisition.

        The components of covered loans by portfolio class as of December 31, 2010 were as follows:

December 31, 2010
(in thousands)
Residential real estate—one-to-four family	$25,711
Residential real estate—multi family	7,081
Commercial, industrial & agricultural	2,655
Commercial real estate	17,719
Construction	8,255
Consumer	56
Home equity lines of credit	5,293

Covered Loans	$66,770

        The following table shows the breakdown of covered loans that are current, past due, non-accrual and loans past due greater than 90 days and still accruing as of December 31, 2010.

Age Analysis of Past Due Covered Loans

	31 - 60 days Past Due	61 - 90 days Past Due	>90 days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment >90 days and Accruing
	(in thousands)
Residential real estate—one-to-four family	$421	$587	$881	$1,889	$23,822	$25,711	$336
Residential real estate—multi family	—	—	478	478	6,603	7,081	—
Commercial, industrial & agricultural	—	—	—	—	2,655	2,655	—
Commercial real estate	—	59	1,278	1,337	16,382	17,719	—
Construction	810	—	1,771	2,581	5,674	8,255	—
Consumer	—	—	—	—	56	56	—
Home equity lines of credit	—	—	—	—	5,293	5,293	—

Total loans	$1,231	$646	$4,408	$6,285	$60,485	$66,770	$336

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Covered Loans (Continued)

        The following table presents covered loans that currently are not accruing interest as of December 31, 2010.

Non-accrual Covered Loans

As of December 31, 2010
(in thousands)
Non-accrual loans:
Residential real estate—one-to-four family	$881
Residential real estate—multi family	478
Commercial, industrial & agricultural	—
Commercial real estate	1,278
Construction	1,771
Consumer	—
HELOC	—

Total non-accrual covered loans	$4,408

Note 11. Loan Servicing

        Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of these loans as of December 31, 2010 and 2009 was $11.3 million and $14.2 million, respectively.

        The balance, which reflects fair value, of capitalized servicing rights included in other assets at December 31, 2010 and 2009, was $31,000 and $145,000, respectively. The fair value of servicing rights was determined using a 12.0 percent discount rate for 2010 and a 10.5 percent discount rate for 2009.

        The following summarizes mortgage servicing rights capitalized and amortized:

	Years Ended December 31,
	2010	2009
	(In thousands)
Mortgage servicing rights capitalized	$—	$—

Mortgage servicing rights amortized	$114	$150

Note 12. Premises and Equipment

        Components of premises and equipment were as follows:

	December 31,
	2010	2009
	(In thousands)
Land and land improvements	$263	$263
Buildings	532	523
Leasehold improvements	4,438	4,362
Furniture and equipment	9,814	9,266

	15,047	14,414
Less accumulated depreciation	9,408	8,300

Premises and equipment, net	$5,639	$6,114

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Premises and Equipment (Continued)

        Certain facilities and equipment are leased under various operating leases. Rental expense for these leases was $2.9 million and $2.8 million for the years ended December 31, 2010 and 2009, respectively.

        Future minimum rental commitments under non-cancelable leases as of December 31, 2010 were as follows (in thousands):

2011	$3,151
2012	2,841
2013	2,832
2014	2,602
2015	2,225
Subsequent to 2015	13,695

Total minimum payments	$27,346

Note 13. Deposits

        The components of deposits were as follows:

	December 31,
	2010	2009
	(In thousands)
Demand, non-interest bearing	$122,450	$102,302
Demand, interest bearing	399,286	375,668
Savings	129,728	83,319
Time, $100,000 and over	293,703	248,695
Time, other	204,113	210,914

Total deposits	$1,149,280	$1,020,898

        At December 31, 2010, the scheduled maturities of time deposits were as follows (in thousands):

2011	$284,004
2012	123,000
2013	71,056
2014	11,061
2015	8,350
Thereafter	345

$497,816

Note 14. Borrowings and Other Obligations

Borrowings

        At December 31, 2010 and 2009, the Bank did not have any purchased federal funds from the FHLB or any correspondent banks.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Borrowings and Other Obligations (Continued)

        During 2010 and 2009, the Bank did not enter into any securities sold under agreements to repurchase. The Bank currently has securities sold under agreements to repurchase that have 8 to 10 year terms, a fixed rate or a variable interest rate spread to the three month LIBOR rate ranging from 3.89% to 5.85%, and, at the contractual reset dates, may either convert to a fixed rate or variable rate loan or may be called. Total borrowings under these repurchase agreements were $100.0 million and $100.0 million at December 31, 2010 and 2009, respectively.

        These repurchase agreements are treated as financings with the obligations to repurchase securities sold reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains recorded as an asset, although the securities underlying the agreements are delivered to the broker who arranged the transactions. In certain instances, the brokers may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to deliver to the Company substantially similar securities at the maturity of the agreement. The broker/dealers who participated with the Company in these agreements are primarily broker/dealers reporting to the Federal Reserve Bank of New York. Securities underlying sales of securities under repurchase agreements consisted of investment securities that had an amortized cost of $117.4 million and a market value of $118.1 million at December 31, 2010.

        Securities sold under agreements to repurchase at December 31, 2010 and 2009 consisted of the following:

	Amount			Weighted Average Rate
	2010		2009	2010	2009
	(In thousands)
Fixed rate securities sold under agreements to repurchase maturing:
2015	$30,000	(1)	$30,000	4.07%	4.07%
2017	50,000	(2)	50,000	4.57	4.57
2018	20,000	(3)	20,000	5.85	5.85

Total securities sold under agreements to repurchase	$100,000		$100,000	4.68%	4.68%

(1)
$15 million callable 01/17/2010; $15 million callable 03/26/2010

(2)
$5 million callable 03/05/2010; $20 million callable 01/30/2010; $25 million callable 03/22/2010

(3)
$20 million callable 02/22/2010

        In addition, the Bank enters into agreements with bank customers as part of cash management services where the Bank sells securities to the customer overnight with the agreement to repurchase them at par. Securities sold under agreements to repurchase generally mature one day from the transaction date.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Borrowings and Other Obligations (Continued)

        The securities underlying the agreements are under the Bank's control. The outstanding customer balances and related information of securities sold under agreements to repurchase are summarized as follows:

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Average balance during the year	$11,265	$21,046
Average interest rate during the year	0.54%	0.99%
Weighted average interest rate at year-end	0.36%	0.85%
Maximum month-end balance during the year	$17,787	$29,183
Balance as of year-end	$6,843	$15,196

        Borrowings maturing at December 31, 2010 and 2009 consisted of the following:

	Amount		Weighted Average Rate
	2010	2009	2010	2009
	(In thousands)
Fixed rate FHLB advances maturing:
2010	$—	$10,000	—	3.45%
2011	10,000	10,000	3.53	3.53

Total borrowings	$10,000	$20,000	3.53%	3.49%

        The Bank has a maximum borrowing capacity with the FHLB of approximately $361.1 million, of which $10.0 million of fixed rate term advances and letters of credit of $10.0 million were outstanding at December 31, 2010. The letters of credit are used to collateralize public deposits. Advances and letters of credit from the FHLB are secured by qualifying assets of the Bank.

Long-Term Contract

        The Company has entered into a contract with our core data processor for certain services, such as customer account transaction processing, through April 2016. The Company is required to make minimum payments based on 90% of the average of the monthly payments from the fourth quarter of the prior year. This minimum amount will be recalculated on an annual basis. For 2011, the minimum payments will be approximately $156,000 per month, whether or not the Company utilizes the services of the information system provider. Total expenditures during 2010 and 2009 in connection with the contract were $2.1 million and $2.3 million, respectively.

Note 15. Junior Subordinated Debt

        First Leesport Capital Trust I, a Delaware statutory business trust, was formed on March 9, 2000 and is a wholly-owned subsidiary of the Company. The Trust issued $5.0 million of 10.875% fixed rate capital trust pass-through securities to investors. First Leesport Capital Trust I purchased $5.0 million of fixed rate junior subordinated deferrable interest debentures from VIST Financial Corp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Junior Subordinated Debt (Continued)

same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. The capital securities are redeemable by VIST Financial Corp. on or after March 9, 2010, at stated premiums, or earlier if the deduction of related interest for federal income taxes is prohibited, classification as Tier 1 Capital is no longer allowed, or certain other contingencies arise. The capital securities must be redeemed upon final maturity of the subordinated debentures on March 9, 2030. In October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5.0 million that effectively converted the securities to a floating interest rate of six month LIBOR plus 5.25% (5.63% at December 31, 2010). In 2010, a premium of $272,000 was paid to the Company resulting from the counterparty exercising a call option to terminate this interest rate swap, which was recognized in other income during the twelve months ended December 31, 2010. In June 2003, the Company purchased a six month LIBOR plus 5.75% interest rate cap to create protection against rising interest rates for the above mentioned $5.0 million interest rate swap. This interest rate cap matured in March 2010.

        On September 26, 2002, the Company established Leesport Capital Trust II, a Delaware statutory business trust, in which the Company owns all of the common equity. Leesport Capital Trust II issued $10.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.45% (3.74% at December 31, 2010). These debentures are the sole assets of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. These securities must be redeemed in September 2032, but may be redeemed on or after November 7, 2007 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. As of December 31, 2010, the Company has not exercised the call option on these debentures. In September 2008, the Company entered into an interest rate swap agreement that effectively converts the $10.0 million of adjustable-rate capital securities to a fixed interest rate of 7.25%. Interest began accruing on the Leesport Capital Trust II swap in February 2009.

        On June 26, 2003, Madison established Madison Statutory Trust I, a Connecticut statutory business trust. Pursuant to the purchase of Madison on October 1, 2004, the Company assumed Madison Statutory Trust I in which the Company owns all of the common equity. Madison Statutory Trust I issued $5.0 million of mandatory redeemable capital securities carrying a floating interest rate of three month LIBOR plus 3.10% (3.40% at December 31, 2010). These debentures are the sole assets of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. The obligations under the debentures constitute a full and unconditional guarantee by VIST Financial Corp. of the obligations of the Trust under the capital securities. These securities must be redeemed in June 2033, but may be redeemed on or after September 26, 2008 or earlier in the event that the interest expense becomes non-deductible for federal income tax purposes or if the treatment of these securities is no longer qualified as Tier 1 capital for the Company. In September 2008, the Company entered into an interest rate swap agreement that effectively converted the $5.0 million of adjustable-rate capital securities to a fixed interest rate of 6.90%. Interest began accruing on the Madison Statutory Trust I swap in March 2009.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Junior Subordinated Debt (Continued)

        In January 2003, the Financial Accounting Standards Board issued FASB ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" which was revised in December 2003. This Interpretation provides guidance for the consolidation of variable interest entities (VIEs).

        First Leesport Capital Trust I, Leesport Capital Trust II and Madison Statutory Trust I (the "Trusts") each qualify as a variable interest entity under FASB ASC 810. The Trusts issued mandatory redeemable preferred securities (Trust Preferred Securities) to third-party investors and loaned the proceeds to the Company. The Trusts hold, as their sole assets, subordinated debentures issued by the Company.

        FASB ASC 810 required the Company to deconsolidate First Leesport Capital Trust I and Leesport Capital Trust II from the consolidated financial statements as of March 21, 2004 and to deconsolidate Madison Statutory Trust I as of December 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $20,150,000 and reduce the mandatory redeemable capital debentures line item by $20,150,000 which had represented the trust preferred securities of the trust. For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. If regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them. The adoption of FASB ASC 810 did not have an impact on the Company's results of operations or liquidity.

Note 16. Employee Benefits

Employee Stock Ownership Plan

        The Company had an Employee Stock Ownership Plan ("ESOP") which provided its employees with future retirement plan assistance. The ESOP invested primarily in the Company's common stock. Contributions to the Plan were at the discretion of the Board of Directors. The ESOP plan was terminated as of June 30, 2006. The Company received a favorable determination from the Internal Revenue Service that the ESOP is qualified under Sections 401(a), 409(1) and 4975(e)(7) of the Internal Revenue Code of 1986. Final distributions were made from this plan in 2009. As a result of the plan being terminated, no amounts were accrued to provide for contribution of shares to the Plan and no shares were purchased on behalf of the ESOP for the years ended December 31, 2010 and 2009.

401(k) Salary Deferral Plan

        The Company has a 401(k) Salary Deferral Plan. This plan covers all eligible employees who elect to contribute to the Plan. An employee who has attained 18 years of age and has been employed for at least 30 calendar days is eligible to participate in the Plan effective with the next quarterly enrollment period. Employees become eligible to receive the Company contribution to the Salary Deferral Plan at each future enrollment period upon completion of one year of service.

        Beginning in July 2009, the Company's board of director's approved a discretionary match of 50% for the first 2% of a participant's pay deferred into the 401(k) Retirement Savings Plan. Prior to July 2009, the Company contributed 150% match of the first 2% of a participants pay deferred into the Plan plus 100% of next 1%, 50% of next 4% for a total available match of 6%. Contributions from the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Employee Benefits (Continued)

Company vest to the employee over a five year schedule. The expense associated with the Company's contribution was $133,000 and $445,000 for the years ended December 31, 2010 and 2009, respectively, and was included in salaries and employee benefits expense.

Deferred Compensation Agreements and Salary Continuation Plan

        The Company has entered into deferred compensation agreements with certain directors and a salary continuation plan for certain key employees. At December 31, 2010 and 2009, the present value of the future liability for these agreements was $1.8 million and $1.7 million, respectively. For the years ended December 31, 2010 and 2009, $200,000 and $184,000, respectively, was charged to expense in connection with these agreements. To fund the benefits under these agreements, the Company is the owner and beneficiary of life insurance policies on the lives of certain directors and employees. These bank-owned life insurance policies had an aggregate cash surrender value of $19.4 million and $19.0 million at December 31, 2010 and 2009, respectively.

Employee Stock Purchase Plan

        The Company has a non-compensatory Employee Stock Purchase Plan ("ESPP"). Under the ESPP, employees of the Company who elect to participate are eligible to purchase shares of common stock at prices up to a 5 percent discount from the market value of the stock. The ESPP does not allow the discount in the event that the purchase price would fall below the Company's most recently reported book value per share. The ESPP allows an employee to make contributions through payroll deductions to purchase shares of common shares up to 15 percent of annual compensation. The total number of shares of common stock that may be issued pursuant to the ESPP is 227,828. As of December 31, 2010, a total of 76,048 shares have been issued under the ESPP. Throughout 2010 and 2009, the market value of the Company's stock was below the Company's book value per share. The employees of the Company did not receive a 5% discount on purchases made under the ESPP during this timeframe. As a result, the Company did not recognize any expense relative to its ESPP for the years ended December 31, 2010 and 2009.

Note 17. Stock Option Plans and Shareholders' Equity

        The Company has an Employee Stock Incentive Plan ("ESIP") that covered all officers and key employees of the Company and its subsidiaries and is administered by a committee of the Board of Directors. The ESIP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At December 31, 2010, there were 295,862 options granted and still outstanding under the ESIP. The option price for options previously issued under the ESIP was equal to 100% of the fair market value of the Company's common stock on the date of grant and was not less than the stock's par value when granted. Options granted under the ESIP have various vesting periods ranging from immediate up to 5 years, 20% exercisable not less than one year after the date of grant, but no later than ten years after the date of grant in accordance with the vesting. Vested options expire on the earlier of ten years after the date of grant, three months from the participant's termination of employment or one year from the date of the participant's death or disability. A total of 148,072 options have been exercised under the ESIP and common stock shares were issued accordingly as of December 31, 2010.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Stock Option Plans and Shareholders' Equity (Continued)

        The Company has an Independent Directors Stock Option Plan ("IDSOP"). The IDSOP plan expired on November 10, 2008, and as a result, no additional stock option awards remain to be granted. At December 31, 2010, there were 84,612 stock options granted and still outstanding under the IDSOP. The IDSOP covers all directors of the Company who are not employees and former directors who continue to be employed by the Company. The option price for stock option awards previously issued under the ESIP was equal to the fair market value of the Company's common stock on the date of grant. Options are exercisable from the date of grant and expire on the earlier of ten years after the date of grant, three months from the date the participant ceases to be a director of the Company or the cessation of the participant's employment, or twelve months from the date of the participant's death or disability. A total of 21,166 options had been exercised under the IDSOP and common stock shares were issued accordingly as of December 31, 2010.

        On April 17, 2007, the Company's shareholders approved the VIST Financial Corp. 2007 Equity Incentive Plan ("EIP"). The total number of options which may be granted under the EIP is equal to 12.5% of the outstanding shares of the Company's common stock on the date of approval of the Plan and is subject to automatic annual increases by an amount equal to 12.5% of any increase in the number of the Company's outstanding shares of common stock during the preceding year or such lesser number as determined by the Company's board of directors. At December 31, 2010, there were 726,086 options that may be issued pursuant to the EIP, of which 478,438 options have been issued and were still outstanding. Pursuant to the EIP, stock option awards that have been forfeited or expired can be reissued. At December 31, 2010, there were 247,648 shares reserved for future stock option award grants remaining under the EIP. The EIP covers all employees and non-employee directors of the Company and its subsidiaries. Incentive stock options, nonqualified stock options and restricted stock grants are authorized for issuance under the EIP (see below "Restricted Stock Grants" for additional information on restricted stock awards). The exercise price for stock options granted under the EIP must equal the fair market value of the Company's common stock on the date of grant. Vesting of option awards under the EIP is determined by the Human Resources Committee of the board of directors, but must be at least one year. The committee may also subject an award to one or more performance criteria. Stock option and restricted stock awards generally expire upon termination of employment. In certain instances after an optionee terminates employment or service, the Committee may extend the exercise period for a vested nonqualified stock option up to the remaining term of the option. A vested incentive stock option must be exercised within three months following termination of employment if such termination is for reasons other than cause. As of December 31, 2010, no options have been exercised under the EIP. The EIP expires on April 17, 2017.

        Restricted Stock Grants.    The EIP provides that up to 290,435 shares of common stock may be granted, at the discretion of the Board, to employee and non-employee directors of the Company. At December 31, 2010, there were 290,435 restricted stock grants that may be granted pursuant to the EIP, of which 22,500 have been granted. At December 31, 2010, there were 267,935 shares reserved for future restricted stock grants under the EIP. When granted, restricted stock shares are unvested stock, issuable one year after the date of the grant for non-employee directors and employees ("Vest Date"). Due to TARP restrictions, restricted stock grants vest over two years for employees. The Vest Date accelerates in the event there is a change in control of the Company, if the recipients are then still non-employee directors or employees by Company. Upon issuance of the shares, resale of the shares is restricted for an additional year, during which the shares may not be sold, pledged or otherwise disposed of. Prior to the vest date and in the event the recipient terminates association with the

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Stock Option Plans and Shareholders' Equity (Continued)

Company for reasons other than death, disability or change in control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant. Restricted stock awards granted under the EIP were recorded at the date of award based on the market value of shares. The weighted average price per share of shares outstanding as of December 31, 2010 and 2009 was $6.61 and $5.15, respectively. At December 31, 2010, there were no vested restricted stock grants.

        A summary of restricted stock award activity is presented below:

Rollforward of Restricted Stock Awards

	Shares	Weighted Average Fair Value on Award Date
Outstanding at December 31, 2008	—	$—
Additions	7,000	5.15
Forfeitures	—	—

Outstanding at December 31, 2009	7,000	5.15

Additions	15,500	7.18
Forfeitures	(1,000)	(5.15)

Outstanding at December 31, 2010	21,500	$6.61

        Stock option activity for the years ended December 31, 2010 and 2009, is summarized table below:

	Years Ended December 31,
	2010		2009
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at the beginning of the year	773,529	$14.85	708,889	$17.23
Granted	151,450	6.86	184,500	5.39
Exercised	—	—	—	—
Forfeited	(31,817)	8.23	(22,695)	17.83
Expired	(34,250)	15.58	(97,165)	13.57

Outstanding at the end of the year	858,912	$13.66	773,529	$14.85

Exercisable at December 31	540,053	$17.37	458,533	$19.08

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Stock Option Plans and Shareholders' Equity (Continued)

        Other information regarding options outstanding and exercisable as of December 31, 2010 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding	Average Remaining Term in Years	Weighted Average Exercise Price	Options Outstanding	Weighted Average Exercise Price
$5.00 to $7.99	307,350	9.4	$6.00	44,834	$5.17
8.00 to 9.99	92,676	7.9	9.35	67,889	9.31
10.00 to 11.99	10,907	7.8	11.02	7,302	11.02
12.00 to 13.99	38,574	2.8	12.82	34,741	12.72
14.00 to 15.49	11,550	1.3	14.68	11,550	14.68
15.50 to 16.99	20,947	1.9	16.00	20,947	16.00
17.00 to 18.49	86,836	6.8	17.43	62,718	17.46
18.50 to 21.49	153,357	4.6	21.22	153,357	21.22
21.50 to 22.99	121,762	5.7	22.90	121,762	22.90
23.00 to 24.49	14,953	5.8	23.30	14,953	23.30

	858,912	6.9	$13.60	540,053	$17.37

        There were no proceeds received from stock option exercises related to director and employee stock purchase plans in 2010 or 2009.

        As of December 31, 2010 and 2009, the aggregate intrinsic value of options outstanding was $479,000 and $18,000, respectively. As of December 31, 2010 and 2009, the weighted average remaining term of options outstanding was 6.9 years and 7.2 years, respectively.

        The aggregate intrinsic value of a stock option represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holder had all option holders exercised their options on December 31, 2010. The aggregate intrinsic value of a stock option will change based on fluctuations in the market value of the Company's stock.

        Stock-Based Compensation Expense.    As stated in Note 1. Summary of Significant Accounting Policies to the audited consolidated financial statements for the year ended December 31, 2010, the Company adopted the provisions of FASB ASC 718 on January 1, 2006. FASB ASC 718 requires that stock-based compensation to employees be recognized as compensation cost in the consolidated statements of operations based on their fair values on the measurement date, which, for the Company, is the date of grant. For the years ended December 31, 2010 and 2009, stock-based compensation expenses totaled $148,000 and $198,000, respectively, or $98,000 net of tax and $130,000 net of tax, respectively. There were no cash inflows from excess tax benefits related to stock compensation for the years ended December 31, 2010 and 2009. As of December 31, 2010 and 2009, there were approximately $465,000 and $250,000, respectively, of total unrecognized compensation cost related to non-vested stock options under the plans. Total unrecognized compensation cost related to non-vested stock options could be impacted by the performance of the Company as it relates to options granted which include performance-based goals.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Stock Option Plans and Shareholders' Equity (Continued)

        Valuation of Stock-Based Compensation.    The fair value of options granted during 2010 and 2009 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2010	2009
Dividend yield	3.12%	5.32%
Expected life	7 years	7 years
Expected volatility	31.66%	24.92%
Risk-free interest rate	2.93%	3.00%
Weighted average fair value of options granted	$1.80	$0.47

        The expected volatility is based on historic volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.

        Stock Repurchase Plan.    On July 17, 2007, the Company announced that it has increased the number of shares remaining for repurchase under its stock repurchase plan, originally effective January 1, 2003, and extended May 20, 2004, to 150,000 shares. During 2010, the Company repurchased no shares of common stock. At December 31, 2010, the maximum number of shares that may yet be purchased under the plan was 115,000.

        As a result of the issuance of the Series A Preferred Stock, prior to the earlier of the third anniversary date of the issuance of the Series A Preferred Stock (December 19, 2011) or the date on which the Series A Preferred Stock have been redeemed in whole or the Treasury has transferred all of the Series A Preferred Stock to third parties which are not affiliates of the Treasury, the Company is restricted against redeeming, purchasing or acquiring any shares of Common Stock or other capital stock or other equity securities of any kind of the Company without the consent of the Treasury.

Note 18. Income Taxes

        The components of federal and state income tax expense (benefit) were as follows:

	Years ended December 31,
	2010	2009
	(In thousands)
Current federal income tax expense	$138	$1,830
Current state income tax expense	71	99
Deferred federal and state income tax benefit	(674)	(3,958)

	$(465)	$(2,029)

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Income Taxes (Continued)

        Reconciliation of the statutory federal income tax expense (benefit) computed at 34% to the income tax expense (benefit) included in the consolidated statements of operations is as follows:

	Years ended December 31,
	2010	2009
	(In thousands)
Federal income tax at statutory rate	$1,196	$(484)
State tax expense	71	65
Tax exempt interest	(1,279)	(1,179)
Interest disallowance	94	112
Bank owned life insurance	(144)	(135)
Tax credits	(495)	(550)
Incentive stock option expense	37	73
Other	55	69

Income tax benefit	$(465)	$(2,029)

        Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as, the allowance for loan losses and loan fees are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. Deferred tax assets are recorded in other assets.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Income Taxes (Continued)

        Net deferred tax assets consisted of the following components:

	December 31,
	2010	2009
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$5,029	$3,893
Deferred compensation	616	543
Net operating loss carryovers	470	2,503
Net unrealized losses on available-for-sale securities	2,260	2,324
Non-qualified stock option expense	14	—
Deferred issuance costs	124	193
Tax credits	1,742	1,170
OTTI impairment	767	—
OREO FMV	270	—
Non core deposit valuations	174	—
Tax deductible goodwill	1,995	—
Other	302	190

Total deferred tax assets	13,763	10,816

Deferred tax liabilities:
Premises and equipment	(448)	(459)
Identifiable Intangibles	(627)	(739)
Core deposit intangible	(67)	(158)
Mortgage servicing rights	(11)	(49)
FMV TRUPs Swaps	(196)	—
FDIC indemnification asset	(2,381)	—
Prepaid expense and deferred loan costs	(470)	(458)

Total deferred tax liabilities	(4,200)	(1,863)

Net deferred tax assets	$9,563	$8,953

        As of December 31, 2010, the Company no longer had any federal net operating loss carryovers from the acquisition of Madison in 2004. The Company had approximately $2.3 million of federal net operating loss carryovers at December 31, 2009. The Company had approximately $3.8 million of state net operating loss carryovers, at December 31, 2010, which will expire in 2024.

        The Company evaluated its tax positions as of December 31, 2010. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Under the "more likely than not" threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of December 31, 2010, the Company had no material unrecognized tax benefits or accrued interest and penalties. The Company's policy is to account for interest as a component of

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Income Taxes (Continued)

interest expense and penalties as a component of other expense. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the Commonwealth of Pennsylvania. Years that remain open for potential review by the Internal Revenue Service and the Pennsylvania Department of Revenue are 2007 through 2009.

Note 19. Transactions with Executive Officers and Directors

        The Bank has had banking transactions in the ordinary course of business with its executive officers and directors and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties not affiliated with the Bank. At December 31, 2010 and 2009, these persons were indebted to the Bank for loans totaling $8.3 million and $10.4 million, respectively. During 2010, $500,000 of new loans were made and repayments totaled $2.6 million.

Note 20. Regulatory Matters and Capital Adequacy

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on their financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

        Federal bank regulatory agencies have established certain capital-related criteria that must be met by banks and bank holding companies. The measurements which incorporate the varying degrees of risk contained within the balance sheet and exposure to off-balance sheet commitments were established to provide a framework for comparing different institutions. Regulatory guidelines require that Tier 1 capital and total risk-based capital to risk-adjusted assets must be at least 4.0% and 8.0%, respectively. In order for the Company to be considered "well capitalized" under the guidelines of the banking regulators, the Company must have Tier 1 capital and total risk-based capital to risk-adjusted assets of at least 6.0% and 10.0%, respectively. As of December 31, 2010, the Company met the criteria to be considered "well capitalized".

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Regulatory Matters and Capital Adequacy (Continued)

        The Company's and the Bank's actual capital amounts and ratios are presented below:

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar amounts in thousands)
As of December 31, 2010:
Total Capital (to risk-weighted assets):
VIST Financial Corp.,	$121,416	12.13%	$80,104	8.00%	N/A	N/A
VIST Bank	104,565	10.53	79,429	8.00	$99,286	10.00%
Tier 1 capital (to risk-weighted assets):
VIST Financial Corp.,	108,872	10.87	40,052	4.00	N/A	N/A
VIST Bank	92,135	9.28	39,714	4.00	59,572	6.00
Tier 1 capital (to average assets):
VIST Financial Corp.,	108,872	8.01	54,393	4.00	N/A	N/A
VIST Bank	92,135	6.80	54,208	4.00	67,759	5.00
As of December 31, 2009:
Total Capital (to risk-weighted assets):
VIST Financial Corp.,	$116,303	11.82%	$78,744	8.00%	N/A	N/A
VIST Bank	101,219	10.37	78,080	8.00	$97,600	10.00%
Tier 1 capital (to risk-weighted assets):
VIST Financial Corp.,	104,853	10.65	39,372	4.00	N/A	N/A
VIST Bank	89,770	9.20	39,040	4.00	58,560	6.00
Tier 1 capital (to average assets):
VIST Financial Corp.,	104,853	8.36	50,161	4.00	N/A	N/A
VIST Bank	89,770	7.19	49,939	4.00	62,424	5.00

        On December 19, 2008, the Company issued to the United States Department of the Treasury ("Treasury") 25,000 shares of Series A, Fixed Rate, Cumulative Perpetual Preferred Stock ("Series A Preferred Stock"), with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and a warrant ("Warrant") to purchase 367,982 shares of the Company's common stock, par value $5.00 per share, for an aggregate purchase price of $25.0 million in cash.

        The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. Under ARRA, the Series A Preferred Stock may be redeemed at any time following consultation by the Company's primary bank regulator and Treasury in 25% increments.

        Prior to the earlier of the third anniversary date of the issuance of the Series A Preferred Stock (December 19, 2011) or the date on which the Series A Preferred Stock has been redeemed in whole or the Treasury has transferred all of the Series A Preferred Stock to third parties which are not affiliates of the Treasury, the Company cannot increase its common stock dividend from the last quarterly cash dividend per share ($0.10) declared on the common stock prior to October 14, 2008 without the consent of the Treasury.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Regulatory Matters and Capital Adequacy (Continued)

        The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $10.19 per share of common stock.

        Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. At December 31, 2010, the Bank had approximately $4.0 million available for payment of dividends to the Company. Loans or advances are limited to 10 percent of the Bank's capital stock and surplus on a secured basis. At December 31, 2010 and 2009, the Bank had a $1.3 million loan outstanding to VIST Insurance.

        On January 25, 2011, the Company declared a $0.05 per share cash dividend for common shareholders of record on February 04, 2011, payable February 15, 2011. On February 1, 2010, the Company declared a $0.05 per share cash dividend for common shareholders of record on February 11, 2010, payable February 22, 2010. There were no outstanding declared dividends at December 31, 2010.

        The Company paid $1.2 million in common stock cash dividends during 2010 and $1.7 million during 2009. The Company also paid $1.3 million in dividends on its Series A Preferred Stock during 2010 and 2009.

        In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

        Dividends payable by the Company are subject to guidance published by the Board of Governors of the Federal Reserve System. Consistent with the Federal Reserve guidance, companies are urged to strongly consider eliminating, deferring or significantly reducing dividends if (i) net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividend, (ii) the prospective rate of earnings retention is not consistent with the bank holding company's capital needs and overall current and prospective financial condition, or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy rations. As a result of this guidance, management intends to consult with the Federal Reserve Bank of Philadelphia, and provide the Reserve Bank with information on the Company's then current and prospective earnings and capital position, on a quarterly basis in advance of declaring any cash dividends for the foreseeable future.

Note 21. Financial Instruments with Off-Balance Sheet Risk

Commitments to Extend Credit and Letters of Credit:

        The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet investments.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Financial Instruments with Off-Balance Sheet Risk (Continued)

        A summary of the Bank's financial instrument commitments is as follows:

	December 31,
	2010	2009
	(Dollars amounts in thousands)
Commitments to extend credit:
Loan origination commitments	$41,803	$32,846
Unused home equity lines of credit	38,089	44,091
Unused business lines of credit	132,486	149,032

Total commitments to extend credit	$212,378	$225,969

Standby letters of credit	$9,235	$11,998

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

        Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2010 and 2009 for guarantees under standby letters of credit issued is not considered to be material.

Junior Subordinated Debt:

        The Company has elected to record its junior subordinated debt at fair value with changes in fair value reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the Company's estimated credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. At December 31, 2010 and 2009, the estimated fair value of the junior subordinated debt was $18.4 million and $19.7 million, respectively, which was offset by changes in the fair value of the related interest rate swaps.

        During October 2002, the Company entered into an interest rate swap agreement with a notional amount of $5.0 million to manage its exposure to interest rate risk. This derivative financial instrument effectively converted fixed interest rate obligations of outstanding mandatory redeemable capital debentures to variable interest rate obligations, decreasing the asset sensitivity of its balance sheet by

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Financial Instruments with Off-Balance Sheet Risk (Continued)

more closely matching the repricing of the Company's variable rate assets with variable rate liabilities. The Company considers the credit risk inherent in the contracts to be negligible. This swap has a notional amount equal to the outstanding principal amount of the related trust preferred securities, together with the same payment dates, maturity date and call provisions as the related trust preferred securities.

        Under the swap, the Company pays interest at a variable rate equal to six month LIBOR plus 5.25%, adjusted semiannually (5.63% at December 31, 2010), and the Company receives a fixed rate equal to the interest that the Company is obligated to pay on the related trust preferred securities (10.875%). In September 2010, included in other income was a $272,000 premium paid to the Company resulting from the fixed rate payer exercising a call option to terminate this interest rate swap.

        In September 2008, the Company entered into two interest rate swaps to manage its exposure to interest rate risk. The interest rate swap transactions involved the exchange of the Company's floating rate interest rate payment on its $15 million in floating rate junior subordinated debt for a fixed rate interest payment without the exchange of the underlying principal amount. The first interest rate swap agreement effectively converts the $10.0 million of adjustable-rate capital securities to a fixed interest rate of 7.25%. Interest began accruing on this swap in February 2009. The second interest rate swap agreement effectively converts the $5.0 million of adjustable-rate capital securities to a fixed interest rate of 6.90%. Interest began accruing on this swap in March 2009. Entering into interest rate derivatives potentially exposes the Company to the risk of counterparties' failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts are often used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. These interest rate swaps are recorded on the balance sheet at fair value through adjustments to other income in the consolidated results of operations. The fair value measurement of the interest rate swaps is determined by netting the discounted future fixed or variable cash payments and the discounted expected fixed or variable cash receipts based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.

        The estimated fair values of the interest rate swap agreements represent the amount the Company would expect to receive to terminate such contract. At December 31, 2010 and 2009, the estimated fair value of the interest rate swap agreements was $1.1 million and $111,000, respectively, which was offset by changes in the fair value of junior subordinated debt. The swap agreements expose the Company to market and credit risk if the counterparty fails to perform. Credit risk is equal to the extent of a fair value gain on the swaps. The Company manages this risk by entering into these transactions with high quality counterparties.

        Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. In June 2003, the Company purchased a six month LIBOR cap with a rate of 5.75% to create protection against rising interest rates for the above mentioned $5.0 million interest rate swap. Interest rate caps are generally used to limit the exposure from the repricing and maturity of liabilities and to limit the exposure created by other interest rate swaps. This interest rate cap matured in March 2010.

        In October of 2010, the Company purchased a three month LIBOR interest rate cap to create protection against rising interest rates. The notional amount of this interest rate cap was $5.0 million

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Financial Instruments with Off-Balance Sheet Risk (Continued)

and the initial premium paid for the interest rate cap was $206,000. At December 31, 2010, the recorded value of the interest rate cap was $300,000.

        The following table details the fair values of the derivative instruments included in the consolidated balance sheets for the year ended December 31, 2010 and 2009:

	Liability Derivatives
	December 31, 2010		December 31, 2009
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(Dollar amounts in thousands)
Interest rate swap contracts	Other liabilities	$1,139	Other liabilities	$111
Interest rate cap	Other assets	(300)	Other assets	—

Total derivatives		$839		$111

        The following table details the effect of the change in fair values of the derivative instruments included in the consolidated statements of operations for the year ended December 31, 2010 and 2009:

		Gain (Loss) Recognized in Income on Derivative
		For the Year-Ended December 31,
	Location of Gain (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments under FASB ASC 815:		2010	2009
		(Dollar amounts in thousands)
Interest rate swap contracts	Other income	$(1,028)	$1,214
Interest rate cap	Other income	94	—

Total derivatives		$(934)	$1,214

        During the years ended December 31, 2010 and 2009, the Company paid interest under the interest rate swap agreements of $357,000 and $199,000, which was recorded as an increase of interest expense on junior subordinated debt.

Note 22. Fair Value Measurements and Fair Value of Financial Instruments

        FASB ASC 820, "Fair Value Measurements and Disclosures" defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is not a forced transaction, but rather a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact. FASB ASC 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability based upon the best information available in the circumstances. In that regard, ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        The three levels defined by FASB ASC 820 hierarchy are as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.
Level 2:
Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items whose fair valued is calculated using observable data from other financial instruments.
Level 3:
Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        The following tables summarize securities available-for-sale, junior subordinated debentures and derivatives, measured at fair value on a recurring basis as of December 31, 2010 and 2009, segregated by the level of the valuation inputs within the hierarchy utilized to measure fair value.

	As of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
ASSETS:
Securities Available-For-Sale
U.S. Government agency securities	$—	$11,790	$—	$11,790
Agency mortgage-backed debt securities	—	222,365	—	222,365
Non-Agency collateralized mortgage obligations	—	10,015	—	10,015
Obligations of states and political subdivisions	—	30,907	—	30,907
Trust preferred securities—single issue	—	501	—	501
Trust preferred securities—pooled	—	484	—	484
Corporate and other debt securities	—	1,048	—	1,048
Equity securities	1,656	989	—	2,645
Interest rate cap (included in other assets)	—	—	300	300

	$1,656	$278,099	$300	$280,055

LIABILITIES:
Junior subordinated debt	$—	$—	$18,437	$18,437
Interest rate swaps (included in other liabilities)	—	—	1,139	1,139

	$—	$—	$19,576	$19,576

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

	As of December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
ASSETS:
Securities Available-For-Sale
U.S. Government agency securities	$—	$22,897	$—	$22,897
Agency mortgage-backed debt securities	—	187,903	—	187,903
Non-Agency collateralized mortgage obligations	—	17,830	—	17,830
Obligations of states and political subdivisions	—	33,640	—	33,640
Trust preferred securities—single issue	—	420	—	420
Trust preferred securities—pooled	—	496	—	496
Corporate and other debt securities	—	2,338	—	2,338
Equity securities	1,513	993	—	2,506

	$1,513	$266,517	$—	$268,030

LIABILITIES:
Junior subordinated debt	$—	$—	$19,658	$19,658
Interest rate swaps (included in other liabilities)	—	—	111	111

	$—	$—	$19,769	$19,769

        The following table summarizes financial assets and financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 and 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	As of December 31, 2010
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Assets:
Impaired loans	$—	$—	$31,196	$31,196
Covered loans	—	—	29,000	29,000
OREO	—	—	5,303	5,303
Covered OREO	—	—	247	247

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

	As of December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Assets:
Impaired loans	$—	$—	$15,107	$15,107
OREO	—	—	5,221	5,221

        The changes in Level 3 liabilities measured at fair value on a recurring basis are summarized as follows:

	Year ended December 31, 2010
		Total Realized and Unrealized Gains (Losses)
					Transfers Into and/or Out of Level 3
	Fair Value at December 31, 2009	Recorded in Revenue	Recorded in Other Comprehensive Income	Purchases		Fair Value at December 31, 2010
	(in thousands)
Assets:
Interest rate cap	$—	$94	$—	$206	$—	$(300)
Liabilities:
Junior subordinated debt	$19,658	$1,221	$—	$—	$—	$18,437
Interest rate swaps	111	(1,028)	—	—	—	1,139

	$19,769	$193	$—	$—	$—	$19,576

	Year ended December 31, 2009
		Total Realized and Unrealized Gains (Losses)
					Transfers Into and/or Out of Level 3
	Fair Value at December 31, 2008	Recorded in Revenue	Recorded in Other Comprehensive Income	Purchases		Fair Value at December 31, 2009
	(in thousands)
Liabilities:
Junior subordinated debt	$18,260	$(1,398)	$—	$—	$—	$19,658
Interest rate swaps	1,325	1,214	—	—	—	111

	$19,585	$(184)	$—	$—	$—	$19,769

        Certain assets, including goodwill, mortgage servicing rights, core deposits, other intangible assets, certain impaired loans and other long-lived assets, such as other real estate owned, are written down to fair value on a nonrecurring basis through recognition of an impairment charge to the consolidated statements of operations. There were no material impairment charges incurred for financial instruments

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

carried at fair value on a nonrecurring basis during the twelve months ended December 31, 2010 and 2009.

Fair Value of Financial Instruments

        ASC Topic 825, "Financial Instruments" requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The estimated fair values of financial instruments as of December 31, 2010 and 2009, are set forth in the table below. The information in the table should not be interpreted as an estimate of the fair value of the Company in its entirety since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful.

	December 31, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$17,815	$17,815	$27,372	$27,372
Mortgage loans held for sale	3,695	3,695	1,962	1,962
Securities available-for-sale	279,755	279,755	268,030	268,030
Securities held-to-maturity	2,022	1,888	3,035	1,857
Federal Home Loan Bank stock	7,099	7,099	5,715	5,715
Loans, net	939,573	955,148	899,515	903,868
Covered loans	66,770	66,770	—	—
Mortgage servicing rights	31	31	145	145
Bank owned life insurance	19,373	19,373	18,950	18,950
FDIC indemnification asset	7,003	7,003	—	—
Accrued interest receivable	4,892	4,892	5,004	5,004
Accrued interest receivable—covered loan	313	313	—	—
Interest rate cap	300	300	—	—
Financial Liabilities:
Deposits	1,149,280	1,132,887	1,020,898	1,021,298
Securities sold under agreements to repurchase	106,843	111,300	115,196	113,638
Borrowings	10,000	10,008	20,000	20,300
Accrued interest payable	2,515	2,515	2,742	2,742
Interest rate swap	1,139	1,139	111	111
Off-balance Sheet Financial Instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        The following methods and assumptions were used to estimate the fair value of the company's financial assets and financial liabilities:

Cash and cash equivalents:

        The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Mortgage loans held-for-sale:

        The fair value of mortgage loans held-for-sale is determined, when possible, using Level 2 quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined based on expected proceeds based on sales contracts and commitments.

        All mortgage loans held-for-sale are sold 100% servicing released and made in compliance with applicable loan criteria and underwriting standards established by the buyers. These loans are originated according to applicable federal and state laws and follow proper standards for securing valid liens.

Securities available-for-sale:

        Certain common equity securities are reported at fair value utilizing Level 1 inputs (exchange quoted prices). All other securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service with which the Company has historically transacted both purchases and sales of investment securities. Prices obtained from these sources include prices derived from market quotations and matrix pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions.

Securities held-to-maturity:

        Fair values for securities classified as held-to-maturity are obtained from an independent pricing service with which the Company has historically transacted both purchases and sales of investment securities. Prices obtained from these sources include prices derived from market quotations and matrix pricing. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U. S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the bond's terms and conditions.

Federal Home Loan Bank stock:

        Federal law requires a member institution of the Federal Home Loan Bank to hold stock of its district FHLB according to a predetermined formula. The redeemable carrying amount of Federal Home Loan Bank stock with limited marketability is carried at cost.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Loans:

        For non-impaired loans, fair values are estimated by discounting the projected future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loan. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Impaired loans are accounted for under FASB ASC 310, Accounting by Creditors for Impairment of a Loan ("FASB ASC 310"), and fair value is generally determined by using the fair value of the loan's collateral. Loans are determined to be impaired when management determines, based upon current information and events, it is probable that all principal and interest payments due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured on a loan by loan basis based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Covered loans:

        Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.

Mortgage servicing rights:

        Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Bank owned life insurance:

        BOLI policies are carried at their cash surrender value. The Company recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

FDIC Indemnification Asset

        The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Accrued interest receivable:

        The carrying amount of accrued interest receivable approximates its fair value.

Interest rate cap:

        The Company records the fair value of its interest rate cap utilizing Level 3 inputs, with unrealized gains and losses reflected in other income in the consolidated statements of operations. The fair value

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

measurement of the interest rate cap is based on valuation techniques including a discounted cash flow analysis. The discounted cash flow analysis reflects the contractual remaining term of the interest rate cap, future interest rates derived from observed market interest rate curves, volatility, and expected cash payments.

Deposit liabilities:

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings and certain types of money market accounts) are considered to be equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal funds purchased and securities sold under agreements to repurchase:

        The fair value of federal funds purchased and securities sold under agreements to repurchase is based on the discounted value of contractual cash flows using estimated rates currently offered for alternative funding sources of similar remaining maturities.

Borrowings:

        The fair value of borrowings is calculated based on the discounted value of contractual cash flows, using rates currently available for borrowings with similar features and maturities.

Junior subordinated debt:

        The Company records the fair value of its junior subordinated debt utilizing Level 3 inputs, with unrealized gains and losses reflected in other income in the consolidated statements of operations. The fair value is estimated utilizing the income approach whereby the expected cash flows over the remaining estimated life of the debentures are discounted using the Company's credit spread over the current fully indexed yield based on an expectation of future interest rates derived from observed market interest rate curves and volatilities. The Company's credit spread was calculated based on similar trust preferred securities issued within the last twelve months.

Accrued interest payable:

        The carrying amount of accrued interest payable approximates its fair value.

Interest rate swap:

        The Company records the fair value of its interest rate swaps utilizing Level 3 inputs, with unrealized gains and losses reflected in non-interest income in the consolidated statements of operations. The fair value measurement of the interest rate swaps is determined by netting the discounted future fixed or variable cash payments and the discounted expected fixed or variable cash receipts based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Off-balance sheet financial instruments:

        Fair values for off-balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Note 23. Segment and Related Information

        The Company's insurance, investment and mortgage banking operations are managed separately from the Bank. The mortgage banking operation offers residential lending products and generates revenue primarily through gains recognized on loan sales. VIST Insurance provides coverage for commercial, individual, surety bond, and group and personal benefit plans. VIST Capital provides services for individual financial planning, retirement and estate planning, investments, corporate and small business pension and retirement planning. Segment related information to mortgage banking, VIST Insurance and VIST Capital is present below for 2010 and 2009 (in thousands):

	Banking and Financial Services	Mortgage Banking	Brokerage and Investment Services	Insurance	Total
2010
Net interest income and other income from external customers	$45,144	$3,469	$814	$11,934	$61,361
Income (loss) before income taxes	342	1,641	(209)	1,745	3,519
Total assets	1,326,137	80,196	1,158	17,521	1,425,012
Purchases of premises and equipment	580	7	27	262	876
2009
Net interest income and other income from external customers	$35,692	$3,616	$787	$12,758	$52,853
Income (loss) before income taxes	(5,890)	2,212	(75)	2,331	(1,422)
Total assets	1,211,470	79,072	1,382	16,795	1,308,719
Purchases of premises and equipment	994	—	14	157	1,165

        Income (loss) before income taxes, as presented above, does not reflect management fees of approximately $588,000, $1.1 million and $140,000 that the mortgage banking operation, insurance operation and brokerage and investment services operation, respectively, paid to the Company during 2010. Income (loss) before income taxes, as presented above, does not reflect management fees of approximately $588,000, $1.5 million and $195,000 that the mortgage banking operation, insurance operation and the brokerage and investment operation, respectively, paid to the Company during 2009.

Note 24. Legal Proceedings

        The Company is party to legal actions that are routine and incidental to its business. In management's opinion, the outcome of these matters, individually or in the aggregate, will not have a material effect on the financial statements of the Company.

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 25. VIST Financial Corp. (Parent Company Only) Financial Information

BALANCE SHEET

	December 31,
	2010	2009
	(In thousands)
ASSETS
Cash and short-term investments	$16,362	$13,003
Investment in bank subsidiary	117,669	114,039
Investment in non-bank subsidiary	14,629	14,321
Securities available-for-sale	1,949	1,718
Premises and equipment and other assets	2,593	2,767

Total assets	$153,202	$145,848

LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities	2,318	762
Junior subordinated debt, at fair value	18,437	19,658
Shareholders' equity	132,447	125,428

Total liabilities and shareholders' equity	$153,202	$145,848

STATEMENTS OF INCOME

	Years Ended December 31,
	2010	2009
	(In thousands)
Dividends from subsidiaries	$—	$—
Other income	8,759	7,330
Interest expense on junior subordinated debt	(1,464)	(1,381)
Other expense	(6,966)	(6,643)

Income before equity in undistributed net income of subsidiaries and income taxes	329	(694)
Income tax expense (benefit)	182	(131)
Net equity in undistributed net income of subsidiaries	3,837	1,170

Net income	$3,984	$607

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 25. VIST Financial Corp. (Parent Company Only) Financial Information (Continued)

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
	(In thousands)
Cash Flows From Operating Activities
Net Income	$3,984	$607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	991	295
Equity in undistributed loss (income) of subsidiaries	(3,837)	(1,170)
Directors' stock compensation	343	218
Loss (Gain) on sale of available-for-sale securities	(1)	198
Increase (decrease) other liabilities	335	—
Decrease (increase) in other assets	(203)	5
Other, net	4,110	4,882

Net Cash Provided by Operating Activities	5,722	5,035

Cash Flow From Investing Activities
Purchase of available-for-sale investment securities	—	—
Sales and principal repayments, maturities and calls of available-for-sale securities	34	47
Purchase of premises and equipment	(878)	(523)
Investment in bank subsidiary	(3,630)	(4,331)
Investment in non-bank subsidiary	(308)	(604)

Net Cash Used In Investing Activities	(4,782)	(5,411)

Cash Flow From Financing Activities
Proceeds from the exercise of stock options and stock purchase plans	76	103
Issuance of preferred stock	—	—
Issuance of common stock	4,831	—
Purchase of treasury stock and warrant	—	—
Reissuance of treasury stock	—	424
Cash dividends paid	(2,488)	(2,863)

Net Cash Provided By (Used In) Financing Activities	2,419	(2,336)

Increase (decrease) in cash and cash equivalents	3,359	(2,712)
Cash:
Beginning	13,003	15,715

Ending	$16,362	$13,003

VIST FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 26. Quarterly Data (Unaudited)

	Year Ended December 31, 2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$16,462	$15,788	$16,033	$15,804
Interest expense	5,717	5,612	5,887	6,127

Net interest income	10,745	10,176	10,146	9,677
Provision for loan losses	2,050	3,550	2,010	2,600

Net interest income after provision for loan losses	8,695	6,626	8,136	7,077
Other income	4,627	4,829	6,767	4,553
Net realized gains on sales of securities	226	179	194	92
Other-than-temporary impairment losses on investments	(79)	(622)	(53)	(96)
Other expense	12,014	12,663	11,864	11,091

Income (loss) before income taxes	1,455	(1,651)	3,180	535
Income taxes (benefit)	108	(1,049)	654	(178)

Net income (loss)	$1,347	$(602)	$2,526	$713

Earnings per common share:
Basic earnings (loss) per common share	$0.14	$(0.16)	$0.34	$0.05

Diluted earnings (loss) per common share	$0.14	$(0.16)	$0.34	$0.05

	Year Ended December 31, 2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$16,067	$15,824	$15,313	$15,536
Interest expense	6,435	6,783	7,046	7,054

Net interest income	9,632	9,041	8,267	8,482
Provision for loan losses	2,047	1,400	4,300	825

Net interest income after provision for loan losses	7,585	7,641	3,967	7,657
Other income	4,581	4,761	4,967	5,246
Net realized (losses) gains on sales of securities	(7)	66	126	159
Other-than-temporary impairment losses on investments	(150)	(1,996)	(322)	—
Other expense	12,034	10,823	11,567	11,279

(Loss) income before income taxes	(25)	(351)	(2,829)	1,783
Income taxes (benefit)	(454)	(506)	(1,321)	252

Net income (loss)	$429	$155	$(1,508)	$1,531

Earnings per common share:
Basic (loss) earnings per common share	$(0.01)	$(0.04)	$(0.33)	$0.20

Diluted (loss) earnings per common share	$(0.01)	$(0.04)	$(0.33)	$0.20

VIST Financial Corp.

[    •    ] Shares of Common Stock

PROSPECTUS

Stifel Nicolaus Weisel

Sandler O'Neill + Partners

[    •    ], 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses in connection with the registration of the shares of common stock covered by this prospectus are set forth in the following table. All amounts except the registration fee, FINRA filing fee, and NASDAQ listing fee are estimated:

Securities and Exchange Commission Registration Fee		$3,483
FINRA Filing Fee		3,500
NASDAQ Listing Fees
Legal Fees and Expenses
Printing Expenses
Accounting Fees and Expenses			*
Transfer Agent and Registrar Fees
Miscellaneous Expenses

Total	$		*

*
To be filed by amendment. All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Our bylaws provide for (1) indemnification of directors, officers, employees and agents and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

        Our directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

        Any underwriting agreement that we may enter into will provide for indemnification by any underwriters of us, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        Not applicable.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits

EXHIBIT NO.	DESCRIPTION
1.1	Form of Underwriting Agreement*
3.1
Articles of Incorporation of VIST Financial Corp., as amended, including Statement with Respect to Shares for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).
3.2	Bylaws of VIST Financial Corp. (incorporated by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K filed on March 6, 2008).
4.1
Form of Rights Agreement, dated as of September 19, 2001, between VIST Financial Corp., and American Stock Transfer & Trust Company as Rights Agent, as amended (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed on March 6, 2008).
4.2
Amendment to Amended and Restated Rights Agreement, dated as of December 17, 2008, between VIST Financial Corp. and American Stock Transfer & Trust Company, as the rights agent (incorporated by reference to Exhibit 4.3 to Registrant's Current Report on Form 8-K filed on December 23, 2008).
4.3
Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of VIST Financial Corp. (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed on December 23, 2008).
4.4
Warrant, dated December 19, 2008, to purchase 364,078 shares of common stock, par value $5.00 per share, of VIST Financial Corp. (incorporated by reference to Exhibit 4.2 to Registrant's Current Report on Form 8-K filed on December 23, 2008).
5.1	Opinion of Stevens & Lee, P.C. regarding the validity of securities being registered*
10.1
Employment Agreement, dated September 19, 2005, among VIST Financial Corp., VIST Bank, and Robert D. Davis (incorporated herein by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K/A filed on September 22, 2005).
10.2	Supplemental Executive Retirement Plan (incorporated herein by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).
10.3	Deferred Compensation Plan for Directors (incorporated herein by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).
10.4	VIST Financial Corp. Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form S-8 No. 333-37452).
10.5	1998 Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Registrant's Registration Statement on Form S-8 No. 333-108130).
10.6	1998 Independent Directors Stock Option Plan (incorporated by reference to Exhibit 99.1 to Registrant's Registration Statement on Form S-8 No. 333-108129).
10.7
Employment Agreement, dated September 17, 1998, among VIST Financial Corp., VIST Insurance, LLC, and Charles J. Hopkins, as amended (incorporated herein by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K filed on July 19, 2007).
10.8
Change in Control Agreement, dated February 11, 2004, among VIST Financial Corp., VIST Bank, and Jenette L. Eck (incorporated by reference to Exhibit 10.10 of Registrant's Annual Report Form 10-K for the year ended December 31, 2004).

EXHIBIT NO.	DESCRIPTION
10.9	Amended and Restated Employment Agreement, dated as of July 2, 2007, among VIST Financial Corp., VIST Insurance, LLC, and Michael C. Herr (incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).
10.10
Change in Control Agreement, dated January 3, 2007, among VIST Financial Corp., VIST Bank, and Christina S. McDonald (incorporated by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2007).
10.11	VIST Financial Corp. 2007 Equity Incentive Plan (incorporated by reference to Exhibit A of the Registrant's definitive proxy statement, dated March 9, 2007).
10.12
Letter Agreement, including Securities Purchase Agreement—Standard Terms, dated December 19, 2008, between VIST Financial Corp. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on December 23, 2008).
10.13
Form of Letter Agreement, dated December 19, 2008, between VIST Financial Corp. and certain of its executive officers relating to executive compensation limitations under the United States Department of the Treasury Department's Capital Purchase Program (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).
10.14
VIST Financial Corp. 2010 Non-Employee Director Compensation Plan (incorporated by reference to Exhibit A to the Registrant's definitive proxy statement for the Registrant's 2009 Annual Meeting of Shareholders).
10.15
Stock Purchase Agreement, dated April 21, 2010, by and between VIST Financial Corp. and Emerald Advisors, Inc. (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on April 26, 2010).
10.16
Stock Purchase Agreement, dated April 21, 2010, between VIST Financial Corp. and Weaver Consulting & Asset Management, d/b/a Battlefield Capital Management, LLC (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K, filed on April 26, 2010).
10.17
Change in Control Agreement, dated February 11, 2004, among VIST Financial Corp., VIST Bank and Edward C. Barrett (incorporated by reference to Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).
10.18
Change in Control Agreement, dated March 15, 2011, among VIST Financial Corp., VIST Bank, and Neena M. Miller (incorporated by reference to Exhibit 10.20 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2010).
10.19
Change in Control Agreement, dated March 15, 2011, among VIST Financial Corp., VIST Bank, and Louis J. DeCesare, Jr. (incorporated by reference to Exhibit 10.21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2010).
21.1	Subsidiaries of VIST Financial Corp. (incorporated by reference to Exhibit 21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2010).
23.1	Consent of ParenteBeard LLC.
23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

*
To be filed by amendment

(b)   Financial Statement Schedules

        All financial statement schedules have been omitted because they are either not applicable or the required information is shown in the consolidated financial statements or notes thereto.

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania on the 20th day of July 2011.

VIST FINANCIAL CORP.
By:	/s/ ROBERT D. DAVIS Robert D. Davis President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Robert D. Davis, Edward C. Barrett, and Alfred J. Weber, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of July, 2011.

Signature	Title

/s/ ROBERT D. DAVIS Robert D. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ EDWARD C. BARRETT Edward C. Barrett	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JAMES H. BURTON James H. Burton	Director
/s/ PATRICK J. CALLAHAN Patrick J. Callahan	Director
/s/ ROBERT D. CARL, III Robert D. Carl, III	Director

Signature	Title

/s/ CHARLES J. HOPKINS Charles J. Hopkins	Director
/s/ PHILIP E. HUGHES, JR. Philip E. Hughes, Jr.	Director
/s/ ANDREW J. KUZNESKI, III Andrew J. Kuzneski, III	Director
/s/ M. DOMER LEIBENSPERGER M. Domer Leibensperger	Director
/s/ FRANK C. MILEWSKI Frank C. Milewski	Vice Chairman of the Board and Director
/s/ MICHAEL J. O'DONOGHUE Michael J. O'Donoghue	Director
/s/ HARRY J. O'NEILL, III Harry J. O'Neill, III	Director
/s/ KAREN A. RIGHTMIRE Karen A. Rightmire	Director
/s/ ALFRED J. WEBER Alfred J. Weber	Chairman of the Board and Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1	Form of Underwriting Agreement*
3.1
Articles of Incorporation of VIST Financial Corp., as amended, including Statement with Respect to Shares for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).
3.2	Bylaws of VIST Financial Corp. (incorporated by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K filed on March 6, 2008).
4.1
Form of Rights Agreement, dated as of September 19, 2001, between VIST Financial Corp., and American Stock Transfer & Trust Company as Rights Agent, as amended (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed on March 6, 2008).
4.2
Amendment to Amended and Restated Rights Agreement, dated as of December 17, 2008, between VIST Financial Corp. and American Stock Transfer & Trust Company, as the rights agent (incorporated by reference to Exhibit 4.3 to Registrant's Current Report on Form 8-K filed on December 23, 2008).
4.3
Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, of VIST Financial Corp. (incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed on December 23, 2008).
4.4
Warrant, dated December 19, 2008, to purchase 364,078 shares of common stock, par value $5.00 per share, of VIST Financial Corp. (incorporated by reference to Exhibit 4.2 to Registrant's Current Report on Form 8-K filed on December 23, 2008).
5.1	Opinion of Stevens & Lee, P.C. regarding the validity of securities being registered*
10.1
Employment Agreement, dated September 19, 2005, among VIST Financial Corp., VIST Bank, and Robert D. Davis (incorporated herein by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K/A filed on September 22, 2005).
10.2	Supplemental Executive Retirement Plan (incorporated herein by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).
10.3	Deferred Compensation Plan for Directors (incorporated herein by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996).
10.4	VIST Financial Corp. Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant's Registration Statement on Form S-8 No. 333-37452).
10.5	1998 Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to Registrant's Registration Statement on Form S-8 No. 333-108130).
10.6	1998 Independent Directors Stock Option Plan (incorporated by reference to Exhibit 99.1 to Registrant's Registration Statement on Form S-8 No. 333-108129).
10.7
Employment Agreement, dated September 17, 1998, among VIST Financial Corp., VIST Insurance, LLC, and Charles J. Hopkins, as amended (incorporated herein by reference to Exhibit 10.2 to Registrant's Current Report on Form 8-K filed on July 19, 2007).
10.8
Change in Control Agreement, dated February 11, 2004, among VIST Financial Corp., VIST Bank, and Jenette L. Eck (incorporated by reference to Exhibit 10.10 of Registrant's Annual Report Form 10-K for the year ended December 31, 2004).

EXHIBIT NO.	DESCRIPTION
10.9	Amended and Restated Employment Agreement, dated as of July 2, 2007, among VIST Financial Corp., VIST Insurance, LLC, and Michael C. Herr (incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).
10.10
Change in Control Agreement, dated January 3, 2007, among VIST Financial Corp., VIST Bank, and Christina S. McDonald (incorporated by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2007).
10.11	VIST Financial Corp. 2007 Equity Incentive Plan (incorporated by reference to Exhibit A of the Registrant's definitive proxy statement, dated March 9, 2007).
10.12
Letter Agreement, including Securities Purchase Agreement—Standard Terms, dated December 19, 2008, between VIST Financial Corp. and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on December 23, 2008).
10.13
Form of Letter Agreement, dated December 19, 2008, between VIST Financial Corp. and certain of its executive officers relating to executive compensation limitations under the United States Treasury Department's Capital Purchase Program (incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).
10.14
VIST Financial Corp. 2010 Non-Employee Director Compensation Plan (incorporated by reference to Exhibit A to the Registrant's definitive proxy statement for the Registrant's 2009 Annual Meeting of Shareholders).
10.15
Stock Purchase Agreement, dated April 21, 2010, by and between VIST Financial Corp. and Emerald Advisors, Inc. (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on April 26, 2010).
10.16
Stock Purchase Agreement, dated April 21, 2010, between VIST Financial Corp. and Weaver Consulting & Asset Management, d/b/a Battlefield Capital Management, LLC (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K, filed on April 26, 2010).
10.17
Change in Control Agreement, dated February 11, 2004, among VIST Financial Corp., VIST Bank and Edward C. Barrett (incorporated by reference to Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).
10.18
Change in Control Agreement, dated March 15, 2011, among VIST Financial Corp., VIST Bank, and Neena M. Miller (incorporated by reference to Exhibit 10.20 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2010).
10.19
Change in Control Agreement, dated March 15, 2011, among VIST Financial Corp., VIST Bank, and Louis J. DeCesare, Jr. (incorporated by reference to Exhibit 10.21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2010).
21.1	Subsidiaries of VIST Financial Corp. (incorporated by reference to Exhibit 21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2010).
23.1	Consent of ParenteBeard LLC.
23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

*
To be filed by amendment